As filed with the Securities and Exchange Commission on February 16, 2006

Registration No. 333-130968

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 1 TO

FORM S-4

REGISTRATION STATEMENT

Under

THE SECURITIES ACT OF 1933

AMERICAN NATIONAL BANKSHARES INC.

(Exact name of registrant as specified in its charter)

Virginia	6021	54-1284688
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

628 Main Street

Danville, Virginia 24541

(434) 792-5111

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Charles H. Majors

President and Chief Executive Officer

American National Bankshares Inc.

628 Main Street

Danville, Virginia 24541

(434) 792-5111

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies of all correspondence to:

George P. Whitley, Esq.	Eugene E. Derryberry, Esq.
LeClair Ryan, A Professional Corporation	Gentry Locke Rakes & Moore , LLP
Riverfront Plaza, East Tower	10 Franklin Road, S.E.
951 East Byrd Street	Roanoke, Virginia 24011
Richmond, Virginia 23219	(540) 983-9300
(804) 783-2003

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this Registration Statement becomes effective and all other conditions to the proposed merger described herein have been satisfied or waived.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Dear Fellow Shareholders:

You are cordially invited to attend a special meeting of shareholders of Community First Financial Corporation to be held at Oakwood Country Club, 3409 Rivermont Avenue, Lynchburg, Virginia on March 27, 2006 at 10:00 a.m. At the special meeting, you will be asked to consider and vote upon a proposal to approve an agreement and plan of reorganization pursuant to which Community First will merge with American National Bankshares Inc., a bank holding company headquartered in Danville, Virginia.

If the merger agreement is approved by Community First shareholders and the merger is subsequently completed, each outstanding share of Community First common stock will be converted into the right to receive (i) $21.00 in cash or (ii) 0.9219 shares of American common stock. In addition each outstanding share of Community First Series A preferred stock will be converted into the right to receive (i) $25.20 in cash or (ii) 1.1063 shares of American common stock. American’s common stock trades on the Nasdaq National Market under the symbol “AMNB.” On February 15, 2006, the closing price of American common stock was $23.511.

You have the opportunity to elect to receive cash, American common stock, or a combination of cash and American common stock for your shares of Community First common stock and Series A preferred stock, subject to allocation procedures set forth in the merger agreement. These allocation procedures are intended to ensure that 50% of the outstanding shares of Community First stock will be converted into the right to receive American common stock and 50% of the outstanding shares of Community First stock will be converted into the right to receive cash. Because of these procedures, the actual allocation of American common stock and/or cash you receive will depend on the elections of other Community First shareholders and may be different from what you elect.

We are asking you to return three pieces of information:

1.	The enclosed proxy card, indicating your vote, and signed by you;

2.	Your election form and letter of transmittal, indicating your choice of cash or American common stock, as explained above; and

3.	Your Community First stock certificates.

The election form and letter of transmittal are being sent to you in a separate mailing that you should receive several days after the receipt of this package. You should return your Community First stock certificate with the properly completed election form.

The merger cannot be completed unless holders of more than two-thirds of the outstanding shares of Community First common stock and Series A preferred stock, voting separately as a class, vote to approve the merger agreement at the special meeting. If approved, we anticipate the merger will occur on or about April 1, 2006. Your Board of Directors has unanimously approved the merger and believes it is in the best interests of Community First and you, our shareholders. Accordingly, the Board unanimously recommends that you vote “FOR” approval of the merger agreement.

This proxy statement/prospectus provides you with detailed information about the special meeting and the proposed merger. We encourage you to read this entire document carefully, including the section discussing risk factors beginning on page 13. You can also obtain more information about American and Community First in documents each has filed with the Securities and Exchange Commission.

Your vote is important. Whether or not you plan to attend, please complete, sign and date the enclosed proxy card and return it promptly in the enclosed envelope. If you do not return your card or vote in person, the effect will be a vote against approval of the merger agreement.

We look forward to seeing you at the meeting.

Sincerely yours,

Frank C. Crist, Jr.
Chairman of the Board

Neither the Securities and Exchange Commission nor any state securities regulator has approved or disapproved of the American common stock to be issued in the merger or determined if this proxy statement/prospectus is accurate or adequate. Any representation to the contrary is a criminal offense. The shares of American common stock to be issued in the merger are not savings or deposit accounts or other obligations of any bank or savings association and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

This proxy statement/prospectus is dated February     , 2006 and is first being mailed to shareholders on or about February     , 2006.

COMMUNITY FIRST FINANCIAL CORPORATION

1646 Graves Mill Road

Lynchburg, Virginia 24502

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

TO BE HELD

March 27, 2006

A special meeting of shareholders of Community First Financial Corporation (“Community First”) will be held on Monday, March 27, 2006 at 10:00 a.m. at the Oakwood Country Club, 3409 Rivermont Avenue, Lynchburg, Virginia, for the following purposes:

1.	To consider and vote upon a proposal to approve the Agreement and Plan of Reorganization, dated as of October 18, 2005, by and between American National Bankshares Inc. (“American”) and Community First, and a related Plan of Merger (together, the “merger agreement”), providing for the merger of Community First with and into American upon the terms and conditions therein and as described in the accompanying proxy statement/prospectus. A copy of the merger agreement is attached as Appendix I to the accompanying proxy statement/prospectus.

2.	To consider and vote upon a proposal to adjourn the special meeting to a later date or dates, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the time of the special meeting to approve the merger agreement.

3.	To transact such other business as may properly come before the special meeting or any adjournments or postponements of the meeting.

We have fixed February 6, 2006, as the record date for the special meeting. Only holders of record of Community First common stock and Series A preferred stock at the close of business on that date are entitled to receive notice of and to vote at the special meeting or any adjournments or postponements of the meeting.

Each Community First shareholder has the right to dissent from the merger and seek an appraisal of the fair market value of his or her shares, provided the proper procedures of Articles 15 of Title 13.1 of the Virginia State Corporation Act are followed. A copy of Article 15 is attached as Appendix V to this proxy statement/prospectus.

By Order of the Board of Directors

Francis F. Falls
Corporate Secretary

February     , 2006

Our board of directors has determined that the merger agreement is in the best interests of Community First and its shareholders, and unanimously recommends that shareholders vote “FOR” approval of the merger agreement.

Your vote is very important. Whether or not you plan to attend the special meeting, please promptly complete, sign, date and return your proxy card in the enclosed envelope. Failure to vote your shares by mail or in person at the special meeting, will have the same effect as a vote against the merger agreement.

ADDITIONAL INFORMATION

Important business and financial information about American National Bankshares Inc. and Community First Financial Corporation is incorporated in this proxy statement/prospectus by reference to other documents that are not included or delivered with this proxy statement/prospectus. You may obtain copies of these documents without charge by requesting them in writing or by telephone from the companies as follows:

American National Bankshares Inc.	Community First Financial Corporation
628 Main Street	1646 Graves Mill Road
Danville, Virginia 24541	Lynchburg, Virginia 24502
Telephone: (434) 792-5111	Telephone: (434) 386-3609
Attention: Carolyn Compton, Assistant Corporate Secretary	Attention: Francis F. Falls, Corporate Secretary

If you would like to request any documents, please do so by March 20, 2006 in order to receive them before the special meeting.

For additional information regarding where you can find information about the companies, see “Where You Can Find More Information” beginning on page 64.

i

APPENDICES

I	Agreement and Plan of Reorganization (including exhibits)
II	Opinion of Anderson & Strudwick, Inc.
III	Community First’s Annual Report on Form 10-KSB for the year ended December 31, 2004
IV	Community First’s Quarterly Report on Form 10-QSB for the quarter ended September 30, 2005
V	Virginia Stock Corporation Act Article 15 – Appraisal Rights

ii

QUESTIONS AND ANSWERS ABOUT THE MERGER

Q:	What am I being asked to vote on?

A:	You are being asked to approve the merger agreement. The merger agreement provides for the acquisition by American of Community First. Approval of the merger agreement requires the affirmative vote of more than two-thirds of all the votes entitled to be cast by each class of shares of Community First.

The Community First board unanimously approved and adopted the merger agreement, and unanimously recommends voting for the approval of the merger agreement.

You also are being asked to approve a proposal to adjourn the special meeting if necessary to permit further solicitation of proxies on the proposal to approve the merger agreement. The Community First board may choose to adjourn the special meeting if there are not enough votes to approve the merger. This proposal requires approval by a majority of the votes cast at the special meeting.

The Community First board unanimously recommends voting for the approval of the proposal to adjourn the special meeting, if necessary, to permit further solicitation of proxies.

Q:	Why is Community First merging with American?

A:	Both the Community First board and the American board believe the merger is in the best interests of their respective companies and will provide significant benefits to you. The boards believe the merger will permit the combined operations of Community First and American to be better positioned as a stronger competitor in the ever changing and consolidating financial services industry. To review the background and reasons for the merger in greater detail, see “The Merger — Background of the Merger,” page 19, “The Merger — Community First’s Reasons for the Merger,” page 20, and “The Merger — American’s Reasons for the Merger,” page 21.

Q:	What will I receive in the merger?

A:	As a result of the merger, you will have the opportunity to elect to receive cash or American common stock, or a combination of cash and American common stock, for your shares of Community First stock, subject to allocation procedures set forth in the merger agreement. Each outstanding share of Community First common stock will be converted into the right to receive (a) $21.00 in cash or (b) 0.9219 shares of American common stock. Each outstanding share of Series A preferred stock will be converted into the right to receive (1) $25.20 in cash or (2) 1.1063 shares of American common stock. These allocation procedures are intended to ensure that 50% of the outstanding shares of Community First common stock and Series A preferred stock will be converted into the right to receive American common stock and 50% of the outstanding shares of Community First common stock and Series A preferred stock will be converted into the right to receive cash. Because of these procedures, the actual allocation of American common stock and/or cash you receive will depend on the elections of other Community First shareholders and may be different from what you elect. For more information on the election and allocation procedures, see “The Merger — Merger Consideration and Election and Allocation Procedures,” page 29.

Q:	What are the tax consequences of the merger to me?

A:	You generally will not recognize any gain or loss on the conversion of shares of Community First common stock or Series A preferred stock solely into shares of American common stock. However, you generally will recognize gain if you receive cash either in exchange for your shares of Community First common stock or Series A preferred stock and in lieu of any fractional share of American common stock that you would otherwise be entitled to receive. To review the tax consequences in greater detail, see page 40.

Your tax consequences will depend on your personal situation. You should consult your tax advisor for a full understanding of the tax consequences of the merger to you.

Q:	Will I receive dividends after the merger?

A:	American paid quarterly dividends in 2005 of $0.20 per share in the first quarter and $0.21 per share in each of the second, third and fourth quarters. American expects that it will continue to pay at least this amount in dividends in the future, but it may change that policy based on business conditions, American’s financial condition and earnings or other factors. In 2005, Community First did not pay any dividends to the holders of its common stock. For 2004 and 2005, Community First paid dividends to the holders of the Series A preferred stock of $0.50 per share, representing the five percent of par value dividend preference. For more dividend information on American and Community First, see page 53.

Q:	Why is my vote important?

A:	The Virginia Stock Corporation Act and the merger agreement require that the merger of Community First into American must be approved by more than two-thirds of all issued and outstanding shares of each class of stock. Approval of the merger agreement requires both the affirmative vote of the holders of more than two-thirds of all outstanding shares of Community First common stock and the affirmative vote of the holders of more than two-thirds of all outstanding shares of Community First Series A preferred stock. If you do not vote, you are treated as having voted your shares against the merger, so your voting is most important.

Q:	What should I do now?

A:	Just indicate on your proxy card how you want to vote, and sign and mail it in the enclosed envelope as soon as possible so that your shares will be represented at the special meeting. If you sign and send in your proxy but do not indicate how you want to vote, your proxy will be voted in favor of the merger and in favor of any adjournment. You also can vote in person at the meeting, but we urge you to vote by proxy prior to the meeting, in case you cannot attend the meeting. If you do not sign and send in your proxy, or you abstain, or if you do not vote in person, it will have the same effect as a vote against the merger.

The special meeting will take place at 10:00 a.m. on Monday, March 27, 2006. If you prefer, you may attend the meeting and vote your shares in person, rather than voting by proxy.

You also should send your Community First common stock and Series A preferred stock certificates and your properly completed election form and letter of transmittal to American, which will serve as the exchange agent, as soon as possible, but not later than 5:00 p.m., EST on March 27, 2006. Please see “The Merger — Procedures for Exchanging Community First Stock Certificates,” page 32 for more detailed instructions.

Q:	If my shares are held in “street name” by my broker, will my broker automatically vote my shares for me?

A:	No. If you hold your shares in “street name” you will need additional documents from your broker in order to vote your shares in person at the special meeting. Your broker will vote your shares of Community First common stock only if you provide instructions on how to vote, so you should follow the directions the broker provides to instruct your broker how to vote your shares. If you do not provide instructions to your broker, your shares will not be voted, and this will have the effect of voting against the merger.

Q:	Can I change my vote?

A:	If you have not voted through your broker, there are several ways that you can change your vote after you have submitted your proxy.

•	You may complete and submit a new proxy card with a later date, which will revoke your earlier proxy automatically;

•	You may send a written notice to Community First’s Corporate Secretary stating that you revoke your proxy; or

•	You may attend the meeting and vote in person, following the procedures explained at the meeting to revoke your proxy and vote in person. Simply attending the meeting without voting, however, will not revoke your proxy or change your vote.

If you have instructed a broker to vote your shares, you must follow the directions you receive from your broker to change your vote.

Q:	Should I send in my stock certificates now? How do I elect the form of payment I prefer?

A:	Yes. You must send in your Community First common stock and Series A preferred stock certificates together with your properly completed election form and letter of transmittal to American, which will serve as the exchange agent, not later than 5:00 p.m., EST on Monday, March 27, 2006, the election deadline. The election form and letter of transmittal are being mailed separately several days after the mailing of this proxy statement/prospectus. The election form will tell American what form of payment you prefer. If the exchange agent does not receive your stock certificates and properly completed election form by the election deadline, then you will be treated as a non-electing shareholder; and American will determine whether cash, stock or a combination of cash and stock will be distributed to you. Also, if you fail to respond, you will not receive American stock and associated dividends or any cash payments as a result of the exchange until you have surrendered your Community First common stock certificates to American.

Q:	When is the merger expected to be completed?

A:	We anticipate completing the merger on April 1, 2006, although it may be delayed.

Q:	Who can help answer my questions?

A:	If you want additional copies of this document, or if you want to ask any questions about the merger, you should contact:

T. Clay Davis

Vice President

Community First Financial Corporation

1646 Graves Mill Road

Lynchburg, Virginia 24502

Telephone: (434) 386-3609

SUMMARY

This summary highlights selected information from this proxy statement/prospectus and may not contain all of the information that is important to you. To understand the merger more fully, and for a more complete description of the legal terms of the merger, you should read carefully this entire document and the documents to which we refer you. See “Where You Can Find More Information” on page 64.

Throughout this document, the merger between American and Community First is referred to as the “merger,” and the Agreement and Plan of Reorganization, dated as of October 18, 2005, by and between American and Community First, including a related Plan of Merger between the parties, is referred to collectively as the “merger agreement.”

The Merger (page 19).

The merger agreement provides for the merger of Community First into American. The merger agreement also calls for Community First Bank to be merged into American National Bank and Trust Company (also “American National Bank”), the wholly owned banking subsidiary of American, after the merger of the two holding companies. The parties expect to complete the merger of the holding companies and the subsidiary banks on April 1, 2006, although either could be delayed. The merger agreement is attached to this proxy statement/prospectus as Appendix I. We encourage you to read the merger agreement, as it is the legal document that governs the merger.

Parties to the Merger (pages 55-56).

American National Bankshares Inc. (“American”)

628 Main Street

Danville, Virginia 24541

(434) 792-5111

American is a bank holding company headquartered in Danville, Virginia providing financial services through its subsidiary bank, American National Bank. American reported the following unaudited results for the year ended December 31, 2005: total consolidated assets of $623.5 million, total consolidated deposits through its banking subsidiary of $491.7 million and consolidated shareholders’ equity of $73.4 million. See “—Recent Financial Developments” on page 10.

Community First Financial Corporation (“Community First”)

1646 Graves Mill Road

Lynchburg, Virginia 24502

(434) 970-1100

Community First is a bank holding company headquartered in Lynchburg, Virginia. Community First, through its subsidiary, Community First Bank, operates four banking offices serving the city of Lynchburg and Bedford, Nelson and Amherst Counties. Community First reported the following unaudited results for the year ended December 31, 2005: $162.5 million in total consolidated assets, $139.0 million in deposits through its banking subsidiary and $14.5 million in consolidated shareholders’ equity. See “—Recent Financial Developments” on page 10.

Community First shareholders will receive whole shares of American Common Stock and/or cash for each share of Community First Common Stock or Series A Preferred Stock exchanged pursuant to the Merger (page 19).

If the merger of Community First with and into American is completed, each outstanding share of Community First common stock will be converted into the right to receive (a) $21.00 in cash or (b) 0.9219 shares of American common stock, plus cash in lieu of any fractional share interest. Each outstanding share of Series A preferred stock will be converted into the right to receive (a) $25.20 in cash or (b) 1.1063 shares of American common stock. Also, to the extent Community First stock options have not been exercised, upon consummation of the merger the options will be cancelled for a cash payment equal to $21.00 less the exercise price of the option. You have the opportunity to elect to receive cash or American common stock, or a combination of cash and American common stock, for your shares of Community First common stock and/or Series A preferred stock, subject to allocation procedures set forth in the merger agreement. These allocation procedures are intended to ensure that 50% of the outstanding shares of Community First common stock and Series A preferred stock will be converted into the right to receive American common stock, and 50% of the outstanding shares of Community First common stock and Series A preferred stock will be converted into the right to receive cash, subject to a reduction for the amount of cash paid to holders of Community First stock options. See “The Merger – Interests of Certain Persons in the Merger” on page 39 for more information on the treatment of the Community First stock options. Because of the allocation procedures, the actual allocation of American common stock and/or cash you receive will depend on the elections of other Community First shareholders and may be different from what you elect.

When and how to choose the method of payment for your shares (page 29).

Shares of Community First common stock and Series A preferred stock will be exchanged for either American common stock or cash as chosen by you, subject to the election and allocation procedures discussed herein and described in detail in the merger agreement. Shortly after the mailing of this proxy statement/prospectus, we will send you in a separate mailing an election form on which you may specify whether you wish to receive cash, American common stock or a combination of cash and stock in exchange for all shares of Community First common stock and Series A preferred stock held by you, or you may make a “no election” whether to receive cash or American common stock in payment for your Community First shares. In order to make an effective election, you must send in your Community First stock certificates together with your properly completed election form and letter of transmittal to American, which will serve as the exchange agent, not later than 5:00 p.m., EST on Monday, March 27, 2006, the election deadline. If the exchange agent does not receive your stock certificates and properly completed election form by the election deadline, then you will be treated as a non-electing shareholder and American will determine whether cash, stock or a combination of cash and stock will be distributed to you. Also, if you fail to respond you will not receive American stock and associated dividends or any cash payments as a result of the exchange until you have surrendered your Community First stock certificates to the exchange agent.

Your choice will be honored to the extent possible, but because of the overall limitation on the amount of cash and shares of American common stock available, whether you receive the amount of cash, stock or a combination thereof that you request will depend in part on how many other Community First shareholders submit elections and how many choose to receive cash and how many choose to receive stock. Because American anticipates converting 50% of the outstanding shares of Community First common stock and Series A preferred stock into American common stock and 50% of the outstanding shares of Community First common stock and Series A preferred stock into cash, subject to a reduction for the amount of cash paid to holders of Community First stock options, you may not receive exactly the form of consideration that you elect and may receive a pro rata amount of cash and American common stock.

American will not issue fractional shares. Instead, you will be entitled to receive a cash payment (without interest) in lieu of any fractional share of American common stock in an amount determined by multiplying the fractional share interest to which such holders would otherwise be entitled by $22.78.

The tax consequences of the merger for Community First shareholders will depend on the form of merger consideration received (page 40).

You generally will not recognize any gain or loss on the conversion of shares of Community First common stock or Series A preferred stock solely into shares of American common stock. However, you generally will recognize gain if you receive cash either in exchange for your shares of Community First stock or in lieu of any fractional share of American common stock that you would otherwise be entitled to receive.

Tax matters are complicated, and the tax consequences of the merger to you will depend upon the facts of your particular situation. Accordingly, we strongly urge you to consult your own tax advisor for a full understanding of the tax consequences to you of the merger.

American dividend policy following the merger (page 53).

American increased its quarterly dividend in the second quarter of 2005 to $0.21 per share. American expects that it will continue to pay at least this amount in dividends in the future, but it may change that policy based on business conditions, American’s financial condition and earnings, and other factors.

Community First board unanimously recommends shareholder approval (page 19).

The Community First board unanimously adopted the merger and the merger agreement. The board believes that the merger is fair to you and in your best interests. The Community First board unanimously recommends that you vote “FOR” approval of the merger agreement. The Community First board believes that, as a result of the merger, Community First shareholders will have less business and financial risk and greater liquidity in their shares.

Exchange ratio fair to shareholders according to financial advisor (page 21).

Community First engaged the firm of Anderson & Strudwick, Inc. to review the proposed merger and provide a fairness opinion. Anderson & Strudwick has given its opinion to the Community First board that, as of October 18, 2005 (the date the merger agreement was executed), the merger consideration was fair from a financial point of view to Community First shareholders. A copy of the fairness opinion, setting forth the information reviewed, assumptions made and matters considered, is attached to this proxy statement/prospectus as Appendix II. We encourage you to read carefully the entire opinion of Anderson & Strudwick. Anderson & Strudwick updated its fairness opinion and a copy of the updated opinion, dated February 10, 2006, is also attached as part of Appendix II. Community First has paid Anderson & Strudwick a cash fee of $45,000, and has agreed to pay an additional cash fee equal to 1.5% of the value of the aggregate consideration determined as of effective time of the merger. The $45,000 payment already made by Community First will be credited in full against the amount due Anderson & Strudwick upon consummation of the merger.

Appraisal rights (page 42).

Under Virginia law, holders of Community First common stock and Series A preferred stock may exercise appraisal rights and, if the merger is consummated and all requirements of Virginia law are satisfied by holders seeking to exercise such rights, may receive payment equal to the fair value of their shares of Community First common stock and Series A preferred stock, determined in the manner set forth in Virginia law. The procedures which must be followed in connection with the exercise of appraisal rights by dissenting shareholders are described herein under “The Merger – Appraisal Rights” and in Article 15, Sections 13.1-729 through 13.1-741 of the Virginia Stock Corporation Act, a copy of which is attached as Appendix V to this document. A shareholder seeking to exercise appraisal rights must deliver to Community First, before the shareholder vote on the merger agreement at the special meeting, a written objection to the merger stating that he or she intends to demand payment for his or her shares through the exercise of his or her statutory appraisal rights and must not vote his or her shares in favor of the merger agreement. Failure to take any required step in connection with the exercise of such rights may result in termination or waiver thereof.

Meeting to be held March 27, 2006 (page 17).

The special meeting of shareholders of Community First will be held on March 27, 2006 at 10:00 a.m. at the Oakwood Country Club, located at 3409 Rivermont Avenue, Lynchburg, Virginia.

Community First shareholder vote required (page 17).

Approval of the merger agreement requires both the affirmative vote of the holders of more than two-thirds of the outstanding shares of Community First common stock and the affirmative vote of the holders of more than two-thirds of the outstanding shares of Community First Series A preferred stock. Your failure to vote will have the effect of a vote against approval of the merger agreement. The directors and executive officers of Community First, who collectively own about 43.0% of the common stock and 45.0% of the Series A preferred stock entitled to vote at the special meeting, have all agreed to vote their shares in favor of the merger.

Brokers who hold shares of Community First common stock or Series A preferred stock as nominees will not have authority to vote those shares on the merger agreement or to adjourn the special meeting unless shareholders provide voting instructions.

The merger does not require the approval of American’s shareholders.

Record date for special meeting is February 6, 2006; one vote per share (page 17).

Community First shareholders are entitled to vote at the special meeting if they owned shares of Community First common stock or Series A preferred stock at the close of business on February 6, 2006. On February 6, 2006, there were 1,162,326 shares of Community First common stock outstanding and 300,000 shares of Community First Series A preferred stock outstanding. Community First shareholders will have one vote at the meeting for each share they owned on February 6, 2006.

Benefits to management and directors in the merger (page 39).

When considering the recommendation of the Community First board, you should be aware that some Community First directors and officers have interests in the merger that differ from, or are in addition to, the interests of other Community First shareholders.

Indemnification and Insurance. American has agreed to indemnify, for a period of three years after the merger, the officers and directors of Community First against certain liabilities arising before the effective time of the merger and to provide liability insurance for the current officers and directors of Community First for three years after the merger.

Director Appointments. One current director of Community First, selected by American, will be appointed to the American board of directors; and one director of Community First Bank, selected by American, will be appointed to the American National Bank board of directors. The same person could be appointed to both boards. In addition, directors of Community First and Community First Bank selected by American will be invited to join the Lynchburg Advisory Board of American National Bank.

Potential Severance Payments Under Employment Agreements. Community First has employment agreements with the following executive officers: Francis F. Falls, President; T. Clay Davis, Vice President; J. Michael Thomas, Vice President; and Walter G. Mason II, Vice President. Under the terms of each employment agreement, if the officer terminates his employment for “good reason” (as defined in the agreement), including in connection with a change of control of Community First, he will be entitled to receive certain severance payments. The parties have agreed that in connection with the merger each officer will receive such payments, regardless of the arrangements, if any, American makes for the continuation of employment of such officer after the merger. The severance payments may be made in a lump sum or in monthly installments. The approximate aggregate payments to each officer amount to the following: for Mr. Falls, $333,800; for Mr. Davis, $224,600; for Mr. Thomas, $321,700; and for Mr. Mason, $278,100.

John L. Wynne, the former President and Chief Executive Officer of Community First and Community First Bank, voluntarily resigned as an officer of Community First and Community First Bank on September 20, 2005 pursuant to the terms and conditions of an agreement between Community First and Mr. Wynne that superseded his employment agreement. Under this agreement, Community First agreed to continue to employ Mr. Wynne to assist Community First on various assignments and projects on an as-needed basis at a salary of $10,000 per month. By its terms, this agreement will terminate upon consummation of the merger. The merger agreement provides that Mr. Wynne is entitled to receive a severance payment on the same basis as the officers listed above. The payment to Mr. Wynne will be approximately $372,100.

Stock Options. Community First has awarded certain employees, officers and directors stock options pursuant to its incentive stock plan. To the extent the options have not been exercised, upon consummation of the merger the options will be cancelled for a cash payment equal to $21.00 less the exercise price of the option.

The Community First board was aware of these interests and considered them before approving and adopting the merger agreement.

Conditions that must be satisfied for the merger to occur (page 33).

The following conditions must be met for American and Community First to complete the merger:

•	shareholders of Community First must approve the merger agreement;

•	all required federal and state regulatory approvals for the merger must be received;

•	American’s registration statement filed with the Securities and Exchange Commission must be continually effective;

•	American and Community First must each receive an opinion from the other party’s legal counsel with respect to certain matters relating to the merger, including a legal opinion from American’s counsel confirming that the merger will be tax-free to American and Community First and to Community First shareholders to the extent they receive solely American common stock;

•	there must be no order, decree or injunction issued preventing completion of the merger;

•	the Nasdaq Stock Market must have approved for the listing on the Nasdaq National Market of the shares of American common stock to be issued in the merger;

•	the representations and warranties of American and Community First in the merger agreement must be true and correct, subject to certain exceptions; and

•	American and Community First must have complied in all material respects with their respective obligations contained in the merger agreement.

Unless prohibited by law, either Community First or American could elect to waive a condition that has not been satisfied and complete the merger anyway.

American and Community First must obtain regulatory approvals to complete the merger (page 34).

The parties cannot complete the merger unless they obtain the approval of the Virginia State Corporation Commission and the Board of Governors of the Federal Reserve System. On January 19, 2006, American filed a notification with the Federal Reserve and an application with the Virginia State Corporation Commission for approval of the merger. While the parties cannot predict whether or when they will obtain the required regulatory approvals, the parties see no reason why the approvals will not be obtained in a timely manner.

On January 31, 2006, American filed a merger application with the Office of the Comptroller of the Currency for approval to merge Community First Bank into American National Bank. While not required for the completion of the merger of the holding companies, the parties will need to obtain approval from the Office of the Comptroller of Currency to merge the banks.

Termination of the merger agreement (page 36).

American and Community First can mutually agree to terminate the merger agreement at any time without completing the merger. Either company may also terminate the merger agreement in the following circumstances:

•	any condition that must be satisfied by the other party to complete the merger is not met; or

•	the merger is not completed by June 30, 2006.

In addition, American may terminate the merger agreement at any time before the special meeting if the board of directors of Community First withdraws or modifies its recommendation to the Community First shareholders that the merger agreement be approved in any way that is adverse to American, or Community First materially breaches its covenants requiring the calling and holding of a meeting of shareholders to consider the merger agreement and prohibiting the solicitation of other offers. American may terminate the merger agreement if Community First enters into an agreement with another party with respect to a business combination transaction or with respect to an acquisition directly from Community First of securities representing 10% or more of the voting power of Community First. American also may terminate the merger agreement if a third party commences a tender offer or exchange offer for 20% or more of the outstanding shares of Community First common stock, and the board of directors of Community First recommends that Community First shareholders tender their shares in the offer or otherwise fails to recommend that they reject the offer within a specified period.

Community First may terminate the merger agreement at any time before the special meeting to enter into an acquisition agreement or similar agreement with respect to an unsolicited “superior proposal,” as defined in the merger agreement, which has been received and considered by Community First in compliance with the applicable terms of the merger agreement, provided that Community First has notified American at least five business days in advance of any such termination and given American the opportunity during such period to make an offer at least as favorable as the superior proposal, as determined by the Community First board of directors. See “The Merger – Termination of the Merger Agreement” on page 36.

In addition, Community First may terminate the merger agreement at any time during the five-day period following the “determination date”, as defined in the merger agreement, if (a) the average closing price of American common stock during the five consecutive trading days ending on the determination date is less than $18.22 and (b) the number obtained by dividing such average closing price by $22.78 is less than the number obtained by dividing the closing value of an agreed index consisting of nine regional bank holding companies with their value on the determination date and subtracting 0.15 from such quotient. If this occurs, American could voluntarily elect to increase the per share cash consideration and/or per share stock consideration of the merger such that either (a) or (b) above may be deemed to have not occurred, thereby nullifying Community First’s termination right.

Termination fees (page 38).

Community First must pay American a termination fee of $1.4 million if the merger agreement is terminated by American or Community First under certain specified circumstances. The termination and payment circumstances are more fully described elsewhere in this document. See “The Merger – Termination Fees” on page 38 and in Article 6 of the merger agreement.

Affiliate agreement (page 39).

The directors and executive officers of Community First have entered into an agreement with American pursuant to which each has agreed to vote all of his shares in favor of the merger agreement. As of February 6, 2006, the directors and executive officers owned shares representing approximately 43.0% of the voting power of Community First common stock and 45.0% of the voting power of Community First Series A preferred stock entitled to vote at the special meeting.

Merger to occur on or about April 1, 2006 (page 29).

The merger of Community First into American will become effective at the date and time stated on the certificate of merger issued by the Virginia State Corporation Commission. We anticipate the merger will take place on or about April 1, 2006, although it may be delayed.

Community First is prohibited from soliciting other offers (page 35).

Community First has agreed that, while the merger is pending, it will not initiate or, subject to some limited exceptions, engage in discussions with any third party regarding extraordinary transactions such as a merger, business combination or sale of a material amount of assets or capital stock.

The merger will be accounted for under the purchase method of accounting (page 39).

American will use the purchase method of accounting to account for the merger.

Listing of American common stock.

If the merger is completed, the shares of common stock to be issued in the merger by American will be listed on the Nasdaq National Market.

Market price information (page 53).

Shares of American common stock are traded on the Nasdaq National Market under the symbol “AMNB”. Community First common stock is traded on the OTC Bulletin Board under the symbol “CYFC.” On October 18, 2005, the last trading day preceding public announcement of the proposed merger, American common stock closed at $21.49 per share and Community First common stock closed at $15.00 per share. On February 15, 2006, American common stock closed at $23.511 per share and Community First common stock closed at $20.75 per share.

American cannot assure you that its stock will continue to trade at or above the prices shown above. You should obtain current stock price quotations for American common stock from a newspaper, via the Internet or by calling your broker.

Recent Financial Developments

American and Community First reported the following unaudited financial results for 2005.

American. For the year ended December 31, 2005, net income for American was $10.0 million or $1.81 per share, assuming dilution, compared to $8.0 million or $1.42 per share, assuming dilution, for 2004. At December 31, 2005, American had total consolidated assets of $623.5 million, an increase of 0.7% over the $619.1 million in total consolidated assets at December 31, 2004. Total loans at December 31, 2005 were $417.1 million, up 2.4% from the $407.3 million in total loans at December 31, 2004. Total deposits at December 31, 2005 increased to $491.7 million, up from $485.3 million at December 31, 2004.

Community First. For the year ended December 31, 2005, net income available to common stockholders for Community First was $737 thousand or $0.59 per share, assuming dilution, compared to $711 thousand or $.55 per share, assuming dilution, for 2004. At December 31, 2005, Community First had total consolidated assets of $162.5 million, an increase of 3.8% over the $156.5 million in total consolidated assets at December 31, 2004. Total loans outstanding increased 6.4% to $138.9 million at December 31, 2005, up from $130.5 million at December 31, 2004. Total deposits at December 31, 2005 were $139.0 million, down slightly from $139.4 million at December 31, 2004.

Comparative Per Share Data

The following tables include per share data for American common stock and Community First common stock, including book values, cash dividends declared and net income, on the date and for the periods presented, (a) for American and Community First on a historical basis; (b) for American on an unaudited pro forma combined basis; and (c) on an unaudited equivalent per share of Community First common stock basis.

The pro forma combined and equivalent per share information combines the American information together with Community First information as though the merger had been consummated at the beginning of the periods presented. The pro forma data in the tables assume that the merger is accounted for using the purchase method of accounting. Under the purchase method of accounting, the assets and liabilities of the company not surviving a merger are, as of the completion date of the merger, recorded at their respective fair values and added to those of the surviving company. Financial statements of the surviving company issued after consummation of the merger reflect such values and are not restated retroactively to reflect the historical financial position or results of operations of the company not surviving. The pro forma data does not give effect to the reduction in operating expenses and the revenue enhancement opportunities that are anticipated subsequent to the merger. Therefore, while helpful in illustrating the financial characteristics of the merger under one set of circumstances, the pro forma data is not indicative of the results of future operations or other actual results that would have occurred had the merger been consummated at the beginning of the periods presented. You should read the information below in conjunction with American’s and Community First’s audited financial statements and unaudited interim financial statements, together with the related footnotes, that are included and/or incorporated by reference in this proxy statement/prospectus.

The number of shares issued in the calculations assumes that 50% of the weighted average of Community First common stock and Series A preferred stock outstanding during the applicable period, or in the case of book value calculations, the actual number of shares outstanding at September 30, 2005, are converted into American shares at the exchange ratio of 0.9219 for the Community First common stock and 1.1063 for the Community First Series A preferred stock.

The pro forma combined book value per share represents Community First’s historical book value as adjusted for the fair value and number of shares issued in connection with the merger. The Community First pro forma equivalent amounts are calculated by multiplying the pro forma combined amounts by the common stock exchange ratio of 0.9219.

	For the Twelve Months Ended December 31, 2004
	American Historical	Community First Historical	Pro Forma Combined	Community First Pro Forma Equivalent
Net income per share, basic	$1.43	$0.61	$1.41	$1.30
Net income per share, diluted	1.42	0.55	1.40	1.29
Dividends declared per common share (1)	0.79	—	0.79	0.73
Book value per common share	12.86	9.10	14.03	12.93
Tangible book value (2)	12.77	9.10	10.02	9.24

	For the Nine Months Ended September 30, 2005 (Unaudited)
	American Historical	Community First Historical	Pro Forma Combined	Community First Pro Forma Equivalent
Net income per share, basic	$1.34	$0.41	$1.25	$1.15
Net income per share, diluted	1.33	0.38	1.25	1.15
Dividends declared per share (1)(3)	0.62	—	0.62	0.57
Book value per share	13.22	9.72	14.43	13.30
Tangible book value (2)	13.19	9.37	10.42	9.61

(1)	It is anticipated that the initial dividend rate of American after the merger will be equal to the current dividend rate of American. Accordingly, the pro forma combined dividends per share information represents the historical dividend rate of American.
(2)	Excludes the effect of intangible assets such as goodwill and core deposit intangibles.
(3)	American’s cash dividend is paid on a quarterly basis, typically in March, June, September, and December of each year and, accordingly, the nine month data reflects only the dividends through September 30. Community First did not pay a dividend to holders of its common stock, and paid dividends of $0.50 to the holders of Series A preferred stock during 2005.

Selected Consolidated Financial Data

We are providing the following information to help you analyze the financial aspects of the merger. We derived this information from audited financial statements for 2000 through 2004 and unaudited financial statements for the nine months ended September 30, 2005 and 2004 for each company. This information is only a summary, and you should read it in conjunction with the historical financial statements and the related notes to those statements included and/or incorporated by reference in this proxy statement/prospectus, including that information contained in the annual and quarterly reports and other documents that American and Community First have filed with the Securities and Exchange Commission. See “Where You Can Find More Information” on page 64. You should not rely on the nine month information as being indicative of results expected for the entire year.

AMERICAN – SELECTED HISTORICAL FINANCIAL DATA

	Nine Months Ended September 30, (Unaudited)		Year Ended December 31,
	2005	2004	2004	2003	2002	2001	2000
	(Dollars in thousands, except per share data)
Net interest income	$17,693	$16,788	$22,641	$22,787	$22,825	$22,318	$21,263
Net income	7,317	7,233	8,013	9,513	9,461	9,415	8,676
Net income per share, basic	1.34	1.29	1.43	1.67	1.63	1.58	1.42
Net income per share, diluted	1.33	1.28	1.42	1.65	1.62	1.58	1.42
Cash dividends per share	0.62	0.59	0.79	0.75	0.71	0.66	0.585
Total assets	611,215	623,429	619,065	644,302	605,859	572,887	541,389
Deposits	477,298	484,017	485,272	501,688	473,562	464,012	426,588
Shareholders’ equity	71,914	71,428	71,000	71,931	70,736	65,397	63,338

COMMUNITY FIRST – SELECTED HISTORICAL FINANCIAL DATA

	Nine Months Ended September 30, (Unaudited)		Year Ended December 31,
	2005	2004	2004	2003	2002	2001	2000
	(Dollars in thousands, except per share data)
Net interest income	$4,420	$4,157	$5,620	$5,425	$3,813	$2,509	$1,317
Net income	621	523	861	1,016	351	115	(466)
Net income available to common stockholders	471	373	711	1,016	351	115	(466)
Net income per share, basic	0.41	0.32	0.61	0.87	0.30	0.10	(0.40)
Net income per share, diluted	0.38	0.31	0.55	0.66	0.29	0.10	(0.40)
Cash dividends per common share	—	—	—	—	—	—	—
Total assets	162,014	153,096	156,538	159,899	139,752	86,615	47,738
Deposits	144,521	136,144	139,440	143,267	122,498	74,392	38,633
Shareholders’ equity	14,270	13,538	13,848	13,176	11,815	8,839	8,724

RISK FACTORS RELATING TO THE MERGER

Upon completion of the merger, you will receive shares of American common stock and/or cash in exchange for your shares of Community First common stock. Before deciding whether or not to approve the transaction, you should be aware of and consider the following risks and uncertainties that are applicable to the merger in addition to the other information contained in or incorporated by reference into this document, including the matters addressed under the caption “Cautionary Statement Concerning Forward-Looking Statements” beginning on page 16.

Risks Related to the Merger

The value of the stock consideration depends on American’s stock price, so the value of any shares of American common stock you receive may represent less than its value ($22.78) at the time of the merger agreement, which corresponded to a value at that time of $21.00 for each share of Community First common stock.

Although you will not know the value of the American common stock to be issued in the merger at the time you vote or at the time you make an election as to the form of consideration, you will be required to vote and to make your election to receive cash and/or shares of American common stock prior to the closing. If the closing price of American common stock on the effective time of the merger is less than $22.78, the actual value of the stock consideration received will be less than $21.00 per share of common stock exchanged in the merger, because of the stock exchange ratio of 0.9219 shares of American common stock for each Community First share. In addition, there will be a time period after the completion of the merger before Community First shareholders receive their consideration representing American common stock. Until the stock certificates are received, Community First shareholders will not be able to sell their American shares in the open market and thus will not be able to avoid losses resulting from any decline in the trading price of American common stock during this period.

You may not receive the form of consideration that you elect in exchange for your shares of Community First common stock or Series A preferred stock, which may result in different tax consequences to you.

The merger agreement requires that not more than 50% of the consideration paid to Community First shareholders be paid in cash. If the elections made by Community First shareholders would result in more than 50% of the merger consideration being payable by American in cash, those shareholders electing to receive cash will have their cash consideration reduced by a pro rata amount and will receive a portion of their consideration in the form of American common stock. Accordingly, there is a risk that you will not receive a portion of the merger consideration in the form that you elect, which could result in, among other things, tax consequences that differ from those that would have resulted had you received the form of consideration you elected. See “The Merger — Merger Consideration and Election and Allocation Procedures” on page 29 and “Material Federal Income Tax Consequences” on page 40.

The merger agreement limits Community First’s ability to pursue alternatives to the merger.

The merger agreement contains “no-shop” provisions that, subject to limited exceptions, limit Community First’s ability to discuss, facilitate or commit to competing third-party proposals to acquire all or a significant part of the company. In addition, Community First must pay American a termination fee of $1.4 million if the merger agreement is terminated and Community First, subject to certain restrictions, consummates another similar transaction. These provisions might discourage a potential competing acquiror that might have an interest in acquiring all or a significant part of Community First from considering or proposing the acquisition even if it were prepared to pay consideration with a higher per share market price than that proposed in the merger.

Combining American and Community First may be more difficult, costly or time-consuming than we expect.

American and Community First have operated, and, until the completion of the merger, will continue to operate, independently. The integration process could result in the loss of key employees, the disruption of each company’s ongoing business, inconsistencies in standards, controls, procedures and policies that adversely affect either company’s ability to maintain relationships with customers and employees or achieve the anticipated benefits of the merger. As with any merger of financial institutions, there also may be disruptions that cause American and Community First to lose customers or cause customers to withdraw their deposits from American, or other unintended consequences that could have a material adverse effect on American’s results of operations or financial condition.

Community First’s directors and executive officers might have additional interests in the merger.

In deciding how to vote on the proposal to approve the merger agreement, you should be aware that directors and executive officers might have interests in the merger that are different from, or in addition to, the interests of shareholders generally. See “The Merger—Interests of Certain Persons in the Merger” on page 39. The board of directors was aware of these interests and considered them when it adopted the merger agreement.

Risks Related to American Following Completion of the Merger

Unless otherwise specified, references to “we,” “our” and “us” in this subsection mean American and its subsidiaries on a consolidated basis.

Our business is subject to interest rate risk and variations in interest rates may negatively affect our financial performance.

Changes in the interest rate environment may reduce our profits. It is expected that we will continue to realize income from the differential or “spread” between the interest earned on loans, securities and other interest-earning assets, and interest paid on deposits, borrowings and other interest-bearing liabilities. Net interest spreads are affected by the difference between the maturities and repricing characteristics of interest-earning assets and interest-bearing liabilities. In addition, loan volume and yields are affected by market interest rates on loans, and rising interest rates generally are associated with a lower volume of loan originations. We cannot assure you that we can minimize our interest rate risk. While an increase in the general level of interest rates may increase our net interest margin and loan yield, it may adversely affect the ability of certain borrowers with variable rate loans to pay the interest on and principal of their obligations. Accordingly, changes in levels of market interest rates could materially and adversely affect our net interest spread, asset quality, loan origination volume and overall profitability.

We face strong competition from financial services companies and other companies that offer banking services which could negatively affect our business.

American conducts its banking operations primarily in Danville, Chatham, Collinsville, Gretna, Martinsville, Henry County, South Boston, and Lynchburg, Virginia, and in Yanceyville and Greensboro, North Carolina. Community First conducts its operations primarily in the City of Lynchburg and Amherst, Bedford, Campbell and Nelson Counties. Increased competition in the market may result in reduced loans and deposits. Ultimately, we may not be able to compete successfully against current and future competitors. Many competitors offer the same banking services that we offer in our service area. These competitors include national banks, regional banks and other community banks. We also face competition from many other types of financial institutions, including without limitation, savings and loan institutions, finance companies, brokerage firms, insurance companies, credit unions, mortgage banks and other financial intermediaries. In particular, our competitors include several major financial companies whose greater resources may afford them a marketplace advantage by enabling them to maintain numerous banking locations and ATMs and conduct extensive promotional and advertising campaigns.

Additionally, banks and other financial institutions with larger capitalization and financial intermediaries not subject to bank regulatory restrictions have larger lending limits and are thereby able to serve the credit needs of larger customers. Areas of competition include interest rates for loans and deposits, efforts to obtain deposits, and range and quality of products and services provided, including new technology-driven products and services. Technological innovation continues to contribute to greater competition in domestic and international financial services markets as technological advances enable more companies to provide financial services. We also face competition from out-of-state financial intermediaries that have opened low-end production offices or that solicit deposits in our market areas. If we are unable to attract and retain banking customers, we may be unable to continue to grow our loan and deposit portfolios and our results of operations and financial condition may otherwise be adversely affected.

Changes in economic conditions, in particular an economic slowdown in our market area, could materially and negatively affect our business.

Our business is directly impacted by factors such as economic, political and market conditions, broad trends in industry and finance, legislative and regulatory changes, changes in government monetary and fiscal policies and inflation, all of which are beyond our control. A deterioration in economic conditions, whether caused by national or local concerns, in particular an economic slowdown in our market area, could result in the following consequences, any of which could hurt our business materially: loan delinquencies may increase; problem assets and foreclosures may increase; demand for our products and services may decrease; low cost or noninterest bearing deposits may decrease; and collateral for loans made by us, especially real estate, may decline in value, in turn reducing customers’ borrowing power, and reducing the value of assets and collateral associated with our existing loans.

A downturn in the real estate market could negatively affect our business.

A downturn in the real estate market could negatively affect our business because a significant portion (approximately 79.9% as of September 30, 2005) of our loans are secured by real estate. Our ability to recover on defaulted loans by selling the real estate collateral would then be diminished and we would be more likely to suffer losses on defaulted loans.

Substantially all of our real property collateral is located in our market area. If there is a significant decline in real estate values, especially in our market area, the collateral for our loans would provide less security. Real estate values could be affected by, among other things, an economic slowdown and an increase in interest rates.

We are dependent on key personnel and the loss of one or more of those key personnel may materially and adversely affect our prospects.

We currently depend heavily on the services of our president and chief executive officer, Charles H. Majors, and a number of other key management personnel. The loss of Mr. Majors’ services or that of other key personnel could materially and adversely affect our results of operations and financial condition. Our success also depends in part on our ability to attract and retain additional qualified management personnel. Competition for such personnel is strong in the banking industry and we may not be successful in attracting or retaining the personnel we require.

We are subject to extensive regulation which could adversely affect our business.

Our operations are subject to extensive regulation by federal, state and local governmental authorities and are subject to various laws and judicial and administrative decisions imposing requirements and restrictions on part or all of our operations. Because our business is highly regulated, the laws, rules and regulations applicable to us are subject to regular change. There are currently proposed laws, rules and regulations that, if adopted, would impact our operations. There can be no assurance that these proposed laws, rules and regulations, or any other laws, rules or regulations, will not be adopted in the future, which could (i) make compliance much more difficult and expensive, (ii) restrict our ability to originate, broker or sell loans or accept certain deposits, (iii) further limit or restrict the amount of commissions, interest or other charges earned on loans originated or sold by us, or (iv) otherwise adversely affect our business or prospects for business.

The primary source of our income from which we pay dividends is the receipt of dividends from our subsidiary bank.

The availability of dividends from our subsidiary bank is limited by various statutes and regulations. It is possible, depending upon the financial condition of our subsidiary bank and other factors, that the Office of the Comptroller of the Currency could assert that payment of dividends or other payments is an unsafe or unsound practice. In the event our subsidiary bank was unable to pay dividends to us, we in turn would likely have to reduce or stop paying dividends on our common stock. Our failure to pay dividends on our common stock could have a material adverse effect on the market price of our common stock.

A limited trading market exists for our common stock which could lead to price volatility.

Our common stock is approved for quotation on the Nasdaq National Market, but the trading volume in our shares has generally been modest. The limited trading market for our common stock may cause fluctuations in the market value of our common stock to be exaggerated, leading to price volatility in excess of that which would occur in a more active trading market of our common stock. In addition, even if a more active market in our common stock develops, we cannot assure you that such a market will continue or that shareholders will be able to sell their shares.

Our allowance for loan losses may not be adequate to cover actual losses.

In accordance with accounting principles generally accepted in the United States, we maintain an allowance for loan losses to provide for loan defaults and non-performance and a reserve for unfunded loan commitments, which when combined, we refer to as the allowance for loan losses. Our allowance for loan losses may not be adequate to cover actual credit losses, and future provisions for credit losses could materially and adversely affect our operating results. Our allowance for loan losses is based on prior experience, as well as an evaluation of the risks in the current portfolio. The amount of future losses is susceptible to changes in economic, operating and other conditions, including changes in interest rates that may be beyond our control, and these losses may exceed current estimates. Federal regulatory agencies, as an integral part of their examination process, review our loans and allowance for loan losses. While we believe that our allowance for loan losses is adequate to cover current losses, we cannot assure you that we will not further increase the allowance for loan losses or that regulators will not require us to increase this allowance. Either of these occurrences could materially adversely affect our earnings.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

This proxy statement/prospectus and any documents incorporated by reference herein may contain certain forward-looking statements by American and Community First within the meaning of the federal securities laws. These forward-looking statements include information about the financial condition, results of operations and businesses of American and Community First, including statements relating to the merger. This document also includes forward-looking statements about the consummation and anticipated timing of the merger and the tax-free nature of the merger. In addition, any of the words “believes,” “expects,” “anticipates,” “estimates,” “plans,” “projects,” “predicts” and similar expressions indicate forward-looking statements. These forward-looking statements involve certain risks and uncertainties. Actual results may differ materially from those contemplated by the forward-looking statements due to, among others, the following factors:

•	estimated cost savings from the merger may not be fully realized within the expected timeframe;

•	deposit attrition, customer loss or revenue loss following the merger may be greater than expected;

•	competitive pressure among depository and other financial institutions may increase significantly;

•	costs or difficulties related to the integration of the businesses of American and Community First may be greater than expected;

•	changes in the interest rate environment may reduce interest margins;

•	general economic or business conditions, either nationally or in the market areas in which American does business, may be less favorable than expected, resulting in, among other things, a deterioration in credit quality or a reduced demand for credit;

•	legislation or changes in regulatory requirements, including changes in accounting standards, may adversely affect the businesses in which American is engaged;

•	adverse changes may occur in the securities markets; and

•	competitors of American may have greater financial resources and develop products and technology that enable those competitors to compete more successfully than American.

Management of American and Community First each believes that the forward-looking statements about its respective company are reasonable; however, you should not place undue reliance on them. Forward-looking statements are not guarantees of performance. They involve risks, uncertainties and assumptions. The future results and shareholder values of American following completion of the merger may differ materially from those expressed in these forward-looking statements. Many of the factors that will determine these results and values are beyond American’s and Community First’s ability to control or predict.

THE SPECIAL MEETING

Date, Place and Time

This proxy statement/prospectus is being furnished to you in connection with the solicitation of proxies by Community First’s board of directors for use at the special meeting of shareholders. The special meeting will be held at the Oakwood Country Club located at 3409 Rivermont Avenue, Lynchburg, Virginia on Monday, March 27, 2006 at 10:00 a.m.

Purpose of the Special Meeting

The purpose of the special meeting is to consider and vote upon a proposal to approve the merger agreement, to consider and approve a proposal to adjourn the special meeting if necessary to permit further solicitation of proxies if there are not sufficient votes at the time of the special meeting to approve the merger agreement, and to consider any other matters that may be properly submitted for a vote at the special meeting. The Community First board is unaware of any matters, other than as set forth above, that may be presented for action at the special meeting.

The merger agreement is attached to this proxy statement/prospectus as Appendix I.

Record Date

Only shareholders of record of Community First common stock and Series A preferred stock at the close of business on February 6, 2006, the record date, are entitled to notice of and to vote at the special meeting or any adjournment thereof. At the close of business on February 6, 2006, there were 1,162,326 shares of Community First common stock issued and outstanding held by approximately 987 shareholders of record and 300,000 shares of Community First Series A preferred stock issued and outstanding held by approximately 22 shareholders of record.

Vote Required

Approval of the merger agreement requires both the affirmative vote of the holders of more than two-thirds of the outstanding shares of Community First common stock and the affirmative vote of the holders of more than two-thirds of the outstanding shares of Community First Series A preferred stock. The affirmative vote of a majority of the votes cast by holders of Community First common stock on the matter at the special meeting is required to approve the proposal to adjourn a special meeting if necessary to permit further solicitation of proxies on the proposal to approve the merger agreement and any other matter properly submitted to shareholders for consideration at the special meeting. Each share of Community First common stock outstanding on February 6, 2006 entitles the holder to cast one vote upon each matter properly submitted at the special meeting. Each share of Community First Series A preferred stock outstanding on February 6, 2006 entitles the holder to cast one vote only with respect to the approval of the merger agreement.

A quorum, consisting of the holders of a majority of the issued and outstanding shares of Community First common stock and Series A preferred stock must be present in person or by proxy before any action may be taken at the special meeting. Abstentions and broker non-votes will be treated as shares that are present for purposes of determining the presence of a quorum, but will not be counted in the voting on a proposal.

Broker non-votes are shares held by brokers or nominees as to which voting instructions have not been received from the beneficial owners or the persons entitled to vote those shares and the broker or nominee does not have discretionary voting power under applicable securities law rules. Under these rules, the proposals to approve the merger agreement and to adjourn the special meeting are not items on which brokerage firms may vote in their discretion on behalf of their clients if such clients have not furnished voting instructions within 10 days of a special meeting. Because the proposal to approve the merger agreement requires the affirmative vote of the holders of more than two-thirds of the votes entitled to be cast by the outstanding shares of Community First common stock and Series A preferred stock, abstentions and broker non-votes will have the same effect as a vote against the proposal to approve the merger agreement at the special meeting. For the same reason, the failure of a shareholder to vote by proxy or in person at the special meeting will have the effect of a vote against this proposal. Because of the vote required for the proposal to adjourn a special meeting, abstentions and broker non-votes will have no effect on this proposal.

As of February 6, 2006, directors and executive officers of Community First and their affiliates beneficially owned an aggregate of 574,566 shares of Community First common stock, or 43.0% of the shares of Community First common stock outstanding on that date and entitled to vote on the merger. They also beneficially owned an aggregate of 135,000 shares of Series A preferred stock, or 45.0%, of the shares of Series A preferred stock outstanding on that date and entitled to vote on the merger. Each director and executive officer has agreed to vote his shares of Community First stock in favor of the merger, and we expect each to do so.

Voting and Revocation of Proxies

A proxy card is enclosed with this proxy statement/prospectus. You are requested to complete, date and sign the proxy card and return it promptly in the enclosed envelope. All shares of Community First common stock and Series A preferred stock represented by properly executed proxies received before or at the special meeting will, unless the proxies are revoked, be voted in accordance with the instructions indicated on those proxies. If no instructions are indicated on a properly executed proxy card, the shares will be voted “FOR” the merger agreement and “FOR” any proposal to adjourn the special meeting if necessary to permit further solicitation of proxies on the proposal to approve the merger agreement.

You may revoke your proxy at any time before it is voted by:

•	giving written notice of revocation to the Corporate Secretary of Community First at 1646 Graves Mill Road, Lynchburg, Virginia 24502;

•	executing and delivering a substitute proxy; or

•	attending the special meeting and voting in person if you are a shareholder of record.

Attendance at the special meeting will not in and of itself constitute revocation of a proxy.

If you hold your shares in street name, you will need additional information from your broker in order to vote your shares in person at the special meeting.

Solicitation of Proxies

Community First will bear the costs of this solicitation of proxies, including the expenses of mailing this proxy statement/prospectus. Solicitations may be made by mail, telephone, facsimile or personally by directors, officers and employees of Community First on a part-time basis and for no additional compensation for performing such services. American and Community First will share equally the expenses of printing and mailing this proxy statement/prospectus.

Recommendation of the Community First Board of Directors

The board of directors of Community First has unanimously approved the merger agreement and the transactions contemplated by the agreement. The Community First board believes that the proposed transaction is fair to and in the best interests of Community First and its shareholders. The Community First board unanimously recommends that its shareholders vote “FOR” approval of the merger agreement. The Community First board of directors also unanimously recommends that its shareholders vote “FOR” approval of any proposal to adjourn the special meeting if necessary to solicit additional proxies to vote in favor of the merger agreement.

THE MERGER

(Proposal 1)

The following is a summary description of the material aspects of the merger agreement and the merger. This description does not purport to be complete and is qualified in its entirety by reference to the merger agreement and the fairness opinion of Community First’s financial advisor, which are attached as appendices I and II, respectively, to this proxy statement/prospectus. We urge you to read those appendices in their entirety.

Terms of the Merger

Under the terms and conditions in the merger agreement, Community First will be merged with and into American. At the effective time of the merger: each share of common stock of Community First issued and outstanding immediately prior to the effective time will cease to be outstanding and will be converted into the right to receive:

•	$21.00 in cash or

•	0.9219 shares of American common stock; and

each share of Series A preferred stock of Community First issued and outstanding immediately prior to the effective time will cease to be outstanding and will be converted into the right to receive:

•	$25.20 in cash or

•	1.1063 shares of American common stock.

You have the opportunity to elect to receive cash or American common stock, or a combination of cash and American common stock, for your shares of Community First common or Series A preferred stock, subject to allocation procedures set forth in the merger agreement. These allocation procedures are intended to ensure that American will pay for the outstanding stock of Community First with 50% cash and 50% stock, based on a value of the American common stock of $22.78. In calculating these percentages, American will include the amount of cash it will pay to holders of Community First stock options who have not exercised their options. Therefore, more than 50% of the outstanding common and Series A preferred stock, combined, will be exchanged for American common stock.

After the merger of Community First into American, Community First Bank will be merged into American National Bank, the wholly owned banking subsidiary of American. The parties expect the holding companies and the banks to merge on or about April 1, 2006.

Background of the Merger

The management of Community First has periodically explored and discussed with the Community First board of directors strategic options potentially available to Community First. These strategic discussions included the possibility of business combinations involving Community First and other financial institutions, particularly in view of the increasing competition and continuing consolidation in the financial services industry. From time to time over the past several years, representatives of Community First have had preliminary discussions with representatives of other financial institutions concerning the possibility of such a business combination transaction, but none of those preliminary discussions led to transactions which the management of Community First could recommend to the Community First board.

In June of 2005, Community First requested that Anderson & Strudwick, Inc. (“A&S”) make a presentation to the Community First board of directors on various strategic alternatives. As part of that presentation, A&S conducted a financial and market overview of Community First, which included comparisons and analysis, aimed at determining the most viable option for Community First, including various alternatives to maximize shareholder value. Upon review and discussion of the information made available by A&S, the Community First board engaged A&S and authorized A&S to proceed to identify potential affiliation partners.

With the help of the management of Community First, A&S created a memorandum containing financial and operational information about Community First that could be used to solicit interest in an affiliation transaction with Community First. A&S also worked with the management of Community First to generate a list of 25 potential affiliation partners. In mid-July of 2005, A&S began to contact parties which had been identified to solicit indications of interest. From the original 25 potential parties, 12 indicated sufficient interest to sign a confidentiality agreement, and three of those ultimately indicated to A&S that they had an interest in pursuing a transaction with Community First.

On August 30, 2005, the Community First board of directors met to review and discuss the various indications of interest that had been submitted as a result of the process employed by A&S. At that meeting, A&S presented to the Community First Vboard an overview of the various indications of interest from each of the three final parties. The overview analyzed the various parties and their indications of interests in three general ways: pricing, past financial performance and non-financial issues such as structure, employee issues and management. After receiving the presentation from A&S, the Community First board of directors resolved to allow the high bidder in the final three to conduct due diligence and to ask each of the other bidders to improve their offer if they desired to conduct due diligence.

On September 20, 2005, American (the high bidder in the first round) presented a revised and final offer for the acquisition by merger of Community First with 50% of the consideration stock and 50% cash. The proposal involved the elimination of Community First Bank through merger. The Community First board voted to authorize management to enter into negotiation with American for a definitive agreement.

Between September 20 and October 18, 2005, Community First and American and their respective advisors and representatives negotiated the terms of a definitive agreement and plan of reorganization which management of Community First could recommend to the Community First board.

On October 18, 2005, Community First board of directors met to review and consider the definitive merger agreement. Prior to the meeting on October 18, 2005, a copy of the definitive merger agreement had been submitted to A&S for its consideration with respect to its fairness to Community First and its shareholders.

At the October 18, 2005 meeting, counsel for Community First reviewed the terms and conditions of the definitive merger agreement with the board and A&S delivered to the board its written opinion that as of the date of its opinion and based upon and subject to the considerations described in its opinion and other matters as A&S considered relevant, the proposed transaction was fair from a financial point of view to the holders of Community First common stock and Series A preferred stock. The Community First board of directors then unanimously approved the merger agreement with American and resolved to recommend it to the Community First shareholders for approval. The American board of directors met on October 18, 2005, and also unanimously approved the definitive merger agreement. A joint press release of American and Community First announcing the execution of the merger agreement was issued on October 19, 2005.

Community First’s Reasons for the Merger

In deciding whether to approve the merger agreement and the transactions contemplated by it, and to recommend its approval to Community First shareholders, the Community First board reviewed and considered a number of factors, including the following:

•	information regarding the business, operations, earnings, financial condition, management and prospects of Community First and American;

•	the per share value of the merger consideration to Community First shareholders and the fact that up to 50% of that consideration will be in the form of cash;

•	the fact that the reorganization allows Community First shareholders who become shareholders of American to own shares in a larger, more diversified financial services institution;

•	the operating environment for Community First, including, but not limited to, the history of consolidation and increasing competition in the banking and financial services industries and the prospect for further changes in the industry in the future;

•	the ability to achieve economics of scale and increase financial resources which are necessary to remain competitive in the long term;

•	the opinion of Anderson & Strudwick rendered to the Community First board as to the fairness, from a financial point of view, of the merger consideration to holders of Community First common stock and Series A preferred stock (see “—Opinion of Community First’s Financial Advisor”).

In making its decision to approve and recommend the reorganization, the Community First board did not assign any relative or specific weights to the various factors considered by it, and individual directors may have given different weights to the various factors. The Community First board does not intend that the foregoing discussion of the information and factors it considered be exhaustive, but it believes that the discussion includes all factors material to the discussion.

Based on the foregoing, the Community First board believes that the merger is in the best interests of Community First and its shareholders and recommends that Community First shareholders vote “FOR” approval of the merger agreement.

American’s Reasons for the Merger

American entered into the merger agreement with Community First, because, among other things, American believes the merger is consistent with its expansion strategy to target entry into strong markets that logically extend American’s existing footprint. The Lynchburg Metropolitan Statistical Area has excellent demographics in terms of growth and banking opportunity, and the region lies just north of American’s existing franchise. American had previously opened a full service banking office in the Lynchburg area and was considering opening additional offices in that area. The American board of directors recognized that the opportunity to acquire Community First at a reasonable premium was a unique opportunity that merited careful consideration.

Opinion of Community First’s Financial Advisor

Community First retained Anderson & Strudwick, Inc. on July 5, 2005 to assist it in exploring strategic alternatives including whether to pursue a possible transaction with another financial institution. As part of that engagement, Community First retained A&S to act as its sole financial advisor in connection with possible mergers and related matters. A&S also agreed, if requested by Community First, to render an opinion with respect to the fairness, from a financial point of view, to the holders of Community First common stock and Series A preferred stock, of any merger consideration to be received by them if Community First agrees to a merger transaction. A&S is a nationally recognized investment banking firm with substantial experience in transactions similar to the merger and is familiar with Community First and its business. As part of its investment banking business, A&S is routinely engaged in the valuation of financial businesses and their securities in connection with mergers and acquisitions. Community First selected A&S as its financial advisor based upon A&S’s qualifications, experience and reputation.

On October 18, 2005, A&S delivered its oral and written opinion that the merger consideration to be received by Community First shareholders under the merger agreement was fair to the shareholders of Community First, from a financial point of view, as of the date of the opinion. A&S also delivered to the Board of Community

First a written opinion, dated February 10, 2006, confirming its oral and written opinion of October 18, 2005. Neither Community First nor its board of directors imposed any limitations on A&S with respect to the investigations made or the procedures followed in rendering these opinions.

A&S’s written opinions to Community First’s board of directors, dated October 18, 2005 and February 10, 2006, which set forth the assumptions made, matters considered and extent of review by A&S, are attached as Appendix II and are incorporated by reference into this proxy statement/prospectus. They should be read carefully and in their entirety in conjunction with this proxy statement/prospectus. The following summary of the opinions of A&S is qualified in its entirety by reference to the full text of the opinions. A&S’s opinions are addressed to the Community First board of directors and do not constitute a recommendation to any shareholder of Community First as to how the shareholder should vote at the shareholder meeting.

In rendering its opinions, A&S reviewed, among other things:

•	the merger agreement;

•	the historical financial performance, current financial position and general prospects of Community First and certain internal financial analyses and forecasts prepared by management of Community First;

•	the historical financial performance, current financial position and general prospects of American and certain internal financial analyses and forecasts prepared by management of American;

•	interim reports to shareholders and Quarterly Reports on Form 10-QSB of Community First and other communications from Community First to its shareholders;

•	interim reports to shareholders and Quarterly Reports on Form 10-Q of American and other communications from American to its shareholders; and

•	other financial information concerning the businesses and operations of Community First and American furnished to A&S by Community First and American for purposes of A&S’s analysis;

A&S also held discussions with members of senior management of Community First and American regarding:

•	past and current business operations;

•	regulatory relationships;

•	financial condition; and

•	future prospects of the respective companies;

A&S also:

•	reviewed the market prices, valuation multiples, publicly reported financial conditions and results of operations for American and compared them with those of certain publicly traded companies that A&S deemed to be comparable;

•	reviewed the market prices, valuation multiples, publicly reported financial condition and results of operations for Community First and compared them with those of certain publicly traded companies that A&S deemed to be comparable;

•	compared the proposed financial terms of the merger with the financial terms of certain other transactions that A&S deemed to be comparable; and
•

•	performed other studies and analyses that it considered appropriate.

In conducting its review and arriving at its opinions, A&S relied upon and assumed the accuracy and completeness of all of the financial and other information provided to or otherwise made available to A&S or that was discussed with or reviewed by or for A&S, or that was publicly available. A&S did not attempt or assume any responsibility to verify such information independently. A&S relied upon the management of Community First as to the reasonableness and achievability of the financial and operating forecasts and projections and assumptions and bases therefor) provided to A&S. A&S assumed, without independent verification, that the aggregate allowances for loan and lease losses for American and Community First are adequate to cover those losses. A&S did not make or obtain any evaluations or appraisals of any assets or liabilities of American or Community First, and did not examine any books and records or review individual credit files.

The projections furnished to A&S and used by it in certain of its analyses were prepared by Community First’s senior management. Community First does not publicly disclose internal management projections of the type provided to A&S in connection with its review of the merger. As a result, such projections were not prepared with a view towards public disclosure. The projections were based on numerous variables and assumptions which are inherently uncertain, including factors related to general economic and competitive conditions. Accordingly, actual results could vary significantly from those set forth in the projections.

For purposes of rendering its opinions, A&S assumed that, in all respects material to its analyses:

•	the merger will be completed substantially in accordance with the terms set forth in the merger agreement;

•	the representations and warranties of each party in the merger agreement and in all related documents and instruments referred to in the merger agreement are true and correct;

•	each party to the merger agreement and all related documents will perform all of the covenants and agreements required to be performed by such party under such documents;

•	all conditions to the completion of the merger will be satisfied without any waivers; and

•	in the course of obtaining the necessary regulatory, contractual, or other consents or approvals for the merger, no restrictions, including any divestiture requirements, termination or other payments or amendments or modifications, will be imposed that will have a material adverse effect on the future results of operations or financial condition of the combined entity or the contemplated benefits of the merger, including the cost savings, revenue enhancements and related expenses expected to result from the merger.

A&S further assumed that the merger will be accounted for as a purchase transaction under generally accepted accounting principles. A&S’s opinions are not an expression of an opinion as to the prices at which shares of Community First common stock or shares of American common stock will trade following the announcement of the merger or the actual value of the shares of common stock of the combined company when issued pursuant to the merger, or the prices at which the shares of common stock of the combined company will trade following the completion of the merger.

In performing its analyses, A&S made numerous assumptions with respect to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of A&S, Community First and American. Any estimates contained in the analyses performed by A&S are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by these analyses. Additionally, estimates of the value of businesses or securities do not purport to be appraisals or to reflect the prices at which such businesses or securities might actually be sold. Accordingly, these analyses and estimates are inherently subject to substantial uncertainty.

The following is a summary of the material analyses presented by A&S to the Community First board of directors in connection with its opinion dated October 18, 2005. In connection with its updated opinion dated February 10, 2006, A&S performed procedures to update certain of its analyses and review the assumptions on which such analyses were based and the factors considered in connection therewith. In updating its opinion, A&S did not utilize any methods of analysis in addition to those described in this proxy statement/prospectus. The summary is not a complete description of the analyses underlying the A&S opinion or the presentation made by A&S to the Community First board of directors, but summarizes the material analyses performed and presented in connection with its opinion, dated October 18, 2005.

The preparation of a fairness opinion is a complex analytic process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. Therefore, a fairness opinion is not readily susceptible to partial analysis or summary description. In arriving at its opinion, A&S did not attribute any particular weight to any analysis or factor that it considered, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. The financial analyses summarized below include information presented in tabular format. Accordingly, A&S believes that its analyses and the summary of its analyses must be considered as a whole and that selecting portions of its analyses and factors or focusing on the information presented below in tabular format, without considering all analyses and factors or the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the process underlying its analyses and opinions. The tables alone do not constitute a complete description of the financial analyses.

Transaction Summary

A&S calculated the merger consideration to be paid as a multiple of Community First’s book value per share, tangible book value per share and latest twelve months’ earnings per share. A&S also calculated the merger consideration to be paid as a “Core Deposit Premium.” Core Deposit Premium equals the difference between the aggregate merger consideration and Community First’s tangible equity divided by total domestic, non-brokered deposits less time deposit accounts greater than $100,000. Additionally, A&S has adjusted throughout its analyses the financial data to exclude any non-recurring income and expenses and any extraordinary items. The merger consideration was based on a purchase price of $21.00 per share with 50% in cash and 50% in American common stock at a fixed exchange ratio of .9219 American shares for each Community First share. These computations were based on Community First’s stated and tangible book value per share of $9.37 as of September 30, 2005, its latest twelve months’ earnings per share of $0.62 as of September 30, 2005, and its core deposits of $104 million as of September 30, 2005. Based on those assumptions and American’s closing price of $21.49 on October 18, 2005, this analysis indicated Community First shareholders electing to receive or otherwise allocated American common stock would receive stock and cash worth $20.41 for each share of Community First common stock held. This amount would represent 217.8% of book value and tangible book value per share, 32.9 times latest twelve months earnings per share, and a Core Deposit Premium of 16.1%.

A&S also analyzed the per share transaction value as a premium to the closing price of Community First common stock prior to the announcement of the merger. The analyses performed indicated the per share transaction value as a premium to the closing price of Community First common stock on October 18, 2005 was 36.1%.

Selected Transaction Analysis

A&S reviewed certain financial data related to a set of comparable regional bank transactions announced since December 31, 2001 with deal values between $20 million and $53 million (21 transactions).

A&S compared multiples of price to various factors for the American – Community First merger to the same multiples for comparable group’s mergers at the time those mergers and the American – Community First merger were announced. The results were as follows:

Comparable Transactions

	Low		High		Median		American - Community First Merger
Price / Stated Book Value	135.3%		300.1%		201.3%		217.8%
Price / Tangible Book Value	135.3		300.1		205.8		217.8
Price / Latest Twelve Months’ Earnings Per Share	12.9	x	39.3	x	22.3	x	32.9	x
Core Deposit Premium	7.1		33.3		16.7		16.1
Premium to Market Price	4.1		80.5		39.1		36.1

A&S also analyzed the financial data for the period ended September 30, 2005 for Community First and reporting periods prior to the announcement of each transaction for each seller in the Selected Transactions Analysis. The results were as follows:

Comparable Sellers

	Low	High	Median	Community First
Equity / Assets	5.99%	17.29%	8.99%	8.81%
Non-Performing Assets / Assets	0.00	2.06	0.31	0.62
Return on Average Assets
(Year-to-Date Annualized)	(0.33)	1.30	0.60	0.39
Return on Average Equity
(Year-to-Date Annualized)	(3.49)	14.08	6.96	4.44
Efficiency Ratio
(Last Twelve Months)	48	99	71	73

No company or transaction used as a comparison in the above analysis is identical to American, Community First or the merger. Accordingly, an analysis of these results is not purely mathematical. Rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the value of the companies to which they are being compared.

Discounted Cash Flow Analysis

Using discounted dividends analysis, A&S estimated the present value of the future stream of dividends that Community First could produce over the next five years, under various circumstances, assuming Community First performed in accordance with management’s earnings forecast for 2006 and 15% annual earnings growth thereafter. A&S then estimated the terminal values for Community First stock at the end of the period by applying multiples ranging from 18.0x to 20.0x projected earnings in year five. The dividend streams and terminal values were then discounted to present values using different discount rates (ranging from 12.0% to 15.0%) chosen to reflect different assumptions regarding the required rates of return to holders or prospective buyers of Community First common stock. This discounted dividend analysis indicated reference ranges of between $13.04 and $16.39 per share of Community First common stock. These values are well below the consideration offered by American to Community First in the merger of $21.00 per share on October 18, 2005.

Relative Stock Price Performance

A&S also analyzed the price performance of American common stock from October 18, 2004 to October 18, 2005 and compared that performance to the performance of the SNL Mid Atlantic Bank Index (“Bank Index”) over the same period. This analysis indicated the following cumulative changes in price over the period:

American	(8.01)%
SNL Mid Atlantic Bank Index	(5.53)%

Selected Peer Group Analysis

A&S compared the financial performance and market performance of American to those of a group of comparable holding companies. The comparisons were based on:

•	various financial measures including:

•	earnings performance

•	operating efficiency

•	capital

•	asset quality

•	various measures of market performance including:

•	price to book value

•	price to earnings

•	dividend yield

To perform this analysis, A&S used the financial information as of and for the quarter ended June 30, 2005 and market price information as of September 30, 2005. A&S included 21 publicly traded companies in the peer group from Virginia, West Virginia, Maryland, North Carolina and South Carolina. Total assets of each member of the peer group ranged from $475 million to $733 million. A&S has adjusted throughout its analysis the financial data to exclude certain non-recurring income and expenses and any extraordinary items.

A&S’s analysis showed the following concerning American’s financial performance:

Selected Peer Group

	Low	High	Median	American
Return on Average Equity (GAAP)	5.27%	18.68%	11.38%	14.05%
Return on Average Assets (GAAP)	0.57	1.81	0.975	1.61

Net Interest Margin	3.18	6.46	3.86	3.96
Efficiency Ratio	52	80	64	49

Equity / Assets	5.73	12.36	7.65	11.56
Loans / Deposits	51	116	97	87
Non-Performing Assets / Assets	0.00	1.69	0.18	1.36
Loan Loss Reserve / Non-Performing Assets	91	995	300	100
Loan Loss Reserve / Total Loans	0.85	2.74	1.06	2.00

A&S’s analysis showed the following concerning American’s market performance:

Selected Peer Group

	Low		High		Median		American
Price / Stated Book Value Per Share	133%		279%		175%		179%
Price / Tangible Book Value Per Share	138		280		192		180
Price / LTM Earnings Per Share	9.6	x	49.6	x	16.8	x	16.1	x

Dividend Yield	0.0%		3.0%		1.0%		3.8%

A&S also compared the financial performance of Community First to those of a group of comparable banks. The comparisons were based on:

•	various financial measures including:

•	earnings performance

•	operating efficiency

•	capital

•	asset quality

•	various measures of market performance including:

•	price to book value

•	price to earnings

•	dividend yield

To perform this analysis, A&S used the financial information as of and for the quarter ended June 30, 2005 and market price information as of September 30, 2005. The 21 companies in the peer group included publicly traded banks in Virginia, Maryland, North Carolina and South Carolina with assets between $135 million and $191 million. A&S has adjusted throughout its analysis the financial data to exclude certain non-recurring income and expenses and any extraordinary items.

A&S’s analysis showed the following concerning Community First’s financial performance:

Selected Peer Group

	Low	High	Median	Community First
Return on Average Equity (GAAP)	3.72%	12.50%	8.60%	5.95%
Return on Average Assets (GAAP)	0.39	1.15	0.84	0.53

Net Interest Margin	3.56	4.83	4.10	4.12
Efficiency Ratio	58	82	69	76

Equity / Assets	7.55	13.82	9.24	8.63
Loans / Deposits	62	104	91	94
Non-Performing Assets / Assets	0.00	1.82	0.09	0.65
Loan Loss Reserve / Non-Performing Assets	68	777	276	126
Loan Loss Reserve / Total Loans	0.75	1.90	1.10	0.98

A&S’s analysis showed the following concerning Community First’s market performance:

Selected Peer Group

	Low		High		Median		Community First
Price / Stated Book Value Per Share	124%		338%		155%		155%
Price / Tangible Book Value Per Share	141		338		155		155
Price / LTM Earnings Per Share	14.5	x	41.8	x	21.0	x	22.1	x

Dividend Yield	0.0%		2.7%		0.0%		0.0%

Contribution Analysis

A&S analyzed the relative contribution of each of Community First and American to the pro forma balance sheet and income statement items of the combined entity, including assets, gross loans, deposits, equity and 2005 year-to-date earnings through June 30, 2005. This analysis excluded any purchase accounting adjustments. The pro forma ownership analysis assumed the aggregate deal value was in the form of 100% American stock and was based on American’s closing price of $21.49 on October 18, 2005. The results of A&S’s analysis are set forth in the following table:

Relative Contribution

Category	American	Community First
Assets	78.9%	21.1%
Gross Loans	75.1	24.9
Deposits	76.5	23.5
Equity	83.4	16.6

2005 year to date earnings (GAAP)	90.3	9.7

Market Capitalization	84.1	15.9
Estimated Pro Forma Ownership	79.5	20.5

Financial Impact Analysis

A&S performed pro forma merger analyses that combined projected income statement and balance sheet information. Assumptions regarding the accounting treatment, acquisition adjustments and cost savings were used to calculate the financial impact that the merger would have on certain projected financial results of the pro forma company. This analysis indicated that the merger is expected to be neutral to American’s estimated 2006 GAAP earnings per share, and accretive to American’s estimated 2007 GAAP earnings per share. This analysis was based on managements’ earnings estimates for American and Community First and estimated cost savings equal to 40.0% of Community First’s projected non-interest expenses. American’s and Community First’s 2006 and 2007 earnings projections were provided by each company’s respective management. For all of the above analyses, the actual results achieved by the combined company following the merger will vary from the projected results and the variations may be material.

Other Analyses

A&S reviewed the relative financial and market performance of American and Community First based on a variety of relevant industry peer groups and indices. A&S also reviewed earnings estimates, historical stock performance, stock liquidity and research coverage for American.

The Community First board of directors has retained A&S as an independent contractor to act as financial adviser to Community First regarding the merger. As part of its investment banking business, A&S is continually engaged in the valuation of banking businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. As specialists in the securities of banking companies, A&S has experience in, and knowledge of, the valuation of banking enterprises. In the ordinary course of its business as a broker-dealer, A&S may, from time to time, purchase securities from, and sell securities to, Community First and American. As a market maker in securities, A&S may from time to time have a long or short position in, and buy or sell, debt or equity securities of Community First and American for A&S’s own account and for the accounts of its customers.

Community First and A&S have entered into an agreement relating to the services to be provided by A&S in connection with the merger. Community First paid A&S a cash fee of $45,000. In addition, Community First has agreed to pay A&S at the time of closing a cash fee equal to 1.5% of the total consideration received by Community First shareholders in the merger. The $45,000 payment already made by Community First will be credited in full against the amount due A&S upon consummation of the merger. Pursuant to the A&S engagement agreement, Community First also agreed to reimburse A&S for reasonable out-of-pocket expenses and disbursements incurred in connection with its retention and to indemnify it against certain liabilities, including liabilities under the federal securities laws. The full text of the opinions of Anderson & Strudwick, Inc., which set forth the assumptions made, matters considered and limitations on the review undertaken, is attached as Appendix II to this proxy statement/prospectus and is incorporated herein by reference. Community First’s board of directors urges the holders of Community First common stock to read both opinions.

Effective Time

Provided the merger has been approved by the shareholders of Community First, all required governmental and other consents are obtained and the other conditions to the merger are satisfied or waived, the merger will be consummated and made effective on the date and at the time indicated on the certificate of merger issued by the Virginia State Corporation Commission pursuant to the Virginia Stock Corporation Act. See “— Representations and Warranties; Conditions to the Merger” on page 33.

It is anticipated that the merger will occur on or about April 1, 2006, although it may be delayed.

Merger Consideration and Election and Allocation Procedures

Upon consummation of the merger, each outstanding share of Community First common stock and Series A preferred stock will be converted into the right to receive either cash or shares of American common stock as described below, at the election of each Community First shareholder and subject to the election, allocation and pro ration procedures set forth in the merger agreement and described below. See “— Merger Consideration,” “— Election Procedures” and “— Allocation Procedures” below. No fractional shares of American common stock will be issued in connection with the merger. Instead, American will make a cash payment to each Community First shareholder who would otherwise receive a fractional share, based on a price of $22.78 per share.

The form of the consideration ultimately received by you will depend upon the election, allocation and pro ration procedures described below and the choices of other Community First shareholders. Accordingly, no guarantee can be given that your choice will be honored.

In addition, because the tax consequences to you will be dependent on the form of consideration received, you are urged to read carefully the information set forth below under “— Material Federal Income Tax Consequences” beginning on page 40.

Merger Consideration. The merger agreement provides that each share of common stock of Community First issued and outstanding immediately prior to the effective time will cease to be outstanding and will be converted into the right to receive either:

•	$21.00 in cash or

•	0.9219 shares of American common stock; and

each share of Series A preferred stock of Community First issued and outstanding immediately prior to the effective time will cease to be outstanding and will be converted into the right to receive either:

•	$25.20 in cash or

•	1.1063 shares of American common stock.

As described under “— Elections” below, you have the opportunity to elect the form of consideration to be received for all shares of Community First stock held by you, subject to allocation and pro ration procedures set forth in the merger agreement. These allocation procedures are intended to ensure that 50% of the outstanding shares of Community First common stock and Series A preferred stock will be converted into the right to receive American common stock, and 50% of the outstanding shares of Community First common stock and Series A preferred stock will be converted into the right to receive cash, subject to a reduction for the amount paid to holders of Community First stock options.

The market price of American common stock is subject to change at all times based on the future financial condition and operating results of American, future market conditions and other factors. The market price of the American common stock at the effective time of the merger or at the time that Community First shareholders who receive American common stock in the merger actually receive stock certificates evidencing those shares may be higher or lower than recent prices. For further information concerning the historical prices of American common stock, see “Market for Common Stock and Dividends” on page 53. You are urged to obtain current market prices for American common stock in connection with voting your shares on the merger agreement at the special meeting and making your election decision.

Elections. An election form and letter of transmittal, which are being sent to you in a separate mailing, permit you:

•	to elect to receive shares of American common stock in exchange for shares of Community First stock held by you, plus cash in lieu of any fractional share interest,

•	to elect to receive cash in exchange for shares of Community First stock held by you, or

•	to indicate that you make no election with respect to the consideration to be received by you in exchange for your shares of Community First stock.

The Community First shares in these three categories are referred to below as stock election shares, cash election shares and no-election shares.

In order to make an effective election, you must send in your Community First common stock and Series A preferred stock certificates together with your properly completed election form and letter of transmittal to American, which will serve as the exchange agent, not later than 5:00 p.m., EST on March 27, 2006, the election deadline. If you either (a) do not submit a properly completed election form by the election deadline or (b) revoke your election form prior to the election deadline and do not resubmit a properly completed election form by the election deadline, the shares of Community First stock held by you will be designated no-election shares.

Election Procedures. All elections must be made on the election form. To make an effective election with respect to your shares of Community First stock, you must, in accordance with the election form:

•	properly complete and return the election form to American, the exchange agent designated by American to receive these materials, and

•	deliver with the election form your Community First common stock and Series A preferred stock certificates and any other required documents prior to the election deadline.

If you have a particular preference as to the form of consideration to be received for your shares of Community First stock, you must make an election, because shares as to which an election has been made will be given priority in allocating the selected consideration over shares for which no election was made. Neither the Community First board nor its financial advisor makes any recommendation as to whether shareholders should elect to receive the cash consideration or the stock consideration in the merger. You must make your own decision with respect to your election, bearing in mind the tax consequences of the election you choose. See “— Material Federal Income Tax Consequences” beginning on page 40.

Even if you have no preference, we suggest that you return your election form together with your Community First common stock and Series A preferred stock certificates by the election deadline indicating that you have no preference, so that you may receive the merger consideration allocable to you promptly following completion of the exchange procedures after the merger is consummated. See “— Procedures for Exchanging Community First Stock Certificates” beginning on page 32.

Allocation Procedures. Your ability to receive all cash or all shares of American common stock in exchange for your shares of Community First stock in the merger is subject to allocation procedures set forth in the merger agreement. These allocation procedures are intended to ensure that American will pay for the outstanding stock of Community First with 50% cash and 50% stock, based on an American common stock value of $22.78. In calculating these percentages, American will include the amount of cash it will pay to holders of Community First stock options who have not exercised their options. Therefore, more than 50% of the outstanding common and Series A preferred stock, combined, will be exchanged for American common stock.

It is unlikely that the Community First shareholders will make elections in the exact proportions provided for in the merger agreement. As a result, the merger agreement describes procedures to be followed if Community First shareholders in the aggregate elect to receive more or less of the American common stock than American has agreed to issue. These procedures are summarized below.

Pursuant to the merger agreement, the aggregate cash consideration in the merger must amount to half of the merger consideration paid. The merger consideration to be paid includes the cash and American common stock, valued at $22.78 per share, paid to holders of Community First common stock and Series A preferred stock, as well as the cash paid to holders of Community First stock options not exercised to cancel the stock options.

•	If the cash elections total more than the aggregate cash consideration, all no-election shares will be converted to stock election shares and a sufficient number of shares from among the holders of cash election shares will be converted on a pro rata basis into stock election shares, so that the total cash paid equals as closely as practicable, but is less than, the aggregate cash consideration. This pro ration will reflect the proportion that the number of cash election shares of each holder of cash election shares bears to the total number of cash election shares.

•	If the cash elections total less than the aggregate cash consideration, a sufficient number of shares will be converted into cash election shares, first from among the holders of no-election shares and then, if necessary, from among the holders of stock election shares on a pro rata basis, so that the total cash paid equals as closely as practicable, but is less than, the aggregate cash consideration. This pro ration will reflect the proportion that the number of stock election shares of each holder of stock election shares bears to the total number of stock election shares.

The above-described allocation will be made by American’s exchange agent within five business days after the completion of the merger.

Procedures for Exchanging Community First Stock Certificates

Shortly after the mailing of this proxy statement/prospectus, American will send you in a separate mailing an election form and letter of transmittal for use in effecting your election and for the surrender of your Community First common stock and Series A preferred stock certificates in exchange for the merger consideration ultimately allocated to you. The election form and letter of transmittal and other related documents contain instructions describing the appropriate steps you must take in order to make an effective election and to properly surrender your Community First common stock and Series A preferred stock for exchange and cancellation to the exchange agent. In order to make an effective election, you must send in your Community First stock certificates together with your properly completed election form and letter of transmittal to American, which will serve as the exchange agent, not later than 5:00 p.m., EST on Monday, March 27, 2006.

The exchange agent will complete the allocation within five business days after the effective time of the merger, which we anticipate will be on or about April 1, 2006. Shareholders who have surrendered their Community First common stock and Series A preferred stock certificates together with a properly completed election form and letter of transmittal will receive the merger consideration allocated to them as soon as practicable thereafter.

Please be aware that you will not receive the merger consideration you are entitled to until you return your properly completed election form and letter of transmittal and your Community First common stock and Series A preferred stock certificates to the exchange agent. No interest will be paid or accrued on any cash constituting merger consideration (including cash in lieu of fractional shares) during this time. In addition, you will not receive any dividends on American common stock you are to receive or other distributions with respect to American’s common stock declared after the completion of the merger, until you have surrendered your Community First stock certificates. Only then will you be entitled to receive all previously withheld dividends and distributions, but without interest.

Accordingly, it is important for you to act promptly. Please carefully read and accurately complete the election form and letter of transmittal and deliver it together with your Community First common stock and Series A preferred stock certificates to American prior to the election deadline.

No stock certificates representing fractional shares of American common stock will be issued upon the surrender for exchange of Community First stock certificates. In lieu of the issuance of any such fractional share, American will pay to each former shareholder of Community First who otherwise would be entitled to receive a fractional share of American common stock an amount in cash determined by multiplying the fraction of a share of American common stock that the holder would otherwise be entitled to receive pursuant to the merger agreement by $22.78.

After completion of the merger, no transfers of Community First common stock or Series A preferred stock issued and outstanding immediately prior to the completion of the merger will be allowed. Community First stock certificates that are presented for transfer after the completion of the merger will be canceled and exchanged for the appropriate merger consideration.

American will only issue an American stock certificate in a name other than the name in which a surrendered Community First stock certificate is registered if you present the exchange agent with all documents required to show and effect the unrecorded transfer of ownership of the shares of Community First common stock or Series A preferred stock formerly represented by the Community First stock certificate, and show that you paid any applicable stock transfer taxes.

If your Community First stock certificate has been lost, stolen or destroyed, you may be required to deliver an affidavit and a lost certificate bond as a condition to receiving any American stock certificate to which you may be entitled.

Representations and Warranties; Conditions to the Merger

The merger agreement contains representations and warranties by American and Community First, including representations and warranties with respect to their individual organizations, authorizations to enter into the merger agreement, capitalization, financial statements and pending and threatened litigation. These representations and warranties, except as otherwise provided in the merger agreement, will not survive the effective time of the merger.

The obligations of American and Community First to consummate the merger are subject to the following conditions, among others:

•	approval of the merger agreement by the shareholders of Community First;

•	receipt of all necessary regulatory approvals not conditioned or restricted in a manner that, in the reasonable opinion of the boards of directors of American or Community First, would so materially adversely impact the economic or business benefits of the merger so as to render inadvisable the consummation of the merger;

•	the continuing effectiveness of American’s registration statement filed with the Securities and Exchange Commission;

•	receipt by American and Community First of a legal opinion from the other party’s legal counsel with respect to certain matters relating to the merger, including a legal opinion from American’s counsel confirming that the merger will be tax-free to American and Community First and to Community First shareholders to the extent they receive solely American common stock;

•	no order, decree or injunction issued preventing completion of the merger; and

•	approval from the Nasdaq Stock Market for the listing on the Nasdaq National Market of the shares of American common stock to be issued in the merger.

Also, each company’s obligation to effect the merger, unless waived, is subject to:

•	performance in all material respects by the other company of its obligations under the merger agreement;

•	the representations and warranties of American and Community First in the merger agreement being true and correct, subject to exceptions (which include matters that, individually or in the aggregate, do not materially adversely affect the merger and the other transactions contemplated by the merger agreement); and

•	the receipt of certain certificates from the other company.

Regulatory Approvals

The merger of Community First into American cannot occur without the approval of the Board of Governors of the Federal Reserve System and the Virginia State Corporation Commission. On January 19, 2006, American filed a notification with the Federal Reserve and an application with the Virginia State Corporation Commission for approval of the merger. The notification and application were each accepted, but approval has not been obtained.

The merger of Community First Bank into American National Bank, which the parties intend to effect shortly after the merger of Community First and American, cannot occur until it is approved by the Office of the Comptroller of the Currency. On January 31, 2006, American filed a notification with the Comptroller of the Currency for approval of the merger. The notification has been accepted, but approval has not yet been obtained.

While we cannot predict whether or when we will obtain all required regulatory approvals, we see no reason why the approvals will not be obtained in a timely manner. However, there can be no assurance that the necessary approvals will be obtained, or that any approval will not be conditioned in a manner that makes consummation of the merger, in the judgment of the board of directors of American or Community First, inadvisable or unduly burdensome.

Business Pending the Merger

Until the effective time of the merger, Community First has agreed to conduct its and its subsidiary’s operations only in the ordinary and usual course, and to use reasonable best efforts to preserve intact their business organizations and assets and maintain their rights, franchises and authorizations and their existing relations with customers, suppliers, employees and business associates.

Unless Community First obtains the prior consent of American, until the effective time of the merger, Community First may not:

•	take any action, engage in any transactions or enter into any agreements that would adversely affect or delay in any material respect the ability of American or Community First to obtain the necessary approvals, consents or waivers required to effect the merger or to perform its covenants and agreements on a timely basis;

•	issue any capital stock, except upon exercise of options issued pursuant to its existing stock option plan;

•	enter into or amend any written employment or severance agreement or similar arrangement with any of its directors, officers or employees, or grant any salary or wage increase or increase any employee compensation, except for normal individual increases to employees and employee bonuses made in the ordinary course of business consistent with past practice;

•	enter into or amend (except as required by law), any pension, retirement, stock option, stock purchase, savings, profit sharing, deferred compensation, consulting, bonus, group insurance or other employee benefit, incentive or welfare arrangement, or any related trust agreement, relating to any of its directors, officers or employees, including any action that accelerates the vesting or exercise of any benefits payable thereunder, except in the ordinary course of Community First’s business or as otherwise permitted or required by the merger agreement;

•	incur any obligation or liability (whether absolute or contingent, excluding suits against Community First), make any pledge, encumber any of its assets, or dispose of any of its assets in any other manner, except in the ordinary course of business and for adequate value, or as otherwise permitted in the merger agreement;

•	make, declare, pay or set aside for payment any dividend (other than as permitted in the merger agreement) on or in respect of, or declare or make any distribution on any shares of stock or, in any way, adjust, split, combine, redeem, reclassify, purchase or otherwise acquire, any shares of Community First’s own stock, except in the ordinary course of business to satisfy obligations under dividend reinvestment or employee benefit plans;

•	acquire all or any portion of the assets, business, deposits or properties of any other entity except in the ordinary course of business;

•	make changes in accounting principles, practices or methods, other than as may be required by generally accepted accounting principles or relevant regulatory accounting requirements;

•	take any action that would prevent the merger from qualifying as a tax-free reorganization within the meaning of the Internal Revenue Code;

•	make any capital expenditures other than in the ordinary course of business and consistent with past practice in excess of $5,000 individually or $25,000 in the aggregate;

•	change its lending, investment, asset/liability management or other material banking policies in any material respect, except as may be required by law;

•	file any application to establish, relocate or terminate the operations of any banking office of Community First Bank;

•	alter, amend or repeal its articles of incorporation or bylaws; or

•	take any action that would cause any of its representations and warranties in the merger agreement to become untrue.

Pending consummation of the merger, American has agreed that it will operate its business in the ordinary course and use its best efforts to preserve its respective properties, business and customer and employee relationships. In addition, American has agreed that it will not take any action, engage in any transactions or enter into any agreements that would adversely affect or delay in any material respect the ability of American or Community First to obtain the necessary approvals, consents or waivers required to effect the merger or to perform its covenants and agreements on a timely basis. Finally, American has agreed that it will not take any action that would prevent the merger from qualifying as a tax-free reorganization within the meaning of the Internal Revenue Code.

No Solicitation

Community First has agreed not to solicit or encourage inquiries or proposals with respect to, furnish any information relating to, or participate in any negotiations regarding any merger, reorganization, consolidation, share exchange, joint venture, business combination or similar transaction involving Community First, or any purchase of all or any material portion of the assets of Community First (referred to as an “acquisition transaction”).

Notwithstanding the non-solicitation provision described above, the Community First board may furnish information to, or enter into discussions or negotiations with, any person or entity that makes an unsolicited, written bona fide proposal regarding a transaction described above if, but only to the extent that:

•	the Community First board concludes in good faith, after consultation with and based upon the written advice of outside counsel, that it is required to furnish such information or enter into such discussions or negotiations in order to comply with its fiduciary duties to shareholders under applicable law;

•	prior to taking such action, Community First receives from such person or entity an executed confidentiality agreement; and

•	the Community First board concludes in good faith, after consultation with its financial and legal advisors, taking into account all legal, financial, regulatory and other aspects of the proposal and the person making the proposal that the proposed transaction (a) is more favorable to its shareholders, from a financial point of view, than the merger with American and (b) is fully financed or reasonably capable of being fully financed and otherwise reasonably capable of being completed on the terms proposed (a “superior proposal”).

Community First is required to notify American of the receipt of any such proposal or inquiry, and to provide it with the identity of the party making the proposal or inquiry and the terms and conditions of the proposal or inquiry.

Waiver and Amendment

At any time on or before the effective time of the merger, any term or condition of the merger may be waived by the party that is entitled to the benefits thereof, without shareholder approval, to the extent permitted under applicable law. The merger agreement may be amended at any time before the merger by agreement of the parties whether before or after the later of the date of the Community First special meeting, except statutory requirements and requisite approvals of the shareholders of Community First and regulatory authorities. Any material change in the merger agreement would require a resolicitation of Community First’s shareholders. Such a change would include, but not be limited to, a change in the tax consequences to Community First’s shareholders.

Termination of the Merger Agreement

The merger agreement may be terminated:

•	by mutual consent of the parties;

•	by either American or Community First if any condition that must be satisfied for such company to complete the merger is not met, including the conditions that (a) the other company’s representations and warranties are true and correct as of the effective time of the merger, subject to exceptions, and (b) the other company has performed in all material respects all obligations required to be performed by it under the merger agreement prior to the effective time of the merger;

•	by either American or Community First if the merger is not completed by June 30, 2006, except that the right to terminate is not available to a company whose failure to perform an obligation under the merger agreement has been the cause of, or has resulted in, the failure of the merger to occur on or before such date;

•	by American, prior to the special meeting, if (a) Community First breaches the covenants described under “— No Solicitation” on page 35, (b) the Community First board of directors has failed to recommend that the shareholders of Community First approve the merger agreement or has withdrawn, modified or changed such recommendation in a manner which is adverse to American, or (c) Community First breaches its covenants requiring the calling and holding of a meeting of shareholders to consider the merger agreement;

•	by American, if Community First, without having received American’s prior written consent, enters into an agreement with any person to (a) acquire, merge or consolidate, or enter into any similar transaction, with Community First, (b) purchase, lease or otherwise acquire all or substantially all of the assets of Community First, or (c) purchase or otherwise acquire directly from Community First securities representing 10% or more of the voting power of Community First;

•	by American if a third party commences a tender offer or exchange offer for 20% or more of the outstanding Community First common stock and the board of directors of Community First fails to recommend that Community First shareholders reject the offer within a specified period; and

•	by Community First prior to the special meeting in order to enter into an acquisition agreement or similar agreement with respect to an unsolicited “superior proposal,” as defined in the merger agreement and under “No Solicitation” on page 35, which has been received and considered by Community First in compliance with the applicable terms of the merger agreement, provided that Community First has notified American at least five business days in advance of any such termination and given American the opportunity during such period to make an offer to Community First at least as favorable as the superior proposal, as determined by the Community First board of directors.

The merger agreement gives Community First the right to terminate the merger agreement upon notice if the price of American common stock significantly decreases. If termination notice is given, American has the right, but is not required, to increase the stock consideration to an amount that, based on the current value of the American common stock, provides a value in such stock equal to $18.22 per share.

This provision gives Community First the right to seek to terminate the merger agreement if:

•	the average closing price per share of American common stock on the Nasdaq National Market for the five consecutive trading days ending on the last trading day before the tenth calendar day before the date designated by American to complete the merger, is less than $18.22; and

•	(a) the amount determined by dividing (1) the average closing price per share of American common stock during the five-trading day period described in the preceding bullet point by (2) $22.78, is less than (b) 0.15 less than the amount determined by dividing (1) the weighted average (weighted in accordance with the factors set forth in the merger agreement) of the closing sales prices of the nine bank holding companies designated in the merger agreement on the tenth calendar day before the date that American designates to complete the merger, by (2) the weighted average of the closing prices of the nine bank holding companies on October 18, 2005.

The determination of whether the conditions set forth in the preceding bullet point have been satisfied will be made on the tenth calendar day before the date that American designates to complete the merger. If, before that date, any of the nine specified bank holding companies publicly announce that it is to be acquired or that it is to acquire another company in a transaction with a value exceeding 25% of the acquirer’s market capitalization, the affected bank holding company will be eliminated from the calculation.

If Community First were to seek to exercise its right to terminate the merger agreement, it would be required to notify American during the five-day period that begins on the date the value determination is made as provided above. American would then have five days to notify Community First of its election to increase the merger consideration so that Community First shareholders would receive for each share of Community First common stock a number of shares of American common stock with a value, based on the average closing price of American common stock over the five-trading day period, at least equal to $18.22. American would have no obligation to elect to increase the exchange ratio. If American were to exercise its right to increase the merger consideration, Community First would be required to proceed with the merger using the increased exchange ratio and in accordance with all other terms of the merger agreement.

These conditions reflect the parties’ agreement that Community First shareholders will assume certain risks of decline in the market value of American common stock. If, as of the date for making this determination, the value of American common stock were to have declined such that the value of the consideration to be received for each share of Community First common stock were less than $18.22, but were not to have declined by more than 15% more than the average stock price of the nine specified bank holding companies, then Community First’s shareholders would continue to assume the risk of decline in the value of American common stock.

If the Community First board of directors elects to seek to terminate the merger agreement and the merger under the circumstances described above, American may avoid termination by increasing the exchange ratio. In deciding whether to increase the exchange ratio, the principal factors American would consider include the projected effect of the merger on American’s pro forma earnings and book value per share and whether American’s assessment of Community First’s earning potential as part of American justifies the issuance of a greater number of shares of American common stock. Community First may, at any time before the expiration of its five-day election period, elect to withdraw its election to terminate and to proceed with the merger without adjustment to the exchange ratio. In making this determination, the principal factors the Community First board would consider include whether the merger remains in the best interest of Community First and its shareholders despite the decline in the American common stock price and whether the consideration to be received by Community First shareholders remains fair from a financial point of view. Before making any decision to terminate the merger agreement or to proceed with the merger without adjustment of the exchange ratio, the Community First Board would consult with its financial and other advisors and would consider all financial and other information it deemed relevant to its decision, including considerations relating to the necessity or desirability of soliciting the Community First shareholders again under the circumstances. If Community First elected not to exercise its right to seek to terminate the merger agreement and the merger, the exchange ratio would remain 0.9219 shares of American common stock for each share of Community First common stock, and the dollar value of the consideration which the Community First shareholders would receive for each share of Community First common stock would be the value of 0.9219 shares of American common stock as of the time the merger becomes effective.

You should be aware that the market value of a share of American common stock will fluctuate and that neither American nor Community First can give you any assurance as to what the price of American common stock will be when the merger becomes effective or when certificates for those shares are delivered following surrender and exchange of your certificates for shares of Community First stock. We urge you to obtain information on the market value of American common stock that is more recent than that provided in this proxy statement/prospectus. See “Market for Common Stock and Dividends” on page 53.

In the event of termination, the merger agreement will become null and void, except that certain provisions thereof relating to expenses and confidentiality of information exchanged between the parties will survive any such termination.

Termination Fees

The merger agreement provides that Community First must pay American a $1.4 million termination fee under the circumstances and in the manner described below:

•	if the merger agreement is terminated by American for any of the reasons described in the fourth (other than clause (b)), fifth or sixth bullet points in the first paragraph under “— Termination of the Merger Agreement” on page 36 or by Community First for the reasons described in the last bullet point in such section, Community First must pay the termination fee to American concurrently with the termination of the merger agreement; or

•	if (x) the merger agreement is terminated by American as a result of a material breach by Community First of a representation, warranty or performance requirement contained in the merger agreement, by American if the Community First board fails to recommend that Community First stockholders approve the merger (or changes such recommendation prior to the special meeting) or by either American or Community First because the merger has not been consummated by June 30, 2006 (other than due to a breach by the terminating party), and in the case of any termination referenced above, a proposal for an “acquisition transaction” (as defined under “No Solicitation” on page 35) shall have been publicly announced or otherwise communicated or made known to the senior management or the board of directors of Community First (or any person shall have publicly announced, communicated or made known an intention, whether or not conditional, to propose an acquisition transaction) at any time after the date of the merger agreement and prior to the date of termination of the merger agreement, and (y) within 18 months after such termination, Community First consummates a transaction which is the subject of an acquisition transaction, Community First shall pay the termination fee to American on the date such transaction is consummated.

Any termination fee that becomes payable pursuant to the merger agreement will be paid by wire transfer of immediately available funds to an account designated by the receiving party.

If Community First fails to timely pay the termination fee to American, Community First will be obligated to pay the costs and expenses incurred by American to collect such payment, together with interest.

Affiliate Agreement

In connection with the execution and delivery of the merger agreement, the directors and executive officers of Community First entered into an affiliate agreement with American under which these individuals agreed to vote all of their shares in favor of the merger agreement. As of February 6, 2006, these individuals owned shares of Community First common stock representing approximately 43.0% of the outstanding common shares and 45.0% of the outstanding Series A preferred stock of Community First entitled to vote on the merger.

The affiliate agreement prohibits, subject to limited exceptions, the directors and executive officers of Community First from selling, transferring, pledging, encumbering or otherwise disposing of any shares of Community First stock. The affiliate agreement terminates upon the earlier to occur of the completion of the merger and the termination of the merger agreement in accordance with its terms.

Accounting Treatment

The merger will be accounted for under the purchase method of accounting under generally accepted accounting principles. Under the purchase method of accounting, the assets and liabilities of Community First will be recorded, as of completion of the merger, at their respective fair market values and added to those of American. Financial statements and reported results of operations of American issued after completion of the merger will reflect these values, but will not be restated retroactively to reflect the historical financial position or results of operations of Community First.

Interests of Certain Persons in the Merger

As discussed below, certain members of Community First’s management, as well as certain members of the Community First board of directors, have interests in the merger in addition to their interests as shareholders of Community First. In each case, the Community First board was aware of these potential interests, and considered them, among other matters, in approving the merger agreement and the transactions contemplated thereby.

Indemnification and Insurance. American has agreed to indemnify, for the period of three years after the merger, the officers and directors of Community First against certain liabilities arising before the effective time of the merger. American also has agreed to provide directors’ and officers’ liability insurance for the present officers and directors of Community First for a period of three years after the merger.

Director Appointments. American will select and appoint one of Community First’s current directors to the board of American. In addition, American will select and appoint one of Community First’s current directors to the board of American National Bank. The same person may be appointed to both boards. Finally, directors of Community First or Community First Bank selected by American will serve on a Lynchburg Advisory Board of American National Bank.

Potential Severance Payments Under Employment Agreements. Community First has employment agreements with the following executive officers: Francis F. Falls, President; T. Clay Davis, Vice President; J. Michael Thomas, Vice President; and Walter G. Mason II, Vice President. Under the terms of each employment agreement, if the officer terminates his employment for “good reason” (as defined in the agreement), including in connection with a change of control of Community First, he will be entitled to receive certain severance payments. The parties have agreed that in connection with the merger each officer will receive such payments, regardless of the arrangements, if any, American makes for the continuation of employment of such officer after the merger. The severance payments may be made in a lump sum or in monthly installments. The approximate aggregate payments to each officer amount to the following: for Mr. Falls, $333,800; for Mr. Davis, $224,600; for Mr. Thomas, $321,700; and for Mr. Mason, $278,100.

John L. Wynne, the former President and Chief Executive Officer of Community First and Community First Bank, voluntarily resigned as an officer of Community First and Community First Bank on September 20, 2005

pursuant to the terms and conditions of an agreement between Community First and Mr. Wynne that superseded his employment agreement. Under this agreement, Community First agreed to continue to employ Mr. Wynne to assist Community First on various assignments and projects on an as-needed basis at a salary of $10,000 per month. By its terms, this agreement will terminate upon consummation of the merger. The merger agreement provides that Mr. Wynne is entitled to receive a severance payment on the same basis as the officers listed above. The payment to Mr. Wynne will be approximately $372,100.

Stock Options. Certain directors, officers and employees of Community First hold stock options under Community First’s stock option plan to acquire an aggregate of 233,956 shares of Community First common stock at exercise prices ranging from $8.33 to $9.17 per share. Options for each share, to the extent not exercised before the merger, will be cancelled in exchange for a cash payment equal to the difference between the per share exercise price and $21.00.

Employee and Benefit Plans. As soon as administratively practicable following the merger, employees of Community First who continue on as employees of American will be entitled to participate in the American pension, health and welfare benefit and similar plans on the same terms and conditions as employees of American. These employees will receive credit for their years of service to Community First for participation and vesting purposes only.

Material Federal Income Tax Consequences

The following is a general discussion of certain federal income tax consequences of the merger to Community First shareholders under the Internal Revenue Code of 1986. The discussion does not deal with all aspects of federal taxation that may be relevant to particular Community First shareholders. Certain tax consequences of the merger may vary depending upon the particular circumstances of each Community First shareholder and other factors.

Tax matters are very complicated, and the tax consequences of the merger to you will depend upon the facts of your particular situation. You are urged to consult with your tax advisor to determine the particular tax consequences of the merger to you.

This summary is based on current law as in effect on the date of this proxy statement/prospectus and the advice of LeClair Ryan, A Professional Corporation, legal counsel to American. This law is subject to change and any such change may be made with retroactive effect. No assurance can be given that, after any such change, this summary would not be different. The advice in this summary is also based on, among other things, certain customary assumptions and representations by American and Community First relating to certain facts and circumstances of, and the intentions of the parties to, the merger. Neither American nor Community First has requested a ruling from the Internal Revenue Service in connection with the merger.

The Merger. The merger, when consummated in accordance with the terms of the merger agreement, will constitute a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code.

The federal income tax consequences of the merger to a Community First shareholder generally will depend on whether the shareholder receives cash, American common stock or a combination of those in exchange for his or her shares of Community First common stock or Series A preferred stock.

•	If you receive solely American common stock in exchange for all of your shares of Community First stock pursuant to the merger, you will not recognize gain or loss on the exchange. However, if you receive cash in lieu of a fractional share interest in American common stock, you will be treated as having received a fractional share of American common stock in the merger and having immediately exchanged that fractional share for cash in a taxable redemption by American. Your tax basis in American common stock actually received pursuant to the merger will equal your tax basis in the shares of Community First stock being exchanged, reduced by any amount allocable to a fractional share interest of American common stock for which cash is received. The holding period of American common stock received will include the holding period of the shares of Community First stock being exchanged.

•	If you receive solely cash in exchange for all of your shares of Community First stock pursuant to the merger, you generally will recognize capital gain or loss in an amount equal to the difference between the amount of cash received and your aggregate tax basis for those shares of Community First stock, which gain or loss will be long-term capital gain or loss if the shares of Community First stock were held for more than one year. If, however, you are treated under the Internal Revenue Code as the constructive owner of Community First stock that is exchanged for American common stock in the merger or you own American common stock actually or constructively after the merger, some or all of any gain realized by you may not qualify for treatment as capital gain but instead may, to the extent of Community First’s accumulated earnings and profits, be treated as receipt of a dividend taxable at ordinary income rates. Under the constructive ownership rules of the Internal Revenue Code, a shareholder may be treated as owning stock that is actually owned by another person or entity. You should consult your tax advisor about the possibility that all or a portion of any cash received in exchange for your shares of Community First stock will be treated as a dividend.

•	If you receive both American common stock and cash consideration in exchange for all of your shares of Community First stock, you generally will recognize gain, but not loss, to the extent of the lesser of (a) the excess, if any, of (i) the sum of the aggregate fair market value of the American common stock received (including any fractional share of American common stock deemed to be received and exchanged for cash) and the amount of cash received (excluding any cash received in lieu of a fractional share of American common stock) over (ii) your aggregate tax basis in the shares of Community First stock exchanged in the merger; and (b) the amount of cash you receive.

•	Any gain recognized with respect to a block of Community First shares will generally be long-term capital gain if the shares of Community First stock exchanged were held for more than one year. However, if the receipt of cash in exchange for that block of Community First shares is treated as equivalent to the distribution of a dividend under the Internal Revenue Code, the gain will be treated as a dividend to the extent of your ratable share of the undistributed accumulated earnings and profits of Community First. Although the federal tax rate for long term capital gains and for dividends is now the same, long term capital gains are calculated after deducting your basis in the stock, while dividends are calculated on the entire amount included. You should consult your tax advisor about the possibility that all or a portion of any cash received in exchange for your Community First stock will be treated as a dividend.

•	Your aggregate tax basis in American common stock received pursuant to the merger, if any, will equal your aggregate tax basis in the shares of Community First stock being exchanged, reduced by any amount allocable to a fractional share interest of American common stock for which cash is received and by the amount of any cash consideration received, and increased by the amount of taxable gain, if any, recognized by you in the merger (including any portion of such gain that is treated as a dividend).

Cash in Lieu of Fractional Shares. No fractional shares of American common stock will be issued in the merger. If you receive cash in lieu of a fractional share, you will be treated as having received such fractional share pursuant to the merger and then as having exchanged such fractional share for cash in a redemption by American. You generally will recognize capital gain or loss on a deemed redemption of the fractional share in an amount determined by the excess of the amount of cash received and your tax basis in the fractional share. Any capital gain or loss will be long-term capital gain or loss if the Community First stock exchanged was held for more than one year.

Closing Opinion. It is a condition precedent to the obligations of American and Community First to effect the merger that they receive an opinion from LeClair Ryan, dated as of the effective time of the merger, that the merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code. Such opinion will be based upon facts existing at the effective time of the merger, and in rendering such opinion, counsel will require and rely upon facts, representations and assumptions that will be provided by American, Community First and others.

American and Community First have not and will not seek any ruling from the Internal Revenue Service regarding any matters relating to the merger, and as a result there can be no assurance that the Internal Revenue Service will not disagree with or challenge any of the conclusions described in this proxy-prospectus.

Backup Withholding. Non-corporate holders of Community First stock may be subject to information reporting and backup withholding imposed at a rate of 28% on any cash payments they receive. Community First shareholders will not be subject to backup withholding, however, if they:

•	furnish a correct taxpayer identification number and certify that they are not subject to backup withholding on the substitute Form W-9 or successor form included in the election form/letter of transmittal they will receive; or

•	are otherwise exempt from backup withholding.

Any amounts withheld under the backup withholding rules will be allowed as a refund or credit against a Community First shareholder’s United States federal income tax liability, provided they furnish the required information to the Internal Revenue Service.

Reporting Requirements. Community First shareholders who receive American common stock as a result of the merger will be required to retain records pertaining to the merger and will be required to file with their United States federal income tax return for the year in which the merger takes place a statement setting forth certain facts relating to the merger.

Appraisal Rights

The following discussion is only a summary and does not purport to be a complete statement of the law pertaining to appraisal rights under the Virginia Stock Corporation Act (referred to as the “Virginia SCA”). The text of Article 15 of the Virginia SCA is reprinted in its entirety as Appendix V to this proxy statement/prospectus. This summary is qualified in its entirety by a reference to Article 15 of the Virginia SCA. Under the Virginia SCA, eligible holders who follow the procedures set forth in Article 15 of the Virginia SCA will be entitled to receive payment of the “fair value” of such shares. Any eligible holder who wishes to exercise appraisal rights should review the following discussion and Appendix V carefully, because failure to comply in a timely and proper manner with the procedures specified may result in the loss of appraisal rights under the Virginia SCA.

An eligible holder wishing to exercise appraisal rights must deliver to Community First prior to or at the shareholders’ meeting (but in any event before the vote is taken), a written notice of intent to demand payment for the eligible holder’s shares. An eligible holder delivering a notice of intent must not vote his or her shares of common stock in favor of the merger or he or she will lose his or her appraisal rights. All notices of intent should be sent or delivered to:

Community First Financial Corporation

1646 Graves Mill Road

Lynchburg, Virginia 24502

Attention: Francis F. Falls, Corporate Secretary

Within 10 days after the effective time of the merger, if the shareholders approve the merger agreement, Community shall deliver an appraisal notice in writing to all dissenting holders. The appraisal notice shall:

•	state where the dissenting holder’s payment demands shall be sent and where and when stock certificates shall be deposited;

•	set a date by which the surviving corporation must receive the payment demand; and

•	include such other information as required by the Virginia SCA.

A holder demanding appraisal to whom a notice is sent must demand payment within the time specified in the notice, deposit his or her stock certificates in accordance with the terms of the dissenter’s notice and make certain certifications required by the Virginia SCA. If the holder fails to take such actions, he or she will lose his or her appraisal rights.

Within 30 days of Community First’s receipt of a demand for payment from a dissenting holder, Community First must pay the dissenting holder Community First’s estimate of the fair value of the dissenting holder’s shares plus interest. With any payment, Community First must provide its most recent year-end and interim financial statements, an explanation of how Community First calculated the fair value of the shares and interest, a statement of the holder’s right to continue to demand fair value for his or her shares and a copy of Article 15 of the Virginia SCA. Community First’s payment obligation may be enforced by a holder demanding appraisal on an expedited basis in a Virginia circuit court, if necessary.

A holder demanding appraisal who is not satisfied with the amount paid or offered by Community First must notify Community First of his or her own estimate of the fair value of his or her shares and the amount of interest due (less any amount already received from Community First). This notice must be given in writing within 30 days of the date that Community First made or offered to make payment for the holder’s shares.

If a dissenting holder’s demand for payment remains unsettled, Community First is obligated to commence a proceeding to determine the fair value of the shares and accrued interest within 60 days of the receipt of the dissenting holder’s payment demand. If Community First fails to commence such proceeding in accordance with the Virginia SCA, it must pay the dissenting holder the amount demanded by the dissenting holder. The appraisal proceeding must be brought in a Virginia circuit court.

Dissenting holders considering seeking appraisal should be aware that the fair value of their shares of common stock, as determined under Article 15 of the Virginia SCA, could be more than, the same as, or less than, the merger consideration that would be paid to them pursuant to the merger agreement. The costs and expenses of the appraisal proceeding will be determined by the court and assessed against Community First unless the court determines that the dissenting holder did not act in good faith in demanding payment of the fair value of their shares, in which case, costs and expenses may be assessed against the dissenting holder. Dissenting holders will only be entitled to receive payment in accordance with Article 15 of the Virginia SCA and will not be entitled to vote their shares of common stock or exercise any other rights of a shareholder. A dissenting holder may withdraw his or her demand only with the consent of Community First.

If any eligible holder who demands appraisal of his or her shares under Article 15 fails to perfect, or effectively withdraws or loses, his or her right to appraisal, as provided in the Virginia SCA, the shares of Community First stock of such holder will be converted into the right to receive the merger consideration in accordance with the merger agreement.

Certain Differences in Rights of Shareholders

Both American and Community First are corporations subject to the provisions of the Virginia SCA. The rights of Community First shareholders are presently governed by Community First’s articles of incorporation and bylaws, as well as the Virginia SCA. Upon consummation of the merger and certain Community First shareholders becoming shareholders of American, such shareholders’ rights will be governed by the articles of incorporation and bylaws of American and the Virginia SCA.

There are no material differences between the rights of a Community First shareholder under Community First’s articles of incorporation and bylaws, on the one hand, and the rights of an American shareholder under the articles of incorporation and bylaws of American, on the other hand, except as disclosed in the section “Comparative Rights of Shareholders” on page 58.

Restrictions on Resales of Shares by Affiliates

The shares of American common stock to be issued in connection with the merger will be registered under the Securities Act of 1933 and will be freely transferable under the Securities Act, except for shares issued to any person who is deemed to be an “affiliate” of Community First at the time of the special meeting. An “affiliate” of Community First, as defined by the rules under the Securities Act, is a person who directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, Community First. Affiliates of Community First generally include a director, executive officer or 10% shareholder of Community First.

Each affiliate of Community First has agreed that he or she will not transfer any shares of stock received in the merger except in compliance with the Securities Act. This proxy statement/prospectus does not cover any resale of American common stock received in the merger by any person who may be deemed to be an affiliate of Community First.

Expenses of the Merger

In general, whether or not the merger is consummated, Community First and American will pay their own expenses incident to preparing, entering into and carrying out the merger agreement, and preparing and filing this proxy statement/prospectus. American and Community First will, however, share equally the expenses of printing this proxy statement/prospectus.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following unaudited pro forma condensed combined financial information and explanatory notes are presented to show the impact of the merger on the companies’ historical financial positions and results of operations in accordance with Statement of Financial Accounting Standard No. 141, “Business Combinations” and Statement of Financial Accounting Standard No. 142, “Goodwill and Other Intangible Assets.” Under these statements, the assets and liabilities of the company not surviving the merger are, as of the effective time of the merger, recorded at their respective fair values and added to those of the surviving company. The unaudited pro forma condensed combined financial information combines the historical financial information of American and Community First as of and for the nine months ended September 30, 2005, and for the year ended December 31, 2004. The unaudited pro forma condensed combined balance sheet as of September 30, 2005, assumes the merger was consummated on that date. The unaudited pro forma condensed combined statements of income give effect to the merger as if the merger had been consummated at the beginning of each period presented.

The unaudited pro forma condensed combined financial information is based on, derived from, and should be read in conjunction with the historical consolidated financial statements and the related notes of American and Community First which are included in this proxy statement/prospectus or incorporated in this document by reference.

The unaudited pro forma condensed combined financial information is presented for illustrative purposes only and is not necessarily indicative of the operating results that would have occurred, or financial position that would have existed, if the merger had been consummated during the period or as of the date for which the pro forma data are presented, nor is it necessarily indicative of future operating results or financial position of the combined company.

American National Bankshares Inc. and Community First Financial Corporation

Pro Forma Combined Condensed Balance Sheet

As of September 30, 2005

(Unaudited)

The following unaudited pro forma combined condensed balance sheet combines the consolidated historical balance sheets of American and Community First assuming the companies had been combined as of September 30, 2005.

(In thousands)	American	Community First	Pro Forma Adjustments	Pro Forma Combined
ASSETS
Cash and due from banks	$17,457	$7,998	$5,059	$30,514

Interest-bearing deposits in other banks	6,407	245		6,652
Federal funds sold	—	650		650

Securities available for sale and restricted equity securities	146,922	8,318	(600)	154,640
Securities held to maturity	19,050	—	—	19,050

Total securities	165,972	8,318	(600)	173,690

Loans held for sale	1,379	—		1,379

Loans, net of unearned income	409,219	137,515	(1,309)	545,425
Less allowance for loan losses	(8,515)	(1,405)	410	(9,510)

Net loans	400,704	136,110	(899)	535,915

Bank premises and equipment, net	7,660	4,099	987	12,746
Goodwill and core deposit intangibles	171	—	24,616	24,787
Accrued interest receivable and other assets	11,465	4,594		16,059

Total assets	$611,215	$162,014	$29,163	$802,392

LIABILITES
Noninterest bearing demand deposits	$90,880	$19,637		$110,517
Interest bearing deposits	386,418	124,884	260	511,562

Total deposits	477,298	144,521	260	622,079

Repurchase agreements	41,873	—		41,873
Borrowings	17,275	2,500	22,000	41,775
Preferred cash dividend payable	—	150		150
Accrued interest payable and other liabilities	2,855	573	3,873	7,301

Total liabilities	539,301	147,744	26,133	713,178

Shareholders’ equity
Preferred stock	—	2,971	(2,971)	—
Common stock, American; $1 par	5,438		744	6,182
Common stock, Community First; No par		9,650	(9,650)	—
Capital in excess of par value	9,463		16,688	26,151
Retained earnings	57,661	1,739	(1,739)	57,661
Accumulated other comprehensive income (loss), net	(648)	(90)	(42)	(780)

Total shareholders’ equity	71,914	14,270	3,030	89,214

Total liabilities and shareholders’ equity	$611,215	$162,014	$29,163	$802,392

See accompanying notes to pro forma financial information.

American National Bankshares Inc. and Community First Financial Corporation

Pro Forma Combined Condensed Statement of Income

Nine Months Ended September 30, 2005

(Unaudited)

The following unaudited pro forma combined condensed statement of income combines the consolidated historical statements of income of American and Community First assuming the companies had been combined as of January 1, 2005.

(In thousands, except share data)	American	Community First	Pro Forma Adjustments	Pro Forma Combined

Interest Income	$23,897	$7,202	$560	$31,659
Interest Expense	6,204	2,782	604	9,590

Net interest income	17,693	4,420	(44)	22,069
Provision for loan losses	720	296		1,016

Net interest income after provision for loan losses	16,973	4,124	(44)	21,053

Noninterest Income	5,936	534		6,470
Noninterest Expense	12,633	3,771	161	16,565

Income before income tax provision	10,276	887	(205)	10,958
Income tax provision	2,959	266	(70)	3,155

Net income	$7,317	$621	$(135)	$7,803
Preferred stock dividend	—	150	(150)	—

Net Income available to common shareholders	$7,317	$471	$15	$7,803

Per Share Data
Net income, basic	$1.34	$0.41	$(0.50)	$1.25
Net income, diluted	$1.33	$0.38	$(0.46)	$1.25
Cash dividends – common stock	$0.62	—	—	$.62
Average common shares outstanding
Basic	5,474,514	1,162,326	(418,336)	6,218,504
Diluted	5,518,928	1,248,288	(504,298)	6,262,918

See accompanying notes to pro forma financial information.

American National Bankshares Inc. and Community First Financial Corporation

Pro Forma Combined Condensed Statement of Income

Year Ended December 31, 2004

(Unaudited)

The following unaudited pro forma combined condensed statement of income combines the consolidated historical statements of income of American and Community First assuming the companies had been combined as of January 1, 2004.

(In thousands, except share data)	American	Community First	Pro Forma Adjustments	Pro Forma Combined

Interest Income	$30,120	$8,756	$683	$39,559
Interest Expense	7,479	3,136	406	11,021

Net interest income	22,641	5,620	277	28,538
Provision for loan losses	3,095	485		3,580

Net interest income after provision for loan losses	19,546	_5,135	277	24,958

Noninterest Income	6,510	580		7,090
Noninterest Expense	15,011	4,401	214	19,626

Income before income tax provision	11,045	1,314	63	12,422
Income tax provision	3,032	453	21	3,506

Net Income	$8,013	$861	$42	$8,916

Preferred Stock dividend	$—	$150	$(150)	$—
Net Income available to common shareholders	$8,013	$711	$192	$8,916

Per Share Data
Net income, basic	$1.43	$0.61	$(0.63)	$1.41
Net income, diluted	$1.42	$0.55	$(0.57)	$1.40
Cash dividends	$0.79	$—	$—	$0.79
Average common shares outstanding
Basic	5,591,839	1,162,334	(418,344)	6,335,829
Diluted	5,642,056	1,563,408	(819,418)	6,386,046

See accompanying notes to pro forma financial information.

Notes to American and Community First Unaudited Pro Forma Condensed Combined Financial Information

Nine Months Ended September 30, 2005

Year Ended December 31, 2004

(Unaudited)

The merger will be accounted for in accordance with Statement of Financial Accounting Standard No. 141, “Business Combinations” and Statement of Financial Accounting Standard No. 142, “Goodwill and Other Intangible Assets,” and accordingly, the assets and liabilities of Community First will be recorded at their respective fair values on the date the merger is completed. The shares of American common stock issued to effect the merger in the pro forma analysis are recorded at $23.43 per share, which represents the closing price of the stock on September 30, 2005, and will be adjusted upon closing of the merger.

The pro forma financial information includes estimated adjustments to record certain assets and liabilities of Community First at their respective fair values. The pro forma adjustments included herein are subject to updates as additional information becomes available and as additional analyses are performed.

American expects to realize revenue enhancements and cost savings following the merger, which are not reflected in this pro forma financial information. No assurance can be given with respect to the realization or ultimate level of such revenue enhancements or cost savings.

The final allocation of the purchase price and per share price for American will be determined after the merger is completed and after completion of thorough analyses to determine the fair values of Community First’s tangible and identifiable intangible assets and liabilities as of the date the merger is completed. Any change in the fair value of the net assets of Community First will change the amount of the purchase price allocable to goodwill. Additionally, changes to Community First’s shareholders’ equity, including net income from October 1, 2005, through the date the merger is completed, will change the amount of goodwill recorded. The final adjustments may be materially different from the unaudited pro forma adjustments presented herein.

The pro forma financial information for the merger is included only as of and for the nine months ended September 30, 2005, and for the year ended December 31, 2004. The unaudited pro forma information presented in the pro forma financial statements is not necessarily indicative of the results of operations or the combined financial position that would have resulted had the merger been completed at the beginning of the applicable periods presented, nor is it necessarily indicative of the results of operations in future periods or the future financial position of the combined company.

The pro forma financial information reflects: (1) the addition of 743,990 shares of American common stock with an aggregate par value of $743,990; (2) an increase in paid-in capital of $16.688 million for the excess of the fair value of the shares over the par value; (3) $2.934 million fair value of Community First stock options; and (4) goodwill and core deposit intangible of $23.164 million and $1.452 million, respectively.

There are options outstanding to purchase a total of 233,956 shares of Community First common stock. To the extent the option holders do not exercise their options prior to closing, the options will be cashed out at $21.00 per share less the respective exercise prices. The pro forma financial statements were prepared assuming that no stock options will be exercised prior to the completion of the merger.

Additionally, the pro forma financial information reflects an estimated net adjustment of $172,000 to record the net assets of Community First at their respective fair values and an estimated $3.506 million to reflect the amounts allocated to liabilities assumed in the purchase business combination. The liabilities assumed in the merger consist principally of personnel related benefits for executives of Community First, costs to cancel contracts that will provide no future benefit to the combined company, and professional fees expected to be incurred.

The pro forma statements of income are not necessarily indicative of what the historical results of the combined company would have been had American and Community First been actually combined during the periods presented.

The computation of the purchase price, the allocation of the purchase price to the net assets of Community First based on fair values estimated at September 30, 2005, the basis for determining the amount of deposit base premium allocated to the purchase price and the resulting amount of goodwill are on the following page.

(In thousands, except per share data)
Exchange ratio – common stock		0.9219
American closing price per share at September 30, 2005		$23.43

Proforma purchase price per Community First common share		$21.60

Community First common stock outstanding (# shares)		1,162
Less Community First common stock currently held by American		(48)

		1,114
Estimated % of common shares to receive stock consideration		54.75%
Estimated # of common shares to receive stock consideration		610
Estimated purchase price at $21.60 per share – common stock		$13,174	$13,174

Exchange ratio – preferred stock		1.1063
American closing price per share at September 30, 2005		$23.43

Proforma purchase price per Community First preferred share		$25.92

Community First preferred stock outstanding (# shares)		300
Estimated % of preferred shares to receive stock consideration		54.75%
Estimated # of preferred shares to receive stock consideration		164
Estimated purchase price – preferred stock		$4,257	4,257

Total estimated stock consideration				$17,432
Economic value of outstanding Community First stock options:
Cash Price of $21.00 – Wtd. Avg. Exercise Price of $8.46	$12.54
Number of stock options outstanding	234	$2,934	2,934

Estimated # of Community First common shares to be paid in cash		504
Price per share for Community First common shareholders electing to receive cash		$21.00
Estimated cash purchase price – Community First common stock		$10,586	10,586

Estimated # of Community First preferred shares to be paid in cash		$136
Price per share for Community First preferred shareholders electing to receive cash		$25.20
Estimated cash purchase price – Community First preferred stock		$3,421	3,421

Total estimated cash consideration				16,941

Grand total estimated purchase price				$34,373

Net assets acquired
Community First shareholders’ equity			14,270
Community First goodwill and other intangible assets			—	14,270

Excess of purchase price over carrying value of net assets acquired				$20,103

Adjustments to reflect estimated net assets acquired at fair value
Loans – excess of book value over estimated fair value		$(899)
Premises and equipment – excess of estimated fair value over net book value		987
Deposits – excess of estimated fair value over book value		(260)

		$(172)	172

Estimated amounts allocated to liabilities assumed
Personnel related		$1,868

Contract cancellations		600
Professional fees		1,038

		3,506	3,506	3,678

Adjustment for Community First stock held by American				400

Deferred income taxes
Estimated core deposit intangible			$1,452
Premises and equipment			987
Loans – adjustments to fair value			(899)
Deposits – adjustments to fair value			(260)

Total			$1,280

Income tax rate			34.00%	435

Deduct
Estimated core deposit intangible
Community First total deposits less time deposits			$48,384
Premium rate			3.00%	(1,452)

Estimated goodwill				$23,164

Pro Forma Adjustments Related to Assets

Cash. Cash was adjusted to reflect the influx of funds from borrowing of $22 million, less the cash outlay of $16.941 million for the purchase of Community stock per the merger agreement.

Securities Available for Sale. Securities available for sale were reduced $600,000 to adjust for Community First common stock owned by American.

Loans. Loans were adjusted $1.309 million to reflect the decrease resulting from valuing Community First’s loan portfolio at fair market value at September 30, 2005, and were also adjusted $410,000 to eliminate the allowance for loan losses on impaired loans. Both adjustments will be revised as of the merger date. The net adjustment for loans is $899,000.

Premises and Equipment. Premises and equipment were adjusted $987,000 to reflect the estimated current fair market value of the real property of Community First as of September 30, 2005, and will be revised as of the merger date.

Core Deposit Intangibles and Goodwill. $1.452 million of the purchase price was allocated to core deposit intangibles to reflect the value of the base of core deposits acquired in the proposed transaction. This amount was estimated based upon comparison of similar transactions and will be adjusted based upon the completion of a core deposit study subsequent to the effective time of the merger. The excess of the purchase price over identified tangible and intangible net assets acquired of $23.164 million has been allocated to goodwill.

Pro Forma Adjustments Related to Liabilities

Deposits. Deposits were increased by $260,000 to reflect the estimated fair market value of Community First’s interest bearing deposit balances at September 30, 2005, and will be revised as of the merger date.

Other Liabilities. Other liabilities were increased by $3.506 million for estimated amounts allocated to liabilities assumed in the business combination. The liabilities assumed in the merger consist of personnel related benefits for executives of Community First, costs to cancel contracts that will provide no future benefit to the combined company, and professional fees expected to be incurred. In addition, other liabilities were increased by $367,000 to adjust deferred taxes for the unrealized gain on Community First common stock owned by American and to record deferred tax liabilities incurred in the purchase transaction.

Borrowings. Borrowings were increased by $22 million to reflect additional debt expected to be incurred to fund the cash needs.

Pro Forma Adjustments Related to Shareholders’ Equity

The separate equity accounts for Community First were deleted. Common stock was increased for the par value of $1.00 times the 743,990 shares to be issued by American in the combination. Capital surplus was increased for the excess of the fair market value of American’s common stock (indicated value of $23.43 per share) times the number of shares, or $22.43 times 743,990 shares. Other comprehensive income was decreased by $132,000 to adjust for the unrealized gain, net of taxes, on Community First common stock owned by American.

Pro Forma Adjustments Related to Income Statement for the nine months ended September 30, 2005

Interest Income. Interest income is increased $123,000 to reflect the additional interest income on the cash from borrowed funds. Interest is calculated based on an annual rate of 3.25%. An additional $437,000 was added to interest income to reflect the accretion of the loan discount, calculated on an amortization period of 27 months.

Interest Expense. Interest expense is decreased $167,000 related to the amortization of the fair market adjustment of the deposit portfolio. The premium related to the deposits is amortized over the estimated average portfolio lives of 14 months. Interest expense is increased $771,000 to reflect the additional interest expense incurred on the borrowings of $22 million at an annual interest rate of 4.67%.

Noninterest Expense. Noninterest expense was increased $161,000 to reflect the amortization of the purchase price allocated to core deposit intangibles over an 8 year life and amortization of the fixed asset premium over a 30 year life, in each case on a straight-line basis.

Preferred Stock Dividend. A preferred stock dividend of $150,000 payable by Community First is reflected in the pro forma financial statements. The net income available to common shareholders is disclosed net of this dividend. The preferred stock dividend paid by Community First is eliminated for the pro forma net income. After the effective time of the merger, no preferred shares will be outstanding.

Amortization/Accretion in Future Periods. The adjustments to reflect assets and liabilities at fair value as of the effective time of the merger will be accreted or amortized into income or expense in future accounting periods. The projected amount of future accretion and amortization together with the projected amortization of core deposit intangibles in future accounting periods follows:

Increase (Decrease) Income

Twelve Month Periods Following Merger	Loans	Deposits	Fixed Assets	Net Increase (Decrease)	Core Deposit Intangibles
	(In thousands)
Year One	$582	$223	$(33)	$772	$(181)
Year Two	582	37	(33)	586	(181)
Year Three	145	—	(33)	112	(181)
Year Four	—	—	(33)	(33)	(181)
Year Five	—	—	(33)	(33)	(181)

In connection with the merger, the companies have begun to develop plans, which are currently very preliminary, to consolidate the operations of the two bank subsidiaries. The specific details of these plans will be refined over the next several months. The companies are currently in the process of assessing personnel, benefit plans, premises, equipment, computer systems and service contracts to determine where American may take advantage of redundancies or where it will be beneficial or necessary to convert to one system. The costs associated with such decisions will have the effect of increasing the amount of the purchase price allocable to goodwill. It is expected that all such costs will be identified and recorded within one year of completion of the merger and all such actions required to effect these decisions would be taken within one year after finalization of our plans.

In addition to the costs described above, we will incur merger-related charges in the process of combining the operations of the two bank subsidiaries. These merger-related charges include system conversion costs, employee retention arrangements and costs of incremental communications to customers and others. It is expected that these costs will be incurred within one year after completion of the merger and will be expensed as incurred.

MARKET FOR COMMON STOCK AND DIVIDENDS

American common stock is traded on the Nasdaq National Market under the symbol “AMNB.” Community First common stock trades on the OTC Bulletin Board, under the symbol “CYFC.” Community First Series A preferred stock is privately held and not traded on an established market.

As of the record date for the special meeting, there were 1,162,326 shares of Community First common stock outstanding, which were held by approximately 987 holders of record, and 300,000 shares of Community First Series A preferred stock, which were held by approximately 22 holders of record. Such numbers of shareholders do not reflect the number of individuals or institutional investors holding stock in nominee name through banks, brokerage firms and others.

The following table sets forth during the periods indicated the high and low sales prices of American common stock and Community First common stock as reported on the Nasdaq National Market and the OTC Bulletin Board, respectively, and the dividends declared per share of American common stock and Community First common stock, respectively. Prior to 2005, shares of Community First common stock did not trade on the OTC Bulletin Board. The sales prices for Community First common stock shown in the table below may not be representative of all transactions during the indicated periods or the actual fair market value of the common stock at the time of such transaction due to the infrequency of trades and the limited market for the common stock.

	American Common Stock			Community First Common Stock
	Sales Price		Dividends Declared Per Share	Sales Price		Dividends Declared Per Share
	High	Low		High	Low
2006
First Quarter	$23.60	$22.11	$—	$20.75	$20.20	$0
(through February 15)

2005
First Quarter	$24.30	$23.25	$0.20	$22.00	$13.00	$0
Second Quarter	24.81	22.08	0.21	17.00	12.00	0
Third Quarter	23.50	22.25	0.21	15.00	12.00	0
Fourth Quarter	23.95	21.20	0.21	20.75	14.50	0

2004
First Quarter	$26.75	$23.25	$0.19	$12.50	$10.50	$0
Second Quarter	25.26	21.01	0.20	13.00	10.50	0
Third Quarter	24.31	21.55	0.20	13.00	13.00	0
Fourth Quarter	25.33	24.06	0.20	15.00	13.00	0

The Community First Series A preferred stock is infrequently traded. Based on information made available to Community First, the most recent sale was for 2,000 shares on December 30, 2004 at $11.00 per share.

The terms of the Community First Series A preferred stock provide that Community First will, to the extent there are funds legally available therefor, pay a dividend annually equal to five percent of the par value of the stock, $0.50. No dividends have been paid in 2006.

The following table shows the closing price per share of American common stock, Community First common stock and Series A preferred stock on (a) October 18, 2005, the last trading day preceding public announcement of the merger agreement, and (b) February 15, 2006, the last full trading day for which closing prices were available at the time of the printing of this document. The historical prices are, for American common stock, as reported on the Nasdaq National Market, for Community First common stock, as reported on the OTC Bulletin Board, and for Community First Series A preferred stock, based on a conversion rate of one share of Series A preferred stock to 1.2 shares of Community First common stock. The following table also includes the equivalent price per share of Community First common stock on those dates. The equivalent per share price reflects the value of the American common stock that would be received by Community First shareholders in the merger based on an assumed exchange ratio of 0.9219 shares of American common stock for each share of Community First common stock, and 1.1063 shares of American Common stock for each share of Community First Series A preferred stock, which is the per share stock consideration in the merger.

Common Stock

Date	American Common Stock	Community First Common Stock	Equivalent Market Value Per Share of Community First
October 18, 2005	$21.49	$15.00	$19.81
February 15, 2006	$23.511	$20.75	$21.67

Series A Preferred Stock

Date	American Common Stock	Community First Series A Preferred Stock	Equivalent Market Value Per Share of Community First
October 18, 2005	$21.49	$18.75	$23.77
February 15, 2006	$23.511	$18.75	$26.01

You are advised to obtain current market quotations for American common stock and Community First common stock and Series A preferred stock. The market price of American common stock at the effective time of the merger or at the time shareholders of Community First who receive American common stock in the merger receive certificates evidencing such shares after the merger is consummated may be higher or lower than the market price at the time the merger agreement was executed, at the date of mailing of this document or at the time of the special meeting.

American and Community First are legal entities separate and distinct from their subsidiaries, and their revenues depend primarily on the payment of dividends from their subsidiary banks. American’s and Community First’s subsidiary banks are subject to certain legal restrictions on the amount of dividends they are permitted to pay to American and Community First. For example, a Virginia chartered bank, such as Community First Bank, is prohibited from paying a dividend that would impair its paid-in capital. In addition, the Virginia State Corporation Commission may limit the payment by any Virginia chartered bank if it determines that the limitation is in the public interest and is necessary to ensure the bank’s financial soundness. Similar restrictions apply to national banks like American National Bank.

Under current federal law, insured depository institutions such as American’s and Community First’s bank subsidiaries are prohibited from making capital distributions, including the payment of dividends, if, after making such distribution, the institution would become “undercapitalized.” Based on their subsidiary bank’s current financial condition, American and Community First do not expect that this provision will have any impact on its ability to obtain dividends from its insured depository institution subsidiaries.

As a result of these legal restrictions, there can be no assurance that dividends would be paid in the future by American’s and Community First’s bank subsidiaries. The final determination of the timing, amount and payment of dividends on each of American common stock and Community First common stock is at the discretion of their respective boards of directors and will depend upon the earnings of the bank holding company and its subsidiaries, principally its subsidiary banks, the financial condition of the bank holding company and other factors, including general economic conditions and applicable governmental regulations and policies. The holders of Community First preferred stock are entitled, under the Community First articles of incorporation, to receive a dividend equal to five percent of the par value of the stock, subject to a declaration by the board and funds legally available therefor. Also, holders of Community First Series A preferred stock are entitled to receive their non-cumulative dividend equal to five percent of the par value of the stock before Community First may declare a dividend for the holders of its common stock.

INFORMATION ABOUT AMERICAN NATIONAL BANKSHARES INC.

General

American is a one-bank holding company organized under the laws of the Commonwealth of Virginia in 1984 to acquire all of the outstanding capital stock of American National Bank and Trust Company, a national banking association chartered in 1909 under the laws of the United States.

American National Bank has been operating as a commercial bank headquartered in Danville, Virginia since its organization in 1909. It has fifteen full service banking offices located in Danville, Chatham, Collinsville, Gretna, Martinsville, Henry County, South Boston, and Lynchburg, Virginia, and Yanceyville, North Carolina. Commercial loan services are also provided through a loan production office located in Greensboro, North Carolina. American National Bank operates numerous automated teller machines at various locations in the trade area. It provides a full array of financial products and services, including commercial, mortgage, and consumer banking; trust and investment services; and insurance.

Competition and Markets

American’s primary service area is generally defined as Danville, City of Lynchburg, Chatham, Collinsville, Gretna, Martinsville, Henry County, South Boston, and Lynchburg, Virginia, and Yanceyville and Greensboro, North Carolina. Vigorous competition exists in this service area. American competes not only with other commercial banks but also with diversified financial institutions, credit unions, money market and mutual fund providers, mortgage lenders, insurance companies, and finance companies. American National Bank has the largest deposit market share in both the City of Danville and in Pittsylvania County.

American’s market area, primarily known collectively as Southside Virginia, is under economic pressure. The region has traditionally been the home to textile, furniture and other manufacturing, and has served as a hub for tobacco production and distribution. While diversification has occurred in manufacturing in recent years, a textile firm and a tire manufacturing plant in Danville, as well as several large furniture manufacturers in the Henry County/City of Martinsville area, employ a significant workforce. Danville’s second largest employer, Dan River Inc., a textile manufacturer, filed for Chapter 11 bankruptcy protection in 2004, and emerged from bankruptcy in early 2005. Increased global competition has negatively impacted the textile and furniture industries in the area with several plants closing due to competitive pressures or due to the relocation of some operations to foreign countries. Unemployment as a percent of the workforce remains greater than that of most other regions of Virginia. The area is also known as a center of commerce for the tobacco industry, and the major tobacco companies continue to operate leaf collection and processing facilities in the region. To offset the negative impact of the declining textile, furniture and tobacco industries, the region has been proactive in its economic development activities, which have produced job growth in the education, government and service sectors. Research and development activities are conducted at the new Institute for Advanced Learning and Research, launched through collaboration between two Virginia universities, one community college, and other local entities.

Incorporation of Certain Information by Reference

Additional business and financial information relating to American is included in American’s Annual Report on Form 10-K for the year ended December 31, 2004 and its Quarterly Report on Form 10-Q for the quarter ended September 30, 2005, which are incorporated herein by reference.

INFORMATION ABOUT COMMUNITY FIRST FINANCIAL CORPORATION

General

Community First Financial Corporation is a one-bank holding company organized under the laws of the Commonwealth of Virginia in 2002, and is the parent company of Community First Bank. Community First Bank commenced operations in 1999 as a Virginia chartered commercial bank.

Community First Bank is a community oriented financial institution that provides varied banking services to small and medium-sized businesses, professionals and individuals located in its market area, which consists of the Greater Lynchburg area. Community First Bank operates four full-service offices located at 1646 Graves Mill Road, 2301 Langhorne Road, 20479 Timberlake Road, Lynchburg, Virginia and 150 Front Street, Lovingston, Nelson County, Virginia.

The bank offers a full range of deposit services including checking accounts, NOW accounts, savings accounts and other time deposits of various types. The transaction accounts and time certificates are tailored to the bank’s market area at rates competitive with those offered in the area. In addition, Community First Bank offers certain retirement account services, such as Individual Retirement Accounts (IRAs).

Community First Bank also offers a full range of short-to-medium term commercial and personal loans. Commercial loans include both secured and unsecured loans for working capital (including inventory and receivables), business expansion (including acquisition of real estate and improvements) and purchase of equipment and machinery. Consumer loans include secured and unsecured loans for financing automobiles, home improvements, education and personal investments. Additionally, the bank originates fixed and floating-rate mortgage loans and real estate construction and acquisition loans.

Community First Bank’s market area consists of Amherst, Bedford, Campbell and Nelson Counties and the City of Lynchburg. The bank’s primary service area is Bedford County and the city of Lynchburg. The market area had a population base of an estimated 231,300 people in 2004.

Competition

Community First Bank competes as a financial intermediary with other commercial banks, savings and loan associations, credit unions, mortgage banking firms, consumer finance companies, securities brokerage firms, insurance companies, money market mutual funds and other financial institutions operating in the greater Lynchburg market area and elsewhere. Many of the bank’s non-bank competitors are not subject to the same extensive federal regulations that govern federally insured banks and state regulations governing state chartered banks. As a result, such non-bank competitors may have certain advantages over the bank in providing certain services.

Community First Bank’s market area is a highly competitive, heavily branched banking market. Competition in the market area for loans to small businesses and professionals, the bank’s target market, is intense. Most of the bank’s competitors have substantially greater resources and lending limits than Community First Bank and offer certain services, such as extensive and established branch networks, that the bank is not currently providing. Moreover, larger institutions operating in the market area have access to borrowed funds at lower cost than are presently available to the bank. Deposit competition among institutions in the market area also is strong. Competition for depositors’ funds comes from U.S. Government securities, private issuers of debt obligations and suppliers of other investment alternatives for depositors, among other sources. As a result, Community First Bank has paid, and may in the future pay, above-market rates to attract deposits.

Additional Information and Incorporation of Certain Information by Reference

Additional business and financial information relating to Community First is included in Community First’s Annual Report on Form 10-KSB for the year ended December 31, 2004 and its Quarterly Report on Form 10-QSB for the quarter ended September 30, 2005, copies of which are attached to this proxy statement/prospectus as Appendices III and IV and incorporated herein by reference. The audited financial statements of Community First for the years ended on December 31, 2004 and 2003 are included in Community First’s Annual Report on Form 10-KSB for the year ended December 31, 2004. See “Where You Can Find More Information” on page 64.

Security Ownership of Management

The following table sets forth information as of February 6, 2006, regarding the number of shares of Community First common stock and Series A preferred stock beneficially owned by each director, each executive officer and all current directors and executive officers of Community First as a group. Beneficial ownership includes shares, if any, held in the name of the spouse, minor children or other relatives of the individual living in such person’s home, as well as shares, if any, held in the name of another person under an arrangement whereby the director or executive officer can vest title in himself at once or at some future time.

Name	Amount and Nature of Beneficial Ownership of Common Stock (1)		Percent of Class	Amount and Nature of Beneficial Ownership of Preferred Stock		Percent of Class
R. Thomas Beach	125,400	(2)	10.7%	20,000		6.7%
A.C. Coleman, Jr.	42,240	(3)	3.6%	20,000		6.7%
Frank C. Crist, Jr.	68,700	(4)	5.9%	20,000		6.7%
T. Scott Garrett	20,880		1.8%	5,000		1.7%
Thomas S. Mignogna	20,400	(5)	1.7%	5,000		1.7%
Larry H. Redmond	24,480		2.1%	5,000		1.7%
Daniel P. Thornton	16,200		1.4%	32,500		10.8%
John L. Wynne(6)	147,863	(7)	12.3%	22,500		7.5%

All current executive officers and directors as a group (11 persons)	574,566		43.0%	135,000	(8)	45.0%

(1)	Includes shares, which may be deemed beneficially owned by virtue of family relationships, joint ownership, voting power or investment power. Includes currently exercisable options to purchase 36,000 shares (Mr. Wynne), and 12,000 shares (each of the other directors), at $8.33 per share.
(2)	Includes shares owned by spouse, an affiliate company, and as custodian for a minor child.
(3)	Includes shares owned by family limited partnership.
(4)	Includes shares owned by family limited partnership and by spouse as custodian for a minor child.
(5)	Includes shares owned jointly with spouse and by spouse as custodian for minor children.
(6)	Mr. Wynne resigned as President and Chief Executive Officer of Community First and Community First Bank on September 20, 2005.
(7)	Includes shares owned by affiliate company, as beneficiary of trust and as custodian for minor children.
(8)	Each share of the Series A preferred stock may be converted at any time by the holder thereof into 1.2 shares of Community First common stock. If all the current executive officers and directors of Community First converted their shares of Series A preferred stock, they would own an additional 162,000 shares of Community First common stock. This would represent an aggregate ownership interest of 49.2%, when combined with their beneficial ownership of Community First common stock as of February 6, 2006.

Security Ownership of Certain Beneficial Owners

As of February 6, 2006, no person, other than Messrs. Beach, Crist and Wynne, whose share ownership is listed on that chart above, owned in excess of five percent of the outstanding common stock of Community First.

DESCRIPTION OF AMERICAN CAPITAL STOCK

The following summary description of the material features of the capital stock of American is qualified in its entirety by reference to the applicable provisions of Virginia law and by American’s articles of incorporation and bylaws.

Authorized and Outstanding Capital Stock

The authorized capital stock of American consists of 10,000,000 shares of common stock, par value $1.00 per share, and 200,000 shares of preferred stock, par value $5.00 per share. As of the close of business on December 31, 2005, there were 5,441,758 shares of common stock issued and outstanding held by approximately 1,309 holders of record. No shares of preferred stock have been issued and there are no current plans to issue any preferred stock.

Common Stock

The holders of American common stock possess all voting power and are entitled to one vote per share on all matters voted on by the company’s shareholders, including elections of directors. The articles of incorporation of American do not provide for cumulative voting for the election of directors. The holders of American common stock are entitled to such dividends as may be declared from time to time by the company’s board of directors from funds available therefor. Upon liquidation, holders of American common stock will be entitled to receive pro rata all assets of American available for distribution to such holders, after payment to holders of preferred stock, if any preferred stock is outstanding and any such payment is required. The holders of common stock have no preemptive or other subscription rights, and there are no conversion rights, redemption or sinking fund provisions with respect to American common stock.

Preferred Stock

The board of directors of American is empowered to authorize the issuance, in one or more series, of shares of preferred stock at such times, for such purposes and for such consideration as it may deem advisable without shareholder approval. The American board is also authorized to fix the designations, voting, conversion, preference and other relative rights, qualifications and limitations of any such series of preferred stock.

The American board of directors, without shareholder approval, may authorize the issuance of one or more series of preferred stock with voting and conversion rights which could adversely affect the voting power of the holders of American common stock and, under certain circumstances, discourage an attempt by others to gain control of American.

The creation and issuance of any series of preferred stock, and the relative rights, designations and preferences of such series, if and when established, will depend upon, among other things, the future capital needs of American, then existing market conditions and other factors that, in the judgment of the American board, might warrant the issuance of preferred stock.

Transfer Agent

The transfer agent and registrar for American common stock is American.

COMPARATIVE RIGHTS OF SHAREHOLDERS

American and Community First are Virginia corporations subject to the provisions of the Virginia SCA. In addition, the rights of Community First and American shareholders are governed by their respective articles of incorporation and bylaws. Upon consummation of the merger, certain Community First shareholders will become shareholders of American, and as such their shareholder rights will then be governed by the articles of incorporation and bylaws of American and by the Virginia SCA.

The following is a summary of the material differences in the rights of shareholders of Community First and American. This summary is qualified in its entirety by reference to the articles of incorporation and bylaws of American and Community First and to the provisions of the Virginia SCA.

Authorized Capital Stock

American. American is authorized to issue 10,000,000 shares of common stock, par value $1.00 per share, of which 5,441,758 shares were issued and outstanding as of December 31, 2005, and 200,000 shares of preferred stock, par value $5.00 per share, of which no shares were issued and outstanding as of December 31, 2005. American’s articles of incorporation authorize the American board, without shareholder approval, to fix the preferences, limitations and relative rights of the preferred stock and to establish series of such preferred stock and determine the variations between each series. If any shares of preferred stock were issued, the rights of holders of American common stock would be subject to the rights and preferences conferred to holders of such preferred stock. There are no preemptive rights to purchase additional shares of capital stock of American. See “Description of American Capital Stock” on page 58 for additional information.

Community First. Community First is authorized to issue 10,000,000 shares of common stock, without par value of which 1,162,326 shares were issued and outstanding as of February 6, 2006, and 1,000,000 shares of preferred stock, par value $10.00 per share. Community First has authorized 325,000 shares of preferred stock to be issued as Series A preferred stock, of which 300,000 shares were outstanding as of February 6, 2006. Each share is convertible after two years into one share common stock at the holders’ option, and after three years, convertible at Community First’s option into 1.2 shares of common stock. The stock is entitled to a preference up to $10.00 per share, in the event Community First were to liquidate. Similar to American, Community First’s articles of incorporation authorize the Community First board, without shareholder approval, to fix the preferences, limitations and relative rights of the preferred stock and to establish series of such preferred stock and determine the variations between each series. Similar to the shareholders of American, shareholders of Community First do not have preemptive rights.

Dividend Rights

The holders of American and Community First common stock are entitled to share ratably in dividends when and as declared by their respective board of directors out of legally available funds therefor. The holders of Community First Series A preferred stock are entitled to an annual dividend of five percent of the par value of the shares before any dividend may be paid to the holders of the Community First common stock. The preference is non-cumulative and subject to the board of directors declaration of a dividend from funds legally available therefor. American’s and Community First’s articles of incorporation permit their boards to issue additional preferred stock with terms set by their boards, which terms may include the right to receive dividends ahead of the holders of their common stock. No shares of American preferred stock are outstanding. For a description of certain restrictions on the payment of dividends by banks and bank holding companies, see “Market for Common Stock and Dividends” on page 53.

Voting Rights

The holders of both American and Community First common stock have one vote for each share held on any matter presented for consideration at a shareholder meeting. The holders of Community First Series A preferred stock are not entitled to vote except in circumstances where the Virginia SCA requires they be able to vote. For example, the Virginia SCA requires class of stock vote to approve a merger or an amendment to the articles of incorporation if the amendment would modify the rights of that class. Neither the holders of American nor Community First common stock are entitled to cumulative voting in the election of directors.

Directors and Classes of Directors

American. The American board is divided into three classes, apportioned as evenly as possible, with directors serving staggered three-year terms. Currently, the American board consists of twelve directors. The number of directors may be increased by the board, but not by more than two during any twelve month period.

American’s articles of incorporation and bylaws do not include a provision relating to the removal of directors. Accordingly, removal of a director of American is governed by the Virginia SCA, which provides that shareholders may remove a director with or without cause if the number of votes cast to remove him constitutes a majority of the outstanding shares of American common stock.

Community First. The Community First board also is divided into three classes as nearly equal in number as possible, with directors serving staggered three-year terms. Currently, the Community First board consists of eight directors. Community First’s articles of incorporation similarly do not address removal of directors and the process is governed by the Virginia SCA.

Anti-takeover Provisions

Certain provisions of the Virginia SCA, and of the articles of incorporation and bylaws of American and Community First, may discourage an attempt to acquire control of American or Community First, respectively, that a majority of either company’s shareholders determined was in their best interests. These provisions also may render the removal of one or all directors more difficult or deter or delay corporate changes of control that the American board or Community First board did not approve.

Classified Board of Directors. The provisions of American’s and Community First’s articles providing for classification of the board of directors into three separate classes may have certain anti-takeover effects.

Authorized Preferred Stock. The articles of incorporation of American and Community First authorize the issuance of preferred stock. The American or Community First boards may, subject to applicable Virginia law and federal banking regulations, authorize the issuance of additional preferred stock at such times, for such purposes and for such consideration as either board may deem advisable without further shareholder approval. The issuance of preferred stock under certain circumstances may have the effect of discouraging an attempt by a third party to acquire control of American or Community First by, for example, authorizing the issuance of a series of preferred stock with rights and preferences designed to impede the proposed transaction.

Supermajority Voting Provisions. The Virginia SCA provides that, unless a corporation’s articles of incorporation provide for a higher or lower vote, certain significant corporate actions must be approved by the affirmative vote of the holders of more than two-thirds of the votes entitled to be cast on the matter. Corporate actions requiring a two-thirds vote include:

•	adoption of plans of merger or exchange;

•	sales of all or substantially all of a corporation’s assets other than in the ordinary course of business; and

•	adoption of plans of dissolution.

The Virginia SCA provides that a corporation’s articles may either increase the vote required to approve those actions or may decrease the required vote to not less than a majority of the votes entitled to be cast.

The articles of incorporation of American provide that the actions set out above must be approved by a vote of eighty percent of all votes entitled to be cast on such transactions by each voting group entitled to vote on the transaction when the other party to the transaction owns more than twenty-five percent of the voting stock of American, unless certain conditions are met. If the transaction does not involve the holder of more than twenty-five percent of the outstanding voting stock, the Virginia SCA applies and more than two-thirds of the votes eligible to vote must vote in favor to approve the transaction.

The articles of incorporation of Community First do not modify the Virginia SCA provisions, and therefore the transaction would need to be approved by the affirmative vote of more than two-thirds of the shares entitled to vote.

Virginia Anti-takeover Statutes. Virginia has two anti-takeover statutes in force, the Affiliated Transaction Statute and the Control Share Acquisitions Statute.

Affiliated Transactions. The Virginia SCA contains provisions governing “affiliated transactions.” These include various transactions such as mergers, share exchanges, sales, leases, or other dispositions of material assets, issuances of securities, dissolutions, and similar transactions with an “interested shareholder.” An interested shareholder is generally the beneficial owner of more than 10% of any class of a corporation’s outstanding voting shares. During the three years following the date a shareholder becomes an interested shareholder, any affiliated transaction with the interested shareholder must be approved by both a majority of the “disinterested directors” (those directors who were directors before the interested shareholder became an interested shareholder or who were recommended for election by a majority of disinterested directors) and by the affirmative vote of the holders of two-thirds of the corporation’s voting shares other than shares beneficially owned by the interested shareholder. These requirements do not apply to affiliated transactions if, among other things, a majority of the disinterested directors approve the interested shareholder’s acquisition of voting shares making such a person an interested shareholder before such acquisition. Beginning three years after the shareholder becomes an interested shareholder, the corporation may engage in an affiliated transaction with the interested shareholder if:

•	the transaction is approved by the holders of two-thirds of the corporation’s voting shares, other than shares beneficially owned by the interested shareholder;

•	the affiliated transaction has been approved by a majority of the disinterested directors; or

•	subject to certain additional requirements, in the affiliated transaction the holders of each class or series of voting shares will receive consideration meeting specified fair price and other requirements designed to ensure that all shareholders receive fair and equivalent consideration, regardless of when they tendered their shares.

Control Share Acquisitions Statute. Under the Virginia SCA’s control share acquisitions law, voting rights of shares of stock of a Virginia corporation acquired by an acquiring person or other entity at ownership levels of 20%, 33 1/3%, and 50% of the outstanding shares may, under certain circumstances, be denied. The voting rights may be denied:

•	unless conferred by a special shareholder vote of a majority of the outstanding shares entitled to vote for directors, other than shares held by the acquiring person and officers and directors of the corporation; or

•	among other exceptions, such acquisition of shares is made pursuant to a merger agreement with the corporation or the corporation’s articles of incorporation or bylaws permit the acquisition of such shares before the acquiring person’s acquisition thereof.

If authorized in the corporation’s articles of incorporation or bylaws, the statute also permits the corporation to redeem the acquired shares at the average per share price paid for them if the voting rights are not approved or if the acquiring person does not file a “control share acquisition statement” with the corporation within 60 days of the last acquisition of such shares. If voting rights are approved for control shares comprising more than 50% of the corporation’s outstanding stock, objecting shareholders may have the right to have their shares repurchased by the corporation for “fair value.”

The provisions of the Affiliated Transactions Statute and the Control Share Acquisitions Statute are only applicable to public corporations that have more than 300 shareholders. Corporations may provide in their articles of incorporation or bylaws to opt-out of the Control Share Acquisitions Statute. Community First has opted-out of the Control Share Acquisition Statute, but American has not.

Amendments to Articles of Incorporation and Bylaws

American. The Virginia SCA generally requires that in order for an amendment to the articles of incorporation to be adopted it must be approved by each voting group entitled to vote on the proposed amendment by more than two-thirds of all the votes entitled to be cast by that voting group, unless the Virginia SCA otherwise requires a greater vote or the articles of incorporation provide for a greater or lesser vote, or a vote by separate voting groups so long as the vote provided for is not less than a majority of all the votes cast on the amendment by each voting group entitled to vote. American’s articles of incorporation provide that the articles may be amended by the vote of the majority of the votes entitled to be voted in each class. Under the Virginia SCA, unless other provision is made in the articles of incorporation or bylaws, a majority of the directors or a majority of the shareholders present and entitled to vote may adopt, amend or repeal the bylaws. American’s articles of incorporation do not contain such a provision but its bylaws have a provision that states that the bylaws may be amended, altered or repealed by American’s board at any meeting and that American’s shareholders have the power to rescind, alter, amend or repeal any bylaws which, if so expressed by the shareholders, may not be rescinded, altered, amended or repealed by American’s board.

Community First. The articles of incorporation of Community First are silent on the voting requirements to amend its articles and under the Virginia SCA more than two-thirds of each class of stock entitled to vote will be required to amend. The Community First bylaws are silent on the voting requirements for their amendment. Under the Virginia SCA, a majority of the directors or the shareholders have the power to amend, alter or rescind any bylaws.

Consideration of Business Combinations

American. Neither American’s articles of incorporation nor its bylaws specify any factors to which the American board of directors must give consideration in evaluating a transaction involving a potential change in control of American.

Community First. Community First’s articles of incorporation and bylaws do not specify any factors to which the Community First board of directors must give consideration in evaluating a transaction involving a potential change in control of Community First.

Rights of Dissent and Appraisal

American. The Virginia SCA provides that appraisal rights are not available to holders of common or preferred stock of a Virginia corporation in a merger when the stock is either listed on a national securities exchange the Nasdaq National Market or is held by at least 2,000 record shareholders. Despite this exception, appraisal rights will be available to holders of a common stock of a Virginia corporation in a merger if:

•	the articles of incorporation provide otherwise (American’s articles of incorporation do not authorize such special appraisal rights);

•	in the case of a merger or share exchange, shareholders are required by the terms of the merger to accept anything for the shares other than cash, shares of the surviving or acquiring corporation, or shares of another corporation that are either listed on a national securities exchange or held by record by more than 2,000 shareholders, or a combination of cash or such shares; or

•	the merger is an “affiliated transaction”, as described under “— Anti-takeover Provisions” above, and it has not been approved by a majority of the disinterested directors.

Community First. Neither the common stock nor the Series A preferred stock is traded on a national securities market or the Nadsaq National Market, nor is either class held by more than 2,000 shareholders. Therefore, holders of Community First would be entitled to appraisal rights. See “The Merger-Appraisal Rights.”

Director and Officer Exculpation

The Virginia SCA provides that in any proceeding brought by or in the right of a corporation or brought by or on behalf of shareholders of the corporation, the damages assessed against an officer or director arising out of a single transaction, occurrence or course of conduct may not exceed the lesser of (a) the monetary amount, including the elimination of liability, specified in the articles of incorporation or, if approved by the shareholders, in the bylaws as a limitation on or elimination of the liability of the officer or director, or (b) the greater of (1) $100,000 or (2) the amount of cash compensation received by the officer or director from the corporation during the twelve months immediately preceding the act or omission for which liability was imposed. The liability of an officer or director is not limited under the Virginia SCA or a corporation’s articles of incorporation and bylaws if the officer or director engaged in willful misconduct or a knowing violation of the criminal law or of any federal or state securities law.

The articles of incorporation of American and Community First provide that to the full extent that the Virginia SCA permits the limitation or elimination of the liability of directors or officers, a director or officer of American or Community First is not liable to American or Community First or their respective shareholders for monetary damages.

Indemnification

The articles of incorporation of American provide that to the full extent permitted by the Virginia SCA and any other applicable law, American is required to indemnify a director or officer of American who is or was a party to any proceeding by reason of the fact that he or she is or was such a director or officer or is or was serving at the request of or on behalf of American as a director, officer, employee, agent or trustee of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise. There is a similar provision in the articles of incorporation of Community First.

Each of the American and Community First boards of directors is empowered, by majority vote of a quorum of disinterested directors, to contract in advance to indemnify any director or officer as set forth above.

ADJOURNMENT OF THE SPECIAL MEETING

(Proposal 2)

In the event that there are not sufficient votes to constitute a quorum or approve the merger agreement at the time of the special meeting, the merger agreement can not be approved unless the meeting is adjourned to a later date or dates in order to permit further solicitation of proxies. In order to allow proxies that have been received by Community First at the time of the special meeting to be voted for an adjournment, if necessary, Community First is submitting the question of adjournment to its shareholders as a separate matter for their consideration. The board of directors of Community First unanimously recommends that shareholders vote “FOR” the adjournment proposal. If it is necessary to adjourn the special meeting, no notice of such adjourned meeting is required to be given to shareholders, other than an announcement at the special meeting of the place, date and time to which the special meeting is adjourned.

LEGAL MATTERS

The validity of the shares of American common stock to be issued in connection with the merger will be passed upon for American by LeClair Ryan, A Professional Corporation, Richmond, Virginia. LeClair Ryan also will deliver an opinion to American and Community First concerning certain federal income tax consequences of the merger. See “The Merger — Material Federal Income Tax Consequences” on page 40.

Certain matters relating to the merger will be passed upon for Community First by Gentry Locke Rakes & Moore, Roanoke, Virginia.

EXPERTS

The consolidated financial statements of American and its subsidiaries as of December 31, 2004 and 2003 and for each of the years in the three-year period ended December 31, 2004, incorporated in this proxy statement/prospectus by reference to American’s Annual Report on Form 10-K for the year ended December 31, 2004, have been so incorporated in reliance upon the report of Yount, Hyde & Barbour, P.C., independent certified public accountants, incorporated by reference herein, and upon the authority of such firm as experts in auditing and accounting.

The consolidated financial statements of Community First and subsidiaries incorporated in this proxy statement/prospectus by reference have been audited by Larrowe & Company, PLC, independent certified public accountants, to the extent and for the periods set forth in their report incorporated herein by reference, and are incorporated herein in reliance upon such reports given upon the authority of said firm as experts in accounting and auditing.

PROPOSALS FOR 2006 ANNUAL MEETING

Pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, the deadline for the submission of proposals by shareholders for inclusion in the proxy statement and form of proxy to be used by Community First in connection with the next annual meeting of shareholders of Community First, which will be held only if the merger is not consummated before the time of such meeting, was no later than December 31, 2005.

OTHER MATTERS

The Community First board does not intend to bring any matter before the special meeting other than as specifically set forth in the notice of a special meeting of shareholders, nor does it know of any matter to be brought before the special meeting by others. If, however, any other matters properly come before the special meeting, it is the intention of the proxy holders to vote such proxy in accordance with their best judgment.

WHERE YOU CAN FIND MORE INFORMATION

American and Community First file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any reports, proxy statements or other information that American and Community First file with the Securities and Exchange Commission at the SEC’s public reference room in Washington, D.C., which is located at the following address: Public Reference Room, 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. The SEC filings made by American and Community First are also available to the public from commercial document retrieval services and at the SEC’s Internet website at “http://www.sec.gov.”

American has filed a registration statement on Form S-4 to register with the SEC the shares of American common stock to be issued in the merger. This document is a part of the registration statement and constitutes a prospectus of American and a proxy statement of Community First for the special meeting. As allowed by SEC rules, this document does not contain all the information that you can find in the registration statement or the exhibits to the registration statement.

The SEC allows American and Community First to “incorporate by reference” information into this proxy statement/prospectus, which means that the companies can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be a part of this proxy statement/prospectus, except for any information superseded by information contained directly in this proxy statement/prospectus.

This proxy statement/prospectus incorporates by reference the documents set forth below that American and Community First have previously filed with the SEC. These documents contain important business information about American and Community First.

American’s SEC Filings (File No. 0-12820)	Period
Annual Report on Form 10-K	Year ended December 31, 2004

Quarterly Reports on Form 10-Q	Quarters ended March 31, June 30 and September 30, 2005

Current Reports on Form 8-K	Filed on January 19, 2005, February 7, 2005, February 17, 2005, March 17, 2005, April 25, 2005, April 26, 2005, May 18, 2005, July 25, 2005, August 18, 2005, October 20, 2005, November 1, 2005, November 15, 2005, December 22, 2005, January 11, 2006 and January 26, 2006

Proxy Statement	Dated March 21, 2005, relating to American’s annual meeting of shareholders held on April 26, 2005

Community First’s SEC Filings (File No. 0-49909)	Period
Annual Report on Form 10-KSB	Year ended December 31, 2004

Quarterly Reports on Form 10-QSB	Quarters ended March 31, June 30 and September 30, 2005

Current Reports on Form 8-K	Filed on January 24, 2005, May 24, 2005, September 22, 2005, September 26, 2005 and October 19, 2005

Proxy Statement	Dated April 8, 2005, relating to Community First’s annual meeting of shareholders held on May 9, 2005

American and Community First also incorporate by reference additional documents that either may file with the SEC between the date of this document and the date of the special meeting. These include annual, quarterly and current reports, as well as proxy statements.

American has supplied all information contained or incorporated by reference in this document relating to American and Community First has supplied all such information relating to Community First.

Documents contained in or incorporated by reference in this document by American and Community First are available through the SEC as set forth above or from American and Community First without charge. You may obtain such documents by requesting them in writing or by telephone from American or Community First as follows:

American National Bankshares, Inc.	Community First Financial Corporation
628 Main Street	1646 Graves Mill Road
Danville, Virginia 24541	Lynchburg, Virginia 24502
Telephone: (434) 792-5111	Telephone: (434) 386-3609
Attention: Corporate Secretary	Attention: Corporate Secretary

If you would like to request documents from American or Community First, please do so by March 20, 2006 in order to receive timely delivery of the documents before the special meeting.

You should rely only on the information contained or incorporated by reference in this proxy statement/prospectus. American and Community First have not authorized anyone to provide you with information that is different from what is contained in this proxy statement/prospectus. American is not making an offer to sell or soliciting an offer to buy any securities other than the American common stock to be issued by American in the merger, and neither American nor Community First is making an offer of such securities in any state where the offer is not permitted. This proxy statement/prospectus is dated February     , 2006. You should not assume that the information contained in this proxy statement/prospectus is accurate as of any date other than that date. Neither the mailing of this proxy statement/prospectus to you nor the issuance of American common stock in the merger creates any implication to the contrary.

Appendix I

AGREEMENT AND PLAN OF REORGANIZATION

AGREEMENT AND PLAN OF REORGANIZATION

BY AND BETWEEN

AMERICAN NATIONAL BANKSHARES INC.

AND

COMMUNITY FIRST FINANCIAL CORPORATION

October 18, 2005

TABLE OF CONTENTS

ARTICLE 1

The Merger and Related Matters

Exhibit A —	Plan of Merger between American National Bankshares Inc. and Community First Financial Corporation	I-40

Exhibit B —	Form of Affiliate Agreement	I-46

AGREEMENT AND PLAN OF REORGANIZATION

THIS AGREEMENT AND PLAN OF REORGANIZATION (the “Agreement”) is made and entered into as of October 18, 2005, by and between American National Bankshares Inc., a Virginia corporation (“American”), and Community First Financial Corporation, a Virginia corporation (“Community First”).

WITNESSETH:

The parties desire that Community First shall be merged with and into American (the “Merger”) pursuant to a plan of merger (the “Plan of Merger”) substantially in the form attached as Exhibit A hereto, and the parties desire to provide for certain undertakings, conditions, representations, warranties and covenants in connection with the transactions contemplated hereby.

NOW, THEREFORE, in consideration of the premises and of the mutual representations, warranties, covenants and agreements herein contained, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE 1

The Merger and Related Matters

1.1 The Merger

Subject to the terms and conditions of this Agreement, at the Effective Time (as defined in Section 1.2 hereof), Community First will be merged with and into American pursuant to the Plan of Merger. The separate corporate existence of Community First thereupon shall cease, and American will be the surviving corporation. From and after the Effective Time, the Merger shall have the effect set forth in Section 13.1-721 of the Virginia Stock Corporation Act (the “VSCA”).

1.2 Effective Time

The Merger will become effective on the date and at the time shown on the Certificate of Merger issued by the Virginia State Corporation Commission (the “Effective Time”). Subject to the satisfaction or waiver of the conditions set forth in Article 5, the parties shall use their reasonable best efforts to cause the Effective Time to occur on or before March 31, 2006, or on such other date as the parties may agree in writing. All documents required by this Agreement to be delivered at or prior to the Effective Time will be exchanged by the parties at the closing of the Merger (the “Merger Closing”), which shall be held on or before the Effective Time. At or after the Merger Closing, American and Community First shall execute and deliver Articles of Merger containing the Plan of Merger to the Virginia State Corporation Commission.

1.3 Conversion of Community First Capital Stock

At the Effective Time, by virtue of the Merger and without any action on the part of a holder of shares of Community First common stock, without par value (“Community First Common Stock”), and the Series A Preferred Stock, $10.00 par value per share (the “Series A Preferred Stock”) (the shares of Community First Common Stock and Series A Preferred Stock shall be referred to collectively as “Community First Capital Stock”), but subject to the provisions of Section 6.1(h) hereof:

(a) Each share of common stock of American, par value $1.00 per share (“American Common Stock”), that is issued and outstanding immediately before the Effective Time shall remain issued and outstanding and shall remain unchanged by the Merger.

(b) Each share of Community First Common Stock issued and outstanding immediately before the Effective Time (other than the Dissenting Shares as defined in Section 1.9 hereof) shall be converted into, at the election of the holder thereof and in accordance with the election and allocation procedures set forth in Article 2, the right to receive the following, without interest:

(i) 0.9219 shares of American Common Stock (the “Per Share Common Stock Consideration”); or

(ii) a cash amount equal to $21.00 per share (the “Per Share Common Cash Consideration”).

(c) Each share of Series A Preferred Stock issued and outstanding immediately before the Effective Time (other than the Dissenting Shares as defined in Section 1.9 hereof) shall be converted into, at the election of the holder thereof and in accordance with the election and allocation procedures set forth in Article 2, the right to receive the following, without interest:

(i) 1.1063 shares of American Common Stock (the “Per Share Series A Stock Consideration”); or

(ii) a cash amount equal to $25.20 per share (the “Per Share Series A Cash Consideration”).

(d) Notwithstanding anything in this Agreement to the contrary, the aggregate amount of cash to be issued to shareholders of Community First in the Merger shall not exceed the Aggregate Cash Consideration, as defined the following paragraph.

(e) For purposes of this Agreement:

(i) the “Aggregate Cash Consideration” is the sum of: (1) the product of the number of shares of Community First Common Stock outstanding immediately prior to the Effective Time times 0.50 times the Per Share Common Cash Consideration amount; (2) the product of the number of shares of Series A Preferred Stock outstanding immediately prior to the Effective Time times 0.50 times the Per Share Series A Cash Consideration amount; and (3) the aggregate amount of cash paid in connection with the cancellation of the Community First stock options outstanding at the Effective Time as provided in Section 1.5 (defined therein as the “Stock Option Cash Consideration”) times 0.50; and

(ii) the “Merger Consideration” means: (1) the number of whole shares of American Common Stock, plus cash in lieu of any fractional share interest, and the amount of cash into which shares of Community First Capital Stock shall be converted pursuant to this Agreement; and (2) the Stock Option Cash Consideration.

1.4 Board of Directors of American and American National Bank; Lynchburg Advisory Board

(a) As soon as reasonably practicable after the Effective Time, American and its wholly-owned national banking subsidiary, American National Bank and Trust Company (“American National”),

will increase the size of their respective Boards of Directors by one member, and such vacancy will be filled by individuals from among Community First’s current directors as selected by American and shall serve in such capacity until such time as his or her successor shall be duly elected and qualified. At its next annual meeting of shareholders, American will nominate the Community First representative previously appointed to the American Board of Directors for election to the class of directors whose term expires in either 2008 or 2009.

(b) At the consummation of the Merger, American shall establish the American National Bank/Lynchburg Advisory Board of Directors (the “Lynchburg Advisory Board”). The Lynchburg Advisory Board shall initially be comprised of directors chosen by American from the current members of the Boards of Directors of Community First and Community First Bank, the wholly-owned Virginia chartered banking subsidiary of Community First Community First Bank. Membership on the Lynchburg Advisory Board shall be conditional upon execution of an agreement providing that such person will not engage in activities competitive with American for twelve months following the Effective Time or, if longer, the period that he or she is a member of the Lynchburg Advisory Board.

(c) On or after the Effective Time, Community First Bank will merge with and into American National.

1.5 Community First Stock Options

At the Effective Time, each stock option to purchase shares of Community First Common Stock granted pursuant to the Long–Term Incentive Plan of Community First then outstanding (and which by its terms does not lapse on or before the Effective Time), whether or not then exercisable, shall be cancelled in exchange for a cash payment equal to the difference between the per share exercise price and $21.00 (the “Stock Option Cash Consideration”).

1.6 Articles of Incorporation and Bylaws

The articles of incorporation and bylaws of American at the Effective Time shall be the articles of incorporation and bylaws of American after the Effective Time until thereafter amended in accordance with applicable law.

1.7 Tax Consequences

It is intended that the Merger shall constitute a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986 (the “Code”), and that this Agreement shall constitute a “plan of reorganization” for purposes of the Code.

1.8 Anti-Dilution

In the event American changes the number of shares of American Common Stock issued and outstanding prior to the Effective Time as a result of a stock split, stock dividend or other similar recapitalization, and the record date thereof (in the case of a stock dividend) or the effective date thereof (in the case of a stock split or similar recapitalization for which a record date is not established) shall be prior to the Effective Time, the Merger Consideration shall be proportionately adjusted.

1.9 Dissenting Shares

Shareholders of Community First shall have the right to demand and receive payment of the fair value of their shares of Community First Capital Stock pursuant to the provisions of Section 13.1-729 et seq. of the VSCA (the “Dissenting Shares”).

1.10 Definitions

Any term defined anywhere in this Agreement shall have the meaning ascribed to it for all purposes of this Agreement (unless expressly noted to the contrary). In addition:

(a) the term “Knowledge” means the knowledge, after due inquiry, of any one or more of Messrs. Wynne, Falls, Davis, Thomas and Mason, and their respective successors in office, if any, as of the Effective Time.

(b) “Material Adverse Effect” means, with respect to American or Community First any effect that (i) is material and adverse to the financial position, results of operations or business of American and its subsidiaries taken as a whole or Community First and its subsidiaries taken as a whole, as the case may be, or (ii) would materially impair the ability of any of American and its subsidiaries or Community First and its subsidiaries to perform their respective obligations under this Agreement or otherwise materially impede the consummation of the Merger; provided that Material Adverse Effect shall not be deemed to include the impact of (A) changes in banking and similar laws of general applicability or interpretations thereof by any Governmental Authority (as defined in Section 4.11), (B) changes in generally accepted accounting principles (“GAAP”) or regulatory accounting requirements applicable to banks and their holding companies generally, (C) changes in general economic conditions affecting banks and their holding companies generally, (D) any modifications or changes to valuation policies and practices, or expenses incurred, in connection with the Merger or restructuring charges taken in connection with the Merger, in each case in accordance with GAAP, and (E) with respect to Community First, the effects of any action or omission taken with the prior consent of American or as otherwise contemplated by the Agreement.

(c) the term “Previously Disclosed” by a party shall mean information set forth in a section of its Disclosure Schedule (as defined in Section 3.1) corresponding to the section of this Agreement where such term is used.

(d) the term “Nasdaq” means The Nasdaq Stock Market, Inc.’s National Market or such other securities market or exchange on which American Common Stock may be listed.

ARTICLE 2

Delivery of Merger Consideration

2.1 Election Procedures

(a) American (or such other company as American and Community First may agree to designate), will act as the exchange agent (the “Exchange Agent”) for purposes of conducting the election and exchange procedures described in this Article 2. Provided that Community First has delivered, or caused to be delivered, to the Exchange Agent all information that is necessary for the Exchange Agent to perform its obligations as specified herein, the Exchange Agent shall provide to Community First contemporaneously with the mailing of the Proxy Statement (as defined in Section 4.4) but in no event more than ten days after such mailing, an election form and accompanying letter of transmittal in such form as American and Community First shall agree (the “Election Form”) advising each holder of record of Community First Capital Stock of the election choices hereunder and providing instructions for surrendering to the Exchange Agent such holder’s certificate(s) of Community First Capital Stock in exchange for the consideration set forth in Sections 1.3(b) and (c) hereof deliverable in respect of Community First Common Stock and Series A Preferred Stock respectively. The Election Form shall specify that delivery shall be effected, and risk of loss and title to the certificates theretofore representing shares of Community First Capital Stock shall pass, only upon proper delivery of the certificates to the Exchange Agent.

(b) Each Election Form shall permit the holder (or in the case of nominee record holders, the beneficial owner through proper instructions and documentation) to make the following elections:

(i) to elect to receive American Common Stock with respect to some or all of such holder’s Community First Capital Stock (the “Stock Election Shares”);

(ii) to elect to receive cash with respect to some or all of such holder’s Community First Capital Stock (the “Cash Election Shares”); or

(iii) to indicate that such holder makes no such election with respect to such holder’s shares of Community First Capital Stock (the “No-Election Shares”).

(c) Nominee record holders who hold Community First Capital Stock on behalf of multiple beneficial owners shall indicate how many of the shares held by them are Stock Election Shares, Cash Election Shares, and No-Election Shares. If a shareholder either (i) does not submit a properly completed Election Form in a timely fashion or (ii) revokes an Election Form prior to the Election Deadline and does not resubmit a properly completed Election Form prior to the Election Deadline, the shares of Community First Capital Stock held by such shareholder shall be designated No-Election Shares.

(d) The term “Election Deadline” shall mean 5:00 p.m., Eastern Time, on the 30th day following but not including the date of mailing of the Election Form or such other date as American and Community First shall agree upon.

(e) Any election to receive American Common Stock or cash or a combination thereof shall have been properly made only if the Exchange Agent shall have actually received by the Election Deadline a properly completed Election Form accompanied by the certificate(s) representing shares of Community First Capital Stock to which such Election Form relates or by an appropriate and customary guarantee of delivery of such certificates, as set forth in the Election Form, from a member of any registered national securities exchange or a commercial bank or trust company in the United States provided, that such certificates are in fact delivered to the Exchange Agent by the time required in such guarantee of delivery. Failure to deliver shares of Community First Capital Stock covered by such a guarantee of delivery within the time set forth on such guarantee shall be deemed to invalidate any otherwise properly made Election. Any election may be revoked or changed by the person submitting such Election Form to the Exchange Agent by written notice to the Exchange Agent only if such written notice is actually received by the Exchange Agent at or prior to the Election Deadline. The Exchange Agent shall have reasonable discretion to determine when any election, modification or revocation is received, whether any such election, modification or revocation has been properly made and to disregard immaterial defects in any Election Form; and any good faith decisions of the Exchange Agent regarding such matters shall be binding and conclusive. Neither American nor the Exchange Agent shall be under any obligation to notify any person of any defect in an Election Form.

(f) As soon as reasonably practicable, but no later than ten business days after the Effective Time, the Exchange Agent shall mail to each holder of record of Community First Capital Stock at the

Effective Time who did not complete an Election Form a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the certificates theretofore representing shares of Community First Capital Stock shall pass, only upon proper delivery of the certificates to the Exchange Agent) with instructions for use in surrendering stock certificates theretofore representing shares of Community First Capital Stock in exchange for the Merger Consideration.

2.2 Allocation of Shares

(a) Within five business days after the Merger Closing, the Exchange Agent, as directed by American, shall effect the allocation among holders of Community First Capital Stock of rights to receive American Common Stock or cash in the Merger in accordance with the Election Forms as follows.

(b) If the number of Cash Election Shares times the Per Share Common Cash Consideration with respect to Community First Common Stock and the Per Share Series A Cash Consideration with respect to the Series A Preferred Stock, when combined with the Stock Option Cash Consideration, is greater than the Aggregate Cash Consideration, then:

(i) all Stock Election Shares and all No-Election Shares shall be converted into the right to receive American Common Stock;

(ii) the Exchange Agent shall convert on a pro rata basis as described below in Section 2.2(e) a sufficient number of Cash Election Shares (“Reallocated Stock Shares”) such that the number of remaining Cash Election Shares times the Per Share Common Cash Consideration and the Per Share Series A Cash Consideration, as appropriate, when combined with the Stock Option Cash Consideration, equals the Aggregate Cash Consideration, and all Reallocated Stock shares shall be converted into the right to receive American Common Stock; and

(iii) the Cash Election Shares that are not Reallocated Stock Shares shall be converted into the right to receive cash.

(c) If the number of Cash Election Shares times the Per Share Common Cash Consideration with respect to Community First Common Stock and the Per Share Series A Cash Consideration with respect to the Series A Preferred Stock, when combined with the Stock Option Cash Consideration, is less than the Aggregate Cash Consideration, then:

(i) all Cash Election Shares shall be converted into the right to receive cash;

(ii) No-Election Shares shall then be deemed to be Cash Election Shares to the extent necessary to have the total number of Cash Election Shares times the Per Share Common Cash Consideration and the Per Share Series A Cash Consideration, as appropriate, when combined with the Stock Option Cash Consideration, equal the Aggregate Cash Consideration. If less than all of the No-Election Shares need to be treated as Cash Election Shares, the Exchange Agent shall select which No-Election Shares shall be treated as Cash Election Shares in such manner as the Exchange Agent shall determine, and all remaining No-Election Shares shall thereafter be treated as Stock Election Shares;

(iii) If all of the No-Election Shares are treated as Cash Election Shares under the preceding subsection and the total number of Cash Election Shares times the Per Share Common Cash Consideration and the Per Share Series A Cash Consideration, as appropriate, when combined with the Stock Option Cash Consideration, is less than the Aggregate Cash Consideration, the Exchange Agent shall convert on a pro rata basis as described below in Section 2.2(d)

a sufficient number of Stock Election Shares into Cash Election Shares (“Reallocated Cash Shares”) such that the sum of the number of Cash Election Shares plus the number of Reallocated Cash Shares times the Per Share Common Cash Consideration and the Per Share Series A Cash Consideration, as appropriate, when combined with the Stock Option Cash Consideration, equals the Aggregate Cash Consideration, and all Reallocated Cash Shares will be converted into the right to receive cash; and

(iv) The Stock Election Shares that are not Reallocated Cash Shares shall be converted into the right to receive American Common Stock.

(d) In the event the Exchange Agent is required pursuant to Section 2.2(b) to convert some Cash Election Shares into Reallocated Stock Shares, each holder of Cash Election Shares shall be allocated a pro rata portion of the total Reallocated Stock Shares. In the event that the Exchange Agent is required pursuant to Section 2.2(c) to convert some Stock Election Shares into Reallocated Cash Shares, each holder of Stock Election Shares shall be allocated a pro rata portion of the total Reallocated Cash Shares.

2.3 Exchange Procedures

(a) After completion of the allocation referred to paragraphs (b) and (c) of Section 2.2, each holder of an outstanding certificate representing shares of Community First Capital Stock prior to the Effective Time (a “Community First Certificate”) who has surrendered such Community First Certificate to the Exchange Agent will, upon acceptance thereof by the Exchange Agent, be entitled to a certificate or certificates representing the number of whole shares of American Common Stock and/or the amount of cash into which the aggregate number of shares of Community First Capital Stock previously represented by such Community First Certificate(s) surrendered shall have been converted pursuant to this Agreement and, if such holder’s shares of Community First Capital Stock have been converted into American Common Stock, any other distribution theretofore paid with respect to American Common Stock issuable in the Merger, in each case without interest. The Exchange Agent shall accept such Community First Certificates upon compliance with such reasonable terms and conditions as the Exchange Agent may impose to effect an orderly exchange thereof in accordance with normal exchange practices. Each Community First Certificate that is not surrendered to the Exchange Agent in accordance with the procedures provided for herein shall, except as otherwise herein provided, until duly surrendered to the Exchange Agent be deemed to evidence ownership of the number of shares of American Common Stock or the right to receive the amount of cash into which such Community First Capital Stock shall have been converted. No dividends that have been declared by American will be remitted to any person entitled to receive shares of American Common Stock under Section 2.2 until such person surrenders the Community First Certificate(s) representing Community First Capital Stock, at which time such dividends shall be remitted to such person, without interest.

(b) The Exchange Agent and American, as the case may be, shall not be obligated to deliver cash and/or a certificate or certificates representing shares of American Common Stock to which a holder of Community First Capital Stock would otherwise be entitled as a result of the Merger until such holder surrenders the Community First Certificate(s) representing the shares of Community First Capital Stock for exchange as provided in this Section 2.3, or, in default thereof, an appropriate affidavit of loss and indemnity agreement or bond in such amount as may be reasonably required in each case by American.

(c) Notwithstanding anything in this Agreement to the contrary, Community First Certificates surrendered for exchange by a Community First Affiliate (as defined in Section 4.14) shall not be exchanged for certificates representing shares of American Common Stock to which such

Community First Affiliate may be entitled pursuant to the terms of this Agreement until American has received a written agreement from such person as specified in Section 5.2(d).

2.4 No Fractional Securities

No certificates or scrip representing fractional shares of American Common Stock shall be issued upon the surrender for exchange of Community First Certificates, and such fractional shares shall not entitle the owner thereof to vote or to any other rights of a holder of American Common Stock. A holder of shares of Community First Capital Stock converted in the Merger who would otherwise have been entitled to a fractional share of American Common Stock shall be entitled to receive a cash payment (without interest) in lieu of such fractional share in an amount determined by multiplying (i) the fractional share interest to which such holder would otherwise be entitled by (ii) the Per Share Common Cash Consideration or the Per Share Series A Cash Consideration, as appropriate.

ARTICLE 3

Representations and Warranties

3.1 Disclosure Schedules

Before entering into this Agreement, Community First delivered to American a schedule, and American delivered to Community First a schedule (respectively, each schedule a “Disclosure Schedule”), setting forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more of its representations or warranties contained in Article 3; provided, that the mere inclusion of an item in a Disclosure Schedule as an exception to a representation or warranty will not be deemed an admission by a party that such item is material or was required to be disclosed therein.

3.2 Standard

For all purposes of this Agreement, no representation or warranty of Community First contained in Section 3.3 (other than the representations and warranties contained in Section 3.3(d), which shall be true in all material respects) or American contained in Section 3.4 (other than the representations and warranties contained in Section 3.4(d), which shall be true in all material respects) will be deemed untrue or incorrect, and no party will be deemed to have breached a representation or warranty, as a consequence of the existence of any fact, event or circumstance unless such fact, circumstance or event, individually or taken together with all other facts, events or circumstances inconsistent with any representation or warranty contained in Section 3.3 or Section 3.4, has had or is reasonably likely to have a Material Adverse Effect with respect to Community First or American, as the case may be.

3.3 Representations and Warranties of Community First

Subject to Section 3.1 and 3.2, Community First hereby represents and warrants to American as follows:

(a) Organization, Standing and Power. Community First is a Virginia corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Virginia. Community First has the corporate power and authority to carry on its business in Virginia as now conducted and to own and operate its assets, properties and business; and it has the corporate power and authority to execute, deliver and perform its obligations under this Agreement, and to consummate the transactions contemplated hereby. Community First is duly registered as a bank holding company under the Bank Holding Company Act of 1956, as amended (the “BHC Act”). Community First Bank, a wholly owned subsidiary of Community First, is a Virginia chartered bank duly organized, validly existing and in good standing under the laws of Virginia, is in compliance in all material respects with all rules and regulations promulgated by any relevant regulatory authority, and it has all requisite corporate power and authority to carry on a commercial banking business as now being conducted and to own and operate its assets, properties and business.

(b) Subsidiaries. Community First does not own, directly or indirectly, five percent or more of the outstanding capital stock or other voting securities of any corporation, bank or other organization actively engaged in business except as set forth in Section 3.3(b) in its Disclosure Schedule (each individually a “Community First Subsidiary” and collectively the “Community First Subsidiaries”). Each Community First Subsidiary (i) is a duly organized corporation, validly existing and in good standing under applicable laws, (ii) has full corporate power and authority to carry on its business as now conducted and (iii) is duly qualified to do business in the states where its ownership or leasing of property or the conduct of its business requires such qualification and where the failure to so qualify would have a Material Adverse Effect on Community First on a consolidated basis. The outstanding shares of capital stock of each Community First Subsidiary have been duly authorized and are validly issued and outstanding, fully paid and nonassessable and all such shares are directly or indirectly owned by Community First free and clear of all liens, claims and encumbrances or preemptive rights of any person. No rights are authorized, issued or outstanding with respect to the capital stock of any Community First Subsidiary and there are no agreements, understandings or commitments relating to the right of Community First to vote or to dispose of said shares.

(c) Authorized and Effective Agreement.

(i) Subject only to receipt of the requisite stockholder approval of this Agreement and the Plan of Merger, this Agreement and the Plan of Merger and the transactions contemplated hereby and thereby have been authorized by all necessary corporate action on the part of Community First on or before the date hereof. This Agreement and the Plan of Merger are valid and legally binding obligations of Community First, enforceable in accordance with their respective terms (except as enforceability may be limited by applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws affecting the enforcement of rights of creditors or by general principles of equity).

(ii) Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated herein, nor compliance by Community First with any of the provisions hereof will: (A) conflict with or result in a breach of any provision of Community First’s articles of incorporation or bylaws; (B) except as Previously Disclosed, constitute or result in the breach of any term, condition or provision of, or constitute a default under, or give rise to any right of termination, cancellation or acceleration with respect to, or result in the creation of any lien, charge or encumbrance upon, any property or asset of Community First or any Community First Subsidiary pursuant to any (1) note, bond, mortgage or indenture, or (2) any material license, agreement or other instrument or obligation, to which Community First or any Community First Subsidiary is a party or by which Community First or any Community First Subsidiary or any of their respective properties or assets may be bound, or (3) subject to the receipt of all required regulatory and shareholder approvals, violate any order, writ, injunction, decree, statute, rule or regulation applicable to Community First or any Community First Subsidiary.

(iii) As of the date hereof, Community First is not aware of any reason why the necessary regulatory approvals and consents will not be received in order to permit consummation of the Merger.

(d) Capital Structure. The authorized capital stock of Community First consists of 1,000,000 shares of preferred stock, par value $10.00 per share, of which 300,000 shares are issued and outstanding and designated as the Series A Preferred Stock, and 10,000,000 shares of common stock, no par value, of which 1,162,326 shares are issued and outstanding as of this date. All outstanding shares of Series A Preferred Stock and Community First Common Stock have been duly authorized and validly issued, are fully paid and nonassessable and have not been issued in violation of the preemptive rights of any person. As of the date hereof, there are stock options held by employees and directors of Community First that represent rights to purchase a total of 233,956 shares of Community First Common Stock. As of the date of this Agreement, there are not any shares of capital stock of Community First or any Community First Subsidiary reserved for issuance, or any outstanding or authorized options, warrants, rights, agreements, convertible or exchangeable securities, or other commitments, contingent or otherwise, relating to its capital stock pursuant to which Community First or any Community First Subsidiary is or may become obligated to issue shares of capital stock or any securities convertible into, exchangeable for, or evidencing the right to subscribe for, any shares of its capital stock (collectively, “Rights”), except as contemplated under Community First’s Long-Term Incentive Plan or Employee Stock Ownership and Savings Plan and as set forth in Section 3.3(d) in its Disclosure Schedule (which includes copies of such plan and the individual stock option agreements pursuant to which employees and directors of Community First may exercise stock options).

(e) Financial Reports and Regulatory Documents. Community First’s Annual Reports on Form 10-KSB for the fiscal years ended December 31, 2003 and 2004, and all other reports, registration statements, definitive proxy statements or information statements filed by it or any Community First Subsidiary subsequent to December 31, 2002 under the Securities Act of 1933, as amended (the “Securities Act”), or under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), in the form filed (collectively, the “Community First Regulatory Filings”) with the Securities and Exchange Commission (the “SEC”) as of the date filed, (i) complied in all material respects as to form with the applicable requirements under the Securities Act or the Exchange Act, as the case may be, and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; and each of the statements of financial position contained in or incorporated by reference into any such Community First Regulatory Filing (including the related notes and schedules) fairly presented in all material respects Community First’s financial position and that of the Community First Subsidiaries as of the date of such statement, and each of the statements of income and changes in stockholders’ equity and cash flows or equivalent statements in such Community First Regulatory Filings (including any related notes and schedules thereto) fairly presented in all material respects, the results of operations, changes in stockholders’ equity and changes in cash flows, as the case may be, of Community First and the Community First Subsidiaries for the periods to which those statements relate, in each case in accordance with GAAP consistently applied to banks and bank holding companies during the periods involved, except in each case as may be noted therein, and subject to normal year-end audit adjustments and as permitted by Form 10-QSB in the case of unaudited statements.

(f) Absence of Material Changes and Events. Since December 31, 2004, and except as Previously Disclosed, there has been no change in the financial condition or results of operations of Community First or the Community First Subsidiaries which, individually or in the aggregate, has had or is reasonably likely to have a Material Adverse Effect on Community First.

(g) Absence of Undisclosed Liabilities. Since December 31, 2004, Community First and the Community First Subsidiaries have not incurred any liability (contingent or otherwise) that is material to Community First on a consolidated basis or that, when combined with all similar liabilities, would be material to Community First on a consolidated basis, except as Previously Disclosed or as disclosed in the Community First Regulatory Filings and except for liabilities incurred in the ordinary course of business consistent with past practice.

(h) Material Contracts; Defaults. Except for those agreements and other documents filed as exhibits to the Community First Regulatory Filings, neither Community First nor any Community First Subsidiary is a party to, bound by or subject to any agreement, contract, arrangement, commitment or understanding (whether written or oral) (A) that is a “material contract” within the meaning of Item 601(b)(10) of the SEC’s Regulation S-K, (B) that restricts the conduct of business by Community First or any Community First Subsidiary of its ability to compete in any line of business or (C) with respect to employment of an officer, director or consultant of Community First or any Community First Subsidiary. Neither Community First nor any Community First Subsidiary is in default under any material contract, agreement, commitment, arrangement, lease, insurance policy or other instrument to which it is a party, by which its respective assets, business, or operations may be bound or affected, or under which it or its respective assets, business, or operations receives benefits, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a default.

(i) Legal Proceedings. Except as Previously Disclosed, there are no actions, suits or proceedings instituted or pending or, to Community First’s Knowledge, threatened against Community First or any Community First Subsidiary or against any of Community First’s or the Community First Subsidiaries’ properties, assets, interests or rights, or against any of Community First’s or the Community First Subsidiaries’ officers, directors or employees that would, if determined adversely to Community First or any Community First Subsidiary, have a Material Adverse Effect on Community First on a consolidated basis.

(j) Tax Matters. Community First and each Community First Subsidiary have filed all federal, state and local tax returns and reports (“Tax Returns”) required to be filed, and all such Tax Returns were correct and complete in all material respects. All Taxes (as defined below) owed by Community First or any Community First Subsidiary have been paid, are reflected as a liability in the Community First Regulatory Filings, or are being contested in good faith and have been Previously Disclosed. Except as Previously Disclosed, no tax return or report filed by Community First or any Community First Subsidiary is under examination by any taxing authority or the subject of any administrative or judicial proceeding, and no unpaid tax deficiency has been asserted against Community First or any Community First Subsidiary by any taxing authority. As used herein, “Taxes” mean all taxes, charges, fees, levies or other assessments, including, without limitation, all income, gross receipts, sales, use, ad valorem, goods and services, capital, transfer, franchise, profits, license, withholding, payroll, employment, employer health, excise, estimated, severance, stamp, occupation, property or other taxes, custom duties, fees, assessments or chargers of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any taxing authority.

(k) Property. Except as Previously Disclosed or reserved against as disclosed in the Community First Regulatory Filings, Community First and each Community First Subsidiary have good and marketable title free and clear of all material liens, encumbrances, charges, defaults or equitable interests to all of the properties and assets, real and personal, reflected in the balance sheet included in the Community First Regulatory Filings as of December 31, 2004 or acquired after such date. To Community First’s Knowledge, all buildings, and all fixtures, equipment, and other property and assets that are material to the business of Community First or any Community First Subsidiary, held under leases or subleases, are held under valid instruments enforceable in accordance with their respective terms, subject to bankruptcy, insolvency, reorganization, moratorium and similar laws. To Community First’s Knowledge, the buildings, structures, and appurtenances owned, leased, or occupied by Community First and each Community First Subsidiary are in good operating condition and in a state of good maintenance and repair and comply with applicable zoning and other municipal laws and regulations, and there are no latent defects therein.

(l) Employee Benefit Plans.

(i) Community First has set forth in Section 3.3(l)(i) in its Disclosure Schedule all employee benefit plans and programs of Community First and the Community First Subsidiaries, including without limitation: (A) all retirement, savings and other pension plans; (B) all health, severance, insurance, disability and other employee welfare plans; and (C) all employment, vacation and other similar plans, all bonus, stock option, stock purchase, incentive, deferred compensation, supplemental retirement, severance and other employee benefit plans, programs or arrangements, and all employment or compensation arrangements, in each case for the benefit of or relating to its current and former employees and directors (individually, a “Community First Benefit Plan” and collectively, the “Community First Benefit Plans”).

(ii) None of the Community First Benefit Plans is a “multi-employer plan” as defined in section 3(37) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”).

(iii) Except as Previously Disclosed, all of the Community First Benefit Plans are in compliance in all material respects with applicable laws and regulations, and Community First has administered the Community First Benefit Plans in accordance with applicable laws and regulations in all material respects.

(iv) Each Community First Benefit Plan that is intended to be qualified under Section 401(a) of the Code has been determined by the Internal Revenue Service to be so qualified, as reflected in a current favorable determination letter, or a filing has been made with the Internal Revenue Service seeking such a determination letter and that request is still awaiting decision by the Internal Revenue Service.

(v) Community First has made available to American copies of all of the Community First Benefit Plans and, where applicable, summary plan descriptions, and annual reports required to be filed within the last three years pursuant to ERISA or the Code with respect to the Community First Benefit Plans.

(vi) To its Knowledge, Community First has not engaged in any prohibited transactions, as defined in Code section 4975 or ERISA section 406, with respect to any Community First Benefit Plan that is a pension plan as defined in Section 3(2) of ERISA.

(vii) There are no actions, suits, investigations or claims pending, threatened or anticipated (other than routine claims for benefits) with respect to any of the Community First Benefit Plans.

(viii) No compensation or benefit that is or will be payable in connection with the transactions contemplated by this Agreement will be characterized as an “excess parachute payment” within the meaning of Code section 280G. Except as Previously Disclosed, no Community First Benefit Plan contains any provision that would give rise to any severance, termination or other payments or liabilities as a result of the transactions contemplated by this Agreement.

(ix) Community First has not established and does not maintain a welfare plan, as defined in ERISA section 3(1), that provides benefits to an employee at its expense after a termination of employment, except as required by the Consolidated Omnibus Budget Reconciliation Act of 1985.

(m) Insurance. Community First and each Community First Subsidiary currently maintain insurance in amounts reasonably necessary for its operations and, to Community First’s Knowledge, similar in scope and coverage to that maintained by other entities similarly situated. Since January 1, 2005, neither Community First nor any Community First Subsidiary has received any notice of a premium increase or cancellation or a failure to renew with respect to any insurance policy or bond and, within the last three fiscal years, has been refused any insurance coverage sought or applied for, and Community First has no reason to believe that existing insurance coverage cannot be renewed as and when the same shall expire upon terms and conditions as favorable as those presently in effect, other than possible increases in premiums or unavailability of coverage that do not result from any extraordinary loss experience on the part of Community First or the Community First Subsidiaries.

(n) Loans; Allowance for Loan Losses.

(i) Except as Previously Disclosed, to Community First’s Knowledge each loan reflected as an asset in the Community First Regulatory Filings (A) is evidenced by notes, agreements or evidences of indebtedness which are true, genuine and what they purport to be, (B) to the extent secured, has been secured by valid liens and security interests which have been perfected, (C) is the legal, valid and binding obligation of the obligor and any guarantor, enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent conveyance and other laws of general applicability relating to or affecting creditors’ rights and to general equity principles, and no defense, offset or counterclaim has been asserted with respect to any such loan which if successful could have a Material Adverse Effect on Community First, and (D) in all material respects was made in accordance with Community First’s standard loan policies.

(ii) Community First has Previously Disclosed the aggregate amounts as of a recent date of all loans, losses, advances, credit enhancements, other extensions of credit, commitments and interest-bearing assets of Community First and each Community First Subsidiary that have been classified by any bank examiner (whether regulatory or internal) as “Other Loans Specially Mentioned,” “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified” or words of similar import. Community First shall promptly, on a periodic basis, inform American of any such classification arrived at any time after the date hereof.

(iii) The real property classified as other real estate owned (“OREO”) included in non-performing assets in the Community First Regulatory Filings is carried net of reserve at the lower of cost or market value based on independent appraisals.

(iv) The allowance for loan losses reflected on the statements of financial condition included in the Community First Regulatory Filings, as of their respective dates, is adequate in all material respects under the requirements of GAAP and regulatory accounting principles to provide for reasonably anticipated losses on outstanding loans.

(o) Environmental Matters.

(i) Except as Previously Disclosed, Community First and each Community First Subsidiary are in substantial compliance with all Environmental Laws (as defined below). Neither Community First nor any Community First Subsidiary has received any communication alleging that it or such Community First Subsidiary is not in such compliance and there are no present circumstances that would prevent or interfere with the continuation of such compliance.

(ii) Neither Community First nor any Community First Subsidiary has received notice of pending, and is not aware of any threatened, legal, administrative, arbitral or other proceedings, asserting Environmental Claims (as defined below) or other claims, causes of action or governmental investigations of any nature, seeking to impose, or that could result in the imposition of, any material liability arising under any Environmental Laws upon (A) Community First or such Community First Subsidiary, (B) any person or entity whose liability for any Environmental Claim Community First or any Community First Subsidiary has or may have retained either contractually or by operation of law, (C) any real or personal property owned or leased by Community First or any Community First Subsidiary, or any real or personal property which Community First or any Community First Subsidiary has been, or is, judged to have managed or to have supervised or to have participated in the management of, or (D) any real or personal property in which Community First or a Community First Subsidiary holds a security interest securing a loan recorded on the books of Community First or such Community First Subsidiary. Neither Community First nor any Community First Subsidiary is subject to any agreement, order, judgment, decree or memorandum by or with any court, governmental authority, regulatory agency or third party imposing any such liability.

(iii) With respect to all real and personal property owned or leased by Community First or any Community First Subsidiary, or all real and personal property which Community First or any Community First Subsidiary has been, or is, judged to have managed or to have supervised or to have participated in the management of, Community First has provided American with access to copies of any environmental audits, analyses and surveys that have been prepared relating to such properties (a list of which is Previously Disclosed). Community First and the Community First Subsidiaries are in compliance in all material respects with all recommendations contained in any such environmental audits, analyses and surveys.

(iv) There are no past or present actions, activities, circumstances, conditions, events or incidents that could reasonably form the basis of any Environmental Claim or other claim or action or governmental investigation that could result in the imposition of any liability arising under any Environmental Laws against Community First or any Community First Subsidiary or against any person or entity whose liability for any Environmental Claim Community First or any Community First Subsidiary has or may have retained or assumed either contractually or by operation of law.

(v) For purposes of this Agreement, the following terms shall have the following meanings:

(A) “Environmental Claim” means any written notice from any governmental authority or third party alleging potential liability (including, without limitation, potential liability for investigatory costs, clean-up, governmental response costs, natural resources damages, property damages, personal injuries or penalties) arising out of, based upon, or resulting from the presence, or release into the environment, of any Materials of Environmental Concern.

(B) “Environmental Laws” means all applicable federal, state and local laws and regulations, including the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, that relate to pollution or protection of human health or the environment.

(C) “Materials of Environmental Concern” means pollutants, contaminants, wastes, toxic substances, petroleum and petroleum products and any other materials regulated under Environmental Laws.

(p) Books and Records. Community First’s books and records and those of the Community First Subsidiaries have been fully, properly and accurately maintained in all material respects, and there are no material inaccuracies or discrepancies of any kind contained or reflected therein.

(q) Takeover Laws and Provisions. Community First and each Community First Subsidiary has taken all action necessary to exempt this Agreement and the Plan of Merger and the transactions contemplated hereby and thereby from the requirements of any “control share,” “fair price,” “affiliate transaction,” “business combination” or other anti-takeover laws and regulations of Virginia. Community First and each Community First Subsidiary has taken all action required to be taken by it in order to make this Agreement and the transactions contemplated hereby comply with, and this Agreement and the transactions contemplated hereby do comply with, the requirements of any articles, sections or provisions of its articles of incorporation and bylaws concerning “business combination,” “fair price,” “voting requirement,” “constituency requirement” or other related provisions.

(r) Reports. Since December 31, 2004, Community First and the Community First Subsidiaries have filed all reports and statements, together with any amendments required to be made with respect thereto, that were required to be filed with the SEC, the Virginia Bureau of Financial Institutions, the Board of Governors of the Federal Reserve System (the “Federal Reserve”) and any other governmental or regulatory authority or agency having jurisdiction over their operations, and such reports were prepared in all material respects in accordance with the applicable statutes, regulations and instructions in existence as of the date of filing of such reports.

(s) Compliance With Laws. Community First and each Community First Subsidiary:

(i) is in material compliance with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable thereto or to the employees conducting such businesses, including, without limitation, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act, the Home Mortgage Disclosure Act, the Bank Secrecy Act and all other applicable fair lending laws and other laws relating to discriminatory business practices;

(ii) has all permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, each Governmental Authority that is required in order to permit it to own or lease its properties and to conduct its business as presently conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to Community First’s Knowledge, no suspension or cancellation of any of them is threatened; and

(iii) has received, since December 31, 2004, no notification or communication from any Governmental Authority, except as Previously Disclosed, (A) asserting that Community First or any Community First Subsidiary is not in compliance with any of the statutes, regulations or ordinances which such Governmental Authority enforces or (B) threatening to revoke any license, franchise, permit or governmental authorization (nor, to Community First’s Knowledge, do any grounds for any of the foregoing exist).

(t) No Brokers. No action has been taken by Community First that would give rise to any valid claim against any party hereto for a brokerage commission, finder’s fee or other like payment with respect to the Merger, except a Previously Disclosed fee to be paid to Anderson & Strudwick, Inc.

(u) Fiduciary Accounts. Community First and each Community First Subsidiary has properly administered all accounts for which it acts as a fiduciary, including but not limited to accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents and applicable laws and regulations. Neither Community First, nor any Community First Subsidiary nor any of their respective directors, officers or employees, has committed any breach of trust with respect to any fiduciary account and the records for each such fiduciary account are true and correct and accurately reflect the assets of such fiduciary account.

(v) Transactions With Affiliates. All “covered transactions” between Community First and an “affiliate” within the meaning of Sections 23A and 23B of the Federal Reserve Act, as amended, have been in compliance with such provisions.

(w) Fairness Opinion. The Community First Board has received the written opinion of Anderson & Strudwick, Inc. to the effect that as of the date hereof the Merger Consideration is fair to the holders of Community First Common Stock from a financial point of view.

(x) Transactions in Securities.

(i) All offers and sales of Community First Capital Stock by Community First were at all relevant times exempt from or complied with the registration requirements of the Securities Act.

(ii) Neither Community First nor, to Community First’s Knowledge, (A) any director or executive officer of Community First, (B) any person related to any such director or officer by blood, marriage or adoption and residing in the same household and (C) any person who has been knowingly provided material nonpublic information by any one or more of these persons, has purchased or sold, or caused to be purchased or sold, any shares of Community First Capital Stock or other securities issued by Community First (x) during any period when Community First was in possession of material nonpublic information or (y) in violation of any applicable provision of the Exchange Act.

(y) Tax Treatment. As of the date hereof, Community First is not aware of any reason why the Merger will fail to qualify as a tax-free reorganization under Section 368(a) of the Code.

(z) Disclosure. The representations and warranties contained in this Section 3.3, when considered as a whole, do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this Section 3.3 not misleading.

3.4 Representations and Warranties of American

Subject to Sections 3.1 and 3.2, American hereby represents and warrants to Community First as follows:

(a) Organization, Standing and Power. American is a Virginia corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Virginia. American has the corporate power and authority to carry on its business in Virginia as now conducted and to own and operate its assets, properties and business; and it has the corporate power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. American is duly registered as a bank holding company under the BHC Act. American National is a national banking association duly organized, validly existing and in good standing under the laws of the United States, is in compliance in all material respects with all rules and regulations promulgated by any relevant regulatory authority, and has all requisite corporate power and authority to carry on a commercial banking business as now being conducted and to own and operate its assets, properties and business.

(b) Subsidiaries. Each subsidiary of American (each individually an “American Subsidiary” and collectively the “American Subsidiaries”) (i) is a duly organized corporation, validly existing and in good standing under applicable laws, (ii) has full corporate power and authority to carry on its business as now conducted and (iii) is duly qualified to do business in the states where its ownership or leasing of property or the conduct of its business requires such qualification and where the failure to so qualify would have a Material Adverse Effect on American on a consolidated basis. The outstanding shares of capital stock of each American Subsidiary have been duly authorized and are validly issued and outstanding, fully paid and nonassessable and all such shares are directly or indirectly owned by it free and clear of all liens, claims and encumbrances or preemptive rights of any person.

(c) Authorized and Effective Agreement.

(i) This Agreement and the Plan of Merger and the transactions contemplated hereby and thereby have been authorized by all necessary corporate action on the part of American on or before the date hereof. This Agreement and the Plan of Merger are valid and legally binding obligations of American, enforceable in accordance with their respective terms (except as enforceability may be limited by applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws affecting the enforcement of rights of creditors or by general principles of equity).

(ii) Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated herein, nor compliance by American with any of the provisions hereof: (A) conflict with or result in a breach of any provision of its articles of incorporation or bylaws; (B) except as Previously Disclosed, constitute or result in the breach of any term, condition or provision of, or constitute a default under, or give rise to any right of termination, cancellation or acceleration with respect to, or result in the creation of any lien, charge or encumbrance upon, any property or asset of American or any American Subsidiary pursuant to any (1) note, bond, mortgage, indenture, or (2) any material license, agreement or other instrument or obligation, to which American or any American Subsidiary is a party or by which American or any of the American Subsidiaries or any of their respective properties or assets may be bound, or (3) subject to the receipt of all required regulatory and shareholder approvals, violate any order, writ, injunction, decree, statute, rule or regulation applicable to American or any American Subsidiary.

(iii) As of the date hereof, American is not aware of any reason why the necessary regulatory approvals and consents will not be received in order to permit consummation of the Merger.

(d) Capital Structure. The authorized capital stock of American consists of: (i) 200,000 shares of preferred stock, $5.00 par value per share, of which none are issued and outstanding; and (ii) 10,000,000 shares of common stock, par value $1.00 per share, of which 5,437,789 shares are issued and outstanding as of this date. All outstanding shares of American Common Stock have been duly authorized and validly issued, are fully paid and nonassessable and have not been issued in violation of the preemptive rights of any person. The shares of American Common Stock to be issued in exchange for shares of Community First Common Stock upon consummation of the Merger will have been duly authorized and, when issued in accordance with the terms of this Agreement, will be validly issued, fully paid and nonassessable and subject to no preemptive rights.

(e) Financial Reports and Regulatory Documents. American’s Annual Reports on Form 10-K for the fiscal years ended December 31, 2003 and 2004, and all other reports, registration statements, definitive proxy statements or information statements filed by it or any American Subsidiary subsequent to December 31, 2002 under the Securities Act, or under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, in the form filed (collectively, the “American Regulatory Filings”) with the SEC as of the date filed, (i) complied in all material respects as to form with the applicable requirements under the Securities Act or the Exchange Act, as the case may be, and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; and each of the statements of financial position contained in or incorporated by reference into any such American Regulatory Filing (including the related notes and schedules) fairly presented in all material respects American’s financial position and that of the American Subsidiaries as of the date of such statement, and each of the statements of income and changes in shareholders’ equity and cash flows or equivalent statements in such American Regulatory Filings (including any related notes and schedules thereto) fairly presented in all material respects, the results of operations, changes in shareholders’ equity and changes in cash flows, as the case may be, of American and the American Subsidiaries for the periods to which those statements relate, in each case in accordance with GAAP consistently applied to banks and bank holding companies during the periods involved, except in each case as may be noted therein, and subject to normal year-end audit adjustments and as permitted by Form 10-Q in the case of unaudited statements.

(f) Absence of Material Changes and Events. Since December 31, 2004, and except as Previously Disclosed, there has been no change in the financial condition or results of operations of American or the American Subsidiaries which, individually or in the aggregate, has had or is reasonably likely to have a Material Adverse Effect on American.

(g) Absence of Undisclosed Liabilities. Since December 31, 2004, American and the American Subsidiaries have not incurred any liability (contingent or otherwise) that is material to American on a consolidated basis or that, when combined with all similar liabilities, would be material to American on a consolidated basis, except as Previously Disclosed or as disclosed in the American Regulatory Filings and except for liabilities incurred in the ordinary course of business consistent with past practice.

(h) Legal Proceedings. Except as Previously Disclosed, there are no actions, suits or proceedings instituted or pending or, to American’s Knowledge, threatened against American or any American Subsidiary or against any of American’s or the American Subsidiaries’ properties, assets, interests or rights, or against any of American’s or the American Subsidiaries’ officers, directors or employees that would, if determined adversely to American or any American Subsidiary, have a Material Adverse Effect on American on a consolidated basis.

(i) Tax Matters. American and each American Subsidiary have filed all Tax Returns required to be filed, and all such Tax Returns were correct and complete in all material respects. All Taxes owed by American or any American Subsidiary have been paid, are reflected as a liability in the American Regulatory Filings, or are being contested in good faith and have been Previously Disclosed. Except as Previously Disclosed, no tax return or report filed by American or any American Subsidiary is under examination by any taxing authority or the subject of any administrative or judicial proceeding, and no unpaid tax deficiency has been asserted against American or any American Subsidiary by any taxing authority.

(j) Compliance With Laws. American and each American Subsidiary:

(i) is in material compliance with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable thereto or to the employees conducting such businesses, including, without limitation, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act, the Home Mortgage Disclosure Act, the Bank Secrecy Act and all other applicable fair lending laws and other laws relating to discriminatory business practices;

(ii) has all permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, each Governmental Authority that is required in order to permit it to own or lease its properties and to conduct its business as presently conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to American’s Knowledge, no suspension or cancellation of any of them is threatened; and

(iii) has received, since December 31, 2004, no notification or communication from any Governmental Authority (A) asserting that American or any American Subsidiary is not in compliance with any of the statutes, regulations or ordinances which such Governmental Authority enforces or (B) threatening to revoke any license, franchise, permit or governmental authorization (nor, to American’s Knowledge, do any grounds for any of the foregoing exist).

(k) No Brokers. No action has been taken by American that would give rise to any valid claim against any party hereto for a brokerage commission, finder’s fee or other like payment with respect to the Merger, except a fee paid to Raymond James & Associates.

(l) Tax Treatment. As of the date hereof, American is not aware of any reason why the Merger will fail to qualify as a tax-free reorganization under Section 368(a) of the Code.

(m) Disclosure. The representations and warranties contained in this Section 3.4, when considered as a whole, do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this Section 3.4 not misleading.

ARTICLE 4

Covenants and Agreements

4.1 Reasonable Best Efforts

Subject to the terms and conditions of this Agreement, American and Community First shall use their reasonable best efforts in good faith to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary or desirable, or advisable under applicable laws, as promptly as practicable so as to permit and enable consummation of the Merger at the earliest possible date and shall cooperate fully with the other party hereto to that end.

4.2 Access to Information; Notice of Certain Matters; Confidentiality

(a) American and Community First each will keep the other advised of all material developments relevant to their respective business and to consummation of the transactions contemplated herein. American and Community First each may make or cause to be made such further investigation of the operational, financial and legal condition of the other as such party reasonably deems necessary or advisable in connection with the Merger, provided that such investigation shall not interfere unnecessarily with normal operations. American and Community First shall furnish the other and the other’s advisors with such financial data and other information with respect to its business and properties as such other party shall from time to time reasonably request. No investigation pursuant to this Section 4.2 shall affect or be deemed to modify any representation or warranty made by, or the conditions to the obligations to consummate the Merger of, such party hereto.

(b) American and Community First shall give prompt notice to the other of any fact, event or circumstance known to it that (i) is reasonably likely, individually or taken together with all other facts, events and circumstances known to it, to result in any Material Adverse Effect with respect to it or (ii) would cause or constitute a breach of any of its representations, warranties, covenants or agreements contained herein.

(c) Each party shall, and shall cause each of its directors, officers, attorneys and advisors, to maintain the confidentiality of, and not use to the detriment of the other party, all information obtained in such investigation which is not otherwise publicly disclosed by the other party, unless use of such information is necessary or appropriate in making any filing or obtaining any consent or approval required for the consummation of the transactions contemplated hereby, such undertaking with respect to confidentiality to survive any termination of this Agreement. In the event of the termination of this Agreement, each party shall return to the furnishing party or, at the request of the furnishing party, destroy and certify the destruction of all confidential information previously furnished in connection with the transactions contemplated by this Agreement.

4.3 Shareholder Approval

The Board of Directors of Community First (the “Community First Board”) will submit to its shareholders this Agreement and the Plan of Merger and any other matters required to be approved or adopted by shareholders in order to carry out the intentions of this Agreement. In furtherance of that obligation, Community First will take, in accordance with applicable law and its articles of incorporation and bylaws, all action necessary to convene a special meeting of its shareholders (including any adjournment or postponement, the “Community First Meeting”), as promptly as practicable, to consider and vote upon approval of this Agreement and the Plan of Merger as well as any other such related matters. The Community First Board will support and recommend such approval provided that if the

Community First Board, after consultation with (and based on the advice of) counsel, determines in good faith that, because of a conflict of interest or other special circumstance, it would more likely than not result in a violation of its fiduciary duties under applicable law to continue to support or recommend the Merger, then such board shall not be obligated to recommend the approval of this Agreement and the Plan of Merger.

4.4 Registration Statement

(a) American and Community First shall cooperate in the preparation of a registration statement on Form S-4 or other applicable form to be filed by American with the SEC in connection with the issuance of American Common Stock in the Merger (including the proxy statement and prospectus and other proxy solicitation materials of Community First constituting a part thereof (the “Proxy Statement”) and all related documents) (all of such materials together, the “Registration Statement”). Community First shall cooperate with American and American’s counsel and accountants in requesting and obtaining appropriate opinions, consents and letters from Community First’s financial advisor and independent auditor in connection with the Registration Statement and the Proxy Statement. Each of Community First and American shall use its reasonable best efforts to cause the Registration Statement to be declared effective under the Securities Act as promptly as reasonably practicable after the filing thereof. American also shall use its reasonable best efforts to obtain all necessary state securities law or “Blue Sky” permits and approvals required to carry out the transactions contemplated by this Agreement. After the Registration Statement is declared effective under the Securities Act, Community First shall promptly mail the Proxy Statement to its shareholders at its expense.

(b) None of the information supplied or to be supplied by Community First or American for inclusion or incorporation by reference in (i) the Registration Statement shall, at the time the Registration Statement and each amendment or supplement thereto, if any, becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading and (ii) the Proxy Statement and any amendment or supplement thereto shall, at the date(s) of mailing to shareholders and at the time of the Community First Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading. If either Community First or American shall become aware prior to the Effective Time of any information furnished by such party that would cause any of the statements in the Registration Statement or the Proxy Statement to be false or misleading with respect to any material fact, or to omit to state any material fact necessary to make the statements therein not false or misleading, to promptly inform the other parties thereof and to take the necessary steps to correct the Registration Statement or the Proxy Statement.

4.5 Operation of the Business of Community First

From the date hereof until the Effective Time, except as expressly permitted by this Agreement or as Previously Disclosed, without the prior written consent of American, Community First will not, and will cause each of the Community First Subsidiaries not to:

(a) Conduct its business and the business of the Community First Subsidiaries other than in the ordinary and usual course or fail to use reasonable best efforts to preserve intact their business organizations and assets and maintain their rights, franchises and authorizations and their existing relations with customers, suppliers, employees and business associates, or take any action reasonably likely to materially impair its ability to perform its obligations under this Agreement or to consummate the transactions contemplated hereby.

(b) Take any action, engage in any transactions or enter into any agreement which would adversely affect or delay in any material respect the ability of American or Community First to obtain any necessary approvals, consents or waivers of any governmental authority or third party required for the transactions contemplated hereby or to perform its covenants and agreements on a timely basis under this Agreement.

(c) Other than pursuant to stock options Previously Disclosed and currently outstanding as of the date hereof: (i) issue, sell or otherwise permit to become outstanding, or authorize the creation of, any additional shares of capital stock, any stock appreciation rights or any Rights; (ii) enter into any agreement with respect to the foregoing; or (iii) permit any additional shares of capital stock to become subject to new grants of employee and director stock options, stock appreciation rights or similar stock-based employee rights.

(d) Enter into or amend any written employment agreement, severance or similar agreements or arrangements with any of its directors, officers or employees, or grant any salary or wage increase or increase any employee benefit (including incentive or bonus payments), except for normal individual increases in compensation to employees in the ordinary course of business consistent with past practice.

(e) Enter into or amend (except as may be required by applicable law) any pension, retirement, stock option, stock purchase, savings, profit sharing, deferred compensation, consulting, bonus, group insurance or other employee benefit, incentive, welfare contract, plan or arrangement, or any trust agreement related thereto, in respect of any directors, officers or employees, including without limitation taking any action that accelerates the vesting or exercise of any benefits payable thereunder, except in the ordinary course of its business or as otherwise specifically permitted or required in this Agreement.

(f) Incur any obligation or liability (whether absolute or contingent, excluding suits instituted against it), make any pledge, or encumber any of its assets, nor dispose of any of its assets in any other manner, except in the ordinary course of its business and for adequate value, or as otherwise specifically permitted in this Agreement.

(g) Except as provided in Section 4.7 hereof, make, declare, pay or set aside for payment any dividend on or in respect of, or declare or make any distribution on any shares of its stock or directly or indirectly adjust, split, combine, redeem, reclassify, purchase or otherwise acquire, any shares of its stock (other than repurchases of common shares in the ordinary course of business to satisfy obligations under dividend reinvestment or employee benefit plans).

(h) Acquire (other than by way of foreclosures or acquisitions of control in a fiduciary or similar capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary and usual course of business consistent with past practice) all or any portion of the assets, business, deposits or properties of any other entity except in the ordinary course of business consistent with past practice and in a transaction that, together with other such transactions, is not material to it and the Community First Subsidiaries, taken as a whole, and does not present a material risk that the date of the Merger Closing will be materially delayed or that any regulatory approvals required to consummate the Merger will be more difficult to obtain.

(i) Implement or adopt any change in its accounting principles, practices or methods, other than as may be required by GAAP or applicable regulatory accounting requirements.

(j) Notwithstanding anything herein to the contrary, (i) knowingly take, or knowingly omit to take, any action that would, or is reasonably likely to, prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code or (ii) knowingly take, or knowingly omit to take, any action that is reasonably likely to result in any of the conditions to the Merger set forth in Article 5 not being satisfied, except as may be required by applicable law or regulation.

(k) Make any capital expenditures other than capital expenditures in the ordinary course of business consistent with past practice in amounts not exceeding $5,000 individually or $25,000 in the aggregate.

(l) Alter, amend or repeal its bylaws or articles of incorporation.

(m) Enter into any new material line of business; change its material lending, investment, underwriting, risk and asset liability management and other material banking and operating policies, except as required by applicable law, regulation or policies imposed by any Governmental Authority; or file any application or make any contract with respect to branching or site location or branching or site relocation.

(n) Take any other action that would make any representation or warranty in Article 3 hereof untrue.

(o) Agree or commit to do anything prohibited by this Section 4.5.

4.6 Operation of the Business of American

From the date hereof until the Effective Time, American will not, and will cause each of the American Subsidiaries not to (except as expressly permitted by this Agreement or as Previously Disclosed), without the prior written consent of Community First:

(a) Conduct its business and the business of the American Subsidiaries other than in the ordinary and usual course or fail to use reasonable best efforts to preserve intact their business organizations and assets and maintain their rights, franchises and authorizations and their existing relations with customers, suppliers, employees and business associates, or take any action reasonably likely to materially impair its ability to perform its obligations under this Agreement or to consummate the transactions contemplated hereby.

(b) Take any action, engage in any transactions or enter into any agreement which would adversely affect or delay in any material respect the ability of American or Community First to obtain any necessary approvals, consents or waivers of any governmental authority or third party required for the transactions contemplated hereby or to perform its covenants and agreements on a timely basis under this Agreement.

(c) Notwithstanding anything herein to the contrary, (i) knowingly take, or knowingly omit to take, any action that would, or is reasonably likely to, prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code or (ii) knowingly take, or knowingly omit to take, any action that is reasonably likely to result in any of the conditions to the Merger set forth in Article 5 not being satisfied, except as may be required by applicable law or regulation.

(d) Agree or commit to do anything prohibited by this Section 4.6.

4.7 Dividends

Community First shall not (i) make, declare, pay or set aside for payment any dividend on or in respect of, or declare or make any distribution on any shares of Community First Common Stock or Preferred Stock, other than the payment of the dividend declared on August 30, 2005 and payable on October 28, 2005 to stockholders of record on October 14, 2005, in respect of the Series A Preferred Stock, or (ii) directly or indirectly adjust, split, combine, redeem, reclassify, purchase or otherwise acquire, any shares of its capital stock.

4.8 Transition

(a) In order to facilitate the integration of the operations of Community First and American and their subsidiaries and to permit the coordination of their related operations on a timely basis and in an effort to accelerate to the earliest time following the Effective Time the realization of synergies, operating efficiencies and other benefits expected to be realized by the parties as a result of the Merger, each of American and Community First shall, and shall cause its subsidiaries to, consult with the other on all strategic and operational matters to the extent such consultation is not in violation of applicable laws, including laws regarding the exchange of information and other laws regarding competition.

(b) Prior to the Effective Time, Community First shall, consistent with GAAP, the rules and regulations of the SEC and applicable banking laws and regulations, modify or change its loan, OREO, accrual, reserve, tax, litigation and real estate valuation policies and practices (including loan classifications and levels of reserves) so as to be applied on a basis that is consistent with that of American; provided that no such modifications or changes need be made prior to the satisfaction of the conditions set forth in Section 5.1(c); and further provided that in any event, no accrual or reserve made by Community First pursuant to this Section 4.8(b) shall constitute or be deemed to be a breach, violation of or failure to satisfy any representation, warranty, covenant, agreement, condition or other provision of this Agreement or otherwise be considered in determining whether any such breach, violation or failure to satisfy shall have occurred. The recording of any such adjustments shall not be deemed to imply any misstatement of previously furnished financial statements or information and shall not be construed as concurrence of Community First or its management with any such adjustments.

4.9 Control of Other Party’s Business

Nothing contained in this Agreement (including, without limitation, Section 4.8) shall give American, directly or indirectly, the right to control or direct the operations of Community First and nothing contained in this Agreement shall give Community First, directly or indirectly, the right to control or direct the operations of American prior to the Effective Time, each of Community First and American shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its subsidiaries’ respective operations.

4.10 No Other Acquisition Proposals

(a) Without limitation on its other obligations under this Agreement, neither Community First nor any of the Community First Subsidiaries nor any of the officers and directors of Community First or the Community First Subsidiaries shall, and Community First shall use its reasonable best efforts to cause its and the Community First Subsidiaries’ employees, agents and representatives (including any investment banker, attorney or accountant retained by it or the Community First Subsidiaries) not to, directly or indirectly, solicit or encourage inquiries or proposals with respect to, furnish any information relating to, or participate in any negotiations or discussions concerning, an Acquisition Transaction (as defined below); provided that nothing contained in this Section 4.10 shall prohibit Community First from furnishing information to, or entering into discussions or negotiations with, any person or entity that makes an unsolicited, written bona fide proposal regarding an Acquisition Transaction if, and only to the extent that (i) the Community First Board concludes in good faith, after consultation with and based upon the written advice of outside counsel, that the failure to furnish such information or enter into such discussions or negotiations would more likely than not constitute a breach of its fiduciary duties to shareholders under applicable law, (ii) before taking such action, Community First receives from such person or entity an executed confidentiality agreement, and (iii) the Community First Board concludes in good faith that the proposal regarding the Acquisition Transaction constitutes or is reasonably likely to result in a Superior Proposal (as defined below). Community First shall immediately notify American orally and in writing of its receipt of any such proposal or inquiry, of the material terms and conditions thereof, and of the identity of the person making such proposal or inquiry.

(b) For purposes of this Agreement, (i) an “Acquisition Transaction” means any of the following transactions involving Community First or Community First Bank, other than as contemplated by this Agreement: a merger, reorganization, consolidation, share exchange, joint venture, business combination or similar transaction or any purchase of all or any material portion of its assets, and (ii) a “Superior Proposal” means a bona fide written proposal for an Acquisition Transaction that the Community First Board concludes in good faith, after consultation with its financial and legal advisors, taking into account all legal, financial, regulatory and other aspects of the proposal and the person making the proposal (A) is more favorable to its shareholders, from a financial point of view, than the Merger and (B) is fully financed or reasonably capable of being fully financed and otherwise reasonably capable of being completed on the terms proposed.

4.11 Regulatory Filings

(a) American and Community First and their respective subsidiaries will cooperate and use all reasonable best efforts to prepare as promptly as possible all documentation, to effect all filings and to obtain all permits, consents, approvals and authorizations of each Governmental Authority (as defined below) and all third parties necessary to consummate the transactions contemplated by this Agreement (the “Requisite Regulatory Approvals”) and will make all necessary filings in respect of those Requisite Regulatory Approvals as soon as practicable. Each of American and Community First will have the right to review in advance, and to the extent practicable each will consult with the other, in each case subject to applicable laws relating to the exchange of information, with respect to all material written information submitted to any third party or any Governmental Authority in connection with the Requisite Regulatory Approvals. In exercising the foregoing right, each of the parties will keep the other party apprised of the status of material matters relating to completion of the transactions contemplated by this Agreement and each party will keep the other party apprised of the status of material matter relating to completion of the transactions contemplated hereby. For the purposes of this Agreement, a “Governmental Authority” means any court, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, or any industry self-regulatory authority.

(b) American and Community First will, upon request, furnish the other party with all information concerning itself, its subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with any filing, notice or application made by or on behalf of such other party or any of its subsidiaries with or to any third party or Governmental Authority in connection with the transactions contemplated by this Agreement.

4.12 Public Announcements

Each party will consult with the other before issuing any press release or otherwise making any public statements with respect to the Merger and shall not issue any such press release or make any such public statement prior to such consultations, except as may be required by law.

4.13 Tax Treatment

American and Community First shall take all steps necessary to ensure that the Merger qualifies as a tax-free reorganization under Section 368(a) of the Code.

4.14 Affiliate Agreement

Community First will identify to American each person who is, as of the date hereof, a director or executive officer of Community First (each, a “Community First Affiliate”). An executed written agreement in the form of Exhibit B hereto has been delivered to American from each Community First Affiliate.

4.15 Benefit Plans; Employment Agreements

(a) Upon consummation of the Merger, as soon as administratively practicable (the “Benefit Plan Determination Date”), with respect to the 401(k) plan of Community First, American shall cause such plan to be merged with the 401(k) plan maintained by American and the American Subsidiaries, or to be frozen or to be terminated, in each case as determined by American and subject to the receipt of all applicable regulatory or governmental approvals. Each employee of Community First and the Community First Subsidiaries at the Effective Time (i) who is a participant in the 401(k) plan of Community First, (ii) who becomes an employee immediately following the Effective Time of American or any American Subsidiary, and (iii) who continues in the employment of American or any American Subsidiary until the Benefit Plan Determination Date for the 401(k) plan, shall be eligible to participate in American’s 401(k) plan as of the Benefit Plan Determination Date. Any other former employee of Community First or the Community First Subsidiaries who is employed by American or the American Subsidiaries on or after the Benefit Plan Determination Date shall be eligible to be a participant in the American 401(k) plan upon complying with eligibility requirements. All rights to participate in American’s 401(k) plan are subject to American’s right to amend or terminate the plan. Until the Benefit Plan Determination Date, American shall continue in effect for the benefit of participating employees the Section 401(k) plan of Community First. For purposes of administering American’s 401(k) plan, service with Community First and the Community First Subsidiaries shall be deemed to be service with American for participation and vesting purposes, but not for purposes of benefit accrual. Each employee of Community First or a Community First Subsidiary at the Effective Time who becomes an employee immediately following the Effective Time of American or an American Subsidiary is referred to herein as a “Transferred Employee.” Notwithstanding anything contained herein to the contrary, the 401(k) plan of Community First may be amended prior to the Effective Time to provide that each participant in the 401(k) plan of Community First is fully vested in such participant’s accrued benefit under such 401(k) plan at the Effective Time.

(b) Each Transferred Employee shall be eligible to participate in group hospitalization, medical, dental, life, disability and other welfare benefit plans and programs available to employees of the American and the American Subsidiaries, without waiting periods or exceptions for pre-existing conditions, as of the Benefit Plan Determination Date for each such plan or program, conditional upon the Transferred Employee’s being employed by American and the American Subsidiaries as of such Benefit Plan Determination Date. With respect to any welfare benefit plan or program of Community First or the

Community First Subsidiaries that American determines, in its sole discretion, provides benefits of the same type or class as a corresponding plan or program maintained by American and the American Subsidiaries, American and the American Subsidiaries shall continue such Community First plan or program in effect for the benefit of the Transferred Employees so long as they remain eligible to participate and until they shall become eligible to become participants in the corresponding plan or program maintained by American and the American Subsidiaries (and, with respect to any such plan or program, subject to complying with eligibility requirements and subject to the right of the American and the American Subsidiaries to terminate such plan or program). For purposes of administering the welfare plans and programs subject to this Section 4.15(b), service of a Transferred Employee with Community First or the Community First Subsidiaries shall be deemed to be service with the American and the American Subsidiaries for the purpose of determining eligibility to participate in such welfare plans and programs, determined in whole or in part with reference to service (except as otherwise provided in Section 4.15(c)). Without limiting the foregoing, service of a Transferred Employee with Community First or the Community First Subsidiaries shall be deemed to be service with the American and the American Subsidiaries for the purpose of determining eligibility to participate and the cost of participation in the American retiree health benefit plan.

(c) Each Transferred Employee shall be eligible to participate in American’s defined benefit pension plan (the “Pension Plan”) effective as of the Benefit Plan Determination Date. For purposes of administering the Pension Plan, service with Community First and the Community First Subsidiaries shall be deemed to be service with American for participation and vesting purposes, but not for purposes of benefit accrual.

(d) Except to the extent of commitments herein or other contractual commitments, if any, specifically made or assumed hereunder by American and the American Subsidiaries, American shall not have any obligation arising from the Merger to continue any Transferred Employees in its employ or in any specific job or to provide to any Transferred Employee any specified level of compensation or any incentive payments, benefits or perquisites. Each Transferred Employee who is terminated by American and the American Subsidiaries subsequent to the Effective Time, excluding any employee who has a then existing contract providing for severance, shall be entitled to severance pay in accordance with the general severance policy maintained by American, if and to the extent that such employee is entitled to severance pay under such policy. Such employee’s service with Community First or the Community First Subsidiaries shall be treated as service with American for purposes of determining the amount of severance pay, if any, under American’s severance policy.

(e) American shall honor all employment agreements, severance agreements and deferred compensation agreements that Community First and the Community First Subsidiaries have with their current and former employees and directors and which have been Previously Disclosed to American. In order to provide American with maximum flexibility determining whether or not, and upon what terms, to employ Messrs. Wynne, Falls, Davis, Thomas and Mason after the Closing, the right to receive the severance payments set forth in Section 9(i)(1) of their respective employment agreements shall be deemed fully and unconditionally vested in each individual as of the Effective Time, provided they continue to remain employed in compliance with their respective employment agreements to the Effective Time, regardless of the arrangements, if any, American makes for the continuation of employment of each such individual after the Closing and the willingness of each such individual to continue employment with American. The severance payments will be made at Closing unless the employee elects to have the amount paid out in 24 equal monthly installments.

Except for the agreements described in the preceding sentence and except as otherwise provided in this section, the employee benefit plans of Community First shall, in the sole discretion of American,

be frozen, terminated or merged into comparable plans of American, effective as American shall determine in its sole discretion.

4.16 Indemnification

Following the Effective Time and for a period of three years thereafter, American shall indemnify, defend and hold harmless any person who has rights to indemnification from Community First, to the same extent and on the same conditions as such person is entitled to indemnification pursuant to applicable law and Community First’s articles of incorporation or bylaws, as in effect on the date of this Agreement, to the extent legally permitted to do so with respect to matters occurring on or prior to the Effective Time. Without limiting the foregoing, in any case in which corporate approval may be required to effectuate any indemnification, American shall direct, if the party to be indemnified elects, that the determination of permissibility of indemnification shall be made by independent counsel agreed upon between American and the indemnified party. American shall use its reasonable best efforts to maintain Community First’s existing directors’ and officers’ liability policy, or some other policy, including American’s existing policy, providing at least comparable coverage, covering persons who are currently covered by such insurance of Community First for a period of three years after the Effective Time on terms no less favorable than those in effect on the date hereof.

4.17 Nasdaq Listing

American shall use its reasonable best efforts to list, prior to the Effective Time, on the Nasdaq the shares of American Common Stock to be issued in connection with the Merger. If such listing is not obtained prior to the Effective Time, American shall continue to use its best efforts after such time to have such shares listed at the earliest practicable date.

ARTICLE 5

Conditions to the Merger

5.1 General Conditions

The respective obligations of each of American and Community First to effect the Merger shall be subject to the fulfillment or waiver at or prior to the Effective Time of the following conditions:

(a) Corporate Action. All corporate action necessary to authorize the execution, delivery and performance of this Agreement and consummation of the transactions contemplated hereby shall have been duly and validly taken, including without limitation the approval of the shareholders of Community First.

(b) Registration Statement. The Registration Statement shall have been declared effective under the Securities Act; no stop order suspending the effectiveness of the Registration Statement shall have been issued and be in effect; and no proceedings for that purpose shall have been initiated by the SEC and shall not have been withdrawn.

(c) Regulatory Approvals. American and Community First shall have received all regulatory approvals required in connection with the transactions contemplated by this Agreement, all notice periods and waiting periods required after the granting of any such approvals shall have passed, and all such approvals shall be in effect; provided that no such approvals shall have imposed any condition or requirement which, in the reasonable opinion of the Boards of Directors of American or Community First, would so materially adversely impact the economic or business benefits of the transactions contemplated by this Agreement as to render consummation of the Merger inadvisable or unduly burdensome.

(d) Tax Opinion. American and Community First shall have received the opinion of LeClair Ryan, A Professional Corporation, counsel to American, in form and substance satisfactory to American and Community First and dated as of the Effective Time to the effect that the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code and that no gain or loss will be recognized by the Community First shareholders to the extent they receive American Common Stock. In rendering its opinion, such counsel may rely upon representations contained in certificates of officers of American, Community First and others.

(e) Opinions of Counsel. Community First shall have delivered to American and American shall have delivered to Community First opinions of counsel, dated as of the Effective Time, as to such matters as they may each reasonably request with respect to the transactions contemplated by this Agreement and in a form reasonably acceptable to each of them.

(f) Legal Proceedings. Neither American nor Community First shall be subject to any order, decree or injunction of a court or agency of competent jurisdiction which enjoins or prohibits the consummation of the Merger.

(g) Listing. The shares of American Common Stock to be issued in the Merger shall have been approved for listing on Nasdaq.

5.2 Conditions to Obligations of American

The obligations of American to effect the Merger shall be subject to the fulfillment or waiver at or prior to the Effective Time of the following additional conditions:

(a) Representations and Warranties. The representations and warranties of Community First set forth in Section 3.3 shall be true and correct as of the date of this Agreement and as of the Effective Time as though made on the Effective Time, except (i) for any such representations and warranties made as of a specified date, which shall be true and correct as of such date, (ii) as expressly contemplated by this Agreement or (iii) for representations and warranties the inaccuracies of which relate to matters that, individually or in the aggregate, do not materially adversely affect the Merger and the other transactions contemplated by this Agreement.

(b) Performance of Obligations. Community First shall have performed in all material respects all obligations required to be performed by it under this Agreement prior to the Effective Time.

(c) Officers’ Certificate. Community First shall have delivered to American a certificate, dated the Effective Time and signed by its Chairman or President, to the effect that the conditions set forth in Sections 5.1(a), 5.2(a) and 5.2(b) have been satisfied.

(d) Affiliate Letters. Those persons who may be deemed by counsel to Community First to be “affiliates” of Community First within the meaning of Rule 145 promulgated by the SEC under the Securities Act have delivered to American prior to the date of the Community First Meeting, a written agreement to comply with the requirements of Rule 145 under the Securities Act in connection with the sale or other transfer of American Common Stock received in the Merger, in a form acceptable to American.

5.3 Conditions to Obligations of Community First

The obligations of Community First to effect the Merger shall be subject to the fulfillment or waiver at or prior to the Effective Time of the following additional conditions:

(a) Representations and Warranties. The representations and warranties of American set forth in Section 3.4 shall be true and correct as of the date of this Agreement and as of the Effective Time as though made on the Effective Time, except (i) for any such representations and warranties made as of a specified date, which shall be true and correct as of such date, (ii) as expressly contemplated by this Agreement, or (iii) for representations and warranties the inaccuracies of which relate to matters that, individually or in the aggregate, do not materially adversely affect the Merger and the other transactions contemplated by this Agreement.

(b) Performance of Obligations. American shall have performed in all material respects all obligations required to be performed by it under this Agreement prior to the Effective Time.

(c) Officers’ Certificate. American shall have delivered to Community First a certificate, dated the Effective Time and signed by its Chairman or President, to the effect that the conditions set forth in Sections 5.1(a), 5.1(b), 5.1(c), 5.1(g), 5.3(a) and 5.3(b) have been satisfied.

ARTICLE 6

Termination

6.1 Termination

This Agreement may be terminated, and the Merger may be abandoned, at any time before the Effective Time, whether before or after approval of this Agreement by the stockholders of Community First, as provided below:

(a) Mutual Consent. By the mutual consent in writing of American and Community First.

(b) Closing Delay. At the election of either party, evidenced by written notice, if the Effective Time shall not have occurred on or before June 30, 2006, or such later date as shall have been agreed to in writing by the parties; provided that the right to terminate under this Section 6.1(b) shall not be available to either party whose failure to perform an obligation hereunder has been a substantial contributing cause to, or has resulted in, the failure of the Effective Time to occur on or before such date.

(c) Conditions to American Performance Not Met. By American upon delivery of written notice of termination to Community First if any event occurs which renders impossible the satisfaction in any material respect of one or more of the conditions to the obligations of American to effect the Merger set forth in Sections 5.1 and 5.2, and such noncompliance is not waived by American.

(d) Conditions to Community First Performance Not Met. By Community First upon delivery of written notice of termination to American if any event occurs which renders impossible the satisfaction in any material respect of one or more of the conditions to the obligations of Community First to effect the Merger set forth in Sections 5.1 and 5.3, and such noncompliance is not waived by Community First.

(e) Solicitation and Recommendation Matters; Meeting Failure. At any time prior to the Community First Meeting, by American if (i) Community First shall have breached Section 4.10, (ii) the Community First Board shall have failed to make its recommendation referred to in Section 4.3, withdrawn such recommendation or modified or changed such recommendation in a manner adverse in any respect to the interests of American or (iii) Community First shall have materially breached its obligations under Section 4.3 by failing to call, give notice of, convene and hold the Community First Meeting in accordance with Section 4.3;

(f) Termination Event. By American upon the occurrence of a Termination Event (as defined in Section 6.4(d) hereof);

(g) Other Agreement. At any time prior to the Community First Meeting, by Community First in order to enter into an acquisition agreement or similar agreement (each, an “Acquisition Agreement”) with respect to a Superior Proposal which has been received and considered by Community First and the Community First Board in compliance with Section 4.10 hereof; provided that this Agreement may be terminated by Community First pursuant to this Section 6.1(g) only after the fifth business day following Community First’s provision of written notice to American advising American that the Community First Board is prepared to accept a Superior Proposal, and only if, during such five- business day period, American does not, in its sole discretion, make an offer to Community First that the Community First Board determines in good faith, after consultation with its financial and legal advisors, is at least as favorable as the Superior Proposal.

(h) Double Trigger Termination Right. By Community First at any time during the five-day period commencing on the Determination Date if both of the following conditions are satisfied:

(1) the Average Closing Price shall be less than $18.22, and

(2) (i) the quotient obtained by dividing the Average Closing Price by $22.78 (such number being referred to herein as the “American Ratio”) shall be less than (ii) Index Ratio minus 0.15;

subject to the following four sentences. If Community First determines not to consummate the Merger pursuant to this Section 6.1(h), it shall give prompt written notice of its election to terminate to American, which notice may be withdrawn at any time prior to the lapse of the five-day period commencing on the Determination Date. During the five-day period commencing with its receipt of such notice, American shall have the option of paying additional Merger Consideration in the form of American Common Stock so that the Per Share Common Stock Consideration, as adjusted, times the Average Closing Price shall be no less than $18.22 and the Per Share Series A Stock Consideration, as adjusted, shall be 1.2 times the Per Share Common Stock Consideration, as adjusted. The election contemplated by the preceding sentence shall be made by giving notice to Community First of such election and the Per Share Common Stock Consideration as adjusted and the Per Share Series A Stock Consideration as adjusted, whereupon no termination shall have occurred pursuant to this Section 6.1(h), and this Agreement shall remain in effect in accordance with its terms (except as the Per Share Common Stock Consideration and Per Share Series A Stock Consideration shall have been so adjusted), and any references in this Agreement to “Per Share Common Stock Consideration” and “Per Share Series A Stock Consideration” shall thereafter be deemed to refer to the Per Share Common Stock Consideration and Per Share Series A Stock Consideration, respectively, as both are adjusted pursuant to this Section 6.1(h). If the Closing Date shall occur during the five-day period such option is in effect, the Closing Date shall be extended until a date selected by American no more than ten calendar days following the close of such five-day period.

For purposes of this Section 6.1(h), the following terms shall have the meanings indicated:

“Average Closing Price” shall mean the average 4:00 p.m. eastern time closing price per share of American Common Stock on Nasdaq for the five trading days (determined by excluding days on which the Nasdaq is closed) ending on the last trading date prior to the Determination Date.

“Determination Date” shall mean the tenth calendar day preceding the Effective Time (the tenth day to be determined by counting the day preceding the Effective Time as the first day).

“Index Group” shall mean the nine bank holding companies listed below (each a “Peer Company”). In the event that (i) the common stock of any Peer Company is no longer publicly traded on the Determination Date, or (ii) any Peer Company issues a public announcement of a proposal to be acquired by or to acquire another company in a transaction with a value exceeding 25 percent of the Peer Company’s market capitalization, such Peer Company shall be removed from the Index Group, and the weights (which have been determined based upon market capitalization) shall be redistributed proportionately for purposes of determining the Index Price. The Peer Companies and the weights attributed to them are as follows:

Peer Company	Market Capitalization ($M)	Percent Weighting
C&F Financial Corp.	$125.8	11.52%
Eastern Virginia Bankshares, Inc.	$97.6	8.94%
FNB Corp.	$102.8	9.41%
FNB Financial Services Corp.	$116.0	10.62%
LSB Bancshares Inc.	$156.9	14.36%
Middleburg Financial Corp.	$127.9	11.71%
Old Point Financial Corp.	$119.3	10.92%
Premier Community Bankshares	$99.0	9.06%
Yadkin Valley Bank and Trust	$147.0	13.46%

Total		100.00%

“Index Price” shall mean the weighted average (weighted in accordance with the “Percent Weighting” listed above) of the closing sales prices of the Peer Companies determined as of the Starting Date or Determination Date, whichever is applicable, based on the closing price per share (as reported by The Wall Street Journal) for the five trading days ending on the last trading date prior to the Starting Date or Determination Date, whichever is applicable.

“Index Ratio” shall be the Index Price as determined on the Determination Date divided by the Index Price as determined on the Starting Date.

“Starting Date” shall mean the date of this Agreement.

If any Peer Company or American declares or effects a stock dividend, reclassification, recapitalization, split-up, combination, exchange of shares, or similar transaction between the Starting Date and the Determination Date, the price for the common stock of such Peer Company or American, as the case may be, shall be appropriately adjusted to apply this Section.

6.2 Effect of Termination

In the event of the termination and abandonment of this Agreement and the Merger pursuant to Section 6.1, this Agreement shall become void and have no effect, except that (i) Section 4.2(c) and all of Sections 4.10 (if termination is due to an event that would trigger Section 6.4, and then only for a period of eighteen months after termination), 4.12 and 6.4 shall survive any such termination and abandonment and (ii) no party shall be relieved or released from any liability arising out of an intentional breach of any provision of this Agreement.

6.3 Non-Survival of Representations, Warranties and Covenants

Except for Article 2 and Sections 1.4, 4.15, 4.16 and 6.4 of this Agreement, none of the respective representations and warranties, obligations, covenants and agreements of the parties shall survive the Effective Time, provided that no such representations, warranties, obligations, covenants and agreements shall be deemed to be terminated or extinguished so as to deprive American or Community First (or any director, officer, or controlling person thereof) of any defense in law or equity which otherwise would be available against the claims of any person, including without limitation any shareholder or former shareholder of either American or Community First.

6.4 Fees and Expenses

(a) Except as provided below, each of the parties shall bear and pay all costs and expenses incurred by it in connection with the transactions contemplated herein, including fees and expenses of its own financial consultants, accountants and legal advisors, except that printing expenses shall be shared equally between American and Community First.

(b) In recognition of the effort made, the expenses incurred, and the other opportunities for acquisition forgone by American while structuring the Merger, Community First shall pay American the sum of $1,400,000 (the “Termination Fee”) if this Agreement is terminated as follows:

(i) if this Agreement is terminated by American pursuant to Sections 6.1(e)(i) or (iii) (but not Section 6.1(e)(ii)) or 6.1(f) or by Community First pursuant to 6.1(g), payment shall be made to American concurrently with the termination of this Agreement; or

(ii) if this Agreement is terminated by American pursuant to Section 6.1(c) or Section 6.1(e)(ii), or by either party pursuant to 6.1(b) if the delay is due to Community First’s default or inaction, and a proposal for an Acquisition Transaction shall have been publicly announced or otherwise communicated or made known to the senior management of Community First or the Community First Board (or any person shall have publicly announced, communicated or made known an intention, whether or not conditional, to propose an Acquisition Transaction) at any time after the date of this Agreement, and within eighteen months after such termination Community First or Community First Bank consummates an Acquisition Transaction, Community First shall pay to American the Termination Fee on the date of consummation of such Acquisition Transaction.

Any amount that becomes payable pursuant to this Section 6.4(b) shall be paid by wire transfer of immediately available funds to an account designated by American.

(c) The agreements contained in paragraph (b) of this Section 6.4 shall be deemed an integral part of the transactions contemplated by this Agreement, that without such agreement the parties would not have entered into this Agreement and that such amount does not constitute a penalty or liquidated damages in the event of a breach of this Agreement by Community First. If Community First fails to pay or cause payment to American the amount due under paragraph (b) above at the time specified therein, the party so failing to pay shall pay the costs and expenses (including reasonable legal fees and expenses) incurred by American in connection with any action in which American prevails, including the filing of any lawsuit, taken to collect payment of such amounts, together with interest on the amount of any such unpaid amounts at the prime lending rate prevailing during such period as published in The Wall Street Journal, calculated on a daily basis from the date such amounts were required to be paid until the date of actual payment.

(d) For the purposes of this Agreement, a “Termination Event” shall mean any of the following events or transactions occurring after the date hereof:

(i) (A) Community First or Community First Bank, without having received American’s prior written consent, shall have entered into an agreement with any person to (1) acquire, merge or consolidate, or enter into any similar transaction, with Community First or Community First Bank, or (2) purchase, lease or otherwise acquire all or substantially all of the assets of Community First or Community First Bank; or (B) Community First or Community First Bank, without having received American’s prior written consent, shall have entered into an agreement with any person to purchase or otherwise acquire directly from Community First securities representing ten percent or more of the voting power of Community First;

(ii) a tender offer or exchange offer for twenty percent or more of the outstanding shares of Community First Common Stock is commenced (other than by American or a American Subsidiary), and the Community First Board recommends that the shareholders of Community First tender their shares in such tender or exchange offer or otherwise fails to recommend that such shareholders reject such tender offer or exchange offer within the ten-business day period specified in Rule 14e-2(a) under the Exchange Act; or

(iii) any person shall have made a bona fide proposal to Community First by public announcement or written communication that is or becomes the subject of public disclosure to acquire Community First by merger, share exchange, consolidation, purchase of all or substantially all of its assets or any other similar transaction, and following such bona fide proposal the shareholders of Community First vote not to approve the Agreement.

(e) Any payment required to be made pursuant to Section 6.4 shall be made by wire transfer of immediately available funds to an account designated by the party entitled to receive payment in the notice of demand for payment delivered pursuant to this Section 6.4.

ARTICLE 7

General Provisions

7.1 Entire Agreement

This Agreement contains the entire agreement by and between American and Community First with respect to the Merger and the related transactions and supersedes all prior arrangements or understandings with respect thereto.

7.2 Binding Effect; No Third Party Rights

This Agreement shall bind American and Community First and their respective successors and assigns. Other than Section 4.16, nothing in this Agreement is intended to confer upon any person, other than the parties hereto or their respective successors, any rights or remedies under or by reason of this Agreement.

7.3 Waiver and Amendment

Any term or provision of this Agreement may be waived in writing at any time by the party that is, or whose shareholders are, entitled to the benefits thereof,; and this Agreement may be amended or supplemented by a written instrument duly executed by the parties hereto at any time, whether before or after the Community First Meeting, except statutory requirements and requisite approvals of shareholders and regulatory authorities.

7.4 Governing Law

This Agreement shall be governed by, and construed in accordance with, the laws of the Commonwealth of Virginia without regard to the conflict of law principles thereof.

7.5 Notices

All notices or other communications that are required or permitted hereunder shall be in writing and sufficient if delivered personally or by facsimile (with confirmation) or sent by registered or certified mail, postage prepaid, or by recognized overnight courier service, addressed as follows:

If to American:
Charles H. Majors American National Bankshares Inc. 628 Main Street Danville, Virginia 24541 Tele: (434) 773-2219 Fax: (434) 773-2207

Copy to:
George P. Whitley, Esquire LeClair Ryan, A Professional Corporation Riverfront Plaza, East Tower 951 East Byrd Street Richmond, Virginia 23219 Tele: (804) 783-2003 Fax: (804) 783-2294

If to Community First:
F. F. Falls Community First Financial Corporation 1646 Graves Mill Road Lynchburg, Virginia 24502 Tele: (434) 386-3609 Fax: (434) 386-6316

Copy to:
Eugene E. Derryberry, Esquire Gentry Locke Rakes & Moore, LLP 10 Franklin Road, S.E. Roanoke, Virginia 24011 Tele: (540) 983-9310 Fax: (540) 983-9469

7.6 Counterparts

This Agreement may be executed in any number of counterparts, each of which shall be an original, but such counterparts together shall constitute one and the same agreement.

7.7 Severability

In the event that any provision of this Agreement shall be held invalid or unenforceable by any court of competent jurisdiction, such holding shall not invalidate or render unenforceable any other provisions hereof. Any provision of this Agreement held invalid or unenforceable only in part or degree shall remain in full force and effect to the extent not held invalid or unenforceable. A court of competent jurisdiction may reform any provision of this Agreement held invalid or unenforceable so as to reflect the intended agreement of the parties hereto.

7.8 Alternative Structure

Notwithstanding any provision of this Agreement to the contrary, American may at any time modify the structure of the acquisition of Community First set forth herein, subject to the prior written consent of Community First, which consent shall not be unreasonably withheld or delayed, provided that (i) the Merger Consideration is not thereby changed in kind or reduced in amount as a result of such modification, (ii) such modification will not adversely affect the tax treatment to Community First’s shareholders and (iii) such modification will not materially delay or jeopardize receipt of any required regulatory approvals.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in counterparts by their duly authorized officers and their corporate seals to be affixed hereto, all as of the date first written above.

AMERICAN NATIONAL BANKSHARES INC.

By:	/s/ CHARLES H. MAJORS
Charles H. Majors
President and Chief Executive Officer

COMMUNITY FIRST FINANCIAL CORPORATION

By:	/s/ DR. FRANK C. CRIST, JR.
Dr. Frank C. Crist, Jr.
Chairman

EXHIBIT A

To the Agreement and

Plan of Reorganization

PLAN OF MERGER

BETWEEN

AMERICAN NATIONAL BANKSHARES INC.

AND

COMMUNITY FIRST FINANCIAL CORPORATION

Pursuant to this Plan of Merger (“Plan of Merger”), Community First Financial Corporation (“Community First”), a Virginia corporation, shall merge with and into American National Bankshares Inc., a Virginia corporation (“American”), in a merger under Section 13.1-716 of the Virginia Stock Corporation Act (the “VSCA”).

ARTICLE 1

Terms of the Merger

Subject to the terms and conditions of the Agreement and Plan of Reorganization, dated as of October 18, 2005, by and between American and Community First (the “Agreement”), at the Effective Time, Community First shall merge with and into American, and each outstanding share of common stock of Community First shall be converted into and exchanged for cash and shares of the common stock of American in accordance with Section 2.1 of this Plan of Merger and Section 13.1-716 of the VSCA (the “Merger”). At the Effective Time, the Merger shall have the effect as provided in Section 13.1-721 of the VSCA. American will be the surviving corporation of the Merger, and its name shall remain American National Bankshares Inc. Unless otherwise specified herein, capitalized terms in this Plan of Merger shall have the same meaning as in the Agreement.

ARTICLE 2

Basis and Manner of Conversion; Manner of Exchange

2.1 Conversion of Community First Capital Stock

At the Effective Time, by virtue of the Merger and without any action on the part of a holder of shares of Community First common stock, without par value (“Community First Common Stock”), and the Series A Preferred Stock, $10.00 par value per share (the “Series A Preferred Stock”) (the shares of Community First Common Stock and Series A Preferred Stock shall be referred to collectively as “Community First Capital Stock”):

(a) Each share common stock of American, par value $1.00 per share (“American Common Stock”), that is issued and outstanding immediately before the Effective Time shall remain issued and outstanding and shall remain unchanged by the Merger.

(b) Each share of Community First Common Stock issued and outstanding immediately before the Effective Time (other than the Dissenting Shares as defined in Section 2.9 hereof) shall be converted into, at the election of the holder thereof and in accordance with the election and allocation procedures set forth in this Article 2, the right to receive the following, without interest:

(i) 0.9219 shares of American Common Stock (the “Per Share Common Stock Consideration”); or

(ii) a cash amount equal to $21.00 per share (the “Per Share Common Cash Consideration”).

(c) Each share of Series A Preferred Stock issued and outstanding immediately before the Effective Time (other than the Dissenting Shares as defined in Section 2.9 hereof) shall be converted into, at the election of the holder thereof and in accordance with the election and allocation procedures set forth in this Article 2, the right to receive the following, without interest:

(i) 1.1063 shares of American Common Stock (the “Per Share Series A Stock Consideration”); or

(ii) a cash amount equal to $25.20 per share (the “Per Share Series A Cash Consideration”).

(d) Notwithstanding anything in this Plan of Merger to the contrary, the aggregate amount of cash to be issued to shareholders of Community First in the Merger shall not exceed the Aggregate Cash Consideration, as defined the following paragraph.

(e) For purposes of this Plan of Merger:

(i) the “Aggregate Cash Consideration” is the sum of: (1) the product of the number of shares of Community First Common Stock outstanding immediately prior to the Effective Time times 0.50 times the Per Share Common Cash Consideration amount; (2) the product of the number of shares of Series A Preferred Stock outstanding immediately prior to the Effective Time times 0.50 times the Per Share Series A Cash Consideration amount; and (3) the aggregate amount of cash paid in connection with the cancellation of the Community First stock options outstanding at the Effective Time as provided in Section 2.7 (defined therein as the “Stock Option Cash Consideration”) times 0.50; and

(ii) the “Merger Consideration” means: (1) the number of whole shares of American Common Stock, plus cash in lieu of any fractional share interest, and the amount of cash into which shares of Community First Capital Stock shall be converted pursuant to this Plan of Merger; and (2) the Stock Option Cash Consideration.

2.2 Election Procedures

(a) American (or such other company as American and Community First may agree) will act as the exchange agent (the “Exchange Agent”) for purposes of conducting the election and exchange procedures described in this Article 2. Provided that Community First has delivered, or caused to be delivered, to the Exchange Agent all information that is necessary for the Exchange Agent to perform its obligations as specified herein, the Exchange Agent shall provide to Community First contemporaneously with the mailing of the Proxy Statement (as defined in Section 4.4 of the Agreement) but in no event more than ten days after such mailing, an election form and accompanying letter of transmittal in such form as American and Community First shall agree (the “Election Form”) advising each holder of record of Community First Capital Stock of the election choices hereunder and providing instructions for surrendering to the Exchange Agent such holder’s certificate(s) of Community First Capital Stock in exchange for the consideration set forth in Sections 2.1(b) and (c) hereof deliverable in respect of Community First Common Stock and Series A Preferred Stock, respectively. The Election Form shall specify that delivery shall be effected, and risk of loss and title to the certificates theretofore representing shares of Community First Capital Stock shall pass, only upon proper delivery of the certificates to the Exchange Agent.

(b) Each Election Form shall permit the holder (or in the case of nominee record holders, the beneficial owner through proper instructions and documentation) to make the following elections:

(i) to elect to receive American Common Stock with respect to some or all of such holder’s Community First Capital Stock (the “Stock Election Shares”);

(ii) to elect to receive cash with respect to some or all of such holder’s Community First Capital Stock (the “Cash Election Shares”); or

(iii) to indicate that such holder makes no such election with respect to such holder’s shares of Community First Capital Stock (the “No-Election Shares”).

(c) Nominee record holders who hold Community First Capital Stock on behalf of multiple beneficial owners shall indicate how many of the shares held by them are Stock Election Shares, Cash Election Shares, and No-Election Shares. If a shareholder either (i) does not submit a properly completed Election Form in a timely fashion or (ii) revokes an Election Form prior to the Election Deadline and does not resubmit a properly completed Election Form prior to the Election Deadline, the shares of Community First Capital Stock held by such shareholder shall be designated No-Election Shares.

(d) The term “Election Deadline” shall mean 5:00 p.m., Eastern Time, on the 30th day following but not including the date of mailing of the Election Form or such other date as American and Community First shall agree upon.

(e) Any election to receive American Common Stock or cash or a combination thereof shall have been properly made only if the Exchange Agent shall have actually received by the Election Deadline a properly completed Election Form accompanied by the certificate(s) representing shares of Community First Capital Stock to which such Election Form relates or by an appropriate and customary guarantee of delivery of such certificates, as set forth in the Election Form, from a member of any registered national securities exchange or a commercial bank or trust company in the United States provided, that such certificates are in fact delivered to the Exchange Agent by the time required in such guarantee of delivery. Failure to deliver shares of Community First Capital Stock covered by such a guarantee of delivery within the time set forth on such guarantee shall be deemed to invalidate any otherwise properly made Election. Any election may be revoked or changed by the person submitting such Election Form to the Exchange Agent by written notice to the Exchange Agent only if such written notice is actually received by the Exchange Agent at or prior to the Election Deadline. The Exchange Agent shall have reasonable discretion to determine when any election, modification or revocation is received, whether any such election, modification or revocation has been properly made and to disregard immaterial defects in any Election Form; and any good faith decisions of the Exchange Agent regarding such matters shall be binding and conclusive. Neither American nor the Exchange Agent shall be under any obligation to notify any person of any defect in an Election Form.

(f) As soon as reasonably practicable, but no later than ten business days after the Effective Time, the Exchange Agent shall mail to each holder of record of Community First Capital Stock at the Effective Time who did not complete an Election Form a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the certificates theretofore representing shares of Community First Capital Stock shall pass, only upon proper delivery of the certificates to the Exchange

Agent) with instructions for use in surrendering stock certificates theretofore representing shares of Community First Capital Stock in exchange for the Merger Consideration.

2.3 Allocation of Shares

(a) Within five business days after the Merger Closing, the Exchange Agent, as directed by American, shall effect the allocation among holders of Community First Capital Stock of rights to receive American Common Stock or cash in the Merger in accordance with the Election Forms as follows.

(b) If the number of Cash Election Shares times the Per Share Common Cash Consideration with respect to Community First Common Stock and the Per Share Series A Cash Consideration with respect to the Series A Preferred Stock, when combined with the Stock Option Cash Consideration, is greater than the Aggregate Cash Consideration, then:

(i) all Stock Election Shares and all No-Election Shares shall be converted into the right to receive American Common Stock;

(ii) the Exchange Agent shall convert on a pro rata basis as described below in Section 2.3(d) a sufficient number of Cash Election Shares (“Reallocated Stock Shares”) such that the number of remaining Cash Election Shares times the Per Share Common Cash Consideration and the Per Share Series A Cash Consideration, as appropriate, when combined with the Stock Option Cash Consideration, equals the Aggregate Cash Consideration, and all Reallocated Stock shares shall be converted into the right to receive American Common Stock; and

(iii) the Cash Election Shares that are not Reallocated Stock Shares shall be converted into the right to receive cash.

(c) If the number of Cash Election Shares times the Per Share Common Cash Consideration with respect to Community First Common Stock and the Per Share Series A Cash Consideration with respect to the Series A Preferred Stock, when combined with the Stock Option Cash Consideration, is less than the Aggregate Cash Consideration, then:

(i) all Cash Election Shares shall be converted into the right to receive cash;

(ii) No-Election Shares shall then be deemed to be Cash Election Shares to the extent necessary to have the total number of Cash Election Shares times the Per Share Common Cash Consideration and the Per Share Series A Cash Consideration, as appropriate, when combined with the Stock Option Cash Consideration, equal the Aggregate Cash Consideration. If less than all of the No-Election Shares need to be treated as Cash Election Shares, the Exchange Agent shall select which No-Election Shares shall be treated as Cash Election Shares in such manner as the Exchange Agent shall determine, and all remaining No-Election Shares shall thereafter be treated as Stock Election Shares;

(iii) If all of the No-Election Shares are treated as Cash Election Shares under the preceding subsection and the total number of Cash Election Shares times the Per Share Common Cash Consideration and the Per Share Series A Cash Consideration, as appropriate, when combined with the Stock Option Cash Consideration, is less than the Aggregate Cash Consideration, the Exchange Agent shall convert on a pro rata basis as described below in Section 2.3(d) a sufficient number of Stock Election Shares into Cash Election Shares (“Reallocated Cash Shares”) such that the sum of the number of Cash Election Shares plus the number of Reallocated

Cash Shares times the Per Share Common Cash Consideration and the Per Share Series A Cash Consideration, as appropriate, when combined with the Stock Option Cash Consideration, equals the Aggregate Cash Consideration, and all Reallocated Cash Shares will be converted into the right to receive cash; and

(iv) The Stock Election Shares that are not Reallocated Cash Shares shall be converted into the right to receive American Common Stock.

(d) In the event the Exchange Agent is required pursuant to Section 2.3(b) to convert some Cash Election Shares into Reallocated Stock Shares, each holder of Cash Election Shares shall be allocated a pro rata portion of the total Reallocated Stock Shares. In the event that the Exchange Agent is required pursuant to Section 2.3(c) to convert some Stock Election Shares into Reallocated Cash Shares, each holder of Stock Election Shares shall be allocated a pro rata portion of the total Reallocated Cash Shares.

2.4 Exchange Procedures

(a) After completion of the allocation referred to paragraphs (b) and (c) of Section 2.3, each holder of an outstanding certificate representing shares of Community First Capital Stock prior to the Effective Time (a “Community First Certificate”) who has surrendered such Community First Certificate to the Exchange Agent will, upon acceptance thereof by the Exchange Agent, be entitled to a certificate or certificates representing the number of whole shares of American Common Stock and/or the amount of cash into which the aggregate number of shares of Community First Capital Stock previously represented by such Community First Certificate(s) surrendered shall have been converted pursuant to this Plan of Merger and, if such holder’s shares of Community First Capital Stock have been converted into American Common Stock, any other distribution theretofore paid with respect to American Common Stock issuable in the Merger, in each case without interest. The Exchange Agent shall accept such Community First Certificates upon compliance with such reasonable terms and conditions as the Exchange Agent may impose to effect an orderly exchange thereof in accordance with normal exchange practices. Each Community First Certificate that is not surrendered to the Exchange Agent in accordance with the procedures provided for herein shall, except as otherwise herein provided, until duly surrendered to the Exchange Agent be deemed to evidence ownership of the number of shares of American Common Stock or the right to receive the amount of cash into which such Community First Capital Stock shall have been converted. No dividends that have been declared by American will be remitted to any person entitled to receive shares of American Common Stock under Section 2.3 until such person surrenders the Community First Certificate(s) representing Community First Capital Stock, at which time such dividends shall be remitted to such person, without interest.

(b) The Exchange Agent and American, as the case may be, shall not be obligated to deliver cash and/or a certificate or certificates representing shares of American Common Stock to which a holder of Community First Capital Stock would otherwise be entitled as a result of the Merger until such holder surrenders the Community First Certificate(s) representing the shares of Community First Capital Stock for exchange as provided in this Section 2.4, or, in default thereof, an appropriate affidavit of loss and indemnity agreement or bond in such amount as may be reasonably required in each case by American.

(c) Notwithstanding anything in this Plan of Merger to the contrary, Community First Certificates surrendered for exchange by a Community First Affiliate (as defined in Section 4.14 of the Agreement) shall not be exchanged for certificates representing shares of American Common Stock to which such Community First Affiliate may be entitled pursuant to the terms of this Plan of Merger until American has received a written agreement from such person as specified in Section 5.2(d) of the Agreement.

2.5 No Fractional Securities

No certificates or scrip representing fractional shares of American Common Stock shall be issued upon the surrender for exchange of Community First Certificates, and such fractional shares shall not entitle the owner thereof to vote or to any other rights of a holder of American Common Stock. A holder of shares of Community First Capital Stock converted in the Merger who would otherwise have been entitled to a fractional share of American Common Stock shall be entitled to receive a cash payment (without interest) in lieu of such fractional share in an amount determined by multiplying (i) the fractional share interest to which such holder would otherwise be entitled by (ii) the Per Share Common Cash Consideration or the Per Share Series A Cash Consideration, as appropriate.

2.6 Certain Adjustments

In the event American changes the number of shares of American Common Stock issued and outstanding prior to the Effective Time as a result of a stock split, stock dividend or other similar recapitalization, and the record date thereof (in the case of a stock dividend) or the effective date thereof (in the case of a stock split or similar recapitalization for which a record date is not established) shall be prior to the Effective Time, the Merger Consideration shall be proportionately adjusted.

2.7 Community First Stock Options

At the Effective Time, each stock option to purchase shares of Community First Common Stock granted pursuant to the Long–Term Incentive Plan of Community First then outstanding (and which by its terms does not lapse on or before the Effective Time), whether or not then exercisable, shall be cancelled in exchange for a cash payment equal to the difference between the per share exercise price and $21.00 (the “Stock Option Cash Consideration”).

2.8 Dissenting Shares

Shareholders of Community First shall have the right to demand and receive payment of the fair value of their shares of Community First Capital Stock pursuant to the provisions of Section 13.1-729 et seq. of the VSCA (the “Dissenting Shares”).

ARTICLE 3

Termination

This Plan of Merger may be terminated at any time prior to the Effective Time by the parties hereto as provided in Article 6 of the Agreement.

ARTICLE 4

Name, Articles of Incorporation

and Bylaws of the Surviving Corporation

At the Effective Time, the name, Articles of Incorporation of American and Bylaws of American, all as in effect immediately prior thereto, shall be the name, Articles of Incorporation and Bylaws of the surviving corporation.

EXHIBIT B

To the Agreement and

Plan of Reorganization

AFFILIATE AGREEMENT

THIS AFFILIATE AGREEMENT (the “Agreement”), dated as of October 18, 2005, between AMERICAN NATIONAL BANKSHARES INC., a Virginia corporation (“American”), and each of the individuals listed on Schedule A attached hereto (individually, a “Stockholder” and collectively, the “Stockholders”).

WHEREAS, the Boards of Directors of American and Community First Financial Corporation, a Virginia corporation (“Community First”), have approved the affiliation of their companies through the merger of Community First with and into American (the “Merger”), pursuant to the terms and conditions of an Agreement and Plan of Reorganization, dated October 18, 2005, and a related Plan of Merger (together referred to herein as the “Merger Agreement”);

WHEREAS, each of the Stockholders is the beneficial and registered owner of, and has or shares the right to vote and dispose of the number of shares of common stock, without par value, of Community First (“Community First Common Stock”) and Series A Preferred Stock, $10 par value per share, of Community First (“Series A Preferred Stock”) set forth opposite such Stockholder’s name on Schedule A (the “Shares”), and has rights by option or otherwise to acquire additional shares of Community First Common Stock (the “Option Shares”), also set forth opposite such Stockholder’s name on Schedule A; and

WHEREAS, as a condition and inducement to entering into the Merger Agreement, and at the request of American, the Stockholders have agreed to support the Merger.

NOW, THEREFORE, to induce American to enter into the Merger Agreement and in consideration of the covenants, representations, warranties and agreements set forth herein and in the Merger Agreement, and intending to be legally bound hereby, the parties hereto agree as follows:

1. Agreement to Vote

At such time as Community First conducts a meeting of its shareholders, including any adjournments thereof, to approve the Merger Agreement, each Stockholder shall vote or cause to be voted all of such Stockholder’s Shares and Option Shares, to the extent acquired by exercise of the underlying option on or before the record date of such meeting, in favor of the Merger Agreement, unless American is in material default with respect to any covenant, representation, warranty or agreement with respect to it contained in the Merger Agreement.

2. Agreement to Cooperate

In addition to the specific matters provided for elsewhere herein, each Stockholder shall take all action reasonably requested by American and Community First to support and to facilitate the consummation of the Merger and the transactions contemplated by the Merger Agreement.

3. Securities Act of 1933

No Stockholder shall sell, transfer or otherwise dispose of the shares of common stock, par value $1.00 per share, of American such Stockholder will receive in connection with the Merger, unless such sale, transfer or disposition is in compliance with Rule 145 promulgated by the Securities and Exchange Commission under the Securities Act of 1933, as amended.

4. Covenants of Stockholders Each Stockholder, severally and not jointly, covenants as follows:

(a) Restrictions on Transfer. Until the earlier of (i) the consummation of the Merger or (ii) the termination of the Merger Agreement in accordance with its terms, the Stockholder will not pledge, hypothecate, grant a security interest in, sell, transfer or otherwise dispose of or encumber any of the Shares or Option Shares owned by him or her and will not enter into any agreement, arrangement or understanding (other than a proxy for the purpose of voting his or her shares in accordance with Section 1 hereof) which would during that term (A) restrict, (B) establish a right of first refusal to or (C) otherwise relate to the transfer or voting of the Shares or Option Shares owned by such Stockholder.

(b) Other Acquisition Proposals. Until the earlier of (i) the consummation of the Merger or (ii) the termination of the Merger Agreement in accordance with its terms, the Stockholder will not directly or indirectly vote any Shares or Option Shares, or cause or permit any of the Shares or Option Shares to be voted, in favor of any other merger, reorganization, consolidation, share exchange, business combination, plan of liquidation, sale of assets, reclassification or other transaction involving Community First that would have the effect of any person, other than American or an affiliate of American, acquiring control over Community First or any substantial portion of the assets of Community First. As used herein, the term “control” means (A) the ability to direct the voting of ten percent or more of the outstanding voting securities of a person having ordinary voting power in the election of directors or (B) the ability to direct the management and policies of a person whether through ownership of securities, through any contract, arrangement or understanding or otherwise.

(c) Additional Shares. The provisions of Section 1 and Subparagraphs (a) and (b) above shall apply to (i) all Shares currently owned and hereafter acquired and (ii) all Option Shares hereafter acquired by each Stockholder, except for shares of Community First held or acted upon in a fiduciary capacity, which shall not be subject to those provisions.

5. Capacity Only as a Stockholder

This Agreement relates solely to the capacity of such Stockholder as a stockholder or other beneficial owner of the Shares or Option Shares and is not in any way intended to affect the exercise by such Stockholder of his responsibilities as a director or officer of Community First. The term “Shares” shall not include any securities beneficially owned by the Stockholder as a trustee or fiduciary, and that this Agreement is not in any way intended to affect the exercise by the Stockholder of his fiduciary responsibility in respect of any such securities.

6. Termination

This Agreement shall terminate upon the termination of the Merger Agreement. If this Agreement is terminated, it shall forthwith become null and void; and there shall be no liability or obligation on the part of any Stockholder, or American or Community First or their respective officers or directors, except that nothing in this Section 6 shall relieve any party hereto from any liability for breach of this Agreement before such termination.

7. Specific Performance

The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by the applicable party hereto in accordance with their specific terms or were otherwise breached. Each of the parties hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement by the other and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which it is entitled at law or in equity. Each party waives the posting of any bond or security in connection with any proceeding related thereto.

8. Stock Options

To the extent a Stockholder holds any stock options to purchase shares of Community First Common Stock that remain unexercised at the Election Deadline (as defined in the Merger Agreement), such Stockholder hereby consents to the payment in cash of an amount equal to the difference between $21.00 and the exercise price of such stock option.

9. Amendments

This Agreement may not be amended or supplemented except by execution and delivery of a written agreement by all of the parties hereto.

10. Governing Law

This Agreement shall in all respects be governed by and construed in accordance with the laws of the Commonwealth of Virginia without regard to the conflict of law principles thereof.

11. Benefit of Agreement; Assignment

This Agreement shall be binding upon and inure to the benefit of, and shall be enforceable by, the parties hereto and their respective personal representatives, successors and assigns. Neither party hereto may transfer or assign any of its rights or obligations hereunder without the prior written consent of the other party.

12. Counterparts

This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

[Signatures on next page]

IN WITNESS WHEREOF, American and each of the Stockholders have caused this Agreement to be duly executed as of the day and year first above written.

AMERICAN NATIONAL BANKSHARES INC.

By:	/s/ CHARLES H. MAJORS
Charles H. Majors
President and Chief Executive Officer

STOCKHOLDERS

/S/ THOMAS S. MIGNOGNA	/S/ LARRY H. REDMOND
Thomas S. Mignogna	Larry H. Redmond

/S/ T. SCOTT GARRETT	/S/ A. C. COLEMAN
T. Scott Garrett	A. C. Coleman

/S/ DANIEL P. THORNTON	/S/ R. THOMAS BEACH
Daniel P. Thornton	R. Thomas Beach

/S/ FRANK C. CRIST, JR.	/S/ JOHN L. WYNNE
Frank C. Crist, Jr.	John L. Wynne

/S/ F. F. FALLS	/S/ J. MICHAEL THOMAS
F. F. Falls	J. Michael Thomas

/S/ W. G. MASON, II
W. G. Mason, II

SCHEDULE A

Name	Number of Shares		Options
	Common Stock	Series A Preferred Stock
Thomas S. Mignogna	8,400	5,000	12,000
Larry H. Redmond	12,480	5,000	12,000
T. Scott Garrett	8,880	5,000	12,000
A. C. Coleman	30,240	20,000	12,000
Daniel P. Thornton	4,200	32,500	12,000
R. Thomas Beach	113,400	20,000	12,000
Frank C. Crist, Jr.	56,700	20,000	12,000
John L. Wynne	112,223	22,500	36,000
F. F. Falls	3,000		18,000
J. Michael Thomas	16,504	5,000	18,000
W. G. Mason, II	34,899		18,000

Total	400,926	135,000	174,000

APPENDIX II

OPINION OF ANDERSON & STRUDWICK, INC.

[Letterhead of Anderson & Strudwick, Inc.]

October 18, 2005

The Board of Directors

Community First Financial Corporation

1646 Graves Mill Rd.

Lynchburg, VA 24502

Dear Members of the Board:

We understand that Community First Financial Corporation, Lynchburg, Virginia. (“Community First”) and American National Bankshares Corporation (“American National”) propose to enter into an Agreement and Plan of Reorganization dated October 18, 2005 (the “Merger Agreement”) which provides for the merger (the “Merger”) of Community First into American National. Pursuant to the Merger, among other things, each outstanding share of common stock, without par value, of Community First (the “Community First Common Stock”) will be converted into the right to receive, at the election of Community First shareholders’, (a) .9219 shares of American National common stock, par value $1.00 per share (the “Stock Election”), or (b) cash in the amount of $21.00 (the “Cash Election”); subject to the formulas and certain adjustments as set forth in the Agreement. Additionally, each outstanding share of Series A Preferred Stock, par value $10.00 per share, of Community First (the “Community First Preferred Stock”) will be converted into the right to receive, at the election of Community First shareholders’, (a) 1.1063 shares of American National common stock, par value $1.00 per share (the “Stock Election”), or (b) cash in the amount of $25.20 (the “Cash Election”); subject to the formulas and certain adjustments as set forth in the Agreement.

You have asked for our opinion as to the fairness of the merger consideration, including the Exchange Ratio, pursuant to the Merger Agreement, from a financial point of view to the holders of shares of Community First Common Stock and Community First Preferred Stock.

For purposes of the opinion set forth herein, we have:

(i)	reviewed certain publicly available financial statements and other information of Community First and American National, respectively;

(ii)	reviewed certain internal financial statements and other financial and operating data concerning Community First and American National, including financial forecasts and profit plans for each company, prepared by the management of Community First and American National, respectively;

(iii)	discussed the past and current operations and financial condition and the prospects of Community First and American National, including information relating to certain strategic, financial and operational benefits anticipated from the Merger, with senior executives of Community First and American National, respectively;

(iv)	reviewed the pro forma impact of the Merger on American National’s earnings per share and consolidated capitalization;

(v)	reviewed the reported prices and trading activity for Community First Common Stock., Community First Preferred Stock, and American National Common Stock;

(vi)	compared the financial performance of Community First and American National and the prices and trading activity of the Community First Common Stock, Community First Preferred Stock, and American National Common Stock with that of certain other comparable publicly-traded companies and their securities;

(vii)	reviewed the financial terms, to the extent publicly available, of certain precedent transactions;

(viii)	participated in discussions and negotiations among representatives of Community First and American National and their financial and legal advisors;

(ix)	reviewed the draft Merger Agreement and certain related documents; and

(x)	considered such other factors and performed such other analyses as we have deemed appropriate.

We have assumed and relied upon without independent verification the accuracy and completeness of the information reviewed by us for the purposes of this opinion. With respect to financial forecasts and profit plans, including certain strategic, financial and operational benefits anticipated from the Merger, we have assumed that they have been reasonably prepared on bases reflecting the best available estimates and judgments of the future financial performance of Community First and American National. We have assumed that the Merger will be consummated in accordance with the terms of the Merger Agreement. We have not made any independent valuation or appraisal of the assets or liabilities of Community First and American National, nor have we been furnished with any such appraisals and we have not made any independent examination of the loan loss reserves or examined any individual loan credit files of American National or Community First. Our opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof.

Anderson & Strudwick, Inc., as part of its investment banking business, is continually engaged in the valuation of bank and bank holding company securities in connection with acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for various other purposes. As specialists in the securities of banking companies, we have experience in, and knowledge of, the valuation of banking enterprises. In the ordinary course of our business as a broker-dealer, we may, from time to time purchase securities from, and sell securities to, Community First and American National, and as a market maker in securities, we may from time to time have a long or short position in, and buy or sell, debt or equity securities of Community First and American National for our own account and for the accounts of our customers. We have acted as financial advisor to the Board of Directors of Community First in connection with this transaction and will receive a fee for our services. In the past, Anderson & Strudwick, Inc. has provided financial advisory and financing services for Community First and has received fees for the rendering of these services.

It is understood that this letter is for the information of the Board of Directors of Community First and may not be used for any other purpose without our prior written consent, except that this opinion may be included in its entirety in any filing made by Community First in respect of the Merger with the Securities and Exchange Commission. In addition, this opinion does not in any manner address the prices at which the American National Common Stock will trade following consummation of the Merger, and Anderson & Strudwick, Inc. expresses no opinion or recommendation as to how the shareholders of Community First should vote at the shareholders’ meeting held in connection with the Merger.

Based on and subject to the foregoing, we are of the opinion on the date hereof that the merger consideration, including the Exchange Ratio, pursuant to the Merger Agreement is fair from a financial point of view to the holders of shares of Community First Common Stock and Community First Preferred Stock.

Very truly yours,

ANDERSON & STRUDWICK, INC.

[Letterhead of Anderson & Strudwick, Inc.]

February 10, 2006

The Board of Directors

Community First Financial Corporation

1646 Graves Mill Rd.

Lynchburg, VA 24502

Dear Members of the Board:

Community First Financial Corporation, Lynchburg, Virginia. (“Community First”) and American National Bankshares Corporation (“American National “) have entered into an Agreement and Plan of Reorganization dated October 18, 2005 (the “Merger Agreement”) which provides for the merger (the “Merger”) of Community First into American National. Pursuant to the Merger, among other things, each outstanding share of common stock, without par value, of Community First (the “Community First Common Stock”) will be converted into the right to receive, at the election of Community First shareholders, (a) .9219 shares of American National common stock, par value $1.00 per share (the “Stock Election”), or (b) cash in the amount of $21.00 (the “Cash Election”); subject to the formulas and certain adjustments as set forth in the Agreement. Additionally, each outstanding share of Series A Preferred Stock, par value $10.00 per share, of Community First (the “Community First Preferred Stock”) will be converted into the right to receive, at the election of Community First shareholders’, (a) 1.1063 shares of American National common stock, par value $1.00 per share (the “Stock Election”), or (b) cash in the amount of $25.20 (the “Cash Election”); subject to the formulas and certain adjustments as set forth in the Agreement.

You have asked us to update our original opinion, dated October 18, 2005, as to the fairness of the merger consideration, including the Exchange Ratio, pursuant to the Merger Agreement, from a financial point of view to the holders of shares of Community First Common Stock and Community First Preferred Stock.

For purposes of the opinion set forth herein, we have:

(i)	reviewed certain publicly available financial statements and other information of Community First and American National, respectively;

(ii)	reviewed certain internal financial statements and other financial and operating data concerning Community First and American National, including financial forecasts and profit plans for each company, prepared by the management of Community First and American National, respectively;

(iii)	discussed the past and current operations and financial condition and the prospects of Community First and American National, including information relating to certain strategic, financial and operational benefits anticipated from the Merger, with senior executives of Community First and American National, respectively;

(iv)	reviewed the pro forma impact of the Merger on American National’s earnings per share and consolidated capitalization;

(v)	reviewed the reported prices and trading activity for Community First Common Stock, Community First Preferred Stock, and American National Common Stock;

(vi)	compared the financial performance of Community First and American National and the prices and trading activity of the Community First Common Stock, Community First Preferred Stock, and American National Common Stock with that of certain other comparable publicly-traded companies and their securities;

(vii)	reviewed the financial terms, to the extent publicly available, of certain precedent transactions;

(viii)	participated in discussions and negotiations among representatives of Community First and American National and their financial and legal advisors;

(ix)	reviewed the draft Merger Agreement and certain related documents; and

(x)	considered such other factors and performed such other analyses as we have deemed appropriate.

We have assumed and relied upon without independent verification the accuracy and completeness of the information reviewed by us for the purposes of this opinion. With respect to financial forecasts and profit plans, including certain strategic, financial and operational benefits anticipated from the Merger, we have assumed that they have been reasonably prepared on bases reflecting the best available estimates and judgments of the future financial performance of Community First and American National. We have assumed that the Merger will be consummated in accordance with the terms of the Merger Agreement. We have not made any independent valuation or appraisal of the assets or liabilities of Community First and American National, nor have we been furnished with any such appraisals and we have not made any independent examination of the loan loss reserves or examined any individual loan credit files of American National or Community First. Our opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof.

Anderson & Strudwick, Inc., as part of its investment banking business, is continually engaged in the valuation of bank and bank holding company securities in connection with acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for various other purposes. As specialists in the securities of banking companies, we have experience in, and knowledge of, the valuation of banking enterprises. In the ordinary course of our business as a broker-dealer, we may, from time to time purchase securities from, and sell securities to, Community First and American National, and as a market maker in securities, we may from time to time have a long or short position in, and buy or sell, debt or equity securities of Community First and American National for our own account and for the accounts of our customers. We have acted as financial advisor to the Board of Directors of Community First in connection with this transaction and will receive a fee for our services. In the past, Anderson & Strudwick, Inc. has provided financial advisory and financing services for Community First and has received fees for the rendering of these services.

It is understood that this letter is for the information of the Board of Directors of Community First and may not be used for any other purpose without our prior written consent, except that this opinion may be included in its entirety in any filing made by Community First in respect of the Merger with the Securities and Exchange Commission. In addition, this opinion does not in any manner address the prices at which the American National Common Stock will trade following consummation of the Merger, and Anderson & Strudwick, Inc. expresses no opinion or recommendation as to how the shareholders of Community First should vote at the shareholders’ meeting held in connection with the Merger.

Based on and subject to the foregoing, we are of the opinion on the date hereof that the merger consideration, including the Exchange Ratio, pursuant to the Merger Agreement is fair from a financial point of view to the holders of shares of Community First Common Stock and Community First Preferred Stock.

Very truly yours,

ANDERSON & STRUDWICK, INC.

Appendix III

COMMUNITY FIRST FINANCIAL CORPORATION’S

ANNUAL REPORT ON FORM 10-KSB

FOR THE YEAR ENDED DECEMBER 31, 2004

U. S. SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 10-KSB

(Mark One)

☒	Annual report under section 13 or 15(d) of the Securities Exchange Act of 1934 for the fiscal year ended December 31, 2004.

☐	Transition report under section 13 or 15(d) of the Securities and Exchange Act of 1934 for the transition period

Commission file number 000-49909

Community First Financial Corporation

(Name of small business issuer in its charter)

Virginia	81-0556879
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1646 Graves Mill Road, Lynchburg, Virginia	24112
(Address of principal executive offices)	(Zip Code)

Issuer’s telephone number (434) 386-6300

Securities registered under Section 12(b) of the Act:

None
(Title of class)	Name of exchange on which registered

Securities registered under Section 12 (g) of the Act:

Common Stock, No Par Value	None
(Title of class)	Name of exchange on which registered

Check whether the issuer (1) filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act during the past 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.

Yes  ☒    No  ☐

Check if disclosure of delinquent filers in response to Item 405 of Regulation S-B is not contained in this form, and no disclosure will be contained, to the best of registrant’s knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-KSB or any amendment to this Form 10-KSB.    ☒

State issuer’s revenues for its most recent fiscal year $9,336,561

State the aggregate market value of the voting and non-voting common equity held by non-affiliates computed by reference to the price at which the common equity was sold, or the average bid and asked price of such common equity, as of a specified date within the past 60 days. $15,110,238.00 based on $13.00 per share.

(Applicable only to corporate registrants) State the number of shares outstanding of each of the issuer’s classes of common equity, as of the latest practicable date 1,162,326 shares outstanding as of March 4, 2005.

Documents incorporated by reference. (1) Portions of the Annual Report to Shareholders for the year ended December 31, 2004 are incorporated into Part II, Item 5 through 7. (2) Portions of the Corporation’s 2005 Definitive Proxy Statement have been incorporated by reference into Part III.

Transitional Small Business Disclosure Format: Yes  ☐    No  ☒

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PART 1

Item 1.	Description of Business

General

Community First Financial Corporation (“CFFC”, “the Company” or “the Corporation”) is a financial holding company organized under Virginia law during March 2002, commenced operations on July 1, 2002 and was capitalized through the issuance of $9,686,130 in common stock. CFFC is the parent company of Community First Bank and its primary business activity is its investment in and management of the business of Community First Bank (“CFB” or “the Bank”). CFB commenced operations on October 14, 1999 as a state charted, FDIC insured, commercial bank. The Bank is also a member of the Federal Reserve Bank System.

CFFC was organized by the directors of Community First Bank for the sole purpose of becoming Community First Bank’s parent holding company. On July 1, 2002, CFFC and Community First bank completed a share exchange in which one share of Community First Bank’s common stock was exchanged for one share of CFFC’s common stock, Community First Bank’s shareholders became the shareholders of CFFC, and Community First Bank became CFFC’s wholly-owned subsidiary. Community First Bank’s shareholders had approved the reorganization at the annual shareholder’s meeting held on May 13, 2002.

On May 13, 2002 the shareholders approved a change in the articles of incorporation which authorized the issue of up to 1,000,000 shares of preferred stock and the issue of shares of new preferred stock from time to time in the future, in one or more series, and to fix and determine the relative rights and preferences of these shares, or of each series of shares, at the time of issuance and without the further approval of shareholders.

During 2002 the Corporation’s Board of Directors created a series of preferred stock consisting of 325,000 shares of non-cumulative, convertible preferred stock that provides for stated annual dividend of $.50 per share (“Series A Preferred Stock”). Through December 31, 2002, the Corporation had sold an aggregate of 265,100 shares of these shares at a price of $10.00 per share in a private offering to a group of “accredited investors,” including certain of the Corporation’s directors and existing shareholders. An additional 34,900 was sold in 2003. The proceeds from the sale of those shares was used to enhance the capital position of the Bank, to purchase 62,700 shares of Highlands Community Bank common stock and for general corporate activities conducted by the Corporation.

Community First Bank, a Virginia banking corporation headquartered in Lynchburg, Virginia, was incorporated under the laws of the Commonwealth of Virginia as a state chartered bank in 1998 and began banking operations on October 14, 1999. The bank is a community oriented financial institution that provides varied banking services to small and medium-sized businesses, professionals and individuals located in its market area, which consists of the Greater Lynchburg Area. The Bank’s initial focus is on the Bedford and Lynchburg County area, where it will be headquartered. The Bank strives to

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provide its customers with products comparable to statewide regional banks located in its market area, while maintaining the prompt response and level of service of a community bank. Management believes this operating strategy has particular appeal in the Bank’s market area.

The Bank currently conducts business from four full-service offices located at 1646 Graves Mill Road, 2301 Langhorne Road, 20479 Timberlake Road, Lynchburg, Virginia and 150 Front Street, Lovingston, Nelson County, Virginia. The Bank has no operating subsidiaries.

The Bank offers a full range of deposit services that are typically available in most banks and savings and loan associations, including checking accounts, NOW accounts, savings accounts and other time deposits of various types, ranging from daily money market accounts to longer-term certificates of deposit. The transaction accounts and time certificates are tailored to the Bank’s market area at rates competitive to those offered in the area. In addition, the Bank offers certain retirement account services, such as Individual Retirement Accounts (IRAs). All deposit accounts are insured by the Federal Deposit Insurance Corporation (the “FDIC”) up to the maximum amount allowed by law (generally, $100,000 per depositor, subject to aggregation rules). The Bank solicits such accounts from individuals, businesses, associations and organizations, and governmental authorities.

The Bank also offers a full range of short-to-medium term commercial and personal loans. Commercial loans include both secured and unsecured loans for working capital (including inventory and receivables), business expansion (including acquisition of real estate and improvements) and purchase of equipment and machinery. Consumer loans include secured and unsecured loans for financing automobiles, home improvements, education and personal investments. Additionally, the Bank originates fixed and floating-rate mortgage loans and real estate construction and acquisition loans.

Other services offered by Community First Bank include safe deposit boxes, certain cash management services, traveler’s checks, direct deposit of payroll and social security checks and automatic drafts for various accounts. The Bank also has become associated with a shared network of automated teller machines (ATMs) that may be used by Bank customers throughout Virginia and other states located in the Mid-Atlantic region and nationally. The Bank also provides wealth management services including insurance and investment services.

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Market Area

The Bank’s market area consists of Amherst, Bedford, Campbell and Nelson Counties and the City of Lynchburg. The Bank’s primary service area is Bedford County and the city of Lynchburg. The market area had a population base of an estimated 231,300 people in 2004.

Employees

As of December 31, 2004, the Bank had 41 full-time equivalent employees. None of its employees are represented by any collective bargaining agreements, and relations with employees are considered excellent.

Governmental Monetary Policies

The earnings and growth of the Bank are affected not only by general economic conditions, but also by the monetary policies of various governmental regulatory authorities, particularly the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”). The Federal Reserve Board implements national monetary policy by its open market operations in United States Government securities, control of the discount rate and establishment of reserve requirements against both member and nonmember financial institutions’ deposits. These actions have a significant effect on the overall growth and distribution of loans, investments and deposits, as well as the rates earned on loans, or paid on deposits.

Management of the Bank is unable to predict the effect of possible changes in monetary policies upon the future operating results of the Bank.

Competition

The Bank competes as a financial intermediary with other commercial banks, savings and loan associations, credit unions, mortgage banking firms, consumer finance companies, securities brokerage firms, insurance companies, money market mutual funds and other financial institutions operating in the Metro Lynchburg market area and elsewhere. Many of the Bank’s non-bank competitors are not subject to the same extensive federal regulations that govern federally insured banks and state regulations governing state chartered banks. As a result, such non-bank competitors may have certain advantages over the Bank in providing certain services.

The Bank’s market area is a highly competitive, highly branched banking market. Competition in the market area for loans to small businesses and professionals, the Bank’s target market, is intense, and pricing is important. Most of the bank’s competitors have substantially greater resources and lending limits than the Bank and offer certain services, such as extensive and established branch networks, that the Bank is not currently providing. Moreover, larger institutions operating in the market area have access to borrowed funds at lower cost than are presently available to the Bank. Deposit competition among institutions in the market area also is strong. Competition for

4

depositors’ funds comes from U.S. Government securities, private issuers of debt obligations and suppliers of other investment alternatives for depositors, among other sources. As a result, the Bank has paid and may in the future pay, above-market rates to attract deposits.

Regulation

The Company is subject to the periodic reporting requirements of the Securities and Exchange Act of 1934 (the “Exchange Act”), as amended, including the filing of periodic reports with the Securities and Exchange Commission (“SEC”). As an Exchange Act reporting company the Company is also subject to many provisions of the Sarbanes-Oxley Act of 2002 which is aimed at improving corporate governance, public reporting and company performance. The company is also required to implement rules and regulations adopted by the SEC and the Public Company Accounting Oversight Board (“PCAOB”) which was authorized under the Sarbannes-Oxley Act.

As a bank holding company, the Company is subject to regulation under the Bank Holding Company Act of 1956, as amended, and examination and reporting requirements of the Board of Governors of the Federal Reserve System.

The Bank is subject to various state and federal banking laws and regulations that impose specific requirements or restrictions on and provide for general regulatory oversight with respect to virtually all aspects of operations. The following is a brief summary of the material provisions of certain statutes, rules and regulations that will affect the Bank. This summary is qualified in its entirety by reference to the particular statutory and regulatory provisions referred to below.

General. The Bank is under the supervision of, and subject to regulation and examination by, The Federal Reserve Bank (FRB), The Federal Deposit Insurance Corp. (FDIC) and the Virginia State Corporation Commission Bureau of Financial Institutions (the “Commission”). As such, the Bank is subject to various statutes and regulations administered by these agencies that govern, among other things, required reserves, investments, loans, lending limits, acquisitions of fixed assets, interest rates payable on deposits, transactions among affiliates and the Bank, the payment of dividends, mergers and consolidations, and establishment of branch offices.

Mergers and Acquisitions. Under federal law enacted in 1995, previously existing restrictions on interstate bank acquisitions were abolished effective September 29, 1995, and, since such date, bank holding companies from any state have been able to acquire banks and bank holding companies located in any other state. Effective June 1, 1997, the law allows banks to merge across state lines, subject to earlier “opt-in” or “opt-out” action by individual states. The law also allows interstate branch acquisitions and de novo branching if permitted by the “host state.” Effective July 1, 1995, Virginia adopted early “opt-in” legislation which permits interstate bank mergers. Virginia law also permits interstate branch acquisitions and de novo branching if reciprocal treatment is accorded Virginia banks in the state of the acquirer.

5

Although the above laws may have a significant impact on the banking industry, it is not possible for the management of the Bank to determine, with any degree of certainty, the impact of such laws on Community First Bank.

Dividends. The amount of dividends payable by the bank depends upon its earnings and capital position, and is limited by federal and state law, regulations and policy. In addition, Virginia law imposes restrictions on the ability of all banks chartered under Virginia law to pay dividends. Under such law, no dividend may be declared or paid that would impair a bank’s paid-in capital. Each of the Commission, the FRB and the FDIC have the general authority to limit dividends paid by the Bank if such payments are deemed to constitute an unsafe and unsound practice. In particular, Section 38 of the Federal Deposit Insurance Act (“FDIA”) would prohibit the Bank from making a dividend if it were “undercapitalized” or if such dividend would result in the institution becoming “undercapitalized.”

Capital Requirements. The various federal bank regulatory agencies, including the FRB, have adopted risk-based capital requirements for assessing bank capital adequacy. In addition, Virginia chartered banks must also satisfy the capital requirements adopted by the Commission. The federal capital standards define capital and establish minimum capital requirements in relation to assets and off-balance sheet exposure, as adjusted for credit risk. The risk-based capital standards currently in effect are designed to make regulatory capital requirements more sensitive to differences in risk profile among bank holding companies and banks, to account for off-balance sheet exposure and to minimize disincentives for holding liquid assets. Assets and off-balance sheet items are assigned to broad risk categories, each with appropriate risk weights. The resulting capital ratios represent capital as a percentage of total risk-weighted assets and off-balance sheet items.

The minimum requirement for the ratio of total capital risk-weighted assets (including certain off-balance sheet obligations, such as stand-by letters of credit) is 8.0%. At least half of the risk-based capital must consist of common equity, retained earnings and qualifying perpetual preferred stock, less deductions for goodwill and various other tangibles (“Tier 1 capital”). The remainder (“Tier 2 capital”) generally consists of a limited amount of subordinated debt, certain hybrid capital instruments and other debt securities, preferred stock and a limited amount of the general valuation allowance for loan losses. The sum of Tier 1 and total capital to risk-weighted asset ratio of the Bank as of December 31, 2004 were 10.66% and 11.73%, respectively, exceeding the minimums required. The consolidated sum of Tier 1 and total capital to risk-weighted asset ratio of the Corporation as of December 31, 2004 were 10.54% and 13.49%, respectively, exceeding the minimums required

The FRB also has adopted regulations, which supplement the risk-based guidelines to include a minimum leverage ratio of Tier 1 capital to quarterly average assets (“Leverage ratio”) of 3%. The FRB has emphasized that the foregoing standards are supervisory minimums and that a banking organization will be permitted to maintain such minimum levels of capital only if it receives the highest rating under the regulatory rating system and the banking organization is not experiencing or anticipating significant growth. All other banking organizations are required to maintain a Leverage ratio of at least 4.0%

6

to 5.0% of Tier 1 capital. These rules further provide that banking organizations experiencing internal growth or making acquisitions will be expected to maintain capital positions substantially above the minimum supervisory levels and comparable to peer group averages, without significant reliance on intangible assets. The tangible Tier 1 Leverage ratio is the ratio of a banking organization’s Tier 1 capital, less deductions for intangibles otherwise includable in Tier 1 capital, to total tangible assets. The Leverage ratio of the Bank as of December 31, 2004 was 8.86%, well above the minimum requirement. The consolidated Leverage ratio of the Corporation as of December 31, 2004 was 8.83%, well above the minimum requirement.

In August 1995, the FRB and other federal banking agencies published a final rule modifying their existing risk-based capital standards to provide for consideration of interest rate risk when assessing capital adequacy of a bank. Under the final rule, the FRB must explicitly include a bank’s exposure to declines in the economic value of its capital due to changes in interest rates as a factor in evaluating a bank’s capital adequacy. In addition, in August 1995, the FRB and the other federal banking agencies published a joint policy statement for public comment that describes the process the banking agencies will use to measure and assess the exposure of a bank’s net economic value to changes in interest rates. Under the policy statement, the FRB will consider results of supervisory and internal interest rate risk models as one factor in evaluating capital adequacy.

Deposit Insurance. Section 38 of the FDIA, as amended by the Federal Deposit Insurance Corporation Improvement Act of 1991 (“FDICIA”), requires that the federal banking agencies establish five capital levels for insured depository institutions - “well capitalized,” “adequately capitalized,” “undercapitalized,” “significantly undercapitalized” and “critically undercapitalized” - and requires or permits such agencies to take certain supervisory actions as an insured institution’s capital level falls. In certain circumstances, a financial institution’s low capital position can lead to enhanced restrictions by the FDIC. An “adequately capitalized” institution is restricted from accepting brokered deposits, and a “significantly undercapitalized” institution must develop a capital restoration plan and is subject to a number of mandatory and discretionary supervisory actions. These powers and authorities are in addition to the traditional powers of the federal banking agencies to deal with undercapitalized institutions.

As an institution with deposits insured by the Bank Insurance Fund (“BIF”), the Bank also is subject to insurance assessments imposed by the FDIC. In September 1995, the BIF met its target reserve level and consequently, effective January 1996, the FDIC revised its risk-based assessment schedule, imposing assessments ranging from 0.0% (subject to an annual minimum of $2,000) to 0.27% of an institution’s average assessment base. The actual assessment to be paid by each BIF member is based on whether the institution is considered “well capitalized”, “adequately capitalized” or “undercapitalized”, as such terms have been defined in applicable federal regulations, and whether such institution is considered by its supervisory agency to be financially sound or to have supervisory concerns. The Bank was subject to a deposit insurance assessment, or $40,980 in fiscal 2004.

7

The Deposit Insurance Funds Act of 1996 (the “Funds Act”) was enacted on September 30, 1996. Among other provisions, the Funds Act (i) requires that certain depository institutions pay a one-time special assessment (65.7 cents per $100 of SAIF-assessable deposits) to the FDIC to capitalize the Savings Association Insurance Fund (“SAIF”) at its statutory required reserve ratio of 1.25% of insurable deposits, (ii) exempts certain depository institutions with SAIF-assessable deposits that meet any of several specified criteria from paying the special assessment and (iii) authorizes the Financing Corporation (“FICO”) to impose periodic assessments on depository institutions that are members of the BIF, in addition to institutions that are members of the SAIF, in order to spread the cost of the interest payments on the outstanding FICO bonds over a larger number of institutions. Until this change in the law, only SAIF-member institutions bore the cost of funding these interest payments. FICO assessment rates for the fourth quarter of 2004 were set at 1.46% (per $100) annually for BIF-Assessable deposits and 1.46% (per $100) annually for SAIF-assessable deposits. These rates may be adjusted quarterly to reflect changes in assessment bases for BIF and the SAIF. By federal law, the FICO rate on BIF-assessable deposits must be one-fifth the rate on SAIF-assessable deposits until the insurance funds are merged. As the Bank’s deposits are insured by the BIF, the Funds Act is not expected to significantly impact the Bank’s financial condition and results of operation in the foreseeable future.

Safety and soundness. The federal banking agencies have broad powers under current federal law to take prompt corrective action to resolve problems of insured depository institutions. The extent of these powers depends upon whether the institutions in question are “well capitalized,” “adequately capitalized,” “undercapitalized,” “significantly undercapitalized,” or “critically undercapitalized,” all such terms are defined under uniform regulations defining such capital levels issued by each of the federal banking agencies.

On December 19, 1991, the FDICIA was enacted into law. FDICIA requires each federal banking regulatory agency to prescribe, by regulation or guideline, standards for all insured depository institution holding companies relating to (i) internal controls, information systems; (ii) loan documentation; (iii) credit underwriting; (iv) interest rate risk exposure; (v) asset growth; (vi) compensation, fees and benefits; and (vii) such other operational and managerial standards as the agency determines to be appropriate. The compensation standards would prohibit employment contracts or other compensatory arrangements that provide excess compensation, fees or benefits or could lead to material financial loss. In addition, each federal banking regulatory agency must prescribe, by regulation or guideline, standards relating to asset quality, earnings and stock valuation as the agency determines to be appropriate. On July 10, 1995 the federal banking agencies including the FRB adopted final rules and proposed guidelines concerning standards for safety and soundness required to be prescribed by regulation pursuant to Section 39 of the FDIA. In general, the standards relate to (1) operational and managerial matters; (2) asset quality and earnings; and (3) compensation. The operational and managerial standards cover (a) internal controls and informational systems, (b) internal audit systems, (c) loan documentation, (d) credit underwriting, (e) interest rate exposure, (f) asset growth, and (g) compensation, fees and benefits.

8

Activities and Investments of Insured State-Chartered Banks. The activities and equity investments of FDIC-insured, state chartered banks are generally limited to those that are permissible for national banks. Under regulations dealing with equity investments, an insured state bank generally may not directly or indirectly acquire or retain any equity investment of a type, or in an amount, that is not permissible for a national bank. An insured state bank is not prohibited from, among other things, (i) acquiring or retaining a majority interest in a subsidiary, (ii) investing as a limited partner in a partnership, the sole purpose of which is direct or indirect investment in the acquisition, rehabilitation or new construction of a qualified housing project, provided that such limited partnership investments may not exceed 2% of the bank’s total assets, (iii) acquiring up to 10% of the voting stock of a company that solely provides or reinsures directors’, trustees’ and officers’ liability insurance coverage or bankers’ blanket bond group insurance coverage for insured depository institutions, and (iv) acquiring or retaining the voting shares of a depository institution if certain requirements are met. In addition, an insured state-chartered bank may not, directly, or indirectly through a subsidiary, engage as “principal” in any activity that is not permissible for a national bank unless the FDIC has determined that such activities would pose no risk to the insurance fund of which it is a member and the bank is in compliance with applicable regulatory requirements. Any insured state-chartered bank directly or indirectly engaged in any activity that is not permitted for a national bank must cease the impermissible activity.

Regulatory Enforcement Authority. Applicable banking laws include substantial enforcement powers available to federal banking regulators. This enforcement authority includes, among other things, the ability to assess civil money penalties, to issue cease-and-desist or removal orders and to initiate injunctive actions against banking organizations and institution-affiliated parties, as defined. In general, these enforcement actions may be initiated for violations of laws and regulations and unsafe practices.

Other actions or inactions may provide the basis for enforcement action, including misleading or untimely reports filed with regulatory authorities.

Gramm-Leach-Bliley Act

The Company is a financial holding company within the meaning of the Federal Gramm-Leach-Bliley Act (the “GLB Act”). The GLB Act was adopted by Congress during 1999 and has dramatically changed various federal laws governing the banking, securities and insurance industries. The GLB Act has expanded opportunities for banks and bank holding companies to provide services and engage in other revenue-generating activities that previously were prohibited to them.

With respect to bank holding companies, the GLB Act in general (i) expands opportunities to affiliate with securities firms and insurance companies; (ii) overrides certain state laws that would prohibit certain banking and insurance affiliations; (iii) expands the activities in which banks and bank holding companies may participate; (iv) requires that banks and bank holding companies engage in some activities only through affiliates owned or managed in accordance with certain requirements; (v) reorganizes responsibility among various federal regulators for oversight of certain securities activities conducted by banks and bank holding companies; and (vi) requires banks to adopt and implement policies and procedures for the

9

protection of the financial privacy of their customers, including procedures that allow customers to elect that certain financial information not be disclosed to certain persons.

The GLB Act has expanded opportunities for us and Community First to provide other services and obtain other revenues in the future but, at present, it has not had a significant effect on our operations as they are presently conducted. However, this expanded authority also may present us with new challenges as our larger competitors are able to expand their services and products into areas that are not feasible for smaller, community oriented financial institutions. The economic effects of the GLB Act on the banking industry, and on competitive conditions in the financial services industry generally, may be profound.

Item 2.	Description of Properties

As of July 2000, Community First Bank conducted business from its main banking office located at 1646 Graves Mill Road, Lynchburg, Virginia. The Bank owns the two-story building, which contains approximately 7,500 square feet.

The Bank, in March 2001, established an office at 2301 Langhorne Road, Lynchburg, Virginia, which it leases. In April 2002 the Bank leased additional space on the second floor of this office. Also, see “Item 7, Certain Relationships and Related Transactions” in this Form 10-KSB.

The Bank established a permanent office at 150 Front Street, Lovingston, Virginia in April of 2003, which is leased. In September of 2003, the bank established an office at 20479 Timberlake Road, Lynchburg, Virginia. The two-story building owned by the Bank contains approximately 4000 square feet. The Bank has purchased lots in Amherst and Bedford for possible future offices.

Item 3.	Legal Proceedings

In the normal course of business, the Company is involved in various legal proceedings. At December 31, 2004, the Bank was involved in litigation over a correspondent loan relationship. The case is being vigorously defended by the Bank. After consultation with legal counsel, management believes that any liability resulting from such proceedings will not be material to the financial statements.

Item 4.	Submission of Matters to a Vote of Security Holders

There were no matters submitted to a vote of security holders during the quarter ended December 31, 2004.

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PART II

ITEM 5.	Market for the Common Equity and Related Shareholder Matters

CFFC first issued shares of its common stock during July 2002 in exchange for the outstanding shares of Community First Bank’s common stock in connection with CFFC’s initial incorporation as Community First Bank’s parent holding company. At December 31, 2004, CFFC’s common stock was not listed on any exchange and there was not an active public market for CFFC’s common stock. As of January 12, 2005 the Corporation’s common stock became eligible to be traded on the Over-the-Counter Bulletin Board under the trading name CYFC. Prior to the organization of CFFC, Community First Bank’s common stock was not listed on any exchange, neither was there an active public trading market for the stock.

Between the date of issuance and December 31, 2004, to the knowledge of management, the common stock traded at a low of $10.00, and a high of $13.00. Trades to date in 2004 have been at a low of $11.00 and a high of $13.00.

CFFC has not yet paid any cash dividends on its common stock. CFFC is a holding company, and its main source of revenue is dividends it receives from Community First Bank. Therefore, CFFC’s ability to pay dividends to its shareholders is subject to Community First Bank’s ability to pay dividends to it. Community First Bank’s ability to pay dividends to CFFC will continue to depend on its earnings and financial condition, capital requirements, general economic conditions, compliance with regulatory requirements that apply to Virginia banks, and other factors. Also, dividends by Community First Bank are subject to various laws and regulatory restrictions, including the requirement that its capital be maintained at certain levels and that it only pay dividends from its retained earnings. CFFC expects that, for the foreseeable future profits resulting from Community First Bank will be retained by it as additional capital to support its operations and growth and that any dividends paid by Community First Bank to CFFC will be limited to amounts needed by CFFC to pay stated dividends on CFFC’s outstanding Series A Preferred Stock, to pay any separate expenses of CFFC, and that CFFC will not pay cash dividends on its common stock.

In the future, CFFC’s ability to pay dividends also will be subject to its Board of Directors, evaluation of its own separate business factors, including CFFC’s earnings and financial condition, capital requirements, debt service requirements, and regulatory restrictions applicable to bank holding companies. In the future, CFFC may borrow additional funds, issue debt instruments, issue and sell additional shares of preferred stock or engage in other types of financing activities, in order to increase its capital and/or to provide funds that it can use to increase Community First Bank’s capital. The terms of CFFC’s outstanding Series A Preferred Stock provides that no dividends may be declared and paid during any calendar year on CFFC’s common stock unless and until there shall have been paid in full to the shareholders of the Series A Preferred Stock not less than a pro rata portion of the stated annual dividend on the series A Preferred Stock for the year, at the rate provided for those dividends, through the date on which CFFC’s proposes to pay dividends on the common stock. Covenants contained in any loan or financing

11

agreement entered into by CFFC in the future, or other debt or capital instruments issued by CFFC in the future, also could restrict or condition CFFC’s payment of cash dividends based on various financial considerations or factors. Additionally, if CFFC creates and issues shares of any other series of preferred stock, the terms of that stock require that stated periodic dividends be paid on the preferred stock before any cash dividends could be paid on CFFC’s common stock. Therefore, there is no assurance that, for the foreseeable future, CFFC will have funds available to pay cash dividends on its common stock, or, even if funds are available, that it will pay dividends in any particular amount or at any particular time, or that it will pay dividends at all.

The Board of Directors of the Corporation declared a 6 for 5 stock split with respect to its issued and outstanding common stock payable in the form of a 20% stock dividend. Shareholders of record received six shares for each five shares of common stock held. The stock split was effective October 25, 2004 to common stockholders of record on October 15, 2004. A total of 193,713 additional shares of common stock were issued as a result of this stock split.

On August 15, 2002, CFFC issued 325,000 shares of its Series A preferred Stock for cash in a limited offering. Through December 31,2002, the company had sold an aggregate of 265,100 shares of these shares at a price of $10.00 per share. In 2003 an additional 34,900 shares were sold. CFFC paid no underwriting discounts or commissions in connection with the sale. The shares were sold only to persons who were “accredited” investors” as defined in the Securities and Exchange Commission’s Rule 501 (a). Each share is convertible into one share of CFFC’s stock at any time following two years after it is issued at the option of the holder of that share and, under certain circumstances, each share is convertible at the same rate at the option of CFFC. The full terms and conditions of such conversion are set forth in CFFC’s Private Placement Memorandum. The shares of Series A Preferred Stock were offered and sold without registration under the 1933 Act pursuant to the exemption from registration provided by Rule 506 of the 1933 Act.

The Board of Directors of the Corporation declared a cash dividend in the amount of $.50 per outstanding share of convertible preferred stock payable on October 25, 2004 to preferred stockholders of record on October 15, 2004. The total amount of the preferred stock dividend was $150,000. This represents the five percent dividend payable for 2004. No preferred stock dividends were paid in prior years.

ITEM 6.	Management’s Discussion and Analysis or Plan of Operations

This information is incorporated herein by reference from pages 27 through 30 of the 2004 Annual Report.

Statistical Information

The following statistical information is furnished pursuant to the requirements of Guide 3 promulgated under the Securities Act of 1933.

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13

TABLE 1

AVERAGE BALANCES, INCOME AND EXPENSES, YIELDS AND RATES

The following table depicts bank interest income on earnings assets and related average yields as well as interest expenses on interest-bearing liabilities and related average rates paid for the periods indicated.

	Average Balance	2004 Interest Income/ Expense	Average Yield/ Rate	Average Balance	2003 Interest Income/ Expense	Average Yield/ Rate
Assets:
Investment securities	$7,602	$243	3.19%	$4,291	$139	3.24%
Total Loans (1)	132,278	8,464	6.40	$141,932	9,129	6.43
Federal funds sold	3,755	49	1.30	3,786	38	1.00

Total earning assets	143,635	8,756	6.10	150,009	9,306	6.20

less: allowance for loan losses	(1,528)			(1,599)
Total non-earning assets	13,384			9,964

Total Assets	155,491			158,374

Liabilities & Equity
Interest-bearing deposits:
NOW	$35,435	$553	1.56%	$29,536	$598	2.02%
Savings	1,631	7	0.46	1,152	8	0.69
Money market	10,700	141	1.31	10,038	163	1.62
Time deposits >$100,000	18,522	556	3.00	21,864	701	3.21
Other time	57,881	1,775	3.07	68,863	2,373	3.45

Total interest-bearing deposits	124,169	3,032	2.44	131,453	3,843	2.92
Other borrowings	2,571	104	4.05	1,270	37	2.91

Total interest bearing liabilities	126,740	3,136	2.47	132,723	3,880	2.92

Noninterest-bearing liabilities:
Demand deposits	14,622			13,039
Other liabilities	638			600

Total Liabilities	142,000			146,362
Shareholders’ equity	13,491			12,012

Total Liabilities & Equity	155,491			158,374

Net interest Income		5,620			5,426

Interest rate spread (2)			3.62%			3.28%
Interest expense as a percent of average earning assets			2.18%			2.59%
Net Interest margin (3)			3.91%			3.62%

(1)	Nonaccruing loans are included in average loans outstanding

(2)	Interest spread is the average yield earned on earning assets less the average rate paid on interest-bearing liabilities

(3)	Net interest margin is net interest income expressed as a percentage of average earning assets

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TABLE 1—CONTINUED

AVERAGE BALANCE, INCOME AND EXPENSE, YIELD RATES

	Average Balance	2002 Interest Income / Expense	Average Yield / Rate
Assets:
Investment securities	$3,013	$1,105	3.48%
Total Loans (1)	99,301	7,209	7.26
Federal funds sold	1,997	34	1.70

Total earning assets	104,311	7,348	7.04

less: allowance for loan losses	1,059
Total non-earning assets	6,342

Total Assets	109,594

Liabilities & Equity
Interest-bearing deposits:
NOW	$8,729	182	2.09%
Savings	824	8	0.97
Money market	9,036	171	1.89
Time deposits >$100,000	19,728	808	4.10
Other time	51,537	2,342	4.54

Total interest-bearing deposits	89,854	3,511	3.91
Short-term borrowings	1,2731	23	1.81

Total interest bearing liabilities	91,127	3,534	3.88

Noninterest-bearing liabilities:
Demand deposits	8,973
Other liabilities	483

Total Liabilities	100,583
Shareholders’ equity	9,011

Total Liabilities & Equity	109,594

Net interest Income		3,814

Interest rate spread (2)			3.16%
Interest expense as a percent of average earning assets			3.39%
Net Interest margin (3)			3.66%

(1)	Nonaccruing loans are included in average loans outstanding

(2)	Interest spread is the average yield earned on earning assets less the average rate paid on interest-bearing liabilities

(3)	Net interest margin is net interest income expressed as a percentage of average earning assets

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TABLE 2

VOLUME AND RATE ANALYSIS

The following table describes the impact on the company’s interest income and interest expense resulting from changes in average balances and average rates over the period indicated. The changes in interest due to both volume and rate have been allocated to rate and volume equally.

	Years Ended December 31, 2004/2003			Years Ended December 31, 2003/2002
	Increase (decrease) due to Average Balance	Increase (decrease) Change in Average Rate	Total or net Increase (decrease)	Increase due to Average Balance	(Decrease) change in Average Rate	Total or net increase (decrease)
Interest-earning assets:
Taxable securities	$106	$(2)	$104	$41	$(7)	$34
Federal funds sold and securities purchased under resale agreements	—	11	11	18	(14)	4
Totals loans (net of unearned)	(618)	(47)	(665)	2,921	(1,001)	1,920

Income on interest-earning assets	(512)	(38)	(550)	2,980	(1,022)	1,958

Interest-bearing liabilities:
Interest-bearing demand deposits	$92	$(137)	$(45)	$421	$(5)	$461
Money market deposits	9	(31)	(22)	16	(24)	(8)
Savings deposits	2	(3)	(1)	2	(2)	(0)
Certificates of deposit of $100,000 & over	(100)	(45)	(145)	68	(175)	(107)
Other time deposits	(337)	(261)	(598)	597	(566)	31
Federal funds purchased, securities sold under repurchase agreements, subordinated debt	53	14	67	(18)	32	14

Expense of interest-bearing liabilities	(281)	(463)	(744)	1,086	(740)	346

Net change in net interest income	(231)	425	194	1,894	(282)	1,612

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TABLE 3

SECURITIES HELD FOR RESALE AND INVESTMENT

MATURITY DISTRIBUTION AND AVERAGE YIELD

Book Value of Investments

	December 31,
	2004	2003
Securities Available for Sale:

Fair Value:
U.S. Government Agencies and Corporations	$10,186	$9,242
Equity Securities	322	672

	$10,508	$9,914

Maturities of Investments at December 31, 2004

	Amortized Cost	Fair Market Value	Weighted Average Yield
Within one year	$2,995	$2,993	2.22%
After one year to five years	7,255	7,193	2.97%
After five years through ten years	0	0	0

	$10,250	$10,186	2.75%

Other than U.S. Government Agencies, the Bank held no issues that exceeded 10% of Shareholder’s Equity at December 31, 2004.

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TABLE 4

LOAN PORTFOLIO AND MATURITY SCHEDULE OF SELECTED LOANS

	December 31,
	2004	2003
Commercial	$19,109	$22,909
Real Estate:
Mortgage	93,696	90,365
Construction	10,513	14,875
Consumer	7,405	7,732

	130,723	135,881
Net deferred fees	(189)	(147)
Allowance for loan losses	(1,392)	(2,129)

Loans, net	$129,142	$133,605

The following table presents the maturities of loans for the Bank. Maturities of loans are not readily available by loan category.

December 31, 2004
Aggregate Maturities of Loan balances which are due:
Within one year	$62,127
Over one year through five years	51,352
Over five years	17,055

Total Loans	$130,534

There were no restructured loans at December 31, 2004 and December 31, 2003. The Bank had $600,093 and $1,366,943 in non-performing loans, repossessed or foreclosed properties at December 31, 2004 and 2003, respectively.

The Bank is a party to financial instruments with off-balance sheet risk in the normal course of business. These financial instruments include commitments to extend credit and standby letters of credit. This information is incorporated by reference in this report from note 16 on pages 20 and 21 of the 2004 Annual Report to Stockholders.

The Bank also has certain concentrations of credit risk. This information is incorporated by reference in this report from note 16 on page 21 of the 2004 Annual Report to Stockholders.

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TABLE 5

SUMMARY OF ALLOWANCE FOR LOAN LOSSES

The following table shows the Bank’s loan loss and recovery experience for the past three years.

The Bank tries to maintain an allowance for loan losses that represents an estimate of all losses estimated in the Bank’s loan portfolio. To achieve this goal, the loan loss provision must be sufficient to cover charged off loans plus growth in the loan portfolio. The loan loss provision is a charge against earnings necessary to maintain the allowance for loan losses at management’s targeted level. In considering the provision for loan loss, an evaluation of the loan portfolio is conducted. Loans in non-accrual status and loans past due over ninety days are considered in this evaluation as well as other loans the Bank feels may be a potential loss. The status of non-accrual and past due loans varies from quarter to quarter based on seasonality and cash flow of customers.

	2004	2003	2002
Balance beginning of period	2,129	1,302	957
Loans charged off:	(1,230)	(83)	(458)
Recoveries	8	7	18

Net loans charged off	(1,222)	(76)	(440)
Provision for loan losses	485	903	785
Balance end of period	1,392	2,129	1,302

Net charge-offs to Average loans	0.92%	0.59%	0.44%

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TABLE 6

ALLOCATION OF THE ALLOWANCE FOR LOAN LOSSES

A breakdown of the allowance for loan losses along with the percent of loans in each major category is provided in the following table. Management of the Bank does not believe that the allowance for loan losses can be fragmented by category with any precision that would be useful to investors. The breakdown of the allowance for loan losses is based primarily upon those factors discussed above in computing the allowance as a whole. Because all of these factors are subject to change, the breakdown is not necessarily indicative of the category of future losses.

	December 31, 2004		December 31, 2003
	Allowance	Percentage of loans in each category to total loans	Allowance	Percentage of loans in each category to total loans
Commercial	203	14.62	359	16.86
Real Estate Mortgage	998	71.68	1,416	66.50
Real Estate Construction	112	8.04	233	10.95
Consumer	79	5.66	121	5.69

Total	1,392	100.00	2,129	100.00

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TABLE 7

DEPOSITS

The average balance and rates for certain categories of deposits for the last three years are shown in the following table.

	2004		2003		2002
	Average Balance	Average Rate	Average Balance	Average Rate	Average Balance	Average Rate
Noninterest-bearing demand deposits	$14,621		$13,039		$8,973
Interest-bearing deposits:
Now	35,435	1.56%	29,536	2.02%	8,729	2.09%
Savings	1,631.46%		1,152.69%		824.97%
Money market	10,700	1.31%	10,038	1.62%	9,036	1.89%
Time deposits >$100,000	18,522	3.00%	21,864	3.21%	19,728	4.10%
Other time	57,881	3.07%	68,863	3.45%	51,536	4.54%

Total interest-bearing deposits	124,169	2.44%	131,453	2.92%	89,853	3.91%

Total deposit	$138,790		$144,492		$98,826

	Maturities of CD’s >$100,000 at December 31, 2004
	Amount	Percent
Three months or less	$3,815	20.22%
Over three months to twelve months	6,773	35.90%
One year through five years	7,755	41.10%
Over five years	525	2.78%

Total	$18,868	100.00%

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TABLE 8

RETURN ON EQUITY AND ASSETS

The ratio of net income to average total assets and average shareholders’ equity and certain other ratios for the periods indicated are as follows:

	2004	2003	2002
Return on average assets	.55%	.64%	.32%
Return on average equity	6.38%	8.46%	3.90%
Average equity to average assets	8.68%	7.58%	8.22%
Dividend payout ratio on common stock	0.00%	0.00%	0.00%

22

TABLE 9

INTEREST SENSITIVITY ANALYSIS

	Static Gap Schedule (in thousands)
	Floating	0-3 Months	3-12 Months	1-3 Years	3-5 Years	5-15 Years	> 15 Years	TOTAL
Assets
Loans	49,880	15,928	24,670	19,897	11,048	6,973	2,138	130,534
Int-bearing Bank Deposits	0	0	223	0	0	0	0	223
Fed Funds	0	0	0	0	0	0	0	0
Investments	0	2,993	0	7,193	0	0	0	10,186
Totals	49,880	18,921	24,893	27,090	11,048	6,973	2,138	140,943

Liabilities

Interest-bearing
Transaction accounts	18,123	0	0	14,828	0	0	0	32,951
Money market/Savings	8,124	0	0	4,571	0	0	0	12,695
Certificates<$100M	0	12,297	19,847	17,957	7,209	0	0	57,310
Certificates>$100M	0	3,815	6,773	4,407	3,873	0	0	18,868
Subordinated Debt	0	0	0	0	0	2,500	0	2,500
Other Borrowings	0	0	6	0	0	0	0	6
Fed Funds	275	0	0	0	0	0	0	275
Totals	26,522	16,112	26,626	41,763	11,082	2,500	0	124,605

Gap	23,358	2,809	(1,733)	(14,673)	(34)	4,473	2,138	16,338

Cumulative Gap	23,358	26,167	24,434	9,761	9,727	14,200	16,338	16,338

Cumulative Gap/EA	16.57	18.57	17.34	6.93	6.90	10.07	11.59	11.59

Cumulative RSA/RSL	1.89	1.61	1.35	1.09	1.08	1.11	1.13	1.13

23

TABLE 10

COMMUNITY FIRST FINANCIAL CORPORATION

Selected Historical Financial Information

(In Thousands, Except Shares and Per Share Data and Ratios)

	Years Ended December 31,
	2004	2003	2002	2001	2000
STATEMENT OF INCOME DATA:
Total interest income	$8,756	9,306	7,347	5,578	2,389
Total interest expense	3,136	3,881	3,534	3,069	1,072
Net interest income	5,620	5,425	3,813	2,509	1,317
Provision for loan losses	485	903	785	359	466
Total non-interest income	580	1,018	626	263	65
Total non-interest expense	4,401	4,230	3,303	2,298	1,382
Income tax expense	453	294	—	—	—
Net income (loss)	861	1,016	351	115	(466)
Preferred stock dividends	150	—	—	—	—
Net income (loss) available to common shareholders	711	1,016	351	115	(466)

PER SHARE DATA (re-stated for 6 for 5 stock split in 2004):
Net income	$.61	.87	.30	.10	(.40)
Net income – assuming dilution	$.55	.66	.29	.10	(.40)
Cash dividend	$0.00	0.00	0.00	0.00	0.00
Stock Dividend	20%	0	0	0	0
Book Value	$9.39	8.78	7.91	7.61	7.51

BALANCE SHEET DATA:
Federal funds sold under resale agreements	$0.00	0.00	0.00	00.00	1,889
Securities available-for-sale	10,508	9,914	3,863	3,993	1,008
Securities held-to-maturity	0.00	0.00	0.00	0.00	0.00
Loans, net	129,142	133,605	120,631	75,622	40,708
Total Assets	156,538	159,899	139,752	86,615	47,738
Total deposits	139,440	143,267	122,498	74,392	38,633
Total stockholders’ equity	13,848	13,176	11,815	8,839	8,724

SELECTED RATIOS:
Return on average assets	.55%	.68%	.32%	.16%	(1.58)%
Return on average equity	6.38%	8.46%	3.90%	1.31%	(5.16)%
Dividend payout ratio	0.00%	0.00%	0.00%	0.00%	0.00%
Average equity to average assets	8.68%	7.58%	8.22%	12.37%	30.71%
Allowance for loan losses to loans, net of unearned income	1.07%	1.57%	1.07%	1.25%	1.49%

24

Item 7.	Financial Statements

This information is incorporated herein by reference from pages 2 through 26 of the 2004 Annual Report.

Item 8.	Changes in and Disagreements with Accountants on Accounting and Financial Disclosure

Larrowe & Company, P.L.C. served as the Company’s independent public accountants for the period from October 14, 1999 through December 31, 2004.

For the period from October 14, 1999 through December 31, 2004, the independent auditor’s report with respect to the Company’s financial statements neither contained an adverse opinion or a disclaimer of opinion, nor were such reports qualified or modified as to uncertainty, audit scope or accounting principles. There were no disagreements with Larrowe & Company on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure which, if not resolved to the satisfaction of Larrowe & Company, would have caused it to make a reference to the subject matter of the disagreement in connection with its report.

There have been no disagreements between the Company and its independent accountants for the Bank’s most recent three fiscal years.

Item 8A.	Controls and Procedures

As of the end of the period covered by the report, an evaluation was performed under the supervision and with the participation of the Company’s management, including the Chief Executive Officer and Chief Financial Officer, of the effectiveness of the design and operation of the Company’s disclosure controls and procedures pursuant to Exchange Act Rule 13a-14. Based on that evaluation, the Chief Executive Officer and Chief Financial Officer concluded that the design and operation of these disclosure controls and procedures were effective. There have not been any changes in the Company’s internal control over financial reporting that occurred during the Company’s last quarter that has materially affected, or is reasonably likely to materially affect, internal control over financial reporting.

The design of any system of controls is based in part upon certain assumptions about the likelihood of future events. There can be no assurance that any design will succeed in achieving its stated goal under every potential condition, regardless of how remote. In addition, the operation of any system of controls and procedures is dependent upon the employees responsible for executing it. While we have evaluated the operation of our disclosure controls and procedures and found them effective, there can be no assurance that they will succeed in every instance to achieve their objective.

25

PART III

ITEM 9.	Directors, Executive Officers, Promoters and Control Persons; Compliance with Section 16(a) of the Exchange Act

Certain information is incorporated herein by reference from pages 2 through 6 of the Company’s 2004 definitive proxy statement for the annual meeting of shareholders (“Definitive Proxy Statement”), which was filed with the Securities and Exchange Commission on March XX, 2005.

The following is information on the executive officers of the Company who are not directors of the Company:

Francis F. Falls

(64)  Vice President and Operations Officer of Community First Bank; prior to joining the Bank Mr. Falls was Vice president of Metro-county Bank from March 1997 to June 1999. He was an Independent Insurance Agent from January 1996 to March 1997. Mr. Falls was Vice President - Operations for Piedmont Trust Bank from 1981 to October 1994

James M. Thomas

(45)  Senior Vice President – Business Banking of Community First Bank; prior to joining the Bank Mr. Thomas was Vice President – P&E Banking for MainStreet Bank-Central (formally First Community Bank) from November 1994 to July 1999.

Walter G. Mason, II

(50)  Senior Vice President – Retail Banking of Community First Bank; prior to joining the Bank Mr. Mason was Vice President for MainStreet Bank-Central (formerly First Community Bank) from January 1989 to July 1999.

The Company has adopted a Code of Ethics that applies to the directors, executives and employees of the Company and the Bank, including the Company’s Chief Executive Officer, Chief Financial Officer, Controller and other persons performing similar functions. A copy of this Code of Ethics is attached hereto as Exhibit 14.

26

The Board of Directors has also determined that Mr. Thomas S. Mignogna qualifies as an “Audit Committee financial expert” within the meaning of applicable regulations of the SEC, promulgated pursuant to the Sarbanes-Oxley Act of 2002.

Item 10.	Executive Compensation

This information is incorporated herein by reference from page 3 of the Company’s Definitive Proxy Statement.

Item 11.	Security Ownership of Certain Beneficial Owners and Management

This information is incorporated herein by reference from pages 5 and 6 of the Company’s Definitive Proxy Statement.

Item 12.	Certain Relationships and Related Transactions

This information is incorporated herein by reference from Note 14, page 19 of the Company’s 2004 Annual Report.

Item 13.	Exhibits and Reports on Form 8-K

(a)	Exhibits

3.1 & 3.2 The Company’s Articles of Incorporation and By Laws (Item (a) (2)), required to be filed under this section, have been previously filed with the Securities and Exchange Commission as an exhibit to the Company’s Form 8-K filed on July 11, 2002, and are incorporated herein by reference.

10.2 The Company’s Stock Incentive Plan, required to be filed under this section, have been previously filed with the Board of Governors of the Federal Reserve System as an exhibit to the Bank’s Form 10-QSB filed for the quarter ended June 30, 2001, and are incorporated herein by reference.

13.0	2004 Annual Report to Stockholders, Exhibit A.

14.0	Code of Ethics

20	Proxy Statement / Annual Meeting of Stockholders, Exhibit B.

(b)	Reports on Form 8-K.

Form 8-K dated September 21, 2004, was filed on October 6, 2004, announcing that the Corporation’s Board of Directors authorized a six for five stock split with respect to its issued and outstanding common stock, in the form of a 20% stock dividend. Shareholders as of the record date (October 15, 2004) will receive one additional share of common stock for every five

27

shares they own on that date, with cash to be paid for any resulting fractional shares based on $13.00 per share. The dividend will be payable as of October 25, 2004.

The Board also announced declaration of a cash dividend of $.50 per share on the Corporation’s 300,000 issued and outstanding shares of convertible preferred stock, representing the five percent dividend payable for the year 2004. The record and payment dates for this dividend will be the same as those for the stock split.

31.1 Chief Executive Officer Certification pursuant to Section 302 of the Sarbanes-Oxley Act of 2002.

31.2	Chief Financial Officer Certification pursuant to Section 302 of the Sarbanes-Oxley Act of 2002.

32 Chief Executor Officer and Chief Financial Officer Certification pursuant to Section 906 of the Sarbannes-Oxley Act of 2002.

In accordance with Section 13 or 15(d) of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto, duly authorized.

COMMUNITY FIRST BANK

March 29, 2005	By:	/s/ F. F. FALLS
F. F. Falls
Vice President

28

In accordance with the Securities Exchange Act of 1934, this report has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated.

Signatures	Title	Date

/s/ JOHN L. WYNNE John L. Wynne	President, CEO and Director	MARCH 29, 2005

/s/ R. THOMAS BEACH R. Thomas Beach	Director	MARCH 29, 2005

/s/ A. C. COLEMAN, JR. A. C. (Buzzy) Coleman, Jr.	Director	MARCH 29, 2005

/s/ FRANK C. CRIST, JR., DDS Frank C. Crist, Jr., DDS	Director	MARCH 29, 2005

/s/ T. SCOTT GARRETT T. Scott Garrett	Director	MARCH 29, 2005

/s/ THOMAS M. MIGNOGNA Thomas M. Mignogna	Director	MARCH 29, 2005

/s/ DR. LARRY H. REDMOND Dr. Larry H. Redmond	Director	MARCH 29, 2005

/s/ DANIEL P. THORNTON Daniel P. Thornton	Director	MARCH 29, 2005

29

2004 Annual Report

Table of Contents

Letter to Shareholders	1

Independent Auditor’s Report	2

Consolidated Balance Sheets	3

Consolidated Statements of Income	4

Consolidated Statements of Changes in Stockholders’ Equity	5

Consolidated Statements of Cash Flows	6

Notes to Consolidated Financial Statements	7

Management’s Discussion and Analysis	27

Board of Directors and Officers	31

Stockholder Information	32

To our Shareholders, Customers and Friends:

On behalf of the Board of Directors and staff of Community First Financial Corporation (CFFC), I am pleased to present our 2004 annual report. While the year presented numerous challenges, your company met the challenges and better prepared itself for the future. As you can see from the financial information to follow the Company’s before tax profit exceeded that of 2003 but a much larger income tax liability reduced after tax profitability.

During the year, we purchased locations in Amherst and Bedford, for future expansion. Growth remains a primary goal in meeting the needs of our customers and the local communities we serve. Growth not only means more convenient locations and services, but a more diversified and thus stable institution. We experienced growth in our staff, by employing additional seasoned loan and mortgage officers. We have developed both the infrastructure and personnel to support projected growth in 2005.

Mark W. Whorley joined Community First Bank in 2004 as Wealth Management Consultant and serves as our Insurance and Investment Executive. He is located at our Langhorne Road office and works with individuals and small businesses offering a variety of services such as, retirement planning, life insurance, fixed income investments and property and casualty insurance. Thanks to partnerships with Bankers Insurance and UVEST, CFFC is able to offer many of the same financial conveniences as our larger competitors with better value and much more personalized service.

Our Board of Directors approved a 6 for 5 common stock split, effective in the form of a 20% stock dividend in October of 2004. More recently (In 2005) our stock was approved to trade on the Over-the-Counter Bulletin Board under the trading symbol CYFC. More information regarding the trading of our stock can be found on our website www.cfbonline.com.

Our customers continue to be a main focus and our long-term success depends upon how well we provide services which “Exceed Expectations.” During 2005 we anticipate introducing additional competitive new products to satisfy our existing customers and gain new ones.

The year 2005 will offer both opportunities and challenges. While striving to manage the balance between personal service and technology, continued emphasis in all of our markets will be increasing loans and deposits, which drive growth in our net revenues.

I extend our appreciation for the guidance and leadership of John R. Alford and Lewis A. Marsh, both of whom retired from our Board of Directors in 2004 after 6 years of service. Both Alford and Marsh served as founding directors of CFB & CFFC and were instrumental in the organizations’ success.

My thanks to our customers, employees, board members and our communities for their continued confidence and support. Our goal is to provide a true personal banking “relationship” and a style of banking that introduces our customers to low stress, high quality service. We invite you to stop in and let us show you what Community Banking is all about. As always, I welcome your comments and suggestions.

Sincerely,

John L. Wynne
President & CEO

Independent Auditor’s Report

Board of Directors and Stockholders

Community First Bank

Lynchburg, Virginia

We have audited the consolidated balance sheets of Community First Financial Corporation and subsidiary as of December 31, 2004 and 2003 and the related consolidated statements of income, changes in stockholders’ equity and cash flows for each of the three years in the period ended December 31, 2004. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards established by the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Community First Financial Corporation at December 31, 2004 and 2003, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2004 in conformity with accounting principles generally accepted in the United States of America.

/s/ Larrowe & Company, plc

Galax, Virginia

February 11, 2005

2

Consolidated Balance Sheets

December 31, 2004 and 2003

	2004	2003
Assets
Cash and due from banks	$7,236,913	$7,477,274
Interest-bearing deposits with banks	223,332	22,845
Federal funds sold	—	2,146,000
Investment securities available-for-sale	10,507,984	9,914,288
Restricted equity securities	885,636	1,069,036
Loans, net of allowance for loan losses of $1,392,127 in 2004 and $2,128,881 in 2003	129,141,958	133,604,555
Loans held for sale	—	202,000
Property and equipment, net	4,277,253	4,206,099
Accrued income	545,824	478,447
Other assets	3,719,240	778,042

Total assets	$156,538,140	$159,898,586

Liabilities and Stockholders’ Equity
Liabilities
Noninterest-bearing deposits	$17,615,739	$12,208,672
Interest-bearing deposits	121,824,321	131,058,743

Total deposits	139,440,060	143,267,415
Federal funds purchased	275,000	—
Subordinated debt	2,500,000	2,500,000
Accrued interest payable	309,031	299,515
Other liabilities	166,208	655,217

Total liabilities	142,690,299	146,722,147

Commitments and contingencies	—	—
Stockholders’ equity
Preferred stock $10 par value; 1,000,000 shares authorized; 300,000 shares issued and outstanding in 2004 and 2003	2,970,989	2,970,989
Common stock, no par value; 10,000,000 shares authorized; 1,162,326 and 1,162,336 shares issued and outstanding in 2004 and 2003, respectively	9,650,323	9,650,427
Retained earnings	1,268,482	557,184
Accumulated other comprehensive income (loss)	(41,953)	(2,161)

Total stockholders’ equity	13,847,841	13,176,439

Total liabilities and stockholders’ equity	$156,538,140	$159,898,586

See Notes to Consolidated Financial Statements

3

Consolidated Statement of Income

Years ended December 31, 2004, 2003 and 2002

	2004	2003	2002
Interest income
Loans and fees on loans	$8,464,133	$9,128,708	$7,208,293
Federal funds sold	48,788	38,056	34,056
Investment securities, taxable	242,847	139,627	104,479
Deposits with banks	714	185	187

Total interest income	8,756,482	9,306,576	7,347,015

Interest expense
Deposits	3,032,266	3,843,583	3,510,725
Other borrowings	104,053	37,415	22,909

Total interest expense	3,136,319	3,880,998	3,533,634

Net interest income	5,620,163	5,425,578	3,813,381
Provision for loan losses	485,044	903,000	785,000

Net interest income after provision for loan losses	5,135,119	4,522,578	3,028,381

Noninterest income
Service charges on deposit accounts	287,386	224,966	162,070
Mortgage loan origination fees	43,536	730,393	359,945
Other service charges and fees	91,657	63,101	104,462
Gain on sales of securities	157,500	—	—

Total noninterest income	580,079	1,018,460	626,477

Noninterest expense
Salaries and employee benefits	2,129,353	2,390,436	1,876,191
Occupancy and equipment expense	683,434	582,478	476,836
Data processing	135,945	127,952	109,837
Other expense	1,452,506	1,129,115	840,509

Total noninterest expense	4,401,238	4,229,981	3,303,373

Income before income taxes	1,313,960	1,311,057	351,485
Income tax expense	452,662	294,255	—

Net income	861,298	1,016,802	351,485

Preferred stock dividends	(150,000)	—	—

Net income available to common stockholders	$711,298	$1,016,802	$351,485

Basic earnings per share(1)	$.61	$.87	$.30

Diluted earnings per share(1)	$.55	$.66	$.29

Weighted average common shares outstanding	1,162,334	1,162,336	1,162,336

Weighted average common shares outstanding, diluted	1,563,408	1,535,735	1,231,840

(1)	Adjusted for 6 for 5 stock split in 2004.

See Notes to Consolidated Financial Statements

4

Consolidated Statements of Changes in Stockholder’s Equity

Years ended December 31, 2004, 2003 and 2002

	Stock		Retained Earnings (Deficit)	Accumulated Other Comprehensive Income (Loss)	Total
	Preferred	Common
Balance, December 31, 2001	$—	$9,650,427	$(811,103)	$168	$8,839,492
Shares sold	2,651,000	—	—	—	2,651,000
Stock issuance costs	(29,011)	—	—	—	(29,011)

Comprehensive income
Net income	—	—	351,485	—	351,485
Net change in unrealized appreciation on investment securities available-for-sale	—	—	—	2,491	2,491

Total comprehensive income					353,976

Balance, December 31, 2002	2,621,989	9,650,427	(459,618)	2,659	11,815,457
Shares sold	349,000	—	—	—	349,000
Comprehensive income
Net income	—	—	1,016,802	—	1,016,802
Net change in unrealized appreciation (depreciation) on investment securities available-for-sale, net of taxes of $2,483	—	—	—	(4,820)	(4,820)

Total comprehensive income					1,011,982

Balance, December 31, 2003	2,970,989	9,650,427	557,184	(2,161)	13,176,439
Fractional shares purchased	—	(104)	—	—	(104)
Comprehensive income
Net income	—	—	861,298	—	861,298
Net change in unrealized appreciation (depreciation) on investment securities available-for-sale, net of taxes of $33,051	—	—	—	64,158	64,158
Reclassify realized gains of sales of securities, net of taxes of $(53,550)	—	—	—	(103,950)	(103,950)

Total comprehensive income					821,506
Dividends declared on convertible preferred stock ($.50 per share)	—	—	(150,000)	—	(150,000)

Balance, December 31, 2004	$2,970,989	$9,650,323	$1,268,482	$(41,953)	$13,847,841

See Notes to Consolidated Financial Statements

5

Consolidated Statements of Cash Flows

Years ended December 31, 2004, 2003 and 2002

	2004	2003	2002
Cash flows from operating activities
Net income	$861,298	$1,016,802	$351,485
Adjustments to reconcile net income to net cash provided by operations:
Depreciation and amortization	369,055	315,618	253,009
Deferred taxes	338,017	(362,389)	(201,446)
Accretion of discount on securities net of amortization of premiums	(10,686)	(40,784)	(32,337)
Provision for loan losses	485,044	903,000	785,000
Gain on sales of investment securities	(157,500)	—	—
Changes in assets and liabilities:
Loans held-for-sale	202,000	8,026,574	(6,703,314)
Accrued income	(67,377)	2,017	(149,718)
Other assets	(8,714)	(71,811)	(52,038)
Accrued interest payable	9,516	(8,005)	31,339
Other liabilities	(489,009)	348,027	(76,015)

Net cash provided (used) by operating activities	1,531,644	10,129,049	(5,794,035)

Cash flows from investing activities
Net (increase) decrease in federal funds sold	2,146,000	(2,146,000)	—
Purchases of investment securities	(15,008,303)	(15,245,912)	(9,032,950)
Maturities of investment securities	14,015,000	8,834,000	8,985,193
Redemptions of restricted equity securities	183,400	—	—
Proceeds from sales of investment securities	507,500	—	—
Net (increase) decrease in loans	3,977,553	(13,876,084)	(45,794,790)
Purchases of property and equipment	(440,209)	(1,699,780)	(810,144)
Purchase of bank owned life insurance	(3,250,000)	—	—

Net cash (used in) provided by investing activities	2,130,941	(24,133,776)	(46,652,691)

Cash flows from financing activities
Net increase in noninterest-bearing deposits	5,407,067	3,706,085	2,088,153
Net increase (decrease) in interest-bearing deposits	(9,234,422)	17,063,495	46,017,800
Net increase (decrease) in federal funds purchased	275,000	(4,824,000)	2,100,000
Proceeds from issuance of subordinated debt	—	2,500,000	—
Issuance of preferred stock, net of costs	—	349,000	2,621,989
Fractional shares purchased	(104)	—	—
Dividends paid on preferred stock	(150,000)	—	—

Net cash provided by (used in) financing activities	(3,702,459)	18,794,580	52,827,942

Net increase (decrease) in cash and cash equivalents	(39,874)	4,789,853	381,216
Cash and cash equivalents, beginning	7,500,119	2,710,266	2,329,050

Cash and cash equivalents, ending	$7,460,245	$7,500,119	$2,710,266

Supplemental disclosure of cash flow information
Interest paid	$3,126,803	$3,889,003	$3,502,295

Taxes paid	$509,530	$311,601	$68,302

See Notes to Consolidated Financial Statements

6

Notes to Consolidated Financial Statements

Note 1. Organization and Summary of Significant Accounting Policies

Organization

Community First Financial Corporation (the Corporation) is a bank holding company that was organized under Virginia law during 2002. It is the parent company of Community First Bank (the Bank), and its primary business activity is its investment in and managing the business of the Bank.

The directors of the Bank organized the Corporation for the sole purpose of becoming the Bank’s parent holding Company. On July 1, 2002, the Corporation and the Bank completed a tax-free share exchange in which each outstanding share of the Bank’s common stock was exchanged for one share of the Corporation’s common stock. The Bank’s shareholders became the shareholders of the Corporation and the Bank became the Corporation’s wholly owned subsidiary. The Bank’s shareholders had approved this reorganization at its annual meeting held on May 13, 2002.

The Bank’s operations are primarily retail oriented and directed toward individuals and small and medium sized businesses located in its banking market. The Bank currently serves Bedford County, Nelson County, the City of Lynchburg, Virginia and surrounding areas through four banking offices. As a state chartered Federal Reserve member, the Bank is subject to regulation by the Virginia Bureau of Financial Institutions and the Federal Reserve.

The accounting and reporting policies of the Company follow generally accepted accounting principles and general practices within the financial services industry. Following is a summary of the more significant policies.

Critical accounting policies

The notes to our audited consolidated financial statements contain a summary of our significant accounting policies. We believe our policies with respect to the methodology for our determination of the allowance for loan losses, and asset impairment judgments, including the recoverability of intangible assets involve a higher degree of complexity and require management to make difficult and subjective judgments which often require assumptions or estimates about highly uncertain matters. Changes in these judgments, assumptions or estimates could cause reported results to differ materially. These critical policies and their application are periodically reviewed with the Audit Committee and our Board of Directors.

Business segments

The Company reports its activities as a single business segment. In determining the appropriateness of segment definition, the Company considers the materiality of the potential segment and components of the business about which financial information is available and regularly evaluated relative to resource allocation and performance assessment.

Principles of consolidation

The consolidated financial statements include the accounts of Community First Financial Corporation and its wholly owned subsidiary, Community First Bank, herein after referred to as the Company. All significant inter-company accounts and transactions have been eliminated.

Use of estimates

The preparation of the consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Material estimates that are particularly susceptible to significant change relate to the determination of the allowance for loan losses and the valuation of real estate acquired in connection with foreclosures or in satisfaction of loans. In connection with the determination of the allowances for loan and foreclosed real estate losses, management obtains independent appraisals for significant properties.

7

Notes to Consolidated Financial Statements

Note 1. Organization and Summary of Significant Accounting Policies, continued

Use of estimates, continued

Substantially all of the Corporation’s loan portfolio consists of loans in its market area. Accordingly, the ultimate collectibility of a substantial portion of the Corporation’s loan portfolio and the recovery of a substantial portion of the carrying amount of foreclosed real estate are susceptible to changes in local market conditions. The regional economy is diverse, but influenced to an extent by the educational, manufacturing, and retail segments.

While management uses available information to recognize loan and foreclosed real estate losses, future additions to the allowances may be necessary based on changes in local economic conditions. In addition, regulatory agencies, as a part of their routine examination process, periodically review the Corporation’s allowances for loan and foreclosed real estate losses. Such agencies may require the Corporation to recognize additions to the allowances based on their judgments about information available to them at the time of their examinations. Because of these factors, it is reasonably possible that the allowances for loan and foreclosed real estate losses may change materially in the near term.

Cash and cash equivalents

For the purpose of presentation in the statement of cash flows, cash and cash equivalents are defined as those amounts included in the balance sheet caption “cash and due from banks” and “interest-bearing deposits in banks.”

Trading securities

The Corporation does not hold securities for short-term resale and therefore does not maintain a trading securities portfolio.

Securities held-to-maturity

Bonds, notes, and debentures for which the Corporation has the positive intent and ability to hold to maturity are reported at cost, adjusted for premiums and discounts that are recognized in interest income using the interest method over the period to maturity or to call dates. All securities held by the Bank at December 31, 2004 and 2003 were classified as available-for-sale.

Securities available-for-sale

Available-for-sale securities are reported at fair value and consist of bonds, notes, debentures, and certain equity securities not classified as trading securities or as held-to-maturity securities.

Unrealized holding gains and losses, net of tax, on available-for-sale securities are reported as a net amount in a separate component of stockholders’ equity. Realized gains and losses on the sale of available-for-sale securities are determined using the specific-identification method. Premiums and discounts are recognized in interest income using the interest method over the period to maturity or to call dates.

Declines in the fair value of individual held-to-maturity and available-for-sale securities below cost that are other than temporary are reflected as write-downs of the individual securities to fair value. Related write-downs are included in earnings as realized losses.

Loans held for sale

Mortgage loans originated and intended for sale in the secondary market are carried at the lower of cost or estimated market value in the aggregate. Net unrealized losses are recognized through a valuation allowance by charges to income.

8

Notes to Consolidated Financial Statements

Note 1. Organization and Summary of Significant Accounting Policies, continued

Loans receivable

Loans receivable that management has the intent and ability to hold for the foreseeable future or until maturity or pay-off are reported at their outstanding principal amount adjusted for any charge-offs, the allowance for loan losses, and any deferred fees or costs on originated loans and unamortized premiums or discounts on purchased loans.

Loan origination fees and certain direct origination costs are capitalized and recognized as an adjustment of the yield of the related loan. Discounts and premiums on any purchased residential real estate loans are amortized to income using the interest method over the remaining period to contractual maturity, adjusted for anticipated prepayments. Discounts and premiums on any purchased consumer loans are recognized over the expected lives of the loans using methods that approximate the interest method.

Interest is accrued and credited to income based on the principal amount outstanding. The accrual of interest on impaired loans is discontinued when, in management’s opinion, the borrower may be unable to meet payments as they become due. When interest accrual is discontinued, all unpaid accrued interest is reversed. Interest income is subsequently recognized only to the extent cash payments are received. When facts and circumstances indicate the borrower has regained the ability to service the debt, the loan is returned to accrual status. Past due status of loans is determined based on contractual terms.

Allowance for loan losses

The allowance for loan losses is established as losses are estimated to have occurred through a provision for loan losses charged to earnings. Loan losses are charged against the allowance when management believes the uncollectability of a loan balance is confirmed. Subsequent recoveries, if any, are credited to the allowance.

The allowance for loan losses is evaluated on a regular basis by management and is based upon management’s periodic review of the collectibility of the loans in light of historical experience, the nature and volume of the loan portfolio, adverse situations that may affect the borrower’s ability to repay, estimated value of any underlying collateral and prevailing economic conditions. This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available.

The allowance consists of specific, general and unallocated components. The specific component relates to loans that are classified as either doubtful, substandard or special mention. For such loans that are also classified as impaired, an allowance is established when the discounted cash flows (or collateral value or observable market price) of the impaired loan is lower than the carrying value of that loan. The general component covers non-classified loans and is based on historical loss experience adjusted for qualitative factors. An unallocated component is maintained to cover uncertainties that could affect management’s estimate of probable losses. The unallocated component of the allowance reflects the margin of imprecision inherent in the underlying assumptions used in the methodologies for estimating specific and general losses in the portfolio.

A loan is considered impaired when, based on current information and events, it is probable that the Company will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value, and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower’s prior payment record, and the amount of the shortfall in relation to the principal and interest owed. Impairment is measured on a loan by loan basis for commercial and construction loans by either the present value of expected future cash flows discounted at the loan’s effective interest rate, the loan’s obtainable market price, or the fair value of the collateral if the loan is collateral dependent.

Large groups of smaller balance homogeneous loans are collectively evaluated for impairment. Accordingly, the Bank does not separately identify individual consumer and residential loans for impairment disclosures.

9

Notes to Consolidated Financial Statements

Note 1. Organization and Summary of Significant Accounting Policies, continued

Property and equipment

Land is carried at cost. Company premises, furniture and equipment, and leasehold improvements are carried at cost, less accumulated depreciation and amortization computed principally by the straight-line method over the following estimated useful lives:

Years
Buildings and improvements	39-40
Furniture and equipment	5-10

For assets recorded under the terms of capital leases, the present value of future minimum lease payments is treated as cost.

Stock-based compensation

The Company accounts for its stock-based compensation using the accounting prescribed by Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees. The Company is not required to adopt the fair value based recognition provisions prescribed under SFAS No. 123, Accounting for Stock-Based Compensation (issued in October 1995), but complies with the disclosure requirements set forth in the Statement, which include disclosing pro forma net income as if the fair value based method of accounting had been applied.

Transfers of financial assets

Transfers of financial assets are accounted for as sales, when control over the assets has been surrendered. Control over transferred assets is deemed to be surrendered when (1) the assets have been isolated from the Bank, (2) the transferee obtains the right (free of conditions that constrain it from taking advantage of that right) to pledge or exchange the transferred assets, and (3) the Company does not maintain effective control over the transferred assets through an agreement to repurchase them before their maturity.

Advertising Expense

The Company expenses advertising costs as they are incurred. Advertising expense for the years presented are not material.

Income taxes

Provision for income taxes is based on amounts reported in the statements of operations (after exclusion of non-taxable income such as interest on state and municipal securities) and consists of taxes currently due plus deferred taxes on temporary differences in the recognition of income and expense for tax and financial statement purposes. Deferred tax assets and liabilities are included in the financial statements at currently enacted income tax rates applicable to the period in which the deferred tax assets or liabilities are expected to be realized or settled. As changes in tax laws or rates are enacted, deferred tax assets and liabilities are adjusted through the provision for income taxes.

Deferred income tax liability relating to unrealized appreciation (or the deferred tax asset in the case of unrealized depreciation) on investment securities available for sale is recorded in other liabilities (assets). Such unrealized appreciation or depreciation is recorded as an adjustment to equity in the financial statements and not included in income determination until realized. Accordingly, the resulting deferred income tax liability or asset is also recorded as an adjustment to equity.

Basic earnings per share

Basic earnings per share is computed by dividing income available to common stockholders by the weighted average number of common shares outstanding during the period, after giving retroactive effect to stock splits and dividends.

10

Notes to Consolidated Financial Statements

Note 1. Organization and Summary of Significant Accounting Policies, continued

Diluted earnings per share

The computation of diluted earnings per share is similar to the computation of basic earnings per share except that the denominator is increased to include the number of additional common shares that would have been outstanding if dilutive potential common shares had been issued. The numerator is adjusted for any changes in income or loss that would result from the assumed conversion of those potential common shares.

Foreclosed properties

Real estate properties acquired through or in lieu of, loan foreclosure are to be sold and are initially recorded at fair value less anticipated cost to sell at the date of foreclosure establishing a new cost basis. After foreclosure, valuations are periodically performed by management and the real estate is carried at the lower of carrying amount or fair value less cost to sell. Revenue and expenses from operations and changes in the valuation allowance are included in loss on foreclosed real estate. The historical average holding period for such properties is less than 12 months.

Comprehensive income

Annual comprehensive income reflects the change in the Company’s equity during the year arising from transactions and events other than investment by and distributions to shareholders. It consists of net income plus certain other changes in assets and liabilities that are reported as separate components of stockholders’ equity rather than as income or expense.

Financial instruments

Derivatives that are used as part of the asset/liability management process are linked to specific assets or liabilities and have high correlation between the contract and the underlying item being hedged, both at inception and throughout the hedge period. In addition, forwards and option contracts must reduce an exposure’s risk, and for hedges of anticipatory transactions, the significant terms and characteristics of the transaction must be identified and the transactions must be probable of occurring. All derivative financial instruments held or issued by the Company are held or issued for purposes other than trading.

In the ordinary course of business the Company has entered into off-balance-sheet financial instruments consisting of commitments to extend credit and commercial and standby letters of credit. Such financial instruments are recorded in the financial statements when they are funded or related fees are incurred or received.

Fair value of financial instruments

Statement of Financial Accounting Standards No. 107, Disclosures about Fair Value of Financial Instruments, requires disclosure of fair value information about financial instruments, whether or not recognized in the balance sheet. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. In that regard, the derived fair value estimates cannot be substantiated by comparison to independent markets and, in many cases, could not be realized in immediate settlement of the instruments. Statement No. 107 excludes certain financial instruments and all nonfinancial instruments from its disclosure requirements. Accordingly, the aggregate fair value amounts presented do not represent the underlying value of the Company.

The following methods and assumptions were used by the Company in estimating its fair value disclosures for financial instruments:

Cash and cash equivalents: The carrying amounts reported in the balance sheet for cash and due from banks and interest-bearing deposits with banks approximate their fair values.

11

Notes to Consolidated Financial Statements

Note 1. Organization and Summary of Significant Accounting Policies, continued

Fair value of financial instruments, continued

Available-for-sale and held-to-maturity securities: Fair values for securities, excluding restricted equity securities, are based on quoted market prices, where available. If quoted market prices are not available, fair values are based on quoted market prices of comparable instruments. The carrying values of restricted equity securities approximate fair values.

Loans receivable: For variable-rate loans that reprice frequently and with no significant change in credit risk, fair values are based on carrying amounts. The fair values for other loans are estimated using discounted cash flow analysis, based on interest rates currently being offered for loans with similar terms to borrowers of similar credit quality. Loan fair value estimates include judgments regarding future expected loss experience and risk characteristics. Fair values for impaired loans are estimated using discounted cash flow analysis or underlying collateral values, where applicable. The carrying amount of accrued interest receivable approximates its fair value. Loans held for sale generally have fixed purchase commitments. Therefore, the carrying approximates fair market value.

Deposit liabilities: The fair values disclosed for demand and savings deposits are, by definition, equal to the amount payable on demand at the reporting date. The fair values for certificates of deposit are estimated using a discounted cash flow calculation that applies interest rates currently being offered on certificates to a schedule of aggregated contractual maturities on such time deposits. The carrying amount of accrued interest payable approximates fair value.

Debt: The fair value of other debt is estimated using a discounted cash flow calculation that applies contracted interest rates being paid on the debt to the current market interest rate of similar debt.

Other liabilities: For fixed-rate loan commitments, fair value considers the difference between current levels of interest rates and the committed rates. The carrying amounts of other liabilities approximates their fair values.

Reclassification

Certain reclassifications have been made to the prior years’ consolidated financial statements to place them on a comparable basis with the current year. Net income and stockholders’ equity previously reported were not affected by these reclassifications.

Recent Accounting Pronouncements

In December 2004, the Financial Accounting Standards Board issued SFAS No. 123 (revised 2004) (“SFAS 123(R)”), Share-Based Payments. SFAS 123(R) requires all entities to recognize compensation expense in an amount equal to the fair value of share-based payments, such as stock options granted to employees. The Bank will likely apply SFAS 123(R) on a modified prospective method. Under this method, the Bank is required to record compensation expense (as previous awards continue to vest) for the unvested portion of previously granted stock option awards that remain outstanding at the date of adoption. In addition, the Bank may elect to adopt SFAS 123(R) by restating previously issued financial statements, basing the amounts on the expense previously calculated and reported in the pro forma disclosures that had been required by SFAS 123, Accounting for Stock-Based Compensation. SFAS 123(R) will become effective for the Company in January, 2006.

Note 2. Restrictions on Cash

To comply with banking regulations, the Bank is required to maintain certain average cash reserve balances. The daily average cash reserve requirement was approximately $603,000 and $879,000 for the periods including December 31, 2004 and 2003, respectively.

12

Notes to Consolidated Financial Statements

Note 3. Securities

Debt and equity securities have been classified in the balance sheets according to management’s intent. The carrying amount of securities (all available-for-sale) and their approximate fair values at December 31, 2004 and 2003 follow:

	Amortized Cost	Unrealized Gains	Unrealized Losses	Fair Value
2004
U.S. Government agency securities	$10,249,550	$—	$(63,566)	$10,185,984
Equity securities	322,000	—	—	322,000

	$10,571,550	$—	$(63,566)	$10,507,984

2003
U.S. Government agency securities	$9,245,561	$—	$(3,273)	$9,242,288
Equity securities	672,000	—	—	672,000

	$9,917,561	$—	$(3,273)	$9,914,288

The fair value of securities with unrealized losses was $10,185,984 at December 31, 2004. None of these securities had been in an unrealized loss position for one-year or more. Management considers the nature of the investment, the underlying causes of the decline in market value, the severity and duration of the decline in market value and other evidence, on a security by security basis, in determining if the decline in market value is other than temporary. Management believes all unrealized losses to be temporary in nature.

Restricted equity securities consist of investments in stock of the Federal Home Loan Bank of Atlanta (“FHLB”), The Community Bankers Bank, The Federal Reserve of Richmond (Federal Reserve), Virginia Title Center and Banker’s Insurance, LLC. All of those entities except Virginia Title Center and Banker’s Insurance, LLC are upstream correspondents of the Bank. Virginia Title Center is a title company. Banker’s Insurance, LLC is an insurance company. The FHLB requires financial institutions to make equity investments in the FHLB in order to borrow from it. The Bank is required to hold that stock so long as it is an FHLB member. The Federal Reserve requires Banks to purchase stock as a condition of membership in the Federal Reserve system. The Bank’s stock in The Community Bankers Bank and Virginia Title Center is restricted only in the fact that the stock may only be repurchased by the respective companies.

Investment securities with a market value of approximately $1,479,053 and $3,245,000 were pledged as collateral on public deposits at December 31, 2004 and 2003, respectively. Gross proceeds from the sale of securities available for sale amounted to $507,500 for the year ended December 31, 2004. There was a realized gain of $157,500 on the sale of investment securities for the year ended December 31, 2004. There were no gross proceeds from sales of securities available for sale and there were no realized gains or losses on the sales or maturities of investment securities for the years ended December 31, 2003 or 2002.

The amortized cost and fair value of debt securities (all available-for-sale) at December 31, 2004, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties. Equity maturities have no stated maturity date and are excluded from the following table.

	Amortized Cost	Fair Value
Due within one year	$2,994,550	$2,992,551
Due after one year through five years	7,255,000	7,193,433

	$10,249,550	$10,185,984

13

Notes to Consolidated Financial Statements

Note 4. Loans Receivable

The major components of loans in the balance sheet at December 31, 2004 and 2003 are as follows (in thousands):

	2004	2003
Commercial	$19,109,268	$22,909,461
Real estate:
Construction and land development	10,512,676	14,874,616
Farmland	370,440	206,647
Residential, 1-4 families	41,566,239	43,416,181
Residential, 5 or more families	3,861,220	2,566,317
Nonfarm, nonresidential	47,897,975	44,175,581
Consumer	5,254,990	4,968,081
Other	2,150,230	2,763,985

	130,723,038	135,880,869
Net deferred loan fees	(188,953)	(147,433)
Allowance for loan losses	(1,392,127)	(2,128,881)

	$129,141,958	$133,604,555

Note 5. Allowance for Loan Losses

An analysis of the changes in the allowance for loan losses for the years ended December 31, 2004, 2003 and 2002 is as follows:

	2004	2003	2002
Balance, beginning	$2,128,881	$1,301,659	$957,000
Provision charged to expense	485,044	903,000	785,000
Recoveries of amounts charged off	8,542	7,222	17,662
Amounts charged off	(1,230,340)	(83,000)	(458,003)

Balance, ending	$1,392,127	$2,128,881	$1,301,659

The following is a summary of information pertaining to impaired and nonperforming loans at December 31:

	2004	2003
Impaired loans without a valuation allowance	$285,254	$—
Impaired loans with a valuation allowance	314,839	1,366,943

Total impaired loans	$600,093	$1,366,943

Valuation allowance related to impaired loans	$102,338	$785,065

14

Notes to Consolidated Financial Statements

Note 5. Allowance for Loan Losses, continued

Non-accrual loans and loans past due 90 days or more at December 31, 2004 were approximately $600,000 and $301,000 respectively. Those loans were approximately $1,367,000 and $154,000, respectively at December 31, 2003. The average annual recorded investment in impaired loans and interest income recognized on impaired loans for the years ended December 31, 2004 and 2003 is summarized below:

	2004	2003
Average investment in impaired loans	$394,901	$341,355

Interest income recognized for the year	$—	$70,284

Interest income recognized on a cash basis for the year	$—	$70,284

The Company is not committed to lend additional funds to debtors whose loans are impaired or have been modified.

Note 6. Property and Equipment

Components of property and equipment and total accumulated depreciation at December 31, 2004 and 2003 are as follows:

	2004	2003
Land, buildings and improvements	$3,748,416	$3,367,108
Furniture and equipment	1,805,407	1,746,611

Property and equipment, total	5,553,823	5,113,719

Less accumulated depreciation	1,276,570	907,620

Property and equipment, net of depreciation	$4,277,253	$4,206,099

Depreciation expense was approximately $369,000, $316,000 and $253,000 in 2004, 2003 and 2002, respectively.

The Company leases two branch facilities accounted for as operating leases. The leases will expire March 31, 2007 and December 31, 2008. Rental expense under these leases for the years ended December 31, 2004, 2003 and 2002 was $123,821, $93,863 and $63,400, respectively. Future non-cancelable lease payments are as follows:

2005	$126,000
2006	82,000
2007	47,400
2008	37,200
2009	—

$292,600

Note 7. Bank Owned Life Insurance

The Bank paid $3,250,000 for bank owned life insurance policies in November 2004. The earnings from these policies will be used to offset employee benefit costs. The cash surrender value of these policies, which is included in other assets on the accompanying consolidated balance sheets was $3,262,145 as of December 31, 2004.

15

Notes to Consolidated Financial Statements

Note 8. Deposits

The aggregate amount of time deposits in denominations of $100,000 or more at December 31, 2004 and 2003 was approximately $18,867,788 and $17,971,000, respectively. At December 31, 2004, the scheduled maturities of time deposits are as follows:

2005	$42,732,614
2006	12,439,593
2007	9,924,620
2008	4,171,019
2009	6,124,520
Thereafter	785,932

$76,178,298

Demand deposit accounts with overdraft balances that were reclassified as loans amounted to $3,840 and $68,276 at December 31, 2004 and 2003, respectively.

Note 9. Short-term Debt

Short-term debt consists of federal funds purchased, which generally mature within one to four days from the transaction date. Additional information at December 31, 2004 and 2003 is summarized below:

	2004	2003
Outstanding balance at December 31	$275,000	$—

Year-end weighted averaged rate	2.40%	—%

Daily average outstanding during the year	$61,661	$540,986

Average rate for the year	1.62%	1.12%

Maximum outstanding at any month-end during the year	$794,000	$4,000,000

At December 31, 2004, the Company had established lines of credit of approximately $9,450,000 with various correspondent banks to provide additional liquidity if, and as needed. In addition, the Bank has the ability to borrow up to $12,630,000 from the Federal Home Loan Bank, subject to pledging of collateral.

Note 10. Long-term Debt

On September 26, 2003, the Company issued subordinated debt maturing September 26, 2015 in the amount of $2,500,000. The adjustable-rate instrument is tied to the Wall Street Journal prime rate less 0.25%. The interest rate was 5.00% at December 31, 2004.

16

Notes to Consolidated Financial Statements

Note 11. Fair Value of Financial Instruments

The estimated fair values of the Company’s financial instruments are as follows (dollars in thousands):

	December 31, 2004		December 31, 2003
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
Financial assets
Cash and cash equivalents	$7,460	$7,460	$7,500	$7,500
Federal funds sold	—	—	2,146	2,146
Securities, available-for-sale	10,508	10,508	9,914	9,914
Restricted equity securities	886	886	1,069	1,069
Loans, net of allowance for loan losses	129,142	133,587	133,605	133,082
Loans held for sale	—	—	202	202

Financial liabilities
Deposits	139,440	139,882	143,267	144,392
Federal funds purchased	275	275	—	—
Subordinated debt	2,500	2,500	2,500	2,500

Note 12. Earnings per Share

The following table details the computation of basic and diluted earnings per share for the years ended December 31, 2004, 2003 and 2002 (adjusted for the 6-for-5 stock split declared October 25, 2004).

	2004	2003	2002
Net income	$861,298	$1,016,802	$351,485
Preferred stock dividend	(150,000)	—	—

Net income (income available to common shareholders)	$711,298	$1,016,802	$351,485

Weighted average common shares outstanding	1,162,334	1,162,336	1,162,336
Effect of dilutive options	41,074	17,964	17,855
Effect of dilutive convertible preferred stock	360,000	355,435	51,649

Weighted average common shares outstanding, diluted	1,563,408	1,535,735	1,231,840

Basic earnings per share	$.61	$.87	$0.30

Diluted earnings per share	$.55	$.66	$0.29

Note 13. Benefit Plans

Defined Contribution Plan

The Bank maintains a profit sharing plan pursuant to Section 401(k) of the Internal Revenue Code. The plan covers substantially all employees. Participants may contribute a percentage of compensation, subject to a maximum allowed under the Code. In addition, the Bank may make additional contributions at the discretion of the Board of Directors. The Company made a contribution in the amount of $20,400 in 2004 and no contribution in 2003 or 2002.

17

Notes to Consolidated Financial Statements

Note 13. Benefit Plans, continued

Flexible Benefits Plan

The Company maintains a Flexible Benefits Plan which covers substantially all employees. Participants may set aside pre-tax dollars to provide for the future expenses such as insurance, dependant care or health care. The Company makes no contributions to this plan.

Stock Option Plan

During 2000, the Company adopted a long-term incentive stock option plan under which up to 240,000 (adjusted for the 6-for-5 stock split declared October 25, 2004) shares of stock may be issued. Shares subject to the plan may be issued in any combination of incentive stock options, non-incentive stock options, restricted stock or stock appreciation rights, provided that the total value of shares issued pursuant to incentive stock options may not exceed $100,000 to any individual. Termination of restrictions on any restricted stock granted or expiration of stock appreciation rights are controlled by the terms of each individual grant. Incentive and non-incentive options expire no more than 10 years from the date of grant. Exercise prices of all options are determined by each individual grant except that incentive stock options may not be granted at less than fair market value and non-incentive stock options may not be granted at less than the initial subscription price of the Bank’s stock ($8.33) (adjusted for the 6-for-5 stock split declared October 25, 2004). Vesting of incentive stock options is determined in accordance with the terms of each option granted, but may not vest sooner than one year from the option grant date.

Activity under the plan during the years ended December 31, 2004, 2003, and 2002 is summarized below (adjusted for the 6-for-5 stock split declared October 25, 2004):

	Granted and Outstanding
	Available for Grant	Incentive Stock Options	Non-incentive Stock Options
Balance December 31, 2001	10,004	99,996	90,000
Forfeited	1,866	(1,866)	—

Balance December 31, 2002	11,870	98,130	90,000

Granted	(11,000)	11,000	—
Forfeited	11,666	(11,666)	—

Balance December 31, 2003	12,536	97,464	90,000

Granted	(7,500)	7,500	—
Forfeited	—	—	—
Stock split	1,008	20,992	18,000

Balance December 31, 2004	6,044	125,956	108,000

18

Notes To Consolidated Financial Statements

Note 13. Benefit Plans, continued

Stock Option Plan, continued

Additional information relating to the plan for the years ended December 31, 2004, 2003 and 2002 is listed below: (adjusted for the 6-for-5 stock split declared October 25, 2004):

	2004	2003	2002
Outstanding options at December 31:
Exercise price, beginning of the year(1)	$8.43	$8.44		$8.44
Exercise price, end of the year(1)	$8.46	$8.43		$8.44
Range of exercise prices:
From	$8.33	$8.33		$8.33
To	$9.17	$9.17		$9.17
Remaining contractual life in months(1)	60	70		82

Exercisable options outstanding at December 31:
Number	224,970	214,478		213,252
Exercise price(1)	$8.43	$8.40		$8.39

Weighted average exercise price of options:
Granted during the year	$13.00	$9.17		$—
Exercised during the year	$—	$—		$—
Forfeited during the year	$—	$9.17		$9.17
Expired during the year	$—	$—		$—

Significant assumptions used in determining fair value:
Risk-free interest rate	4.27%	4.27%		n/a
Expected life in years	10	10		n/a
Expected dividends	0.0%	0.0%		n/a
Expected volatility	0.0%	0.0%		n/a

Grant-date fair value:
Options granted during the year	$40,320	$41,690	$	n/a

Results of operations:
Compensation cost recognized in income for all stock-based compensation awards	$—	$—		$—

Pro forma net income before preferred stock dividend(2)	$834,687	$1,011,824		$151,930

Pro forma net income available to common stockholders(2)	$684,687	$1,011,824		$151,930

Pro forma income per common share(2)	$.59	$.87		$0.13

Pro forma income per diluted common share(2)	$.53	$.66		$0.12

(1)	Weighted average

(2)	As if the fair value based method prescribed by SFAS No. 123 has been applied, net of income taxes

19

Notes to Consolidated Financial Statements

Note 14. Transactions with Related Parties

The Company has entered into transactions with its directors, significant shareholders and their affiliates (related parties). Such transactions were made in the ordinary course of business on substantially the same terms and conditions as those prevailing at the same time for comparable transactions with other customers and vendors.

Branch facility

During 2003, three members of the Bank’s executive management team purchased and renovated a building. The building was sold to a third party and subsequently leased to the Bank and now houses the Lovingston branch. The renovation of this property was performed by a construction company which is an interest of one of the Company’s directors. The members of management repaid any profit realized from this transaction to the Bank.

Loans

Aggregate loan transactions with related parties are as follows:

	2004	2003
Balance, beginning	$5,804,856	$3,643,005
Advances	5,802,533	6,084,259
Repayments	(4,646,898)	(3,922,408)

Balance, ending	$6,960,491	$5,804,856

Note 15. Income Taxes

Current and deferred income tax components

The components of income tax expense are as follows:

	2004	2003	2002
Current	$114,645	$656,624	$201,446
Deferred	338,017	(206,525)	(73,156)
Deferred tax asset valuation allowance change	—	(155,844)	(128,290)

	$452,662	$294,255	$—

Rate reconciliation

A reconciliation of income tax expense (benefit) computed at the statutory federal income tax rate included in the statement of income follows:

	2004	2003	2002
Tax at statutory federal rate	$446,746	$445,759	$119,504
State income tax, net of federal benefit	3,722	—	—
Other	2,194	4,340	8,786
Deferred tax asset valuation allowance change	—	(155,844)	(128,290)

	$452,662	$294,255	$—

20

Notes To Consolidated Financial Statements

Note 15. Income Taxes, continued

Deferred income tax analysis

The components of net deferred tax assets at December 31 are summarized as follows:

	2004	2003
Deferred tax assets
Allowance for loan losses	$326,635	$677,323
Loan fees	64,244	50,127
Organizational expenses	—	17,298
Net unrealized loss on securities available for sale	21,612	1,112

Deferred tax assets	412,491	745,860

Deferred tax liabilities
Accretion of bond discount	678	3,804
Depreciation	132,238	144,964

Deferred tax liabilities	132,916	148,768

Net deferred tax asset	$279,575	$597,092

Note 16. Commitments and Contingencies

Litigation

In the normal course of business, the Company is involved in various legal proceedings. At December 31, 2004, the Bank was involved in litigation over a correspondent loan relationship. The case is being vigorously defended by the Bank. After consultation with legal counsel, management believes that any liability resulting from such proceedings will not be material to the financial statements.

Financial instruments with off-balance-sheet risk

The Company is party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit. These instruments involve, to varying degrees, credit risk in excess of the amount recognized in the balance sheets.

The Company’s exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual amount of those instruments. The Company uses the same credit policies in making commitments and conditional obligations as for on-balance-sheet instruments. A summary of the Company’s commitments at December 31, 2004 and 2003 is as follows:

	2004	2003
Commitments to extend credit	$22,060,101	$26,131,924
Standby letters of credit	764,304	1,147,000

	$22,824,405	$27,278,924

21

Notes To Consolidated Financial Statements

Note 16. Commitments and Contingencies, continued

Financial instruments with off-balance-sheet risk, continued

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Bank evaluates each customer’s creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Bank upon extension of credit, is based on management’s credit evaluation of the party. Collateral held varies, but may include accounts receivable, inventory, property and equipment, residential real estate and income-producing commercial properties.

Standby letters of credit are conditional commitments issued by the Bank to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to support public and private borrowing arrangements. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. Collateral held varies as specified above and is required in instances which the Bank deems necessary.

Concentrations of credit risk

Substantially all of the Bank’s loans, commitments to extend credit, and standby letters of credit have been granted to customers in the Bank’s market area and such customers are generally depositors of the Bank. The concentrations of credit by type of loan are set forth in Note 4. The distribution of commitments to extend credit approximates the distribution of loans outstanding. The Bank’s primary focus is toward consumer and small business transactions, and accordingly, it does not have a significant number of credits to any single borrower or group of related borrowers in excess of $2,000,000.

The Bank from time to time has cash and cash equivalents on deposit with financial institutions which exceed federally-insured limits.

Other commitments

The Bank has entered into employment agreements with certain of its key officers covering duties, salary, benefits, provisions for termination and Bank obligations in the event of merger or acquisition.

Note 17. Regulatory Restrictions

Dividends

The Company’s dividend payments will be made primarily from dividends received from the Bank. The Bank, as a Virginia banking corporation, may pay dividends only out of its retained earnings. However, regulatory authorities may limit payment of dividends by any bank when it is determined that such a limitation is in the public interest and is necessary to ensure financial soundness of the bank.

Capital requirements

The Company and the Bank are subject to various regulatory capital requirements administered by federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory (and possibly additional discretionary) actions by regulators that, if undertaken, could have a direct material effect on the Bank’s financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank’s assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank’s capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

22

Notes To Consolidated Financial Statements

Note 17. Regulatory Restrictions, continued

Capital requirements, continued

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital to risk-weighted assets, and of Tier I capital to average assets, as all those terms are defined in the regulations. Management believes, as of December 31, 2004 and 2003, that the Bank meets all capital adequacy requirements to which it is subject.

As of December 31, 2004 and 2003, the Bank met the criteria to be considered well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized the Bank must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the following table.

The Company’s and the Bank’s actual capital amounts and ratios as of December 31, 2004 and 2003 are also presented in the following table (in thousands).

	Actual		Minimum Capital Requirement		Minimum To Be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
December 31, 2004:
Total Capital (to Risk-Weighted Assets)
Community First Bank	$15,158	11.73%	$10,336	8.00%	$12,920	10.00%
Consolidated	$17,782	13.49%	$10,544	8.00%	$13,180	10.00%
Tier I Capital (to Risk-Weighted Assets)
Community First Bank	$13,776	10.66%	$5,168	4.00%	$7,752	6.00%
Consolidated	$13,890	10.54%	$5,272	4.00%	$7,908	6.00%
Tier I Capital (to Average Assets)
Community First Bank	$13,776	8.86%	$6,216	4.00%	$7,771	5.00%
Consolidated	$13,890	8.83%	$6,293	4.00%	$7,867	5.00%

December 31, 2003:
Total Capital
Community First Bank	$14,703	11.03%	$10,665	8.00%	$13,332	10.00%
Consolidated	$17,350	12.78%	$10,862	8.00%	$13,578	10.00%
Tier I Capital (to Risk-Weighted Assets)
Community First Bank	$13,031	9.77%	$5,333	4.00%	$7,999	6.00%
Consolidated	$13,178	9.71%	$5,431	4.00%	$8,147	6.00%
Tier I Capital (to Average Assets)
Community First Bank	$13,031	8.03%	$6,489	4.00%	$8,111	5.00%
Consolidated	$13,178	8.00%	$6,587	4.00%	$8,234	5.00%

23

Notes To Consolidated Financial Statements

Note 17. Regulatory Restrictions, continued

Inter-company transactions

Legal lending limits on loans by the Bank to the Company are governed by Federal Reserve Act 23A, and differ from legal lending limits on loans to external customers. Generally, a bank may lend up to 10% of its capital and surplus to its parent, if the loan is secured. If collateral is in the form of stocks, bonds, debentures or similar obligations, it must have a market value when the loan is made of at least 20% more than the amount of the loan, and if obligations of a state or political subdivision or agency thereof, it must have a market value of at least 10% more than the amount of the loan. If such loans are secured by obligations of the United States or agencies thereof, or by notes, drafts, bills of exchange or bankers’ acceptances eligible for rediscount or purchase by a Federal Reserve Bank, requirements for collateral in excess of loan amount do not apply. Under this definition, the legal lending limit for the Bank on loans to the Company was approximately $1,380,000 at December 31, 2004. No 23A transactions existed at December 31, 2004.

Note 18. Preferred Stock

On May 13, 2002 the shareholders approved the articles of incorporation which authorized the issue of up to 1,000,000 shares of preferred stock and the issue of shares of new preferred stock from time to time in the future, in one or more series, and to fix and determine the relative rights and preferences of these shares, or of each series of shares, at the time of issuance and without the further approval of shareholders.

During 2002 the Company’s Board of Directors created a series of preferred stock consisting of 325,000 shares of non-cumulative, convertible preferred stock that provides for stated annual dividend of $.50 per share (“Series A Preferred Stock”). Each share of preferred stock is convertible to 1.2 shares of common stock (after the 6 for 5 common stock split declared on October 25, 2004) within two years after the preferred stock is issued. Through December 31, 2002, the Company had sold an aggregate of 265,100 shares of these shares at a price of $10.00 per share in a private offering to a group of “accredited investors,” including certain of the Company’s directors and existing shareholders. The proceeds from the sale of those shares was used to enhance the capital position of the Bank, to purchase 62,700 shares of Highlands Community Bank common stock and for general corporate activities conducted by the Company. In 2003 an additional 34,900 shares were sold, the proceeds were used to support the capital position of the Bank. The Company’s Board of Directors declared a cash dividend of $0.50 per outstanding share of convertible preferred stock payable October 25, 2004 to preferred stockholders of record on October 15, 2004. This represents the five percent dividend payable for 2004.

These shares of preferred stock have preferences over, or special terms that differ from common stock, including, among other things:

•	the right to receive dividends (which may be cumulative or non-cumulative) at a stated rate before any dividend may be paid on common stock or its other shares of preferred stock; and

•	the right to receive a stated distribution upon any liquidation of the Corporation before any distribution could be made to holders of common stock or its other preferred stock.

Additional shares of preferred stock that may be issued in the future will have preferences over common stock and possibly preexisting preferred stock.

Note 19. Common Stock Split

The Company’s Board of Directors declared a 6 for 5 common stock split in the form of a 20% stock dividend payable October 25, 2004 to common stockholders of record on October 15, 2004. Holders of record of common stock as of the record date received one additional share of common stock for every five shares they owned on that date. Cash was paid for fractional shares. A total of 193,713 additional shares of common stock were issued as a result of this stock split.

24

Notes to Consolidated Financial Statements

Note 20. Parent Company Financial Information

Condensed financial information of Community First Financial Corporation is presented as follows:

Balance Sheets

December 31, 2004 and 2003

	2004	2003
Assets
Cash and due from banks	$97,576	$256,642
Investment securities available for sale	322,000	672,000
Loans, net of allowance for loan losses of $10,000 in 2004	2,248,359	1,787,685
Investment in subsidiary bank at equity	13,734,528	12,965,295
Other	10,950	5,165

Total assets	$16,413,413	$15,686,787

Liabilities
Accounts payable and other liabilities	$65,572	$10,348
Subordinated debt	2,500,000	2,500,000

Total liabilities	2,565,572	2,510,348

Stockholders’ equity
Preferred stock	2,970,989	2,970,989
Common stock	9,650,323	9,650,427
Retained earnings	1,268,482	557,184
Other comprehensive income (loss)	(41,953)	(2,161)

Total stockholders’ equity	13,847,841	13,176,439

Total liabilities and stockholders’ equity	$16,413,413	$15,686,787

Statements of Income

Years ended December 31, 2004, 2003 and 2002

	2004	2003	2002
Income
Interest Income	$85,512	$13,574		$—
Gain on sale of investment securities	157,500	—		—

Total income	243,012	13,574		—

Expenses
Professional fees	10,613	19,370		28,972
Interest expense	102,842	24,914		—
Provision for loan losses	10,000	—		—
Other expenses	35,576	12,134		18,862

Total expenses	159,031	56,418		47,834

Income (loss) before income taxes and equity in undistributed income of subsidiary	83,981	(42,844)		(47,834)

Income tax expense (benefit)	31,708	(30,834)		—

Income (loss) before equity in undistributed income of subsidiary	52,273	(12,010)		—

Equity in undistributed income of subsidiary	809,025	1,028,812		355,348

Net income	861,298	1,016,802		307,514
Preferred stock dividends	(150,000)	—		—

Net income available to common stockholders	$711,298	$1,016,802	$

25

Notes to Consolidated Financial Statements

Note 20. Parent Company Financial Information, continued

Statements of Cash Flows

Years ended December 31, 2004, 2003 and 2002

	2004	2003	2002
Cash flows from operating activities
Net income	$861,298	$1,016,802	$307,514
Adjustments:
Increase in equity in undistributed income of subsidiary	(809,025)	(1,028,812)	(355,348)
Provision for loan losses	10,000	—	—
Gain on sale of investment securities	(157,500)	—	—
Deferred income tax benefit	(3,796)	—	—
Other assets	(1,989)	(5,165)	—
Other liabilities	55,224	10,347	—

Net cash used by operating activities	(45,788)	(6,828)	(47,834)

Cash flows from investing activities
Proceeds from sale of investment securities	507,500	—	(1,800,000)
Net increase in loans receivable	(470,674)	(1,787,685)	—
Investment in subsidiary	—	(900,000)	(672,000)

Net cash (used in) provided by investing activities	36,826	(2,687,685)	(2,472,000)

Cash flows from financing activities
Issuance of preferred stock, net	—	349,000	2,621,989
Purchase of fractional shares	(104)	—	—
Preferred stock dividends	(150,000)	—	—
Proceeds from issuance of subordinated debt	—	2,500,000	—

Net cash provided by (used in) financing activities	(150,104)	2,849,000	2,621,989

Increase (decrease) in cash and due from banks	(159,066)	154,487	102,155

Cash and cash equivalents, beginning	256,642	102,155	—

Cash and cash equivalents, ending	$97,576	$256,642	$102,155

26

Management’s Discussion and Analysis

To accurately understand the change in the Company’s financial statements, the following information is provided. The Company commenced operations on July 1, 2002 and was capitalized through the issuance of $9,686,130 in common stock. CFFC was organized for the sole purpose of becoming Community First Bank’s parent holding company. Community First Bank (“CFB” or “the Bank”) commenced operations on October 14, 1999 as a state charted, FDIC insured commercial bank. The Bank is also a member of the Federal Reserve Bank System. This commentary provides an overview of Community First Financial Corporation’s (“CFFC” or “the Corporation” or “the Company”) financial condition, changes in financial condition and results of operations for 2004 and 2003. The following discussion should assist readers in the analysis of the accompanying financial statements.

Critical Accounting Policies

The Bank’s financial statements are prepared in accordance with accounting principles generally accepted in the United States (GAAP). The notes to the audited financial statements included herein contain a summary of the significant accounting policies. Management believes the Bank’s policies with respect to the methodology for the determination of the allowance for loan losses, and asset impairment judgments, such as the recoverability of intangible assets, involve a higher degree of complexity and require management to make difficult and subjective judgments that often require assumptions or estimates about highly uncertain matters. Accordingly, management considers the policies related to those areas as critical.

Summary of Results of Operations

2004 Compared to 2003

The Company had net income (before preferred stock dividends) for the year ended December 31, 2004 of $861,298 compared to $1,016,802 for the period ending December 31, 2003, a decrease of 15.3%. Return on average assets was .55% and .64% in 2004 and 2003 respectively. Return on average stockholders’ equity was 6.38% in 2004 compared to 8.47% in 2003. Basic earnings per share for the year 2004 was $0.61 compared to $0.87 for the year ended 2003(adjusted for the 6-for-5 stock split declared October 25, 2004) a decrease of $0.26 or 29.89%.

The Company continued an expansion program in 2003 with the opening of its fourth banking office at 20479 Timberlake Road, Lynchburg, and a permanent office at 150 Front Street, Lovingston, Virginia. There was no expansion in 2004, however, the Bank has purchased lots in Amherst and Bedford, Virginia intended for future offices. This expansion program, along with the opening of additional banking offices in the future, will require increased operation cost and the expectation of reduced net income during the development stages of the new offices. The Bank believes that the establishment of strategically located facilities throughout Central Virginia is crucial to the Company’s continued growth and creation of long-term stockholder value.

2003 Compared to 2002

The Company had net income for the year ended December 31, 2003 of $1,016,802 compared to $351,485 for the period ending December 31, 2002 an increase of 189%. Return on average assets was .64% and .32% in 2003 and 2002 respectively. Return on average shareholders’ equity was 8.47% in 2003 compared to 3.19% in 2002. Basic earnings per share for the year 2003 was $.87 compared to $.30 for the year ended 2002 an increase of $.57 or 1.90%.

Net Interest Income

The principal source of earnings for Community First Financial Corporation is net interest income. Net interest income is defined as the difference between interest and fees generated by earning assets and the cost of funds supporting those assets. As such, net interest income represents the gross profit from the Bank’s lending, investment and funding activities.

A large number of variables interact to effect net interest income. Included are variables such as changes in mix and volume of earning assets and interest bearing liabilities, market interest rates and the statutory Federal tax rate. It is management’s ongoing policy to maximize net interest income through the development of balance sheet and pricing strategies while maintaining appropriate risk levels as set by the Board

27

Management’s Discussion and Analysis

The Company’s net interest income totaled $5.620 million and $5.426 million for 2004 and 2003, respectively, representing an increase of $194,000 or 3.6%. This increase was primarily the result of a decrease in rates paid on interest bearing deposits. The average rate paid on interest-bearing deposits decreased to 2.44% in 2004 from 2.92% for 2003 representing a decrease of 0.48%. The average yield on earning assets decreased to 6.10% in 2004 from 6.20% in 2003 representing a decrease of 0.10%.

The Company’s net interest income totaled $5.426 million and $3.813 million for 2003 and 2002, respectively, representing an increase of $1.613 million or 42.3%. This increase was primarily the result of an increase in average earning assets of $44.9 million or 43.1%.

Total interest income decreased $551,000 from $9.307 million for 2003 to $8.756 million for 2004. Total interest expense decreased $745,000 from $3.881 million for 2003 to $3.136 million for 2004. The net interest margin increased from 3.62% for 2003 to 3.91% for 2004.

Other Operating Income and Other Operating Expenses

Having concentrated on basic banking services in its first years of operations, the only area of non-interest income that contributed significantly to earnings was mortgage loan origination fees. However, these fees decreased significantly in 2004 from 2003. Other operating income decreased to $580,079 from $1,018,460, a decrease of $438,381 or 43.04% in 2004 from 2003. The decrease is primarily due to a decrease in mortgage loan origination fees from $730,393 to $43,536, a decrease of $686,857 or 94.04%. Service charges and fees on deposit accounts increased to $287,386 in 2004 from $224,966 in 2003, an increase of $62,420 or 27.75%. The corporation also realized a gain from the sale of securities in the amount of $157,500 in 2004. Other operating income increased to $1,018,460 from $626,477, an increase of $391,983 or 62.6% in 2003 over 2002. Substantially all of the increase is attributable to service charges and fees on deposit accounts.

Other operating expenses increased to $4.4 million in 2004 from $4.2 million in 2003 or 4.05%. Bank-wide salary and employee benefit expenses decreased by $261,083 or 10.92% in 2004 from 2003 due primarily to staff reductions. Occupancy and equipment expense increased by $100,956 or 17.33% primarily due to the increase in expenses from a full year of having four branch offices in 2004 after the relocation of the Lovingston Office in April 2003 and opening the Timberlake Road office in September 2003.

Other operating expenses increased to $4.2 million in 2003 from $3.3 million in 2002 or 27.3%. During 2003 CFB opened its fourth office at 20476 Timberlake Road Lynchburg, Virginia, and relocated the Lovingston office to a permanent location at 150 Front Street, Lovingston Virginia. Bank-wide salary and employee benefit expenses increased by $514,245 or 27.4% in 2003 over 2002 due primarily to increased staff. Occupancy and equipment expense and stationery supplies expense increased by $349,550 or 24.5% primarily due to the increase in the number of customers and accounts, relocation of the Lovingston Office in April 2003 and opening the Timberlake Road office.

Summary of Statements of Financial Condition

Assets

At December 31, 2004, the Company had total assets of $156.5 million, representing a decrease of $3.4 million or 2.0% from the December 31, 2003 balance of $159.9 million. Loan demand has been moderate due to the local economy and restructuring of the loan portfolio and loan production efforts. The Bank purchased $3.25 million of bank owned life insurance in 2004.

28

Management’s Discussion and Analysis

Loans

The net loan portfolio totaled $129.1 and $133.6 million for 2004 and 2003, respectively, representing a decrease of $4.5 million or 3.3%. Real estate loans, both mortgage and construction, decreased by $1.0 million to $104.2 million. Consumer loans increased $0.3 million to $5.3 million while commercial loans decreased to $19.1 million from $22.9 million. Consistent with its focus on providing community based financial services, the Bank generally does not make loans outside its principal market regions. By policy it does not originate or purchase leveraged loans or loans to foreign entities or individuals.

The Bank had non-performing loans, repossessed and foreclosed properties at December 31, 2004 and December 31, 2003, totaling $600,093 and $1,366,943, respectively.

Provision/Allowance for Loan Losses

The provision for loan losses is a charge against earnings necessary to maintain the allowance for loan losses at a level consistent with management’s evaluation of the credit quality and risk of the loan portfolio. The Bank maintains an allowance which management believes represents a conservative estimate of potential losses in the Bank’s loan portfolio. To achieve this goal, the loan loss provision must be sufficient to cover loans charged off plus the growth (if any) in the loan portfolio. In determining the adequacy of the allowance for loan losses, management uses a methodology, which specifically identifies and establishes reserves for high-risk loans. A general reserve is established for non-specifically reserved loans. Loans in non accrual status and over ninety days past due are considered in this evaluation as well as other loans, which may have a potential for loss.

From the Bank’s inception, management and the Board have endeavored to systematically build up the allowance to a meaningful level. The allowance was increased to $2,128,881 in 2003 with a provision of $903,000 in anticipation of potential losses related to nonaccrual loans that totaled $1,366,943 as of December 31, 2003. The allowance decreased by $736,754 in 2004 due to a provision of $485,044 and charge-offs (net of recoveries) of $1,221,798 that decreased the allowance to $1,392,127 as of December 31, 2004. Management and the Board of Directors believe that the allowance at year-end was adequate relative to the current levels of risk in the portfolio. Anticipated loan growth will warrant additional provisions in the future. The allowance for loan losses as a percentage of gross loans decreased from 1.57% to 1.07% at December 31, 2003 and 2004 respectively as a result of charge-offs of specific non-performing loans held on December 31, 2003. Management and the Board of Directors believe based upon many factors, including calculations of specific impairment of certain loans, actual and expected credit losses, loan performance measures, historical trends, general economic conditions, and specific conditions of the individual borrower that the allowance at year-end was adequate relative to the current levels of risk in the portfolio.

Loan charge-offs totaled $1,230,340 in 2004, $83,000 in 2003, and $458,003 in 2002, and recoveries were $8,542, $7,222, and $17,662 respectively in 2004, 2003 and 2002.

Securities and Federal Funds Sold

At year-end 2004 securities totaled $11.394 million compared to $10.983 million on December 31, 2003. Federal funds sold totaled $2.1 million at December 31, 2003. There were no federal funds sold at December 31, 2004. Federal funds purchased were $275,000 at December 31, 2004. There were no federal funds purchased at December 31, 2003. These federal funds purchased and sold are used to manage the Bank’s liquidity position.

Deposits

Deposits totaled $139.4 and $143.3 million at December 31, 2004 and 2003 respectively, representing a decrease of 2.7%. As the Bank concentrated on developing retail and commercial relationships, demand deposit accounts increased from $12.2 million to $17.6 million or 44.3%. Certificates of Deposit accounts decreased to $76.2 million from $82.3 million or 7.4%.

29

Management’s Discussion and Analysis

Stockholders’ Equity

Future growth and expansion of the Company is dictated by its capital base. The adequacy of the Company’s capital is reviewed by management on an ongoing basis with reference to the size, composition and quality of the company’s asset and liability levels and consistent with regulatory requirements and industry standards. Management seeks to maintain a capital structure that assures an adequate level to support anticipated asset growth and absorb potential losses. During 2002 the Company increased equity through the private placement of 265,000 shares of preferred stock, increasing equity by $2.6 million and an additional 35,000 in 2004 increasing equity by $0.3 million.

The Board of Directors declared a 6 for 5 common stock split in the form of a 20% stock dividend payable October 25, 2004 to common stockholders of record on October 15, 2004. Holders of record of common stock as of the record date received one additional share of common stock for every five shares they owned on that date. Cash was paid for fractional shares. The Board of Directors also declared a cash dividend of $0.50 per share on the 300,000 issued and outstanding shares of convertible preferred stock, representing the five percent dividend payable for the year 2004. The record and payment dates for this dividend were the same as those for the common stock split. This was the first dividend paid by the Corporation on its convertible preferred stock.

Shareholders’ equity was $13.8 million at the end of 2004 compared to $13.2 million at the end of 2003 or a 5.10% increase. The Bank’s equity to asset ratio at December 31, 2004 was 8.8% compared to 8.2% at December 31, 2003.

Liquidity, Market Risk and Interest Sensitivity

The objectives of the Bank’s liquidity management policy are to provide adequate funds to meet the needs of depositors and borrowers at all times, as well as providing funds to meet the basic needs for ongoing operations, and to allow funding of longer-term investment opportunities and regulatory requirements. Sufficient assets are maintained on a short-term basis to meet the liquidity demands anticipated by management. The most immediate and efficient source of liquidity are short-term investments, which include federal funds sold and securities maturing within one year.

Market risk is the risk of loss arising from adverse changes in interest rates. Interest rate risk can be measured by looking at the volatility of projected net interest income as a result of possible changes in interest rates over a given period of time. The Bank’s goal is to limit interest rate exposure to prudent levels as determined by the Bank’s Board of Directors. The Board establishes limits on the earnings at risk for a particular period, usually defined as the next twelve months. Actions that can be taken to manage interest rate risk include changing the mix of floating rate versus fixed rate earning assets and funding sources, changes in average maturities within the securities available for sale portfolio through sales and purchases, and product development efforts to attract new loans and deposits.

Another tool for assessing interest rate risk is the quantification of the economic fair value of shareholders’ equity (EVE). Economic value of equity consists of the present value of all future cash flows from assets and liabilities. Potential, changes in the EVE are calculated by projecting cash flows and computing present values under a series of different rate scenarios.

While Community First Bank believes that these methodologies provide a meaningful representation of the Bank’s interest rate sensitivity, the methodologies do not necessarily take into account all developments which can have an effect on net interest income, such as changes in credit quality or changes in the amount and composition of earning assets and sources of funds.

Information contained in “Management’s Discussion and Analysis of Financial Conditions and Results of Operations” may contain forward-looking statements with respect to the Bank’s financial condition and results of operation. These forward-looking statements may involve certain risks and uncertainties. Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, but are not limited to, an increase in competitive pressures in the banking industry, economic conditions, adverse technological change, changes in the interest rate environment or the Bank’s interest rate position, and the impact of future legal and regulatory actions. It is important to note that the actual results may differ materially from those projected in forward- looking statements.

30

Directors and Officers

Board of Directors

R. Thomas Beach	Retired President of Beach Medical

A. C. (Buzzy) Coleman	CEO, Coleman Adams Construction

Frank C. Crist, Jr. DDS	President, Brady & Crist Dentists

T. Scott Garrett, M.D.	General Surgeon

Thomas S. Mignogna	Retired CEO of Limitorque Corporation

Dr. Larry H. Redmond	Radiologist, Radiology Consultant

Daniel P. Thornton	Progress Printing

John L. Wynne	President & CEO Community First Bank

Corporate Officers

F. F. “Bucky” Falls	Vice President

W. G. “Chip” Mason, II	Vice President

J. Michael Thomas	Vice President

John L. Wynne	President and Chief Executive Officer

31

Stockholder Information

Annual Meeting

The annual meeting of stockholders will be held Monday, May 9, 2005 at 2:00 p.m., Old City Cemetery, 401 Taylor Street, Lynchburg, Virginia.

Requests for Information

Requests for information should be directed to Mr. F. F. Falls, Vice President and Secretary, at Community First Bank, Post Office Box 4314, Lynchburg, VA 24502; telephone (434) 386-6300. A copy of the Company’s Form 10-KSB for 2004 will be available on the internet at www.sec.gov, after March 30, 2005.

Independent Auditors	Stock Transfer Agent
Larrowe & Company, PLC Certified Public Accountants Post Office Box 760 Galax, Virginia 24333	Registrar and Transfer Company 10 Commerce Drive Cranford, New Jersey 07016-3572

Federal Deposit Insurance Corporation

The Bank is a member of the FDIC. This statement has not been reviewed, or confirmed for accuracy or relevance by the Federal Deposit Insurance Corporation.

Main Office
1646 Graves Mill Road Lynchburg, Virginia 24502 (434) 386-6300

Langhorne Road Office	Timberlake Office	Lovingston Office
2301 Langhorne Road Lynchburg, Virginia 24501 (434) 386-6330	20479 Timberlake Road Lynchburg, Virginia 24502 (434) 455-6530	150 Front Street Lovingston, VA 22949 (434) 263-6301

32

Exhibit 31.1

CERTIFICATIONS

I, John L. Wynne, certify that:

1. I have reviewed this annual report on Form 10-KSB of Community First Financial Corporation.

2. Based on my knowledge, this annual report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

3. Based on my knowledge, the financial statements, and other financial information included in this annual report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this annual report;

4. The registrant’s other certifying officers and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-14 and 15d-14) for the registrant and have:

a) designed such disclosure controls and procedures to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this annual report is being prepared;

b) evaluated the effectiveness of the registrant’s disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and

c) disclosed in this report any change in the registrant’s internal control over financial reporting that occurred during the registrant’s most recent fiscal quarter (the registrant’s fourth fiscal quarter in the case of an annual report) that has materially affected, or is reasonably likely to materially affect, the registrant’s internal control over financial reporting; and

5. The registrant’s other certifying officers and I have disclosed, based on our most recent evaluation, to the registrant’s auditors and the audit committee of registrant’s board of directors (or persons performing the equivalent functions):

a) all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which could adversely affect the registrant’s ability to record, process, summarize and report financial information; and

b) any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant’s internal control over financial reporting.

Date: March 29, 2005	/s/ JOHN L. WYNNE
John L. Wynne
President and Chief Executive Officer

Exhibit 31.2

I, F. F. Falls, certify that:

1. I have reviewed this annual report on Form 10-KSB of Community First Financial Corporation.

2. Based on my knowledge, this annual report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

3. Based on my knowledge, the financial statements, and other financial information included in this annual report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this annual report;

4. The registrant’s other certifying officers and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-14 and 15d-14) for the registrant and have:

a) designed such disclosure controls and procedures to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this annual report is being prepared;

b) evaluated the effectiveness of the registrant’s disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and

c) disclosed in this report any change in the registrant’s internal control over financial reporting that occurred during the registrant’s most recent fiscal quarter (the registrant’s fourth fiscal quarter in the case of an annual report) that has materially affected, or is reasonably likely to materially affect, the registrant’s internal control over financial reporting; and

5. The registrant’s other certifying officers and I have disclosed, based on our most recent evaluation, to the registrant’s auditors and the audit committee of registrant’s board of directors (or persons performing the equivalent functions):

a) all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which could adversely affect the registrant’s ability to record, process, summarize and report financial information; and

b) any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant’s internal control over financial reporting.

Date: March 29, 2005	/s/ F. F. FALLS
F. F. Falls
Vice President “Chief Financial Officer”

Exhibit 32

CERTIFICATIONS

In connection with the Annual Form 10-KSB of Community First Financial Corporation (the “Company”) for the year ended December 31, 2004 as filed with the Securities and Exchange Commission on the date hereof (the “Report”), the undersigned hereby certify, pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002, that:

1)	the Report fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934; and

2)	the information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the Company.

Date: March 29, 2005	/s/ JOHN L. WYNNE
John L. Wynne
President and Chief Executive Officer

Date: March 29, 2005	/s/ F. F. FALLS
F. F. Falls
Vice President “Chief Financial Officer”

APPENDIX IV

COMMUNITY FIRST FINANCIAL CORPORATION’S

QUARTERLY REPORT ON FORM 10-QSB

FOR THE QUARTER ENDED SEPTEMBER 30, 2005

United States

Securities and Exchange Commission

Washington, D.C. 20549

Form 10-QSB

☒	QUARTERLY REPORT UNDER SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934

For the quarterly period ended September 30, 2005

☐	TRANSITION REPORT UNDER SECTION 13 OR 15(D) OF THE EXCHANGE ACT

For the transition period from            to            .

Commission File Number: 000-49909

Community First Financial Corporation

(Exact name of small business issuer as specified in its charter)

Virginia	81-0556879
(State or other Jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

1646 Graves Mill Road

Lynchburg, Virginia 24502

(Address of principle executive office and telephone number)

(434) 386-6300

(Issuer’s telephone number)

Check whether the issuer (1) has filed all reports required to be filed by section 13 or 15(d) of the Securities Exchange Act during the past 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.    Yes  ☒    No  ☐

Indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2 of the Exchange Act).    Yes  ☐    No  ☒

State the number of shares outstanding of each of the issuer’s classes of common stock, as of the latest practicable date: 1,162,326 shares of common stock were outstanding as of November 3, 2005.

Transitional Small Business Disclosure Format:    Yes  ☐    No  ☒

2

PART 1 FINANCIAL INFORMATION

Item 1. Financial Statements

The following is the un-audited Balance Sheet of Community First Financial Corporation as of September 30, 2005, and the related un-audited Statements of Income for the three-month and nine-month periods ended September 30, 2005 and 2004, and un-audited Statements of Cash Flows for the nine-months ended September 30, 2005 and 2004. The Consolidated Statement of Financial Condition presented as of December 31, 2004 has been derived from the financial statements that have been audited by the Company’s independent public accountants.

3

COMMUNITY FIRST FINANCIAL CORPORATION

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

September 30, 2005 (un-audited) and December 31, 2004

(000’s Omitted Except Share Data)

	September 30, 2005	December 31, 2004
ASSETS

Cash and due from banks	$7,998	$7,237
Interest-bearing deposits with banks	245	223
Securities available for sale	7,439	10,508
Restricted equity securities	879	886
Federal funds sold	650	-0-

Loans:
Loans, less unearned income	137,515	130,534
Less: allowance for loan losses	(1,405)	(1,392)

Loans, net	136,110	129,142
Premises and equipment, net	4,099	4,277
Accrued interest receivable	660	546
Foreclosed assets	42	-0-
Other assets	3,892	3,719

Total Assets	$162,014	$156,538

LIABILITIES

Deposits:
Noninterest-bearing demand	$19,637	$17,616
Interest-bearing deposits	124,884	121,824

Total Deposits	144,521	139,440

Federal funds purchased	-0-	275
Accrued interest payable	314	309
Subordinated debt	2,500	2,500
Preferred cash dividend payable	150	-0-
Other liabilities	259	166

Total Liabilities	147,744	142,690

SHAREHOLDERS’ EQUITY

Preferred stock, Series A, 5% non-cumulative, non-voting, $10 value: 1,000,000 shares authorized; 325,000 shares issued and 300,000 shares outstanding at September 30, 2005 and December 31, 2004	2,971	2,971
Common stock, no par value: 10,000,000 shares authorized; 1,162,326 shares issued and outstanding at September 30, 2005 and December 31, 2004	9,650	9,650
Retained earnings	1,739	1,268
Accumulated other comprehensive income (loss)	(90)	(41)

Total Shareholders’ Equity	14,270	13,848

Total Liabilities and Shareholders’ Equity	$162,014	$156,538

See accompanying notes to consolidated financial statements

4

COMMUNITY FIRST FINANCIAL CORPORATION

CONSOLIDATED STATEMENTS OF INCOME

For the three months ended September 30, 2005 and 2004

(un-audited)

(000’s Omitted Except Share and Per Share Data)

	2005	2004
Interest Income:

Interest and fees on loans	$2,443	$2,106
Investment securities	75	77
Federal funds sold	4	10
Other interest income	1	-0-

Total interest income	2,523	2,193

Interest Expense:

Federal funds purchased	3	-0-
Money market and Now accounts	68	176
Savings	40	2
Time deposits, $100,000 and over	202	139
Other time deposits	683	419
Other borrowed funds	39	26

Total interest expense	1,035	762

Net interest income	1,488	1,431
Provision for loan losses	107	65

Net interest income after provision for loan losses	1,381	1,366

Noninterest income:

Service charges on deposit accounts	76	74
Other service charges and fees	77	31
Other noninterest income	38	2
Gain on sale of securities	-0-	158

Total noninterest income	191	265

Noninterest expense:

Salaries and employee benefits	631	539
Occupancy	79	79
Equipment expense	62	88
Marketing expense	44	49
Operating supplies	44	43
Legal and professional fees	161	148
Other expenses	253	169

Total noninterest expense	1,274	1,115

Net income before income tax expense	298	516
Income tax expense	91	170

Net income	207	346
Preferred stock dividend declared	150	150

Net income available to common shareholders	$57	$196

Net income per common share, basic	$0.05	$0.17

Net income per common share, diluted	$0.05	$0.16

Weighted average common shares outstanding	1,162,326	1,162,326

Weighted average common shares outstanding, dilutive	1,237,328	1,198,208

See accompanying notes to consolidated financial statements

5

COMMUNITY FIRST FINANCIAL CORPORATION

CONSOLIDATED STATEMENTS OF INCOME

For the nine months ended September 30, 2005 and 2004

(un-audited)

(000’s Omitted Except Share and Per Share Data)

	2005	2004
Interest Income:

Interest and fees on loans	$6,959	$6,301
Investment securities	227	167
Federal funds sold	12	27
Other interest income	4	-0-

Total interest income	7,202	6,495

Interest Expense:

Federal funds purchased	29	1
Money market and Now accounts	297	529
Savings	67	5
Time deposits, $100,000 and over	550	402
Other time deposits	1,733	1,328
Other borrowed funds	106	73

Total interest expense	2,782	2,338

Net interest income	4,420	4,157
Provision for loan losses	296	501

Net interest income after provision for loan losses	4,124	3,656

Noninterest income:

Service charges on deposit accounts	220	218
Other service charges and fees	187	79
Other noninterest income	127	6
Gain on sale of securities	-0-	158

Total noninterest income	534	461

Noninterest expense:

Salaries and employee benefits	1,872	1,731
Occupancy	246	236
Equipment expense	209	263
Marketing expense	130	123
Operating supplies	132	122
Legal and professional fees	473	400
Other expenses	709	443

Total noninterest expense	3,771	3,318

Net income before income tax expense	887	799
Income tax expense	266	276

Net income	621	523
Preferred stock dividend declared	150	150

Net income available to common shareholders	$471	$373

Net income per common share, basic	$0.41	$0.32

Net income per common share, diluted	$0.38	$0.31

Weighted average common shares outstanding	1,162,326	1,162,326

Weighted average common shares outstanding, dilutive	1,248,288	1,192,042

See accompanying notes to consolidated financial statements

6

COMMUNITY FIRST FINANCIAL CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

For the nine months ended September 30, 2005 and 2004

(un-audited)

(000’s Omitted)

	2005	2004
Operating activities:
Net income	$621	$523
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Provision for loan losses	296	501
Depreciation and amortization	222	244
Net amortization of premiums and accretion of discounts on securities	(5)	(9)
Net realized (gains) losses on investments	-0-	(158)
Net (gains) losses on sales of premises and equipment	(5)	-0-
Decrease (increase) loans available for sale	-0-	202
Increase in cash surrender value of bank-owned life insurance	(121)	-0-
Decrease (increase) in accrued income	(114)	(71)
Decrease (increase) in other assets	(27)	(79)
Increase (decrease) in accrued interest payable	5	(49)
Increase (decrease) in other liabilities	93	(141)

Net cash provided by (used in) operating activities	965	963

Investing activities:
Decrease (increase) in federal funds sold	(650)	(1,095)
Maturities and calls of investment securities	3,000	14,032
Redemption of investment securities	7	36
Proceeds from sale of investment securities	-0-	508
Purchase of investment securities	-0-	(12,016)
Net decrease (increase) in total loans	(7,306)	4,366
Proceeds from sales of premises and equipment	7	-0-
Purchase of premises and equipment	(46)	(341)

Net cash provided by (used in) investing activities	(4,988)	5,490

Financing activities:
Net increase (decrease) in deposits	5,081	(7,124)
Net increase (decrease) in federal funds purchased	(275)	-0-

Net cash provided by (used in) financing activities	4,806	(7,124)

Increase (decrease) in cash and cash equivalents	783	(671)

Cash and cash equivalents at beginning of period	7,460	7,500

Cash and cash equivalents at end of period	$8,243	$6,829

Supplemental cash flow information:
Interest paid	$2,777	$2,387

Income taxes	$169	$510

Non-cash investing and financing activities:
Loans transferred to foreclosed assets	$42	$-0-

Preferred stock dividend declared	$150	$150

See accompanying notes to consolidated financial statements

7

Community First Financial Corporation

Form 10-QSB

September 30, 2005

Notes to Consolidated Financial Statements

1. General

The accompanying un-audited financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions for Form 10-QSB. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles. In management’s opinion, the financial information, which is un-audited, reflects all adjustments necessary for a fair presentation of the financial position and results of operations and cash flows for the interim periods. The results of operations for the nine month period ended September 30, 2005 and 2004 are not necessarily indicative of results to be expected for the full year. The statements should be read in conjunction with the Company’s audited Financial Statements included in the Company’s Annual Report on Form 10-KSB for the year ended December 31, 2004.

On July 1, 2002, the Bank was acquired by Community First Financial Corporation (the Company), which was formed by the Bank on March 15, 2002 for the purpose of becoming the Bank’s parent holding Company. Each outstanding share of the Bank’s common stock was exchanged for one share of the Company’s common stock with the Bank becoming a wholly owned subsidiary of the Company. The Company’s primary purpose is to serve as the parent of the Bank. The transaction was accounted for in a manner similar to a pooling-of-interests whereby the historical book values of the Bank’s accounts were combined with the Company’s accounts on the date of the merger.

Community First Financial Corporation is located in Lynchburg, Virginia. The accounting and reporting policies of the Company and Bank follow generally accepted accounting principles and general practices within the financial services industry.

The consolidated financial statements include the accounts of the Company and the Bank. All significant inter-company accounts and transactions are eliminated in consolidation.

For purposes of presentation in the statement of cash flows, cash and cash equivalents are defined as those amounts included in the balance sheet captions “cash and due from banks” and “interest-bearing deposits with banks.”

8

2. Loans are summarized as follows:

	September 30, 2005	December 31, 2004
Commercial	$21,440	$19,109
Real estate:
Construction and land development	9,657	10,513
Farmland	347	371
Residential, 1-4 families	44,141	41,566
Residential, 5 or more families	3,221	3,861
Non farm, non residential	52,553	47,898
Consumer	5,045	5,255
Other	1,322	2,150

Total loans	137,726	130,723

Net deferred fees	(211)	(189)
Allowance for loan losses	(1,405)	(1,392)

Net loans	$136,110	$129,142

3. The following represents an analysis of changes in the allowance for loan loss for the nine months ended September 30, 2005 and 2004.

	September 30
	2005	2004
Balance at beginning of period	$1,392	$2,129
Provision charged to operating expense	296	501
Recoveries of loans previously charged off	28	3
Loan charge-offs	(311)	(1,239)

Balance at end of period	$1,405	$1,394

9

4. Securities Available For Sale

The following sets forth the composition of securities available for sale, which are carried at approximate market value at September 30, 2005, and December 31, 2004.

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Market Value
September 30, 2005
U.S. Government Agencies	$7,255	$-0-	$(138)	$7,117
Equity Securities	322	-0-	-0-	322

Total	$7,577	$-0-	$(138)	$7,439

December 31, 2004
U.S. Government Agencies	$10,250	$-0-	$(64)	$10,186
Equity Securities	322	-0-	-0-	322

Total	$10,572	$-0-	$(64)	$10,508

Securities with amortized costs of $1,490 at September 30, 2005 were pledged to secure public deposits as required by law.

5. Deposits

Included in deposits are certificates of deposit and other time deposits of $100,000 or more in the aggregate amount of $21.5 million and $18.9 million at September 30, 2005 and December 31, 2004 respectively.

6. Earnings Per Share

In 1999, the Financial Accounting Standards Board issued Statement No. 128, “Earnings per Share.” Statement 128 replaced the calculation of primary and fully diluted earnings per share with basic and diluted earnings per share. Basic earnings per share exclude any dilutive effects of options, warrants and convertible securities. Diluted earnings per share are very similar to the previously reported fully diluted earnings per share. All earnings per share amount for all periods have been presented and, where appropriate, restated to conform to the Statement 128 requirements.

Weighted average shares for computation of basic earnings per share were 1,162,326 for the three months and nine months ended September 30, 2005. Weighted average shares for computation of diluted earnings per share were 1,237,328 and 1,248,288 for the three months and nine months ended September 30, 2005.

10

7. Stock Based Compensation

The Company accounts for its stock-based compensation plans using the accounting prescribed by Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees. The Company is not required to adopt the fair value based recognition provisions prescribed under SFAS No. 123, Accounting for Stock Based Compensation, but complies with the disclosure requirements set forth in the Statement (as amended by SFAS No. 148), which include disclosing pro forma net income as if the fair value based method of accounting had been applied.

	Three Months Ended September 30,
	2005	2004
Compensation cost recognized in income for all stock-based compensation awards	$—	$—

Pro forma net income, based on SFAS No. 123	$57	$189

Pro forma earnings per common share, based on SFAS No. 123	$.05	$.16

Pro forma earnings per fully dilutive common share, based on SFAS No. 123	$.05	$.16

	Nine Months Ended September 30,
	2005	2004
Compensation cost recognized in income for all stock-based compensation awards	$—	$—

Pro forma net income, based on SFAS No. 123	$471	$353

Pro forma earnings per common share, based on SFAS No. 123	$.41	$.30

Pro forma earnings per fully dilutive common share, based on SFAS No. 123	$.38	$.30

8. Subsequent Events

The Company’s Board of Directors authorized on September 22, 2005, a cash dividend of $.50 per share on the Company’s 300,000 issued and outstanding shares of convertible preferred stock, representing the five percent dividend payable for the year 2005. The dividend was payable on October 28, 2005 to shareholders as of the record date of October 14, 2005.

On October 18, 2005, the Company’s Board of Directors entered into a definitive agreement with American National Bankshares Inc., pursuant to which American National Bankshares Inc. will acquire Community First Financial Corporation. The agreement provides that shareholders of Community First will have the right to receive either 0.9219 shares of American National common stock or $21.00 in cash, for each share of Community First common stock. Each preferred stock shareholder of Community First will have the right to receive either 1.1063 shares of American National common stock or $25.20 in cash for each share of Community First preferred stock. Per the agreement, cash consideration is limited to 50 percent of the total consideration. The total transaction value is estimated to be $33.9 million. The companies plan for the merger to be effective on or before March 31, 2006.

11

Community First Financial Corporation

Selected Balance Sheet Data

($000’s)	September 30, 2005	December 31, 2004
Selected Data at Period-end
Loans, net	136,110	129,142
Total securities available for sale	7,439	10,508
Total assets	162,014	156,538
Total deposits	144,521	139,440
Stockholders’ equity	14,270	13,848

Selected Data Daily Averages
Loans, net	134,536	130,749
Total securities available for sale	7,792	6,567
Total assets	159,661	155,490
Total deposits	141,259	138,790
Stockholders’ equity	14,130	13,491

12

ITEM 2: MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

(Amounts in thousands, except per share data and ratios)

In addition to historical information, the following discussion may contain forward looking statements regarding management’s earnings expectations. The actual results may differ as a result of several factors including, but not limited to, the effect of federal income taxes, changes in interest rates, increased competition, and changes in the quality of the loan portfolio.

This discussion, analysis and related financial information are presented to explain the significant factors which effected Community First Financial Corporation’s financial condition and results of operations for the nine months ending September 30, 2005 and 2004. This discussion should be read in conjunction with the audited financial statements and related notes.

Community First Bank is a Virginia state chartered Bank, and is located in Lynchburg, Virginia. The Bank began operations on October 14, 1999. Community First Financial Corporation acquired all outstanding shares of Community First Bank on July 1, 2002.

Comparison of Financial Condition at September 30, 2005 and December 31, 2004

Total assets increased from $156.5 million at December 31, 2004 to $162.0 million or 3.5% at September 30, 2005. The increase was due primarily to an increase in loan volume. Deposits increased to $144.5 million from $139.4 million or 3.6% during the same period. Investment securities decreased by approximately $3.1 million during the nine-month period, primarily due to the maturity of a U.S. Agency security.

Total loans increased to $137.5 million from $130.5 million or 5.4% reflecting the Company’s continuing market growth. The allowance for loan losses increased to $1.405 million (1.02% of total loans) at September 30, 2005 from $1.392 million (1.07% of total loans) at December 31, 2004. Loan quality remains good. Nine loans in the amount of $355 thousand were past due more than ninety days and five loans in the amount of $648 thousand were in non-accrual status at September 30, 2005. There were four loans past due more than ninety days in the amount of $301 thousand and four loans in the amount of $600 thousand in non-accrual status as of December 31, 2004.

Allowance for Loan Losses and Non-performing Assets

The provision for loan losses was $296 thousand for the nine months ended September 30, 2005 compared to $501 thousand or a 40.9% decrease over the same period in 2004. The Company considers the allowance to be adequate based on the current loan portfolio. An ongoing evaluation of the allowance for loan losses is made to insure that the allowance for loan losses is at a sufficient level to absorb estimated losses in the Company’s portfolio. As of September 30, 2005 the ratio of the allowance for loan losses to loans, net of unearned income was 1.02%. While management uses available information to recognize loan losses, future additions to the allowance may be necessary based on changes in economic conditions. In addition, regulatory agencies, as an internal part of their examination process, periodically review the Company’s allowance for loan losses. These agencies may require the Company to recognize additions to the allowance based on their judgment about information available at the time of their examination.

13

Comparison of Results of Operations for the Three Months Ended September 30, 2005 and 2004

Net income - Net income available to common shareholders for the three months ended September 30, 2005 was $57 thousand or $0.05 per share compared to $196 thousand or $0.17 per share for the same period last year. This decrease of $139 thousand was due primarily to a sale of equity securities that occurred during the third quarter of 2004.

Net interest income - Net interest income is the Company’s primary source of earnings and represents the difference between interest and fees earned on earning assets and the interest expense paid on interest bearing liabilities. Net interest income before the provision for loan losses was $1.488 million in the three months of 2005 compared with $1.431 million for the three months of 2004, an increase of $57 thousand or 4.0%. Most of the increase was due to an increase in interest and fees on loans resulting from increased loan volume.

Non-interest income – Non-interest income consists of earnings generated primarily from service charges on deposit accounts, securities gains and other service charges, commissions and fees. The Company’s non-interest income decreased to $191 thousand for the three months in 2005 from $265 thousand for the same period in 2004, a decrease of 27.9%. The majority of this decrease in income was due to the amount of a gain on sale of securities in the third quarter of 2004.

Non-interest expense – The Company’s non-interest expense increased from $1.115 million for the three months of 2004 to 1.274 million or 14.3% for the same period in 2005. This increase was due primarily to increases in salaries and employee benefits, legal costs, professional fees and other operating expenses.

Comparison of Results of Operations for the Nine Months Ended September 30, 2005 and 2004

Net income - Net income available to common shareholders for the nine months ended September 30, 2005 was $471 thousand or $0.41 per share compared to $373 thousand or $0.32 per share for the same period last year. This increase of $98 thousand was due primarily to the increase in net interest income and mortgage fee income. Annualized returns on average assets and average equity for the nine months of 2005 were .52% and 5.86% respectively compared to 0.42% and 5.34% for the same period in 2004.

Net interest income - Net interest income is the Company’s primary source of earnings and represents the difference between interest and fees earned on earning assets and the interest expense paid on interest bearing liabilities. Net interest income before the provision for loan losses was $4.420 million for the nine months of 2005 compared with $4.157 million for the nine months of 2004, an increase of $263 thousand or 6.3%. Most of the increase was due to an increase in interest and fees on loans resulting from increased loan volume.

Non-interest income – Non-interest income consists of earnings generated primarily from service charges on deposit accounts, securities gains and other service charges, commissions and fees. The Company’s non-interest income increased to $534 thousand for the nine months in 2005 from $461 thousand for the same period in 2004, an increase of 15.8%. The majority of this increase is due to the net increase in mortgage fee income and the increase in the cash surrender value of bank-owned life insurance from 2004 to 2005 less the amount of gain on the sale of equity securities that occurred in the third quarter of 2004.

Non-interest expense – The Company’s non-interest expense increased from $3.318 million for the nine months of 2004 to 3.771 million or 13.7% for the same period in 2005. This increase was due primarily to increases in salaries and employee benefits, legal costs, professional fees and other operating expenses.

14

Liquidity and Capital

Liquidity is the ability to generate adequate cash flow to meet financial commitments and to fund customers’ demands for funds, either in terms of loan requests or deposit withdrawals. Liquidity may be provided by both assets and liabilities. Asset liquidity is derived from sources such as readily marketable investments, principal and interest payments on loans, and cash and due from banks. Liability liquidity is provided by core deposit growth from the Company’s strong, stable consumer base. Management believes the liquidity of the Company remains adequate, as sufficient assets are maintained on a short-term basis to meet the liquidity demands anticipated. Secondary sources are also available should the need arise. Management is not aware of any commitments or events that will result in or that are reasonably likely to result in a material increase or decrease in liquidity.

A summary of the Company’s required and actual capital components as of September 30, 2005 follows (amounts in thousands):

	Actual		For Capital Adequacy Purposes		To Be Well Capitalized Under Prompt Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
Community First Bank
Total Capital (to Risk Weighted Assets)	$15,847	11.39%	$11,128	8.00%	$13,911	10.00%
Tier 1 Capital (to Risk Weighted Assets)	14,452	10.39	5,564	4.00	8,346	6.00
Tier 1 Capital (to Average Assets)	14,452	9.10	6,354	4.00	7,942	5.00

Community First Financial Corporation
Total Capital (to Risk Weighted Assets)	$18,265	12.92%	$11,311	8.00%	$14,139	10.00%
Tier 1 Capital (to Risk Weighted Assets)	14,360	10.16	5,656	4.00	8,483	6.00
Tier 1 Capital (to Average Assets)	14,360	9.04	6,354	4.00	7,942	5.00

A summary of the Company’s required and actual capital components as of December 31, 2004 follows (amounts in thousands):

	Actual		For Capital Adequacy Purposes		To Be Well Capitalized Under Prompt Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
Community First Bank
Total Capital (to Risk Weighted Assets)	$15,158	11.73%	$10,336	8.00%	$12,920	10.00%
Tier 1 Capital (to Risk Weighted Assets)	13,776	10.66	5,168	4.00	7,752	6.00
Tier 1 Capital (to Average Assets)	13,776	8.86	6,216	4.00	7,771	5.00

Community First Financial Corporation
Total Capital (to Risk Weighted Assets)	$17,782	13.49%	$10,544	8.00%	$13,180	10.00%
Tier 1 Capital (to Risk Weighted Assets)	13,890	10.54	5,272	4.00	7,908	6.00
Tier 1 Capital (to Average Assets)	13,890	8.83	6,293	4.00	7,867	5.00

There are no material commitments for capital expenditures as of September 30, 2005. In addition, there are no expected material changes in the mix or relative cost of capital resources.

15

GENERAL

Capital

On May 13, 2002, the Company’s stockholders approved an amendment to its articles of incorporation, which authorized the Company to issue up to 1,000,000 shares of preferred stock. Following the approval and pursuant to that charter amendment, the Company’s Board of Directors created a series of preferred stock consisting of 325,000 shares of non-cumulative, non-voting, convertible preferred stock. At September 30, 2005, the Company had sold 300,000 of those shares at a price of $10.00 per share providing capital of $3,000,000 net of offering expenses.

On October 5, 2004, the Company’s Board of Directors authorized a six for five stock split with respect to its issued and outstanding common stock, in the form of a stock dividend. Shareholders as of the record date, October 15, 2004, received one additional share of common stock for every five shares they owned on that date, with cash to be paid for any resulting fractional shares based on $13.00 per share. The dividend was payable as of October 25, 2004.

The Board also authorized on October 5, 2004, a cash dividend of $.50 per share on the Company’s 300,000 issued and outstanding shares of convertible preferred stock, representing the five percent dividend payable for the year 2004. The record and payment dates for this dividend are the same as those for the stock split as mentioned above.

The Board authorized on September 22, 2005, a second cash dividend of $.50 per share on the Company’s 300,000 issued and outstanding shares of convertible preferred stock, representing the five percent dividend payable for the year 2005. The dividend was payable on October 28, 2005 to shareholders as of the record date of October 14, 2005.

As of January 12, 2005 the Company’s common stock became eligible to be traded on the Over-the-Counter Bulletin Board under the trading name CYFC.

Impact of Inflation and Changing Prices

The financial statements and related notes presented herein have been prepared in accordance with generally accepted accounting principles, which require the measurement of financial position and operating results in terms of historical dollars, without considering changes in the relative purchasing power of money over time due to inflation.

Unlike many industrial companies, substantially all of the assets and virtually all of the liabilities of the Company are monetary in nature. As a result, interest rates have a more significant impact on the Company’s performance than the general level of inflation. Over short periods of time, interest rates may not necessarily move in the same direction or in the same magnitude as inflation.

Future Accounting Considerations

In December 2004, the Financial Accounting Standards Board issued SFAS No. 123 (revised 2004) (“SFAS 123(R)”), Share-Based Payments. SFAS 123(R) requires all entities to recognize compensation expense in an amount equal to the fair value of share-based payments, such as stock options granted to employees. The Company will likely apply SFAS 123(R) on a modified prospective method. Under this method, the Company is required to record compensation expense (as previous awards continue to vest) for the unvested portion of previously granted stock option awards that remain outstanding at the date of adoption and for options granted after the date of adoption. SFAS 123(R) will become effective for the Company in January, 2006

16

ITEM 3. CONTROLS AND PROCEDURES

As reported on Form 8-K dated September 20, 2005, Mr. John L. Wynne resigned as President and Chief Executive Officer of the Company effective September 20, 2005. The Company’s Board of Directors elected Dr. Frank C. Crist, Jr., Chairman, as Chief Executive Officer and Mr. F.F. “Bucky” Falls as President, effective September 20, 2005. Mr. T. Clay Davis was named Chief Financial Officer on that same date.

The Company’s President and Chief Financial Officer, after evaluating the effectiveness of the Company’s disclosure controls and procedures as of the end of the period covered by this quarterly report, have concluded that the disclosure controls and procedures were effective as of the end of the period covered by this report. There were no other changes (except for the changes in the principal executive officer and principal financial officer noted above) in the Company’s internal controls over financial reporting that occurred during the most recent fiscal quarter that has materially affected, or is reasonable likely to materially affect, the Company’s internal controls over financial reporting.

Part II. OTHER INFORMATION

Item 1 - Legal Proceedings

Not applicable

Item 2 - Change in Securities

Not applicable

Item 3 - Defaults Upon Senior Securities

Not applicable

Item 4 - Submission of Matters to a Vote of Security Holders

None

Item 5 - Other Information

See Note 8 “Subsequent Events” that describes the definitive agreement between Community First Financial Corporation and American National Bankshares Inc. pursuant to which American National Bankshares Inc. will acquire Community First Financial Corporation. A copy of the Definitive Agreement and Plan of Merger was filed with Form 8-K dated October 18, 2005.

Item 6 - Exhibits

31.1 – Certification of CEO (302 Certification)

31.2 – Certification of CFO (302 Certification)

32 – Certification Pursuant to 18 U.S.C Section 1350 (906 Certification)

17

SIGNATURES

Pursuant to the requirements of the Exchange Act of 1934, the registrant has caused this report to be signed on its behalf by the undersigned thereunto duly authorized officers.

COMMUNITY FIRST FINANCIAL CORPORATION

Date: November 11, 2005	/s/ F. F. FALLS
F. F. Falls
President

Date: November 11, 2005	/s/ T. CLAY DAVIS
T. Clay Davis
Chief Financial Officer

18

Exhibit 31.1

CERTIFICATION

I, F. F. Falls, certify that:

1. I have reviewed this quarterly report on Form 10-QSB of Community First Financial Corporation.

2. Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

3. Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the small business issuer as of, and for, the periods presented in this report;

4. The small business issuer’s other certifying officers and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e) for the small business issuer and have:

a) Designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the small business issuer, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this quarterly report is being prepared;

b) Evaluated the effectiveness of the small business issuer’s disclosure controls and procedures and presented in this report our conclusion about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and

c) Disclosed in this report any change in the small business issuer’s internal control over financial reporting that occurred during the small business issuer’s most recent fiscal quarter (the small business issuer’s fourth fiscal quarter in the case of an annual report) that has materially affected, or is reasonably likely to materially affect, the small business issuer’s internal control over financial reporting; and

5. The small business issuer’s other certifying officers and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the small business issuer’s auditors and the audit committee of small business issuer’s board of directors (or persons performing the equivalent functions):

a) All significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the small business issuer’s ability to record, process, summarize and report financial information; and

b) Any fraud, whether or not material, that involves management or other employees who have a significant role in the small business issuer’s internal control over financial reporting.

Date: November 11, 2005	/s/ F. F. FALLS
F. F. Falls
President

19

Exhibit 31.2

CERTIFICATION

I, T. Clay Davis, certify that:

1. I have reviewed this quarterly report on Form 10-QSB of Community First Financial Corporation.

2. Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

3. Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the small business issuer as of, and for, the periods presented in this report;

4. The small business issuer’s other certifying officers and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e) for the small business issuer and have:

a) Designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the small business issuer, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this quarterly report is being prepared;

b) Evaluated the effectiveness of the small business issuer’s disclosure controls and procedures and presented in this report our conclusion about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and

c) Disclosed in this report any change in the small business issuer’s internal control over financial reporting that occurred during the small business issuer’s most recent fiscal quarter (the small business issuer’s fourth fiscal quarter in the case of an annual report) that has materially affected, or is reasonably likely to materially affect, the small business issuer’s internal control over financial reporting; and

5. The small business issuer’s other certifying officers and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the small business issuer’s auditors and the audit committee of small business issuer’s board of directors (or persons performing the equivalent functions):

a) All significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the small business issuer’s ability to record, process, summarize and report financial information; and

b) Any fraud, whether or not material, that involves management or other employees who have a significant role in the small business issuer’s internal control over financial reporting.

Date: November 11, 2005	/s/ T. CLAY DAVIS
T. Clay Davis
Chief Financial Officer

20

Exhibit 32

CERTIFICATION PURSUANT TO 18 U.S.C. § 1350

In connection with the Quarterly Report of Community First Financial Corporation (the “Company”) on Form 10-QSB for the period ended September 30, 2005 as filed with the Securities and Exchange Commission (the “Report”), we, F. F. Falls, President of the Company, and T. Clay Davis, Chief Financial Officer of the Company, hereby certify pursuant to 18 U.S.C § 1350, as adopted pursuant to section 906 of the Sarbanes-Oxley Act of 2002, that, to our knowledge:

(a) the Report fully complies with the requirement of Section 13(a) or 15(d) of the Securities Exchange Act of 1934; and

(b) the information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the Company.

Date: November 11, 2005	/s/ F. F. FALLS
F. F. Falls
President

Date: November 11, 2005	/s/ T. CLAY DAVIS
T. Clay Davis
Chief Financial Officer

21

APPENDIX V

VIRGINIA STOCK CORPORATION ACT

ARTICLE 15

APPRAISAL RIGHTS

Virginia Stock Corporation Act

Article 15 – Appraisal Rights

§ 13.1-729. Definitions.

In this article:

“Affiliate” means a person who directly or indirectly through one or more intermediaries controls, is controlled by, or is under common control with another person or is a senior executive officer thereof. For purposes of subdivision B 4 of § 13.1-730, a person is deemed to be an affiliate of its senior executive officers.

“Beneficial shareholder” means a person who is the beneficial owner of shares held in a voting trust or by a nominee on the beneficial owner’s behalf.

“Corporation” means the issuer of the shares held by a shareholder demanding appraisal and, for matters covered by §§ 13.1-734 through 13.1-740, includes the surviving entity in a merger.

“Fair value” means the value of the corporation’s shares determined:

a. Immediately before the effectuation of the corporate action to which the shareholder objects;

b. Using customary and current valuation concepts and techniques generally employed for similar businesses in the context of the transaction requiring appraisal; and

c. Without discounting for lack of marketability or minority status except, if appropriate, for amendments to the articles pursuant to subdivision A 5 of § 13.1-730.

“Interest” means interest from the effective date of the corporate action until the date of payment, at the average rate currently paid by the corporation on its principal bank loans or, if none, at a rate that is fair and equitable under all the circumstances.

“Preferred shares” means a class or series of shares whose holders have preference over any other class or series of shares with respect to distributions.

“Record shareholder” means the person in whose name shares are registered in the records of the corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with the corporation.

“Senior executive officer” means the chief executive officer, chief operating officer, chief financial officer and anyone in charge of a principal business unit or function.

“Shareholder” means both a record shareholder and a beneficial shareholder.

§ 13.1-730. Right to appraisal.

A. A shareholder is entitled to appraisal rights, and to obtain payment of the fair value of that shareholder’s shares, in the event of any of the following corporate actions:

1. Consummation of a merger to which the corporation is a party (i) if shareholder approval is required for the merger by § 13.1-718 and the shareholder is entitled to vote on the merger, except that appraisal rights shall not be available to any shareholder of the corporation with respect to shares of any class or series that remain outstanding after consummation of the merger, or (ii) if the corporation is a subsidiary and the merger is governed by § 13.1-719;

2. Consummation of a share exchange to which the corporation is a party as the corporation whose shares will be acquired if the shareholder is entitled to vote on the exchange, except that appraisal rights shall not be available to any shareholder of the corporation with respect to any class or series of shares of the corporation that is not exchanged;

3. Consummation of a disposition of assets pursuant to § 13.1-724 if the shareholder is entitled to vote on the disposition;

4. An amendment of the articles of incorporation with respect to a class or series of shares that reduces the number of shares of a class or series owned by the shareholder to a fraction of a share if the corporation has the obligation or right to repurchase the fractional share so created; or

5. Any other amendment to the articles of incorporation, merger, share exchange or disposition of assets to the extent provided by the articles of incorporation, bylaws or a resolution of the board of directors.

B. Notwithstanding subsection A, the availability of appraisal rights under subdivisions A 1 through A 4 shall be limited in accordance with the following provisions:

1. Appraisal rights shall not be available for the holders of shares of any class or series of shares that is:

a. Listed on the New York Stock Exchange or the American Stock Exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc.; or

b. Not so listed or designated, but has at least 2,000 shareholders and the outstanding shares of such class or series have a market value of at least $20 million, exclusive of the value of such shares held by the corporation’s subsidiaries, senior executive officers, directors and beneficial shareholders owning more than 10 percent of such shares.

2. The applicability of subdivision 1 of this subsection shall be determined as of:

a. The record date fixed to determine the shareholders entitled to receive notice of, and to vote at, the meeting of shareholders to act upon the corporate action requiring appraisal rights; or

b. The day before the effective date of such corporate action if there is no meeting of shareholders.

3. Subdivision 1 of this subsection shall not be applicable and appraisal rights shall be available pursuant to subsection A for the holders of any class or series of shares who are required by the terms of the corporate action requiring appraisal rights to accept for such shares anything other than cash or shares of any class or any series of shares of any corporation, or any other proprietary interest of any other entity, that satisfies the standards set forth in subdivision 1 of this subsection at the time the corporate action becomes effective.

4. Subdivision 1 of this subsection shall not be applicable and appraisal rights shall be available pursuant to subsection A for the holders of any class or series of shares where:

a. Any of the shares or assets of the corporation are being acquired or converted, whether by merger, share exchange or otherwise, pursuant to the corporate action by a person, or by an affiliate of a person, who:

(1) Is, or at any time in the one-year period immediately preceding approval by the board of directors of the corporate action requiring appraisal rights was, the beneficial owner of 20 percent or more of the voting power of the corporation, excluding any shares acquired pursuant to an offer for all shares having voting power if such offer was made within one year prior to the corporate action requiring appraisal rights for consideration of the same kind and of a value equal to or less than that paid in connection with the corporate action; or

(2) Directly or indirectly has, or at any time in the one-year period immediately preceding approval by the board of directors of the corporation of the corporate action requiring appraisal rights had, the power, contractually or otherwise, to cause the appointment or election of 25 percent or more of the directors to the board of directors of the corporation; or

b. Any of the shares or assets of the corporation are being acquired or converted, whether by merger, share exchange or otherwise, pursuant to such corporate action by a person, or by an affiliate of a person, who is, or at any time in the one-year period immediately preceding approval by the board of directors of the corporate action requiring appraisal rights was, a senior executive officer or director of the corporation or a senior executive officer of any affiliate thereof, and that senior executive officer or director will receive, as a result of the corporate action, a financial benefit not generally available to other shareholders as such, other than:

(1) Employment, consulting, retirement or similar benefits established separately and not as part of or in contemplation of the corporate action;

(2) Employment, consulting, retirement or similar benefits established in contemplation of, or as part of, the corporate action that are not more favorable than those existing before the corporate action or, if more favorable, that have been approved on behalf of the corporation in the manner as is provided in § 13.1-691; or

(3) In the case of a director of the corporation who will, in the corporate action, become a director of the acquiring entity in the corporate action or one of its affiliates, rights and benefits as a director that are provided on the same basis as those afforded by the acquiring entity generally to other directors of such entity or such affiliate.

5. For the purposes of subdivision 4 of this subsection only, the term “beneficial owner” means any person who, directly or indirectly, through any contract, arrangement or understanding, other than a revocable proxy, has or shares the power to vote, or to direct the voting of, shares, provided that a member of a national securities exchange shall not be deemed to be a beneficial owner of securities held directly or indirectly by it on behalf of another person solely because such member is the record holder of such securities if the member is precluded by the rules of such exchange from voting without instruction on contested matters or matters that may affect substantially the rights or privileges of the holders of the securities to be voted. When two or more persons agree to act together for the purpose of voting their shares of the corporation, each member of the group formed thereby shall be deemed to have acquired beneficial ownership, as of the date of such agreement, of all voting shares of the corporation beneficially owned by any member of the group.

C. Notwithstanding any other provision of this section, the articles of incorporation as originally filed or any amendment thereto may limit or eliminate appraisal rights for any class or series of preferred shares, but any such limitation or elimination contained in an amendment to the articles of incorporation that limits or eliminates appraisal rights for any of such shares that are outstanding immediately prior to the effective date of such amendment or that the corporation is or may be required to issue or sell thereafter pursuant to any conversion, exchange or other right existing immediately before the effective date of such amendment shall not apply to any corporate action that becomes effective within one year of that date if such action would otherwise afford appraisal rights.

D. A shareholder may not challenge a completed corporate action described in subsection A, unless such corporate action:

1. Was not effectuated in accordance with the applicable provisions of Articles 11 (§ 13.1-705 et seq.), 12 (§ 13.1-715.1 et seq.) or 13 (§ 13.1-723 et seq.) of this chapter or the corporation’s articles of incorporation, bylaws or board of directors’ resolution authorizing the corporate action; or

2. Was procured as a result of fraud or material misrepresentation.

§ 13.1-731. Assertion of rights by nominees and beneficial owners.

A. A record shareholder may assert appraisal rights as to fewer than all the shares registered in the record shareholder’s name but owned by a beneficial shareholder only if the record shareholder objects with respect to all shares of the class or series owned by the beneficial shareholder and notifies the corporation in writing of the name and address of each beneficial shareholder on whose behalf appraisal rights are being asserted. The rights of a record shareholder who asserts appraisal rights for only part of the shares held of record in the record shareholder’s name under this subsection shall be determined as if the shares as to which the record shareholder objects and the record shareholder’s other shares were registered in the names of different record shareholders.

B. A beneficial shareholder may assert appraisal rights as to shares of any class or series held on behalf of the shareholder only if such shareholder:

1. Submits to the corporation the record shareholder’s written consent to the assertion of such rights no later than the date referred to in subdivision B 2 b of § 13.1-734; and

2. Does so with respect to all shares of the class or series that are beneficially owned by the beneficial shareholder.

§ 13.1-732. Notice of appraisal rights.

A. If proposed corporate action described in subsection A of § 13.1-730 is to be submitted to a vote at a shareholders’ meeting, the meeting notice shall state that the corporation has concluded that shareholders are, are not or may be entitled to assert appraisal rights under this article.

If the corporation concludes that appraisal rights are or may be available, a copy of this article and a statement of the corporation’s position as to the availability of appraisal rights shall accompany the meeting notice sent to those record shareholders entitled to exercise appraisal rights.

B. In a merger pursuant to § 13.1-719, the parent corporation shall notify in writing all record shareholders of the subsidiary who are entitled to assert appraisal rights that the corporate action became effective. Such notice shall be sent within 10 days after the corporate action became effective and include the materials described in § 13.1-734.

§ 13.1-733. Notice of intent to demand payment.

A. If proposed corporate action requiring appraisal rights under § 13.1-730 is submitted to a vote at a shareholders’ meeting, a shareholder who wishes to assert appraisal rights with respect to any class or series of shares:

1. Shall deliver to the corporation before the vote is taken written notice of the shareholder’s intent to demand payment if the proposed action is effectuated; and

2. Shall not vote, or cause or permit to be voted, any shares of such class or series in favor of the proposed action.

B. A shareholder who does not satisfy the requirements of subsection A is not entitled to payment under this article.

§ 13.1-734. Appraisal notice and form.

A. If proposed corporate action requiring appraisal rights under § 13.1-730 becomes effective, the corporation shall deliver a written appraisal notice and form required by subdivision B 1 to all shareholders who satisfied the requirements of § 13.1-733. In the case of a merger under § 13.1-719, the parent corporation shall deliver a written appraisal notice and form to all record shareholders who may be entitled to assert appraisal rights.

B. The appraisal notice shall be sent no earlier than the date the corporate action became effective and no later than 10 days after such date and shall:

1. Supply a form that specifies the date of the first announcement to shareholders of the principal terms of the proposed corporate action and requires the shareholder asserting appraisal rights certify (i) whether or not beneficial ownership of those shares for which appraisal rights are asserted was acquired before that date and that the shareholder did not vote for the transaction;

2. State:

a. Where the form must be sent and where certificates for certificated shares must be deposited and the date by which those certificates must be deposited, which date may not be earlier than the date for receiving the required form under subdivision 2 b of this subsection;

b. A date by which the corporation must receive the form which date may not be fewer than 40 nor more than 60 days after the date the subsection A appraisal notice and form were sent, and state that the shareholder shall have waived the right to demand appraisal with respect to the shares unless the form is received by the corporation by such specified date;

c. The corporation’s estimate of the fair value of the shares;

d. That, if requested in writing, the corporation will provide, to the shareholder so requesting, within 10 days after the date specified in subdivision 2 b of this subsection, the number of shareholders who returned the forms by the specified date and the total number of shares owned by them; and

e. The date by which the notice to withdraw under § 13.1-735.1 must be received, which date must be within 20 days after the date specified in subdivision 2 b of this subsection; and

3. Be accompanied by a copy of this article.

§ 13.1-735.1. Perfection of rights; right to withdraw.

A. A shareholder who receives notice pursuant to § 13.1-734 and who wishes to exercise appraisal rights must certify on the form sent by the corporation whether the beneficial owner of such shares acquired beneficial ownership of the shares before the date required to be set forth in the notice pursuant to § 13.1-738. If a shareholder fails to make this certification, the corporation may elect to treat the shareholder’s shares as after-acquired shares under § 13.1-738. In addition, a shareholder who wishes to exercise appraisal rights must execute and return the form and, in the case of certificated shares, deposit the shareholder’s certificates in accordance with the terms of the notice by the date referred to in the notice pursuant to subdivision B 2 b of § 13.1-734. Once a shareholder deposits that shareholder’s certificates or, in the case of uncertificated shares, returns the executed form, that shareholder loses all rights as a shareholder, unless the shareholder withdraws pursuant to subsection B.

B. A shareholder who has complied with subsection A may nevertheless decline to exercise appraisal rights and withdraw from the appraisal process by so notifying the corporation in writing by the date set forth in the appraisal notice pursuant to subdivision B 2 e of § 13.1-734. A shareholder who fails to withdraw from the appraisal process may not thereafter withdraw without the corporation’s written consent.

C. A shareholder who does not execute and return the form and, in the case of certificated shares, deposit that shareholder’s share certificates where required, each by the date set forth in the notice described in subsection B of § 13.1-734, shall not be entitled to payment under this article.

§ 13.1-737. Payment.

A. Except as provided in § 13.1-738, within 30 days after the form required by subsection B 2 b of § 13.1-734 is due, the corporation shall pay in cash to those shareholders who complied with subsection A of § 13.1-735.1 the amount the corporation estimates to be the fair value of their shares plus interest.

B. The payment to each shareholder pursuant to subsection A shall be accompanied by:

1. Financial statements of the corporation that issued the shares to be appraised, consisting of a balance sheet as of the end of a fiscal year ending not more than 16 months before the date of payment, an income statement for that year, a statement of changes in shareholders’ equity for that year, and the latest available interim financial statements, if any;

2. A statement of the corporation’s estimate of the fair value of the shares, which estimate must equal or exceed the corporation’s estimate given pursuant to subdivision B 2 c of § 13.1-734; and

3. A statement that shareholders described in subsection A have the right to demand further payment under § 13.1-739 and that if any such shareholder does not do so within the time period specified therein, such shareholder shall be deemed to have accepted such payment in full satisfaction of the corporation’s obligations under this article.

§ 13.1-738. After-acquired shares.

A. A corporation may elect to withhold payment required by § 13.1-737 from any shareholder who did not certify that beneficial ownership of all of the shareholder’s shares for which appraisal rights are asserted was acquired before the date set forth in the appraisal notice sent pursuant to subdivision B 1 of § 13.1-734.

B. If the corporation elected to withhold payment under subsection A, it must, within 30 days after the form required by subdivision B 2 b of § 13.1-734 is due, notify all shareholders who are described in subsection A:

1. Of the information required by subdivision B 1 of § 13.1-737;

2. Of the corporation’s estimate of fair value pursuant to subdivision B 2 of § 13.1-737 and its offer to pay such value plus interest;

3. That they may accept the corporation’s estimate of fair value plus interest in full satisfaction of their demands or demand for appraisal under § 13.1-739;

4. That those shareholders who wish to accept such offer must so notify the corporation of their acceptance of the corporation’s offer within 30 days after receiving the offer; and

5. That those shareholders who do not satisfy the requirements for demanding appraisal under § 13.1-739 shall be deemed to have accepted the corporation’s offer.

C. Within 10 days after receiving a shareholder’s acceptance pursuant to subsection B, the corporation shall pay in cash the amount it offered under subdivision B 2 to each shareholder who agreed to accept the corporation’s offer in full satisfaction of the shareholder’s demand.

D. Within 40 days after sending the notice described in subsection B, the corporation shall pay in cash the amount it offered to pay under subdivision B 2 to each shareholder described in subdivision B 5.

§ 13.1-739. Procedure if shareholder dissatisfied with payment or offer.

A. A shareholder paid pursuant to § 13.1-737 who is dissatisfied with the amount of the payment must notify the corporation in writing of that shareholder’s stated estimate of the fair value of the shares and demand payment of that estimate plus interest (less any payment under § 13.1-737). A shareholder offered payment under § 13.1-738 who is dissatisfied with that offer must reject the offer and demand payment of the shareholder’s estimate of the fair value of the shares plus interest.

B. A shareholder who fails to notify the corporation in writing of that shareholder’s demand to be paid the shareholder’s stated estimate of the fair value plus interest under subsection A within 30 days after receiving the corporation’s payment or offer of payment under § 13.1-737 or 13.1-738, respectively, waives the right to demand payment under this section and shall be entitled only to the payment made or offered pursuant to those respective sections.

§ 13.1-740. Court action.

A. If a shareholder makes a demand for payment under § 13.1-739 that remains unsettled, the corporation shall commence a proceeding within 60 days after receiving the payment demand and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the 60-day period, it shall pay in cash to each shareholder the amount the shareholder demanded pursuant to § 13.1-737 plus interest.

B. The corporation shall commence the proceeding in the circuit court of the city or county where the corporation’s principal office, or, if none in the Commonwealth, where its registered office, is located. If the corporation is a foreign corporation without a registered office in the Commonwealth, it shall commence the proceeding in the circuit court of the city or county in the Commonwealth where the principal office, or, if none in the Commonwealth, where the registered office of the domestic corporation merged with the foreign corporation was located at the time the transaction became effective.

C. The corporation shall make all shareholders, whether or not residents of the Commonwealth, whose demands remain unsettled parties to the proceeding as in an action against their shares, and all parties shall be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided by law.

D. The corporation may join as a party to the proceeding any shareholder who claims to have demanded an appraisal but who has not, in the opinion of the corporation, complied with the provisions of this article. If the court determines that a shareholder has not complied with the provisions of this article, that shareholder shall be dismissed as a party.

E. The jurisdiction of the court in which the proceeding is commenced under subsection B is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend a decision on the question of fair value. The appraisers shall have the powers described in the order appointing them, or in any amendment to it. The shareholders demanding appraisal are entitled to the same discovery rights as parties in other civil proceedings. There shall be no right to a jury trial.

F. Each shareholder made a party to the proceeding is entitled to judgment (i) for the amount, if any, by which the court finds the fair value of the shareholder’s shares plus interest exceeds the amount paid by the corporation to the shareholder for such shares or (ii) for the fair value plus interest of the shareholder’s shares for which the corporation elected to withhold payment under § 13.1-738.

§ 13.1-741. Court costs and counsel fees.

A. The court in an appraisal proceeding commenced under § 13.1-740 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the costs against the corporation, except that the court may assess costs against all or some of the shareholders demanding appraisal, in amounts the court finds equitable, to the extent the court finds such shareholders acted arbitrarily, vexatiously or not in good faith with respect to the rights provided by this article.

B. The court in an appraisal proceeding may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable:

1. Against the corporation and in favor of any or all shareholders demanding appraisal if the court finds the corporation did not substantially comply with the requirements of § 13.1-732, 13.1-734, 13.1-737 or 13.1-738; or

2. Against either the corporation or a shareholder demanding appraisal, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously or not in good faith with respect to the rights provided by this article.

C. If the court in an appraisal proceeding finds that the services of counsel for any shareholder were of substantial benefit to other shareholders similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to such counsel reasonable fees to be paid out of the amounts awarded the shareholders who were benefited.

D. To the extent the corporation fails to make a required payment pursuant to § 13.1-737, 13.1-738 or 13.1-739, the shareholder may sue directly for the amount owed and, to the extent successful, shall be entitled to recover from the corporation all costs and expenses of the suit, including counsel fees.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers.

The laws of the Commonwealth of Virginia pursuant to which American National Bankshares Inc. (the “Company”) is incorporated permit it to indemnify its officers and directors against certain liabilities with the approval of its shareholders. The articles of incorporation of the Company, which have been approved by its shareholders, provide for the indemnification of each director and officer (including former directors and officers and each person who may have served at the request of the Company as a director or officer of any other legal entity and, in all such cases, his or her heirs, executors and administrators) against liabilities (including expenses) reasonably incurred by him or her in connection with any actual or threatened action, suit or proceeding to which he or she may be made party by reason of his or her being or having been a director or officer of the Company, except in relation to any action, suit or proceeding in which he or she has been adjudged liable because of willful misconduct or a knowing violation of the criminal law.

The Company has purchased officers’ and directors’ liability insurance policies. Within the limits of their coverage, the policies insure (1) the directors and officers of the Company against certain losses resulting from claims against them in their capacities as directors and officers to the extent that such losses are not indemnified by the Company and (2) the Company to the extent that it indemnifies such directors and officers for losses as permitted under the laws of Virginia.

Item 21. Exhibits and Financial Statement Schedules.

The exhibits and financial statement schedules filed as a part of this Registration Statement are as follows:

(a)	List of Exhibits:

Exhibit No.	Description of Exhibit
2.0	Agreement and Plan of Reorganization, dated October 18, 2005, by and between American National Bankshares Inc. (“American”) and Community First Financial Corporation (“Community First”), and a related Plan of Merger, filed as Appendix I to the Proxy Statement/Prospectus included in this Registration Statement.

3.1	Amended and Restated Articles of Incorporation of American. Incorporated herein by reference to American’s Registration Statement on Form S-3 (33-34013) filed August 20, 1997.

3.2	Amended Bylaws of American. Incorporated herein by reference to American’s Current Report on Form 8-K filed April 23, 2003.

5.0	Opinion of LeClair Ryan, A Professional Corporation (“LeClair Ryan”), regarding the legality of the securities being registered. *

8.0	Opinion of LeClair Ryan regarding certain tax matters.

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Exhibit No.	Description of Exhibit
21.0	Subsidiaries of American:

American National Bank and Trust Company
Chartered under the laws of the United States

ANB Services Corporation
Incorporated under the laws of the Commonwealth of Virginia
D/B/A ANB Investor Services and ANB Insurance Services

ANB Mortgage Corp.
Incorporated under the laws of the Commonwealth of Virginia

23.1	Consent of Yount, Hyde & Barbour, P.C., as accountants for American.

23.2	Consent of Larrowe & Company, PLC, as accountants for Community First.

23.3	Consent of LeClair Ryan (included as part of Exhibit 5.0). *

99.1	Form of proxy card of Community First. *

99.2	Consent of Anderson & Strudwick, Inc.

*	Previously filed.

(b)	Financial Statement Schedules.

No financial statement schedules are filed because the required information is not applicable or is included in the consolidated financial statements or related notes.

Item 22. Undertakings.

(a) The undersigned Registrant hereby undertakes as follows:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement (notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement); and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

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(2) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(4) That every prospectus (i) that is filed pursuant to paragraph (3) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(5) That, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(6) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(7) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the questions whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(b) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(c) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Danville, Commonwealth of Virginia on February 16, 2006.

AMERICAN NATIONAL BANKSHARES INC.

By:	/s/ Charles H. Majors
Charles H. Majors
President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Capacity	Date
/s/ Charles H. Majors Charles H. Majors	President and Chief Executive Officer	February 16, 2006

/s/ Willie G. Barker, Jr. Willie G. Barker, Jr	Director	February 16, 2006

/s/ Richard G. Barkhouser Richard G. Barkhouser	Director	February 16, 2006

/s/ Fred A. Blair Fred A. Blair	Director	February 16, 2006

/s/ Ben J. Davenport, Jr. Ben J. Davenport, Jr.	Director	February 16, 2006

/s/ H. Dan Davis H. Dan Davis	Director	February 16, 2006

/s/ Michael P. Haley Michael P. Haley	Director	February 16, 2006

/s/ Lester A. Hudson, Jr. Lester A. Hudson, Jr.	Director	February 16, 2006

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Signature	Capacity	Date
/s/ E. Budge Kent, Jr. E. Budge Kent, Jr.	Director	February 16, 2006

/s/ Fred B. Leggett, Jr. Fred B. Leggett, Jr.	Director	February 16, 2006

/s/ Franklin W. Maddux Franklin W. Maddux	Director	February 16, 2006

/s/ Claude B. Owen, Jr. Claude B. Owen, Jr.	Director	February 16, 2006

/s/ Neal A. Petrovich Neal A. Petrovich	Senior Vice President and Chief Financial Officer	February 16, 2006

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